UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Clinical Data, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share, of Clinical Data, Inc. (“Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

45,844,350 (includes 4,556,521 shares issuable upon exercise of options with an exercise price of less than $36.00, 2,068 deferred stock units, 4,084,601 shares of Common Stock issuable pursuant to the exercise of outstanding warrants with an exercise price below $36.00, and 6,110,599 shares of Common Stock issuable pursuant to the exercise of outstanding convertible notes)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 31,090,561 shares of Common Stock multiplied by the sum of (i) $30.00 and (ii) $0.30 (the result of $30.30, the average of the high and low prices of the shares of Common Stock as reported on the NASDAQ Global Market on March 7, 2011, less $30.00, such amount, the “Attributed CVR Value”), (B) 4,556,521 shares of Common Stock issuable pursuant to the exercise of outstanding options with exercise prices below $36.00 multiplied by the sum of (i) $15.05 (which is equal to $30.00 minus the weighted average exercise price per share of such options) and (ii) the Attributed CVR Value, (C) 2,068 shares of Common Stock issuable pursuant to the outstanding deferred stock units multiplied by the sum of (i) $30.00 per share and (ii) the Attributed CVR Value, (D) 19,216 shares of Common Stock issuable pursuant to the exercise of that certain warrant, dated August 31, 2006, issued by Clinical Data, Inc. to Laurus Master Fund, Ltd. multiplied by the sum of (i) $10.00 (which is equal to $30.00 minus the exercise price of such warrant) and (ii) the Attributed CVR Value, (E) 108,850 shares of Common Stock issuable pursuant to the exercise of warrants issued by Clinical Data, Inc. pursuant to that certain Securities Purchase Agreement, dated as of November 17, 2005, between Clinical Data, Inc. and the investors named therein multiplied by the sum of (i) $14.90 (which is equal to $30.50 minus the exercise price of such warrants) and (ii) the Attributed CVR Value, (F) 143,774 shares of Common Stock issuable pursuant to the exercise of those certain warrants issued by Clinical Data, Inc. pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2006, between Clinical Data, Inc. and the investors named therein multiplied by the sum of (i) $17.71 (which is equal to $30.68 minus the exercise price of such warrants) and (ii) the Attributed CVR Value, (G) 757,461 shares of Common Stock issuable pursuant to the exercise of those certain warrants issued by Clinical Data, Inc. pursuant to that certain Securities Purchase Agreement, dated as of September 26, 2008, between Clinical Data, Inc. and the purchasers named therein multiplied by the sum of (i) $13.56 (which is equal to $30.00 minus the exercise price of such warrants) and (ii) the Attributed CVR Value, (H) 3,055,300 shares of Common Stock issuable pursuant to the exercise of those certain warrants issued by Clinical Data, Inc. pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009, between Clinical Data, Inc. and the purchasers named therein multiplied the sum of (i) by $21.07 (which is equal to $30.00 minus the weighted average exercise price of such warrants) and (ii) the Attributed CVR Value, and (I) 6,110,599 shares of Common Stock issuable pursuant to the exercise of outstanding convertible notes multiplied by the sum of (i) $30.00 and (ii) the Attributed CVR Value.

(4)	Proposed maximum aggregate value of transaction:

$1,277,432,391

(5)  Total fee paid:

$148,309.90

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CLINICAL DATA, INC.

One Gateway Center, Suite 702
Newton, Massachusetts 02458
(617) 527-9933

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Clinical Data, Inc., (“Clinical Data”), to be held at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116-3736 at 10:00 a.m., local time, on April   , 2011 (“Special Meeting”). Holders of record of Clinical Data common stock, $0.01 par value per share (the “Shares”), at the close of business on March 3, 2011 (the “Record Date”) will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

On February 22, 2011, Clinical Data entered into a definitive agreement to be acquired by an affiliate of Forest Laboratories, Inc. (“Forest”). At the Special Meeting, we will ask you to adopt that agreement, which is called the Merger Agreement. The Merger Agreement is among Clinical Data, FL Holding CV (“Parent”), Magnolia Acquisition Corp. (“Purchaser”) and Forest, and under this agreement Purchaser will merge with and into Clinical Data (the “Merger”), which will survive the Merger and become a wholly-owned, indirect subsidiary of Forest. Parent is an entity organized under the laws of the Netherlands and an indirect, wholly-owned subsidiary of Forest. Purchaser is a Delaware corporation and a wholly-owned subsidiary of Parent.

We are also asking you to expressly grant us the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the adoption of the Merger Agreement. The Purchaser has separately commenced a tender offer (the “Offer”) for all of the outstanding common stock, in-the-money warrants and convertible notes of Clinical Data. We will hold this Special Meeting only if Purchaser is unable to complete its Offer based on the conditions contained in the Merger Agreement.

If the Merger is completed, for each share of Clinical Data common stock that you own you will be entitled to receive (i) $30.00 in cash, without interest and subject to any tax withholding, and (ii) a contractual right, pursuant to a Contingent Value Rights Agreement (the “CVR Agreement”) that provides each stockholder and certain other equity holders the right to receive additional contingent payments upon the achievement of certain milestones as set forth in the CVR Agreement. Following the Merger, you will have no ongoing ownership interest in the continuing business of Clinical Data. We cannot complete the Merger unless all of the conditions to closing are satisfied, including the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Clinical Data common stock as of the Record Date.

The board of directors of Clinical Data reviewed and considered the terms and conditions of the Merger and (i) determined that the Merger Agreement, the securityholder tender and support agreement among Parent and Purchaser and certain securityholders of Clinical Data and the transactions contemplated thereby are advisable, fair to and in the best interests of the holders of Clinical Data’s common stock, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by Clinical Data and declared that the Merger Agreement is advisable, and (iii) resolved to recommend that Clinical Data’s stockholders, warrant holders and note holders tender their shares, in-the-money warrants and convertible notes pursuant to the Offer and holders of Shares adopt the Merger Agreement.

THE BOARD OF DIRECTORS OF CLINICAL DATA UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT (AND, IF NECESSARY, “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT) AND THAT YOU ACCEPT THE OFFER AND TENDER YOUR COMMON STOCK, IN-THE-MONEY WARRANTS AND CONVERTIBLE NOTES OF CLINICAL DATA, RESPECTIVELY, PURSUANT TO THE OFFER. YOUR VOTE IS IMPORTANT.

In connection with the Merger Agreement, certain Clinical Data stockholders, including eleven of our officers and directors and entities affiliated with a certain director, who beneficially own, in the aggregate approximately 52.37% of the outstanding shares of Clinical Data common stock as of March 3, 2011 calculated on a fully diluted basis (including for this purpose all shares issuable upon the exercise or conversion of warrants, convertible notes, and stock options held by such parties, whether vested or unvested), each entered into a securityholder tender and support agreement with Parent and Purchaser, pursuant to which each stockholder has agreed, among other things, to vote all shares of Clinical Data common stock that he or she or it owns in favor of the adoption of the Merger Agreement.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card. The proxy statement includes other important information about the Merger Agreement and the Merger. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement and CVR Agreement, carefully.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope as promptly as possible or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone. The failure to vote your shares of Clinical Data common stock will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of Clinical Data common stock are held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Clinical Data common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares of Clinical Data common stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Clinical Data common stock “FOR” approval of the proposal to adopt the Merger Agreement will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

On behalf of the board of directors of Clinical Data, I thank you for your support and urge you to vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies.

Sincerely,

Andrew Fromkin
Chief Executive Officer

March   , 2011

THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER AGREEMENT OR THE TRANSACTION CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

CLINICAL DATA, INC.

One Gateway Center, Suite 702,
Newton, Massachusetts 02458
(617) 527-9933

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL  , 2011

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Clinical Data, Inc., a Delaware corporation (“Clinical Data”), that will be held at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116-3736 at 10:00 a.m., local time, on April   , 2011, (the “Special Meeting”). The Purchaser has separately commenced a tender offer (the “Offer”) for all of the outstanding common stock, in-the-money warrants and convertible notes of Clinical Data. We will hold this Special Meeting only if Purchaser is unable to complete its Offer based on the conditions contained in the Merger Agreement. The purpose of the Special Meeting is to:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 22, 2011, among Clinical Data, FL Holding CV, Magnolia Acquisition Corp., and Forest Laboratories, Inc. (the “Merger Agreement”), under which Magnolia Acquisition Corp will merge with and into Clinical Data (the “Merger”), which will survive the merger and become a wholly-owned subsidiary of FL Holding CV; and

2. To consider and vote upon a proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the Merger Agreement.

FL Holding CV (“Parent”) is an entity organized under the laws of the Netherlands and an indirect, wholly-owned subsidiary of Forest Laboratories, Inc. (“Forest”), a Delaware corporation. Magnolia Acquisition Corp. (“Purchaser”) is a Delaware corporation and a wholly-owned subsidiary of Parent.

The board of directors of Clinical Data reviewed and considered the terms and conditions of the Merger and unanimously (i) determined that the Merger Agreement, the securityholder tender and support agreement among Parent and Purchaser and certain securityholders of Clinical Data and the transactions contemplated thereby are advisable, fair to and in the best interests of the holders of Clinical Data’s common stock, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by Clinical Data and declared that the Merger Agreement is advisable, and (iii) resolved to recommend that Clinical Data’s stockholders, warrant holders and note holders tender their shares, in-the-money warrants and convertible notes pursuant to the Offer (as defined below) and that Clinical Data’s stockholders adopt the Merger Agreement. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. The board of directors of Clinical Data also recommends that you expressly grant us the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Stockholders of record of Clinical Data common stock, $0.01 par value per share (the “Shares”), at the close of business on March 3, 2011 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. The proxy statement is dated March   , 2011, and is first being mailed to stockholders of Clinical Data on or about March   , 2011. Your vote is important. Adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the Shares outstanding as of the Record Date.

Clinical Data stockholders will have the right to demand appraisal of their Shares and obtain payment in cash for the fair value of their Shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is attached as Annex E to the attached proxy statement, and a summary of these provisions can be found under “The Merger — Appraisal Rights” in the attached proxy statement.

You should not send any certificates representing Shares with your proxy card. Upon the closing of the Merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash Merger consideration.

THE BOARD OF DIRECTORS OF CLINICAL DATA UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT (AND, IF NECESSARY, “FOR” THE ADJOURNMENT THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT) AND THAT YOU ACCEPT THE OFFER AND TENDER YOUR COMMON STOCK, IN-THE-MONEY WARRANTS AND CONVERTIBLE NOTES OF CLINICAL DATA, RESPECTIVELY, PURSUANT TO THE OFFER. YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of Shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return your proxy card in the enclosed envelope, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the Merger Agreement and, if necessary, to adjourn the Special Meeting for the purposes of soliciting additional proxies to vote in favor of adopting the Merger Agreement. If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the adoption of the Merger Agreement and against the adjournment of the Special Meeting for the purposes of obtaining additional proxies to vote in favor of the adoption of the Merger Agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your Shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Clinical Data or any other person.

By Order of the board of directors of Clinical Data,

Andrew Fromkin
Chief Executive Officer

March   , 2011
Newton, Massachusetts

In addition to delivering the proxy materials for the Special Meeting to be held on April   , 2011 to stockholders by mail, the proxy statement for such meeting is also is available at www.clda.com.

ANNEX A	Agreement and Plan of Merger, dated as of February 22, 2011, among FL Holding CV, Magnolia Acquisition Corp., Forest Laboratories, Inc. and Clinical Data, Inc.	A-1
ANNEX B	Form of Contingent Value Rights Agreement	B-1
ANNEX C	Securityholder Tender and Support Agreement, dated as of February 22, 2011, among FL Holding CV, Magnolia Acquisition Corp. and certain of the stockholders of Clinical Data, Inc.	C-1
ANNEX D	Opinion of J.P. Morgan Securities LLC	D-1
ANNEX E	Section 262 of the General Corporation Law of the State of Delaware	E-1

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and Merger,” highlights selected information in the proxy statement and may not contain all the information that may be important to you. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the Special Meeting. In addition, you may obtain additional business and financial information about Clinical Data, Inc. without charge by following the instructions in “Other Matters — Where You Can Find More Information” beginning on page 81. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. The Agreement and Plan of Merger, dated as of February 22, 2011 (the “Merger Agreement”), among FL Holding CV (“Parent”), Magnolia Acquisition Corp. (“Purchaser”), Forest Laboratories, Inc. (“Forest”) and Clinical Data, Inc. (“Clinical Data”), is attached as Annex A to this proxy statement and the Form of Contingent Value Rights Agreement to be entered into by Parent, Purchaser and a trustee designated by Parent (after consultation with and approval by Clinical Data) (the “CVR Agreement”), is attached as Annex B to this proxy statement. We encourage you to read the Merger Agreement and the CVR Agreement, as they are the legal documents that govern the Merger of a wholly-owned subsidiary of Forest Laboratories with Clinical Data, referred to in this proxy statement as the Merger. In this proxy statement, “we,” “us,” “our” and “Clinical Data” refer to Clinical Data, Inc.

The Merger and the Merger Agreement

The Parties to the Merger (see page 19).  Clinical Data, a Delaware corporation, is focused on the development and commercialization of first-in-class and best-in-class therapeutics. Forest, a Delaware corporation, together with its subsidiaries, develops, manufactures and sells branded forms of ethical drug products, most of which require a physician’s prescription. Parent, an entity organized under the laws of the Netherlands and a wholly-owned subsidiary of Forest, was formed principally for the purpose of holding certain non-U.S. assets of Forest. Purchaser, a Delaware corporation and a wholly-owned subsidiary of Parent, was organized by Parent to acquire Clinical Data and has not conducted any unrelated activities since its organization.

The Merger (see page 20).  You are being asked to vote to adopt the Merger Agreement. Pursuant to the Merger Agreement, Purchaser will merge with and into Clinical Data (the “Merger”) with Clinical Data being the surviving corporation in the Merger. As a result of the Merger, Clinical Data will become a wholly-owned subsidiary of Parent and will cease to be an independent, publicly-traded company. Following consummation of the Merger, the registration of Clinical Data common stock, $0.01 par value (the “Shares”), and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, Clinical Data common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Clinical Data common stock.

Merger Consideration — Treatment of Shares of Common Stock, In-the-Money Warrants and Clinical Data Notes (see page 54).  If the Merger is completed:

•	holders of the Shares will be entitled to receive $30.00 in cash per Share, without interest and less any applicable withholding taxes (the “Cash Consideration”), plus the contractual consideration right to receive additional contingent payments of up to $6.00 per Share in cash (the “Contingent Consideration” and together with the Cash Consideration, the “Shares Offer Price”) upon the achievement of certain milestones as described below for each Share of Clinical Data common stock that you own (other than Shares as to which appraisal rights have been properly exercised and perfected);

•	holders of that certain warrant, dated August 31, 2006, issued by Clinical Data to Laurus Master Fund, Ltd. (the “Laurus Warrant”), will be entitled to receive (i) the product of $10.00 multiplied by the number of Shares subject to such Laurus Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Laurus Warrant;

•	holders of outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of November 17, 2005 between Clinical Data and the investors named therein (the “2005 Warrants”), will be entitled to receive (i) the product of $14.90 multiplied by the number of Shares subject to such 2005 Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2005 Warrant;

•	holders of outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2006 between Clinical Data and the investors named therein (the “2006 Warrants”), will be entitled to receive (i) the product of $17.71 multiplied by the number of Shares subject to such 2006 Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2006 Warrant;

•	holders of outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of September 26, 2008 between Clinical Data and the investors named therein (the “2008 Warrants”), will be entitled to receive (i) the product of $13.56 multiplied by the number of Shares subject to such 2008 Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2008 Warrant;

•	holders of outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009 between Clinical Data and the investors named therein with an exercise price of $8.12 per share (the “Series A 2009 Warrants”) will be entitled to receive (i) the product of $21.88 multiplied by the number of Shares subject to such Series A 2009 Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series A 2009 Warrant;

•	holders of outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009 between Clinical Data and the investors named therein with an exercise price of $9.744 per share (the “Series B 2009 Warrants,” and together with the Series A 2009 Warrants, the “2009 Warrants,” and together with the Laurus Warrant, 2005 Warrants, 2006 Warrants, 2008 Warrants and Series A 2009 Warrants, the “In-the-Money Warrants”) will be entitled to receive (i) the product of $20.26 multiplied by the number of Shares subject to such Series B 2009 Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series B 2009 Warrant; and

•	holders of outstanding convertible notes dated February 25, 2009 issued by Clinical Data pursuant to that certain Securities Purchase Agreement dated February 25, 2009 by and among Clinical Data, New River Management V, LP and RJK, L.L.C. in an aggregate principal amount of $50,000,000 (the “Clinical Data Notes” and together with the Shares and the In-the-Money Warrants, the “Securities”) will be entitled to receive (i) the product of $30.00 multiplied by the maximum number of Shares into which such Clinical Data Notes are convertible and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares subject to such Clinical Data Notes.

Merger Consideration — Treatment of Equity Awards (see page 55).  If the Merger is completed, all of Clinical Data’s outstanding stock options (whether or not then vested or exercisable) with an exercise price per share that is less than $30.00 will be canceled and converted automatically into the right to receive (i) the product of (A) the amount, if any, by which $30.00 exceeds the per share exercise price of such stock option, without interest and subject to applicable tax withholding, multiplied by (B) the number of Shares subject to such stock option and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares subject to such stock option. Each Clinical Data stock option with an exercise price per share that is less than $36.00 but equal to or greater than $30.00 will be canceled and converted automatically into the right to receive the Contingent Consideration with respect to each of the total number of Shares subject to such stock option, provided, that any Contingent Consideration payable with respect to such stock option shall be reduced by the aggregate amount by which the total exercise price exceeds the product of (i) $30.00, multiplied by (ii) the number of Shares subject to such stock option. Each Clinical Data stock option with an exercise price per share equal to or greater than $36.00 will be canceled at the effective time of the Merger without any consideration paid to the holder.

No Solicitation Provisions (see page 59).  Under the Merger Agreement we are not permitted to take nor permit any of our directors, officers, employees or representatives to take any of the following actions:

•	solicit, initiate, or take any action to knowingly facilitate or encourage the announcement, submission or making of, any alternative acquisition proposal;

•	approve or recommend any alternative acquisition proposal or enter into any definitive agreement with respect to or accept any alternative acquisition proposal; or

•	participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any proposal that constitutes, or could reasonably be expected to lead to the announcement, submission or making of, any alternative acquisition proposal.

In addition, the Merger Agreement provides that (subject to certain exceptions) our board of directors may not resolve, directly or indirectly, agree or publicly propose to take any of the following actions (any of the following a “Change in Recommendation”):

•	fail to make, or withdraw, qualify or modify in a manner adverse to Parent or Purchaser the recommendation of the board of directors of Clinical Data that Clinical Data’s stockholders, warrant holders and note holders tender their Shares, In-the-Money Warrants and Clinical Data Notes pursuant to the Offer and the holders of Shares adopt the Merger Agreement (the “Board Recommendation”)

•	approve or recommend, or propose publicly to approve or recommend, any alternative acquisition proposal (including taking a neutral position or no position with respect to a tender offer other than in compliance with Rule 14d-9(f) under the Exchange Act);

•	in the event that an alternative acquisition proposal is publicly announced or disclosed, fail to publicly reaffirm the Board Recommendation within five business days after Parent’s written request; or

•	resolve, agree or publicly propose to take any of the foregoing actions.

Notwithstanding these restrictions, under certain circumstances, and so long as Clinical Data complies with certain terms of the Merger Agreement described under “The Merger Agreement — No Solicitation Provisions,” the board of directors of Clinical Data may (i) respond to an unsolicited alternative acquisition proposal not obtained in breach of the Merger Agreement, provided that the board of directors of Clinical Data determines in good faith (after consultation with outside counsel and its financial advisor) that such acquisition proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined in the section below entitled “The Merger Agreement — No Solicitation Provisions”) and that the failure to respond could reasonably be expected to constitute a breach of its fiduciary duties to our stockholders under Delaware law, by furnishing information subject to a confidentiality agreement, conducting discussions or negotiations with such third party, and to the extent permitted pursuant to and in compliance with the Merger Agreement, including the termination provisions set forth therein, entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal, and (ii) make a Change in Recommendation in response to (a) an alternative acquisition proposal if the board of directors of Clinical Data determines in good faith, after consultation with our outside counsel, that such alternative acquisition proposal constitutes a Superior Proposal, provides Parent at least three business days notice of the intent to make a Change in Recommendation and certain information relating to the alternative acquisition proposal, and determines in good faith, after consultation with our outside counsel that failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties to our stockholders under Delaware law, provided that at the end of the three business day period following the date of receipt of the notice (or, in the event that the applicable alternative acquisition proposal has been materially revised or modified, at the end of the second business day following the date of receipt of notice of such material revision or modification, if later), such alternative acquisition proposal has not been withdrawn and the board of directors of Clinical Data continues to determine, in good faith, after consultation with outside counsel, that failure to make such a Change in Recommendation could reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law, after taking into account any changes to the terms and conditions of the Merger Agreement offered by Parent so that a Change in Recommendation is no longer necessary and (b) an intervening event that does not relate to any alternative acquisition proposal, where, among other things, Clinical Data provides Parent at least two business days notice of the intent to make a Change in Recommendation, and at the end of the two business day period following the date of receipt of the notice, the board of directors of Clinical Data continues to determine, in good faith, after consultation with outside counsel, that failure to make such a Change in Recommendation could reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law, after taking into account any changes to the terms and conditions of the Merger Agreement offered by Parent so that a Change in Recommendation is no longer necessary.

Conditions to the Merger (see page 66).  The respective obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including:

•	the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Clinical Data common stock at the Special Meeting, if required by applicable law;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) applicable to the consummation of the Merger shall have expired or otherwise been terminated and all other required governmental authorizations, consents, orders or approvals in connection with the consummation of the Merger shall have been obtained;

•	unless the Offer shall have terminated, Purchaser shall have accepted for payment all Shares, In-the-Money Warrants and Clinical Data Notes validly tendered (and not withdrawn) in the Offer;

•	certain representations and warranties relating to capitalization must be true and correct other than in any de minimis respect as of the date of the Merger Agreement and on the closing date (or on an earlier specified date);

•	certain representations and warranties relating to organization, capitalization and authority relative to the Merger Agreement must be true and correct in all material respects (unless the representation or warranty is already qualified by materiality or material adverse effect, in which case in all respects) as of the date of the Merger Agreement and on the closing date (or on an earlier specified date);

•	our other representations and warranties in the Merger Agreement must be true and correct as of the date of the Merger Agreement and on the closing date (or on an earlier specified date) subject to a qualification except where the matters giving rise to the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	we must comply with or perform in all material respects all of our covenants and obligations in the Merger Agreement; and

•	the absence of any event, occurrence, development or state of circumstances, change, fact or condition since the date of the Merger Agreement that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect, as described under “The Merger Agreement — Conditions to the Merger” beginning on page 66 and “The Merger Agreement — Representations and Warranties” beginning on page 57.

Termination of the Merger Agreement (see page 66).  The Merger Agreement may be terminated at any time prior to the effective time of the Merger even if (except as described below) our stockholders have adopted it at the Special Meeting and, in the case of a termination by us, provided that, if applicable, the termination fees and expenses described below have been paid, in the following circumstances:

•	By mutual written consent of Clinical Data and Parent.

•	By either Clinical Data or Parent:

(a) subject to certain limitations, if the consummation of the Merger shall not have occurred on or prior to the close of business on May 23, 2011 (or if the only the regulatory closing condition has not been satisfied, then June 23, 2011);

(b) if there shall be any legal requirement in effect that makes illegal or prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued any final and non-appealable restraining order, injunction or judgment prohibiting the consummation of the Merger;

(c) if for any reason other than the occurrence of the termination of the Offer, the Offer expires as a result of the non-satisfaction of one or more conditions to the closing of the Offer (the “Offer Conditions”), or is terminated or withdrawn prior to the acceptance time of the Offer (the “Acceptance Time”), without Purchaser having accepted for payment any securities tendered pursuant to the Offer; or

(d) if the required stockholder approval of the Merger shall not have been obtained at the Special Meeting duly convened therefor or at any adjournment or postponement thereof.

•	By Clinical Data:

(a) if Purchaser shall have failed to commence the Offer within 10 business days of the date of the Merger Agreement or if, for any reason other than the occurrence of the termination of the Offer, Purchaser shall have failed to purchase all Securities validly tendered (and not validly withdrawn) as of the expiration of the Offer;

(b) if, at any time prior to the earlier to occur of the Acceptance Time or the receipt of the required stockholder approval of the Merger, (i) the board of directors of Clinical Data determines to accept, or enter into a definitive agreement with respect to, a Superior Proposal, (ii) Clinical Data has complied with non-solicitation and Change in Recommendation requirements of the Merger Agreement, and (iii) the board of directors of Clinical Data concurrently with such termination enters into a definitive agreement providing for such Superior Proposal and concurrently with such termination pays the requisite termination fee (as defined in the section below entitled “The Merger Agreement — Termination Fee; Expense Reimbursement”) to Parent; and

(c) if Parent has breached any of its covenants under the Merger Agreement, or if any of Parent’s representations or warranties are inaccurate, such that the conditions to closing relating to such covenants or representations and warranties would not be satisfied, in each case, subject to a right to cure.

•	By Parent:

(a) if, at any time prior to the earlier to occur of the Acceptance Time or receipt of the required stockholder approval of the Merger, a Change in Recommendation shall have occurred;

(b) if Clinical Data has breached any of its covenants under the Merger Agreement, or if any of Clinical Data’s representations or warranties are inaccurate, such that the conditions to closing relating to such covenants or representations and warranties would not be satisfied, in each case, subject to a right to cure; or

(c) if, at any time prior to the Acceptance Time, Clinical Data shall have breached its no solicitation or Change in Recommendation obligations under the Merger Agreement other than an immaterial breach.

Termination Fee; Expense Reimbursement (see page 70).  If the Merger Agreement is terminated under certain circumstances described under “The Merger Agreement — Termination Fee; Expense Reimbursement” beginning on page 70, including in connection with a Change in Recommendation, breach of our non-solicitation obligations and entering into a definitive agreement with respect to a Superior Proposal we may be required to pay to Parent a termination fee of $45,000,000. In certain circumstances, we may be required to reimburse Parent up to a maximum aggregate amount of $7,500,000 for all documented out-of-pocket fees and expenses incurred in connection with the Merger Agreement, the Offer and the Merger and if we enter into a change of control transaction within 12 months of the termination of the Merger Agreement, pay the termination fee of $45,000,000 with a credit for the expenses previously reimbursed.

Contingent Value Rights Agreement

Prior to the earlier to occur of the consummation of the Offer or the Merger, Parent and Forest will enter into the CVR Agreement with a bank or trustee designated by Parent (after consultation with and approval of Clinical Data) governing the terms of the Contingent Consideration. The former holders of Shares, deferred stock units and options to acquire Shares, and the former holders of In-the-Money Warrants and Clinical Data Notes, will be entitled to receive the following cash payments for each Share acquired by Purchaser in the Offer or converted into the right to receive merger consideration in the Merger (or, in the case of deferred stock units and options to acquire Shares, and In-the-Money Warrants and Clinical Data Notes, for each Share that would have been issuable upon the exercise or conversion thereof), with each payment conditioned upon the achievement of the applicable milestone related to the commercialization of Viibrydtm (“Viibryd”) and other products containing vilazodone hydrochloride (the “Product”) as follows:

Milestone #1.  Parent will be obligated to pay $1.00 in the event that the aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the fifth anniversary of the Merger equal or exceed a total of $800,000,000.

Milestone #2.  Parent will be obligated to pay $2.00 in the event that the aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the sixth anniversary of the Merger equal or exceed a total of $1,100,000,000.

Milestone #3.  Parent will be obligated to pay $3.00 in the event that aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the seventh anniversary of the Merger equal or exceed a total of $1,500,000,000.

The five, six and seven year periods described above may be extended, in certain circumstances, in the event that the commercial launch of the Product occurs more than six months after the completion of the Merger. The terms of the Contingent Consideration described above reflect the parties’ agreement over the sharing of potential economic upside benefits from future net sales of the Product in the United States and do not necessarily reflect anticipated sales of the Product. There can be no assurance that such levels of net sales will occur or that any or all of the Contingent Consideration payments will be made.

The right to the Contingent Consideration as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement.

The form of CVR Agreement is attached as Annex B to this proxy statement. For a more complete description of the CVR Agreement, see “The Contingent Value Rights Agreement” beginning on page 72.

Securityholder Tender and Support Agreement

Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into the Securityholder Tender and Support Agreement, dated as of February 22, 2011 (the “Support Agreement”), with the executive officers and directors of Clinical Data and certain affiliates thereof (the “Supporting Stockholders”), in their capacities as stockholders of Clinical Data, pursuant to which the Supporting Stockholders have agreed to tender, and not withdraw, all outstanding Shares beneficially owned by them, or acquired by them after such date, and all In-the-Money Warrants and Clinical Data Notes beneficially owned by them (collectively, “Subject Securities”) in the Offer no later than seven business days after receipt by such Supporting Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer.

The Support Agreement also provides that the Supporting Stockholders, if their Subject Securities have not been previously accepted for payment pursuant to the Offer, will, at any meeting of Clinical Data’s stockholders (or in connection with any written consent of such stockholders), vote or cause to be voted such Subject Securities (i) in favor of (A) the adoption of the Merger Agreement, and (B) without limiting the preceding clause (A), the approval of any proposal to adjourn or postpone such stockholders’ meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such stockholders’ meeting is held, and (ii) against any action or agreement that would reasonably be expected to materially impede, hinder, interfere with, prevent, delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including any agreement or arrangement related to an alternative acquisition proposal. In furtherance of the Supporting Stockholders’ covenants under the Support Agreement, the Supporting Stockholders agreed to appoint Parent as their attorney-in-fact and proxy to attend all meetings of Clinical Data’s stockholders, and to vote their Subject Securities in favor of adoption of the Merger Agreement and against the actions described in clause (ii) of the immediately preceding sentence (or grant or withhold a written consent in connection therewith).

The Support Agreement is attached as Annex C to this proxy statement. For a more complete description of the Support Agreement, see “The Securityholder Tender and Support Agreement” beginning on page 73.

Tender Offer

On March 8, 2011, Purchaser commenced the Offer for all of the outstanding Shares, In-the-Money Warrants and Clinical Data Notes. The Offer contemplates that, after completion of the Offer and the satisfaction or waiver of all conditions, Purchaser will merge with Clinical Data and all outstanding Shares, other than Shares held by Forest, Parent, Purchaser or Clinical Data or Shares held by Clinical Data’s stockholders who validly exercised their appraisal rights under Delaware law, will be canceled and converted into the right to receive the same merger consideration as they would have received in the Merger, as set forth above. In addition, under the Offer, the holders of In-the-Money Warrants and Clinical Data Notes that tender their warrants and notes will also receive the same consideration they would receive in the Merger. The Offer was commenced pursuant to the Merger Agreement.

If the Offer is consummated prior to the date of the Special Meeting to adopt the Merger Agreement, then the Special Meeting will not be held. Under the terms of the Merger Agreement, the parties agreed, subject to the terms and conditions of the Merger Agreement, to complete the Merger whether or not the Offer is completed. If the Offer is not completed, the parties agreed, subject to the terms and conditions of the Merger Agreement, that the Merger could be completed after the receipt of the required stockholder approval of the adoption of the Merger Agreement that will be considered at the Special Meeting. We are soliciting proxies for the Special Meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of the outcome of the Offer.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer, however, the Offer is being made separately to the holders of Shares, In-the-Money Warrants and Clinical Data Notes and is not applicable to the Special Meeting.

The Special Meeting of Clinical Data Stockholders.

See “Questions and Answers About the Special Meeting and Merger” beginning on page 10 and “The Special Meeting” beginning on page 50.

Other Important Considerations.

Board Recommendation.  The board of directors of Clinical Data recommends that Clinical Data stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies. The board of directors of Clinical Data also recommends that Clinical Data securityholders accept the Offer and tender Clinical Data Shares, In-the-Money Warrants and Clinical Data Notes pursuant to the Offer. See “The Merger — Reasons for the Merger of Clinical Data and Recommendation of the Board of Directors” beginning on page 25.

Reasons for the Merger.  For a discussion of the material factors considered by the board of directors of Clinical Data in reaching their conclusions and the reasons why the board of directors of Clinical Data determined that the Merger is advisable, fair to and in the best interests of Clinical Data and our stockholders, see “The Merger — Reasons for the Merger of Clinical Data and Recommendation of the Board of Directors” beginning on page 25.

Share Ownership of Directors and Executive Officers.  See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 79.

Interests of Clinical Data’s Directors and Executive Officers in the Merger.  In considering the recommendation of the board of directors of Clinical Data in favor of the adoption of the Merger Agreement, you should be aware that there are provisions of the Merger Agreement that will result in certain benefits to our directors and executive officers, including the continuation of certain indemnification and insurance arrangements and the acceleration of stock options. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.

As of March 1, 2011, our directors and executive officers collectively beneficially held in the aggregate approximately 54.0% of the outstanding Shares as of March 3, 2011 (including Shares issuable upon the exercise or conversion of options, deferred stock units, warrants and convertible notes held by such parties exercisable within 60 days of such date). See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 79.

Opinion of the Financial Advisor (see page 30).  At the meeting of the board of directors of Clinical Data on February 21, 2011, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion, subsequently confirmed in writing, to the board of directors of Clinical Data to the effect that, as of such date, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in J.P. Morgan’s written opinion, the Shares Offer Price to be paid to the holders of Shares in the transactions contemplated by the Merger Agreement (other than Randal J. Kirk and entities affiliated with Mr. Kirk) was fair, from a financial point of view, to such holders. The full text of the written opinion of J.P. Morgan, dated February 21, 2011, which sets forth the assumptions made, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex D to this proxy statement. Clinical Data encourages you to read the opinion carefully in its entirety.

J.P. Morgan’s opinion was addressed to the board of directors of Clinical Data, was directed only to fairness, from a financial point of view, of the Shares Offer Price to be paid to the holders of Shares in the transactions contemplated by the Merger Agreement (other than Randal J. Kirk and entities affiliated with Mr. Kirk) and does not constitute a recommendation to any Clinical Data stockholder as to whether such stockholder should tender its Shares into the Offer or how such stockholder should vote with respect to the Merger or any other matter. J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. Subsequent developments may affect the opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the Shares Offer Price to be paid to the holders of the Shares in the transactions contemplated by the Merger Agreement (other than Randal J. Kirk and entities affiliated with Mr. Kirk), and J.P. Morgan expressed no opinion as to the fairness of the transactions contemplated by the Merger Agreement (the “Transactions”) to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Clinical Data or as to the underlying decision by Clinical Data to engage in the Transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transactions, or any class of such persons relative to the Shares Offer Price to be paid to the holders of the Shares in the Transactions or with respect to the fairness of any such compensation. See “The Merger— Opinion of the Financial Advisor” beginning on page 8.

Regulatory Matters (see page 44).  Under the HSR Act and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisitions of voting securities or assets may not be consummated until Premerger Notification and Report Forms have been filed for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”), and certain waiting period requirements have been satisfied. These requirements apply to Purchaser’s acquisition of the Shares in the Offer and the Merger. Under the HSR Act, the purchase of Shares may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Forest and Clinical Data have filed their Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on March 2, 2011, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on March 17, 2011.

Tax Consequences (see page 42).  The Merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws) if you are a U.S. person, as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.” For U.S. federal income tax purposes, a U.S. holder of Clinical Data common stock generally will recognize capital gain or loss at the time of the Merger equal to the difference, if any, between the sum of the amount of cash and the fair market value of the Contingent Consideration received by the U.S. holder in exchange for such Clinical Data common stock, and the U.S. holder’s adjusted tax basis in such Clinical Data common stock. Pursuant to the CVR Agreement, the parties to the CVR Agreement have agreed or will agree, as applicable, to treat and report any Contingent Consideration payments (except to the extent of any imputed interest) for all tax purposes as additional consideration for the sale of Clinical Data common stock in the Merger, except as required by applicable law. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state and local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash and Contingent Consideration in connection with the Merger. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 42.

Appraisal Rights (see page 46).  Shares that are outstanding immediately prior to the Merger and held by any dissenting stockholder who properly perfects his, her or its appraisal rights will not be converted into the right to receive the Merger consideration. Instead, the dissenting stockholder will be entitled to an appraisal and payment for his, her or its dissenting Shares in accordance with and subject to Section 262 of the Delaware General Corporation Law (the “DGCL”). For more information regarding appraisal rights, see “Appraisal Rights” beginning on page 96. In addition, a copy of Section 262 of the DGCL is attached as Annex E to this proxy statement.

Stockholder Litigation (see page 46).  Between February 22, 2011 and March 7, 2011, six putative class action lawsuits have been filed against Clinical Data, members of the board of directors of Clinical Data, Forest, Purchaser and FL Holding CV arising out of the Merger (the “Lawsuits”). Four of the Lawsuits have been filed in the State of Delaware, one of the Lawsuits has been filed in the Commonwealth of Massachusetts and the remaining Lawsuits has been filed in the United States District Court for the District of Massachusetts. The Lawsuits allege that the members of the board of directors of Clinical Data breached their fiduciary duties of loyalty, independence, good faith and fair dealing to our stockholders by entering into the Merger Agreement because they, among other things (i) failed to maximize stockholder value; (ii) used a process that was unfair and inadequate and tailored to better their own interests at the expense of Clinical Data’s public stockholders; (iii) failed to implement a bidding mechanism to foster a fair auction or took steps to avoid competitive bidding; and (iv) agreed to preclusive deal protection terms. The Lawsuits also allege that Forest, Purchaser and Clinical Data aided and abetted the board of directors of Clinical Data in breaching their fiduciary duties. Plaintiffs in these suits seek to stop or delay the acquisition of Clinical Data by Forest or rescission of the Merger in the event it is consummated and seek monetary damages in an unspecified amount to be determined at trial.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement, the CVR Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Clinical Data. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 81.

Q:	What is the proposed transaction and what effects will it have on Clinical Data?

A:	The proposed transaction is the acquisition of Clinical Data by Parent pursuant to the Merger Agreement. Purchaser has commenced a tender offer to acquire all of the outstanding Shares, unexercised In-the-Money Warrants and unconverted Clinical Data Notes. If the tender offer is consummated prior to the date of the Special Meeting, no Special Meeting will be held. If the Special Meeting is held and the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Purchaser will merge with and into Clinical Data. Upon completion of the Merger, Purchaser will cease to exist and Clinical Data will continue as the surviving corporation. As a result of the Merger, Clinical Data will become a subsidiary of Parent and will no longer be a publicly held corporation. In addition, Clinical Data common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Clinical Data common stock.

Q:	Did Purchaser commence a tender offer for shares of Clinical Data common stock?

A:	Yes. On March 8, 2011, Purchaser commenced the tender offer (the “Offer”) for all of the outstanding Shares, In-the-Money Warrants and convertible Notes. Under the Offer, Purchaser has offered to purchase all of the issued and outstanding Shares for (i) $30.00 per Share in cash without interest and less any applicable withholding taxes (the “Cash Consideration”) and (ii) a contractual right, pursuant to the CVR Agreement, which provides each stockholder the contractual consideration right to receive additional contingent payments of up to $6.00 per share in cash (the “Contingent Consideration”) upon the achievement of certain milestones as set forth in the CVR Agreement. These amount and timing for any of these contingent payments is detailed below. The Offer was commenced pursuant to the Merger Agreement.

Under the terms of the Merger Agreement, the parties agreed to complete the Merger whether or not the Offer is completed. If the Offer is not completed, the parties agreed that the Merger could be completed after the receipt of the required stockholder adoption of the Merger Agreement that will be considered at the Special Meeting and the satisfaction or waiver of other closing conditions.

We are soliciting proxies for the Special Meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of the outcome of the Offer. Regardless of whether you tendered your Shares, In-the Money Warrants or Clinical Date Notes in the Offer, you are requested to nevertheless vote your Shares at the Special Meeting because you were a stockholder as of the record date of the meeting.

Q:	Does it make a difference to the stockholders whether the transaction is effected through the Offer or Merger?

A:	No. The price per Share consideration to be paid in the Offer is the same as the consideration that will be paid in the Merger. Under the Merger Agreement the parties agreed to consummate the transaction pursuant to either the Offer or the Merger, whichever occurs first.

Q:	What will happen to my Shares after the Merger?

A:	Upon the consummation of the Merger, each outstanding Share, other than Shares held by Clinical Data or any of its wholly-owned subsidiaries, or by Parent, Purchaser or any other wholly-owned subsidiary of

Parent, or by stockholders who properly perfect their appraisal rights under Delaware law, will automatically be converted into the right to receive (i) the Cash Consideration per Share, and (ii) the Contingent Consideration per Share.

The Contingent Consideration represents the non-transferable contractual right to receive additional payments based on the future net sales of Viibrydtm or other products containing vilazodone hydrochloride (the “Product”). For each outstanding Share, the Contingent Consideration will entitle such holder to receive the following cash payments of $1.00 per Share if the aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the fifth anniversary of the Merger equal or exceed a total of $800,000,000, an additional $2.00 per Share if aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the sixth anniversary of the Merger equal or exceed a total of $1,100,000,000, and an additional $3.00 per Share if aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the seventh anniversary of the Merger equal or exceed a total of $1,500,000,000.

Q:	Will I own any Shares of Clinical Data common stock or Parent common stock after the Merger?

A:	No. For your shares of Clinical Data common stock, you will receive (i) the Cash Consideration per Share, and (ii) the right to receive Contingent Consideration per Share as set forth above. Our stockholders will not have the option to receive shares of Parent common stock in exchange for their Shares.

Q:	Does the board of directors of Clinical Data recommend the adoption of the Merger Agreement?

A:	Yes. The board of directors of Clinical Data reviewed and considered the terms and conditions of the Merger and:

•	has unanimously determined and believes that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of our stockholders;

•	has unanimously authorized and approved the execution, delivery and performance of the Merger Agreement and declared advisable the Merger Agreement; and

•	unanimously recommended that our stockholders vote to adopt the Merger Agreement.

Q:	Does the board of directors of Clinical Data recommend the holders of Clinical Data common stock, In-the-Money Warrants and Convertible Notes tender their securities in the Tender Offer?

A:	Yes. In addition to recommending our stockholders adopt the Merger Agreement, the board of directors of Clinical Data unanimously recommended that Clinical Data’s stockholders, warrant holders and note holders tender their Shares, In-the-Money Warrants and Clinical Data Notes pursuant to the Offer.

Q:	Do any of Clinical Data’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A:	Yes. In considering the recommendation of the board of directors of Clinical Data with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors of Clinical Data was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the Merger Agreement be adopted by the stockholders of Clinical Data.

Q:	What vote of the stockholders is required to approve the proposals?

A:	The voting requirements to approve the proposals are as follows:

•	To approve the adoption of the Merger Agreement, stockholders of record as of March 3, 2011 holding a majority of the outstanding Shares must vote “FOR” the adoption of the Merger Agreement. There are 31,090,561 outstanding Shares entitled to be voted at the Special Meeting.

•	The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the Shares present, in person or by proxy, and entitled to vote at the Special Meeting, whether or not a quorum is present.

In connection with the Merger Agreement, certain Clinical Data stockholders, including eleven of our officers and directors and entities affiliated with a certain director, who beneficially own, in the aggregate approximately 52.37% of the outstanding Shares as of March 8, 2011 calculated on a fully diluted basis (including for this purpose all Shares issuable upon the exercise or conversion of warrants, convertible notes, and stock options held by such parties, whether vested or unvested), each entered into a securityholder tender and support agreement with Parent and Purchaser, pursuant to which each stockholder has agreed, among other things, to vote all Shares that he or she or it owns in favor of the adoption of the Merger Agreement.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible, but we cannot predict the exact timing. We currently expect the Offer to be consummated by April 4, 2011. If the Offer is consummated by that date, the Special Meeting will not be held. If we need to hold the Special Meeting, we currently expect the Merger to be completed in the second quarter of calendar year 2011. In addition to obtaining stockholder approval, all other closing conditions, including the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, must be satisfied or waived. However, we cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q.	What happens if the Merger is not completed?

A:	If the Offer is not consummated and the Merger Agreement is not adopted by the stockholders of Clinical Data or if the Merger is not completed for any other reason, the stockholders of Clinical Data will not receive any payment for their Shares in connection with the Merger. Instead, Clinical Data will remain an independent public company and Clinical Data common stock will continue to be listed and traded on the NASDAQ Global Market. Under specified circumstances, we may be required to reimburse Parent for its expenses or pay Parent a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement — Termination Fee; Expense Reimbursement” beginning on page 70.

Q:	When will I receive the Merger consideration for my Shares?

A:	After the Merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your Shares for the Cash Consideration and the Contingent Consideration, without interest and subject to any tax withholding, for each Share. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the Merger consideration for your Shares.

Q:	Should I send in my stock certificates now?

A:	You should NOT send in your stock certificates at this time in connection with the Merger. After the Merger is completed, you will receive written instructions for exchanging your Shares for the Cash Consideration and the Contingent Consideration, without interest and subject to any tax withholding. However, if you choose to tender your Shares in the Offer, you should send in your stock certificates by following the instructions included with the Offer materials you receive.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Clinical Data. Our directors, officers and employees may assist in soliciting proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Shares that the brokers and other custodians, nominees and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q.	What is a proxy?

A:	A proxy is your legal designation of another person, who is also referred to as a proxy, to vote your Shares. This written document describing the matters to be considered and voted on at the Special Meeting is called a proxy statement. The document used to designate a proxy to vote your Shares is called a proxy card.

Q:	Why am I receiving this proxy statement and proxy card or voting instruction form?

A:	You are receiving this proxy statement and proxy card or voting instruction form because you own Shares. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your Shares with respect to such matters.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares. We encourage you to register all of your Shares in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at (800) 937-5449 (domestic) or (718) 921-8124 (international) or at the following address:

American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will mean that your Shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as voting against the adoption of the Merger Agreement.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the Merger Agreement, you may vote “for,” “against” or “abstain.” Abstentions will not count as votes cast on the proposal relating to the adoption of the Merger Agreement, but will count for the purpose of determining whether a quorum is present. Because the adoption of the Merger Agreement requires a majority of Clinical Data’s outstanding common stock to vote “for” the proposal, if you abstain, it will have the same effect as if you vote against the adoption of the Merger Agreement. For a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies, you may vote “for,” “against” or “abstain.” Abstentions will not count as votes cast on the proposal relating to a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result, if you “abstain,” it will have the same effect as if you vote “against” an adjournment of the Special Meeting. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement, and “FOR” a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies. If you hold your Shares in “street name,” follow the instructions from your bank, broker or other nominee on how to vote your Shares. Please note, however, that failing to provide your bank, broker or other nominee with instructions on how to vote your Shares will have the same effect as a vote against the proposal to adopt the Merger Agreement and a vote against the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies. Please do NOT send in your share certificates with your proxy card.

Q:	May I vote in person?

A:	Yes. You may vote in person at the Special Meeting, rather than signing and returning your proxy card, if you own Shares in your own name. However, we encourage you to return your signed proxy card to ensure that your Shares are voted. You may also vote in person at the Special Meeting if your Shares are held in “street name” through a bank, broker or other nominee provided that you bring a legal proxy from your bank, broker or other nominee and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	What is the date, time and location of the Special Meeting?

A:	The Special Meeting will be held at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116-3736 at 10:00 a.m., local time, on April , 2011.

Q:	May stockholders ask questions?

A:	Yes. Our representatives will answer stockholders’ questions of general interest following the meeting consistent with the rules distributed at the meeting.

Q:	May I appoint a proxy over the Internet or by telephone?

A:	Yes. You may appoint a proxy over the Internet or by telephone by following the instructions included in these materials. See “The Special Meeting — Voting over the Internet or by Telephone” beginning on page 51.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the Shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of four ways:

•	First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy.

•	Second, you can complete, sign, date and submit a new proxy card.

•	Third, you can submit a subsequent proxy over the Internet or by telephone.

•	Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Written notices of revocation and other communications with respect to revocation of any proxies should be addressed to: Corporate Secretary, Clinical Data, Inc., One Gateway Center, Suite 702, Newton, Massachusetts 02458.

If you have instructed a bank, broker or other nominee to vote your Shares, you must follow directions received from your bank, broker or other nominee to change those instructions. You cannot vote Shares held in “street name” by returning a proxy card directly to us or by voting in person at the Special Meeting, unless you obtain a legal proxy card from your bank, broker or other nominee.

Q:	What are the material U.S. federal income tax consequences to the Clinical Data stockholders of the Merger?

A:	The receipt by a U.S. holder of cash and Contingent Consideration in exchange for Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of Clinical Data common stock generally will recognize capital gain or loss at the time of the Merger equal to the difference, if any, between the sum of the amount of cash and the fair market value of the Contingent Consideration received by the U.S. holder in exchange for such Clinical Data common stock, and the U.S. holder’s adjusted tax basis in such Clinical Data common stock.

Pursuant to the Merger Agreement and the CVR Agreement, the parties to the CVR Agreement have agreed or will agree, as applicable, to treat and report any payments of Contingent Consideration (except to the extent of any imputed interest) for all tax purposes as additional consideration for the sale of Clinical Data common stock in the Merger, except as required by applicable law. Because individual circumstances may differ, we strongly recommend that you consult your own tax advisors to determine the specific tax consequences to you of the Merger. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 42.

Q:	What will happen to Clinical Data stock options in the Merger?

A:	Effective upon consummation of the Merger, each unexercised stock option outstanding immediately prior to the effective time of the Merger, whether or not otherwise vested and exercisable at such time, with an exercise price that is less than $36.00 will be canceled and will be converted automatically into the right to receive an amount in cash, without interest and subject to any tax withholding, equal to (i) the product of (a) the amount, if any, by which $30.00 exceeds the per share exercise price of such stock option, multiplied by (b) the number of Shares subject to such stock option as of immediately prior to the effective time of the Merger and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares subject to such stock option as of immediately prior to the effective time of the Merger. However, to the extent the exercise price per share under a stock option exceeds $30.00, the amount payable under (ii) shall be reduced by the amount of such excess multiplied by the number of Shares subject to such stock option, as provided in the CVR Agreement.

Q:	What will happen to In-the-Money Warrants in the Merger?

A:	Effective upon consummation of the Merger:

•	if outstanding, the holder of the Laurus Warrant, will be entitled to receive (i) the product of $10.00 multiplied by the number of Shares subject to such Laurus Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Laurus Warrant;

•	holders of outstanding 2005 Warrants will be entitled to receive (i) the product of $14.90 multiplied by the number of Shares subject to such 2005 Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the 2005 Warrant;

•	holders of outstanding 2006 Warrants will be entitled to receive (i) the product of $17.71 multiplied by the number of Shares subject to such 2006 Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the 2006 Warrant;

•	holders of outstanding 2008 Warrants will be entitled to receive (i) the product of $13.56 multiplied by the number of Shares subject to such 2008 Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the 2008 Warrant; and

•	holders of outstanding Series A 2009 Warrants will be entitled to receive (i) the product of $21.88 multiplied by the number of Shares subject to such Series A 2009 Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the Series A 2009 Warrant.

•	holders of outstanding Series B 2009 Warrants will be entitled to receive (i) the product of $20.26 multiplied by the number of shares subject to such Series B 2009 Warrant, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the Series 2009 Warrant.

Q:	What will happen to Clinical Data Notes in the Merger?

A:	Effective upon consummation of the Merger, holders of outstanding Clinical Data Notes will be entitled to receive (i) the product of $30.00 multiplied by the maximum number of Shares into which such Clinical Data Notes are convertible and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares subject to such Clinical Data Notes.

Q:	Am I entitled to appraisal rights?

A:	Yes. Stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see “Appraisal Rights” on page 46 of this proxy statement. In addition, a copy of Section 262 of the DGCL is attached as Annex E to this proxy statement.

Q.  What is the difference between being a “stockholder of record” and a “beneficial owner?”

A:	If your Shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those Shares, the “stockholder of record.” In that case, this proxy statement, and your proxy card, have been sent directly to you by Clinical Data.

If your Shares are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of Shares held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee which may be, with respect to those Shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee as to how to vote your Shares by following their instructions for voting.

If you are a current or former employee of Clinical Data or any of its subsidiaries, please note that the number of Shares set forth on your proxy card represents all of the Shares that you hold of record. When you return the proxy card or when you vote by telephone or through the Internet, you are voting all of such Shares as a group.

Q:	If my Shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my Shares for me?

A:	Your bank, broker or other nominee may NOT and will NOT vote your Shares without instructions from you. You should instruct your bank, broker or other nominee to vote your Shares, following the procedure provided by your bank, broker or other nominee. Without instructions, your Shares will not be voted, which will have the same effect as voting against the adoption of the Merger Agreement and against the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

Q:	What happens if I sell my Shares before the Special Meeting?

A:	The record date of March 3, 2011 for stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting and the expected closing date of the Merger. If you transfer your Shares after the record date but before the Special Meeting, you will, unless special arrangements (such as provision of a proxy) are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the Special Meeting or prior to the effective time of the Merger, you will not be eligible to exercise your appraisal rights in respect of the Merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal rights” beginning on page 46.

Q:	Will any other matters be voted on at the Special Meeting?

A:	As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the Special Meeting other than those discussed in this proxy statement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the Merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your Shares can be voted at the Special Meeting.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your Shares, you should contact us as follows:

Clinical Data, Inc. Investor Relations

One Gateway Center, Suite 702 Newton, Massachusetts 02458 (617) 527-9933

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “The Merger,” “The Special Meeting,” “Unaudited Financial Forecasts,” “Opinion of the Financial Advisor” and in statements containing words such as “anticipates,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “forecasts,” “projects,” “expects,” “likely,” “may,” “predict,” “potential,” “should,” “will,” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties and other factors, including, among others:

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the payment of any termination fee;

•	the outcome of any legal proceedings that may be instituted against us, Parent or others related to the Merger Agreement;

•	failure to obtain the required stockholder approval, to satisfy other conditions to the completion of the Merger, or to obtain the regulatory approvals required for the Merger on the terms expected or on the anticipated schedule;

•	the amount of the costs, fees, expenses and charges related to the Merger; and

•	our and Parent’s ability to meet expectations regarding the timing and completion of the Merger.

In addition, we are subject to risks and uncertainties and other factors detailed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2010 and our most recent quarterly report on Form 10-Q and in subsequent filings with the SEC, which should be read in conjunction with this proxy statement. See “Other Matters — Where You Can Find More Information” on page 81. Many of the factors that will impact the completion of the proposed Merger are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Clinical Data, Inc.

Clinical Data, Inc. is a Delaware corporation with headquarters in Newton, Massachusetts. Our mission is to develop first-in-class and best-in-category therapeutics. Our principal executive offices are located at One Gateway Center, Suite 702, Newton, Massachusetts 02458, and our telephone number is (617) 527-9933. For more information about us, please visit our website at www.clda.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference. Clinical Data common stock is publicly traded on the NASDAQ Global Market under the ticker symbol “CLDA.”

Forest Laboratories, Inc.

Forest Laboratories, Inc., is a Delaware corporation that together with its subsidiaries, develops, manufactures and sells branded forms of ethical drug products, most of which require a physician’s prescription. Forest’s principal executive offices are located at 909 Third Avenue, New York, New York 10022, and its telephone number is (212) 421-7850. For more information about Forest, please visit its website at www.frx.com. The information provided on Forest’s website is not part of this proxy statement, and therefore is not incorporated herein by reference. Forest’s common stock is publicly traded on the New York Stock Exchange under the ticker symbol “FRX.”

FL Holding CV

FL Holding CV is an entity organized under the laws of the Netherlands and is an indirect wholly-owned subsidiary of Forest Laboratories, Inc. was formed principally for the purpose of holding certain non-U.S. assets of Forest. The principal executive offices of FL Holding CV is Cox Hallett Wilkinson, Cumberland House, 1 Victoria Street, 4th Floor, Hamilton, Bermuda HM11, and its telephone number is (441) 295-4630.

Magnolia Acquisition Corp.

Magnolia Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of FL Holding CV and an indirect wholly-owned subsidiary of Forest Laboratories, Inc. Magnolia Acquisition Corp. was organized by Parent to acquire Clinical Data and has not conducted any unrelated activities since its organization. The principal executive offices of Magnolia Acquisition Corp. are located at 909 Third Avenue, New York, New York 10022-4731, and its telephone number is (212) 421-7850.

THE MERGER

The discussion of the Merger, the Merger Agreement and the CVR Agreement contained in this section summarizes the material terms of the Merger, the Merger Agreement and the CVR Agreement. Although we believe that the description covers the material terms of the Merger, the Merger Agreement and the CVR Agreement, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, the CVR Agreement, a copy of which is attached to this proxy statement as Annex B, and the other documents referred to herein (including the annexes) carefully for a more complete understanding of the Merger, Merger Agreement and the CVR Agreement.

Background of Offer and Merger

Clinical Data retained J.P. Morgan Securities LLC (“J.P. Morgan”) to assist Clinical Data in exploring potential strategic opportunities for Viibryd while Clinical Data was completing the second Phase 3 trial and long-term safety study of Viibryd pursuant to an engagement letter with J.P. Morgan dated April 16, 2009. Clinical Data retained J.P. Morgan because of its prior history of working with Clinical Data and its knowledge of the industry. In March and April 2009, J.P. Morgan contacted approximately 50 pharmaceutical companies on a global basis about potential interest in Viibryd, including Forest. Nine of the parties who were contacted signed confidentiality agreements and six received management presentations. Forest declined to enter into partnering discussions at this time and did not receive a management presentation. No partnering acquisition proposals resulted from these discussions.

Following receipt of positive data in June 2009 from the second Phase 3 trial and long-term safety study of Viibryd, J.P. Morgan contacted 21 of the pharmaceutical companies it had contacted earlier in 2009, including Forest, about potential interest in strategic partnering opportunities for Viibryd. The second process resulted in a large pharmaceutical company (“Company A”) submitting a licensing proposal. Clinical Data determined that the licensing proposal was unattractive from a financial point of view. In early 2010, Clinical Data resumed discussions with Company A about a possible licensing transaction or acquisition of Clinical Data. Company A conducted preliminary due diligence and submitted an offer to acquire Clinical Data for $24.00 per share. After a period of negotiation between the parties, Company A increased its offer to acquire Clinical Data to $27.00 per share, subject to completion of confirmatory due diligence and the negotiation of a definitive transaction agreement. At this time, Clinical Data entered into an amended and restated engagement letter with J.P. Morgan dated March 11, 2010. Following late-stage negotiations between Company A and Clinical Data, Company A determined not to pursue the acquisition and terminated all discussions with Clinical Data.

In March 2010, Clinical Data filed its New Drug Application (“NDA”) for Viibryd with the FDA and in May 2010, the FDA approved the Viibryd NDA for standard review. During this time, Clinical Data continued discussions with several parties potentially interested in a transaction with Clinical Data.

In early May 2010, the Chairman of the Board of Directors of Clinical Data contacted Forest about a potential transaction that could take the form of an acquisition of the Viibryd program or an acquisition of Clinical Data. On May 6, 2010, Forest and Clinical Data amended a confidentiality agreement, dated December 11, 2007, to extend the term of the standstill provision and to provide for termination of the standstill provision in certain specified circumstances including if Clinical Data solicited proposals for a business combination. In June 2010, Clinical Data, with the assistance of J.P. Morgan, contacted 17 pharmaceutical companies, including Forest, to determine interest in pursuing a strategic transaction with Clinical Data. Three pharmaceutical companies, including Forest, conducted due diligence. On June 22, 2010, members of Clinical Data’s senior management made a presentation to representatives of Forest at Forest’s office in New York City.

In the Fall of 2010, all three pharmaceutical companies engaged in the due diligence process, including Forest, informed Clinical Data that they would not pursue a transaction prior to learning the outcome of the FDA’s review of the NDA for Viibryd on its Prescription Drug User Fee Act (“PDUFA”) date of January 22,

2011. Subsequently, in November 2010, Clinical Data sent to two of the pharmaceutical companies, including Forest, a term sheet that contemplated the sale of the Clinical Data subsidiary holding Viibryd in exchange for upfront cash payments, milestones and profit sharing. The term sheet also provided that if certain milestones were not achieved by the acquiror, then the acquiror would grant Clinical Data an exclusive sublicense to commercialize Viibryd outside of the United States. Neither party pursued any substantive discussions regarding the term sheet or any potential transaction.

On December 8, 2010, a representative of Forest contacted Clinical Data to arrange a follow up call on Forest’s open diligence questions from the Fall process. The parties held a diligence call on December 17, 2010. On December 30, 2010, a representative of Clinical Data sent Forest an e-mail informing Forest that Clinical Data was negotiating the product label for Viibryd with the FDA and discussing post-marketing requirements and that Clinical Data continued to be encouraged that it was on track to obtain a decision from the FDA on the Viibryd NDA by the PDUFA date. The e-mail did not disclose any specific information about the label negotiations. The e-mail further stated that Clinical Data had decided not to provide potentially interested parties any further updates on the FDA process until Clinical Data completed the process with the FDA. On January 6, 2011, a representative of Clinical Data gave Forest a brief update on the outcome of one of the Forest’s open diligence questions.

On January 21, 2011, the FDA notified Clinical Data and issued a press release that it had approved the marketing of Viibryd in the United States for the treatment of adult patients with major depressive disorder. Following the FDA’s press release, Forest and several other companies contacted Clinical Data.

On January 24, 2011, Clinical Data issued its own press release regarding the FDA’s approval of Viibryd. After Clinical Data’s press release, several companies contacted Clinical Data and expressed interest in a potential transaction. Clinical Data also held a conference call for investors on January 24, 2011. During the conference call, Clinical Data’s chief executive officer stated that Clinical Data would “continue to explore the possibility of obtaining a change of control transaction” that was acceptable to Clinical Data’s board of directors and its stockholders. On February 2, 2011, Reuters published an interview with Clinical Data’s Chairman of the board of directors, Randal J. Kirk, in which Mr. Kirk stated that “[w]hile we work on our final commercial launch plans, we’ll have this brief period in which we investigate whether there’s a change of control transaction that would satisfy our shareholders, and then otherwise move on and continue to develop the company.”

On January 28, 2011, Clinical Data’s board of directors held a special meeting with management and representatives of J.P. Morgan. During the meeting, Mr. Kirk reviewed the preliminary inquiries concerning a potential strategic transaction received by Clinical Data following the announcement of the approval of Viibryd. Representatives of J.P. Morgan then reviewed the proposed process for reviewing potential proposals, including updated information to be sent to the eight pharmaceutical companies already committed to confidentiality agreements who had requested updated information from Clinical Data, the proposed process letters to be sent to interested parties and the proposed bid deadline. Clinical Data’s board of directors discussed strategic alternatives and approved proceeding with the proposed process. To facilitate an efficient process, Clinical Data’s board of directors also established a transaction committee, comprised of Larry D. Horner, Randal J. Kirk and Scott L. Tarriff. Clinical Data’s board of directors delegated to the transaction committee authority to identify, consider and evaluate proposals involving a change of control of Clinical Data, engage in negotiations of proposals, take action with respect to proposals and determine whether such proposals are in the best interest of Clinical Data and its stockholders. Clinical Data’s board of directors reserved for itself the authority to approve any specific transaction.

Following the FDA’s January 21, 2011 announcement, and Clinical Data’s January 24, 2011 announcement, J.P. Morgan had contact with 23 pharmaceutical companies, including Forest, about a potential sale of Clinical Data. Clinical Data and J.P. Morgan contacted parties based on prior discussions concerning strategic partnering opportunities and, in some cases, in-bound expressions of interest. No potential financial buyers were contacted because the pre-revenue profile of Clinical Data was inconsistent with targets pursued by financial buyers. A total of 11 of the contacted companies received updated information under confidentiality agreements. Several other companies indicated they did not need additional diligence and were evaluating whether or not they would submit a proposal to acquire Clinical Data.

On January 28, 2011, J.P. Morgan distributed a process letter with a form of merger agreement prepared by Cooley LLP (“Cooley”), outside counsel to Clinical Data, to the eight parties that expressed interest, including Forest. The process letter set a deadline of February 17, 2011 for submitting bids consistent with the terms outlined in J.P. Morgan’s letter. The draft merger agreement contemplated an all-cash transaction effected through a cash tender offer for all of the outstanding shares of Clinical Data common stock, all outstanding warrants to purchases shares of Clinical Data common stock and all outstanding convertible notes of Clinical Data issued on February 25, 2009. The draft merger agreement also contemplated that certain unspecified officers and directors of Clinical Data would enter into support agreements and commit to tender their shares of common stock, warrants and convertible notes of Clinical Data and vote outstanding shares of common stock of Clinical Data in favor of the merger and provided that the support agreements would terminate upon termination of the merger agreement or a change in the board recommendation. The draft merger agreement also specified a termination fee of two percent of the merger consideration.

Three companies, including Forest and Company B and Company C conducted substantial due diligence in the electronic data room and through meetings with Clinical Data management.

On January 31, 2011, Clinical Data’s transaction committee met with representatives of management and J.P. Morgan and received an update on the interactions J.P. Morgan had to date with the eight parties that received the bid letter. On February 4, 2011, the transaction committee again met with representatives of management and J.P. Morgan and received an update on interactions with the interested parties.

On February 7, 2011, Clinical Data’s board of directors held a regular meeting. During the meeting, the transaction committee gave the board a report on the status of the strategic review process, including a summary of interactions with potential parties. During the meeting, the board of directors also reviewed the results of operations for the fiscal quarter ended December 31, 2010, Clinical Data’s cash position and Clinical Data’s cash requirements for the commercial launch of Viibryd, its research and development and ongoing operations.

On February 11, 2011, a representative of Clinical Data, representatives of J.P. Morgan, representatives of Cooley and representatives of Hunton & Williams LLP (“Hunton”), outside counsel to Third Security, an entity affiliated with Mr. Kirk and a large stockholder of Clinical Data, had a call with representatives of Forest, representatives of Morgan Stanley, the financial advisor to Forest, and representatives of Covington & Burling LLP (“Covington”), outside counsel to Forest, to discuss Forest’s proposal that the potential tender offer include a minimum tender condition that would permit Forest to complete the acquisition of Clinical Data through a short-form merger immediately following completion of the tender offer in order to address Forest structuring considerations. Forest also proposed that the parties pursue holding a special meeting of stockholders of Clinical Data to approve a one-step merger while pursuing the tender offer and that the parties would close either the two-step cash tender followed by the short-form merger or the one-step merger depending upon which transaction could be consummated first. Forest and its counsel also asked certain diligence questions during the call.

Later in the day on February 11, 2011, the transaction committee met with representatives of management and J.P. Morgan. J.P. Morgan informed the committee that three parties, Forest and Company B and Company C remained active in the process and were expected to submit bids. In addition, J.P. Morgan advised the transaction committee that several other parties were still considering submitting bids, though they had not been in active discussions with Clinical Data or J.P. Morgan.

During the week of February 14, 2011, Clinical Data’s closing stock price increased from $28.44 per share to as high as $33.90 per share. Clinical Data believes the stock price increased as a result of speculation that Clinical Data was pursuing merger discussions because, following Clinical Data’s chief executive officer’s withdrawal from presenting at an upcoming BIO CEO conference, two analysts speculated that the cancellation was likely due to change of control discussions and several reports were published in the financial press about the cancellation and possible change of control discussions. At this time, several parties indicated to

J.P. Morgan that they were not in a position to submit a proposal for an acquisition in the high $20’s per share range and cited the significant run-up in Clinical Data’s stock price as their reason for declining to pursue an acquisition.

On February 16, 2011, representatives of Forest participated in a telephone conference with representatives of Clinical Data to review the status of Clinical Data’s supply chain arrangements for Viibryd.

On February 16, 2011, Company B informed J.P. Morgan that Company B would not be submitting an offer on the bid date, but would consider submitting a proposal for a structured transaction, involving an acquisition of Clinical Data in parallel with Clinical Data spinning off all of its assets and operations other than any assets related to Viibryd. On February 17, 2011, Company C informed J.P. Morgan that Company C would not be submitting a proposal.

On February 17, 2011, Forest submitted a proposed mark-up of the merger agreement. Later on February 17, 2011, Forest submitted a written bid to acquire all of the outstanding common stock of Clinical Data for $30.00 per share, all of the outstanding warrants for $30.00 per share less the applicable exercise price of the warrants, all of the outstanding convertible notes for $30.00 for each share of common stock into which the notes are convertible and all options for $30.00 per share less the applicable exercise price. Forest’s bid also included a termination fee of four percent of the merger consideration and indebtedness assumed. In the mark-up of the merger agreement, Forest proposed pursuing the dual track, two-step cash tender offer with a minimum condition that enabled closing a short-form merger immediately following the tender offer and a one-step cash merger. Forest also proposed a termination fee of four percent of all merger consideration and indebtedness assumed.

On February 17, 2011, Clinical Data’s transaction committee held a meeting with representatives of J.P. Morgan, Cooley and management present, to discuss the status of the process and bid received. J.P. Morgan updated the transaction committee on the feedback received from Company B and Company C and described the bid received from Forest and the discussions with Forest’s financial advisor. Representatives of Cooley summarized the general approach reflected in Forest’s proposed revisions to the merger agreement and the primary issues in the draft merger agreement. J.P. Morgan indicated that it had not yet gone to its fairness committee to determine whether it could provide a fairness opinion with respect to the proposal made by Forest. The transaction committee discussed the Forest proposal, the possibility of a structured transaction with Company B, Clinical Data’s strategic alternatives and Clinical Data’s closing stock price, and agreed that Clinical Data should continue to seek a higher price from Forest and continue to discuss a possible transaction with Company B.

On February 17 and 18, 2011, representatives of Clinical Data discussed the proposed terms of the Forest proposal and Clinical Data sought a higher cash price per share. Forest indicated that it was unwilling to increase the upfront cash price from $30.00 per share but that Forest would consider using a contingent value right based on Forest achieving results for Viibryd that exceeded expectations underlying the $30.00 per share price. Representatives of Clinical Data proposed a potential structure for a contingent value right.

On February 18, 2011, Clinical Data’s board of directors held a special meeting to discuss the status of the process and the proposal received from Forest. Clinical Data management and representatives of J.P. Morgan and Cooley attended the meeting. Mr. Kirk gave an overview of the process, including the fact that Forest indicated it was unwilling to increase the upfront cash purchase price of $30.00 per share but that Forest was willing to consider using a contingent value right. Mr. Kirk also outlined the potential terms of a contingent value right that he had proposed through the parties’ financial advisors. Representatives of J.P. Morgan then gave an in-depth review of the process conducted since 2009 to obtain a partnering arrangement for Viibryd or a sale of Clinical Data. The representatives of J.P. Morgan then left the meeting. Representatives of Cooley reviewed the fiduciary duties of Clinical Data’s board of directors and other legal considerations in the context of considering the proposal from Forest and other strategic alternatives. Cooley next described the general approach taken by Forest in the draft merger agreement and the primary issues in the draft agreement. Representatives of J.P. Morgan (excluding a representative of J.P. Morgan whom J.P. Morgan excluded from its fairness review process because of his ownership of less than 0.5% of Clinical Data securities) then rejoined the meeting and reviewed its financial analysis of the merger consideration, and

J.P. Morgan had determined that it would be able to render a fairness opinion at the $30.00 per share offer price. The board of directors then discussed valuation and strategic alternatives and agreed that Clinical Data should continue to pursue a contingent value right as a means of providing more than $30.00 per share in value to the Clinical Data stockholders.

On February 19, 2011, Forest proposed to Clinical Data a contingent value right with a maximum payment of $6.00 per share with milestones based on achieving certain U.S. sales of Viibryd following the closing of the proposed transaction. The Chairman of the Board, with assistance of J.P. Morgan, evaluated the proposed terms of the contingent value right and engaged in negotiations regarding the terms through the financial advisors of Clinical Data and Forest.

On February 19, 2011, Clinical Data’s transaction committee held a meeting with representatives of management and J.P. Morgan to discuss the proposed contingent value right agreement being negotiated with Forest. J.P. Morgan also updated the committee on discussions with Company B about a potential structured transaction. Following a discussion, the transaction committee instructed J.P. Morgan to seek to have the contingent value right offered by Forest structured as a tradable security.

Later on February 19, 2011, J.P. Morgan informed Morgan Stanley that Clinical Data would seek to finalize negotiations based on the terms of Forest’s revised proposal.

On February 19, 2011, Cooley and Covington had an initial telephone call to discuss the drafting process and key outstanding issues, including Clinical Data’s counter proposal of a three percent termination fee, the circumstances under which the tender and support agreement would terminate, the purchase price of the warrants and convertible notes, covenants to be included in the contingent value right agreement and the structure and tradability of the contingent value rights. Cooley and Covington had a subsequent telephone call later that day in which Covington conveyed Forest’s positions on the key issues discussed earlier in the day, including the fact that the contingent value rights could not be tradable under Forest’s structure for the proposed transaction and that Forest was willing to accept a termination fee of 3.5% of the merger consideration and indebtedness assumed. Cooley subsequently delivered a revised draft of the merger agreement, together with a draft of the contingent value right agreement to Covington. Thereafter, the parties engaged in negotiations of the merger agreement and contingent value right agreement until early morning on February 22, 2011.

On February 20, 2011, Company B contacted J.P. Morgan and indicated that after further review it did not see sufficient value in Stedivaze and Viibryd alone to support a proposal.

On February 20, 2011, Covington delivered a draft of the tender and support agreement, which was reviewed and negotiated by Hunton as counsel to Third Security and by Cooley.

On February 21, 2011, Clinical Data’s board of directors held a meeting with financial and legal advisors and management of Clinical Data. During the meeting, representatives of Cooley updated the board of directors on negotiations that occurred since the last meeting. Representatives of Cooley then reviewed the key provisions of the merger agreement, including structure and timing considerations given the dual track, two-step cash tender followed by a merger and one-step merger being pursued, offer conditions, regulatory approvals, non-solicitation clause and fiduciary exceptions that would permit Clinical Data to negotiate and accept an unsolicited superior proposal, subject to compliance with the merger agreement and Forest’s matching rights, the change in board recommendation section, termination provisions, termination fee and circumstances under which the termination fee would be payable. Representatives of Cooley also reviewed the contingent value right agreement, including structure, milestones and milestone periods, including the provision for extension of the milestone periods in specified circumstances if the commercial launch of Viibryd does not occur within six months of closing of the transaction. Finally, representatives of Cooley reviewed the tender and support agreement, including the termination provisions and number of subject securities. Clinical Data’s board of directors asked questions and discussed at length the merger agreement, contingent value right agreement and related documentation. J.P. Morgan next presented its analysis of the per share consideration to be paid to the holders of Clinical Data common stock, including the net present value based upon and subject to the factors, assumptions, qualifications and limitations set forth in the opinion, as of the date of the opinion, that, the per share consideration to be paid to the holders of the Clinical Data common stock in the Transaction (other than Mr. Kirk and entities affiliated with Mr. Kirk) was fair, from a financial point of view to such holders. After further discussion, Clinical Data’s board of directors unanimously approved the merger agreement, the contingent value right agreement and the tender and support agreement and determined that the merger agreement, contingent value right agreement, the tender and support agreement and the transactions contemplated therein are advisable, fair to and in the best interests of the holders of Clinical Data common stock and resolved to recommend that Clinical Data’s stockholders, warrant holders and note holders tender their common stock, in-the-money warrants and convertible notes pursuant to the Offer, and that holders of Shares adopt the Merger Agreement.

Early in the morning on February 22, 2011, the Merger Agreement and Support Agreement were signed and later that day, Forest and Clinical Data issued a joint press release announcing the execution of the Merger Agreement.

Reasons for the Merger of Clinical Data and Recommendation of the Board of Directors

On February 21, 2011, the board of directors of Clinical Data unanimously (i) determined that the Merger Agreement, the Support Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the holders of Shares, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by Clinical Data and declared advisable the Merger Agreement and (iii) resolved to recommend that Clinical Data’s stockholders, warrant holders and note holders tender their Shares, In-the-Money Warrants and Clinical Data Notes to the Offer and that the holders of Shares adopt the Merger Agreement.

Clinical Data’s board of directors considered numerous factors, including the following factors, each of which is supportive of its decision to approve the Merger Agreement and the Transactions and recommend the Transactions to Clinical Data’s stockholders, warrant holders and note holders:

•	the fact that the $30.00 per share of the Offer will be paid in cash, providing certainty, immediate value and liquidity to our stockholders;

•	the belief of Clinical Data’s board of directors that the milestones in the CVR Agreement are reasonably achievable given the profile of Viibryd, the competitive landscape for anti-depression drugs, Forest’s existing infrastructure for sale of Forest’s anti-depression drug Lexapro(R), and Forest’s marketing and sales track record for Lexapro that is nearing the end of its patent life;

•	the fact that the $30.00 per share cash portion plus the Contingent Consideration with a net present value of $3.14 per share represents a premium of 31.7 percent to Clinical Data’s closing stock price of $25.17 per share on January 24, 2011, the day of the announcement of the FDA’s approval of Viibryd and the day of the CEO’s comments on a conference call that Clinical Data would continue to explore change of control opportunities;

•	the belief of Clinical Data’s board of directors that Clinical Data, with the assistance of its financial advisor, had conducted a thorough competitive process to identify viable acquisition partners to obtain the best available value to the stockholders and created an opportunity for any other potential interested party to approach Clinical Data if such parties were interested in a strategic transaction;

•	the belief of Clinical Data’s board of directors based upon arm’s length negotiations with Forest and Purchaser that the price to be paid by Purchaser is the highest price per share that Purchaser was willing to pay for Clinical Data and that the terms of the Merger Agreement and CVR include the most favorable terms to Clinical Data to which Forest and Purchaser were willing to agree;

•	the fact that Clinical Data only has sufficient cash resources to fund its operations as a standalone company into May 2011, which would require Clinical Data to raise substantial additional capital to fund the commercial launch of Viibryd, its first drug approved for marketing, its other drug development programs and other ongoing operations, and that any such fundraising would be highly dilutive to the existing stockholders of Clinical Data;

•	the assessment by Clinical Data’s board of directors of Clinical Data’s prospects for substantially increasing stockholder value as a standalone company by building a commercial infrastructure, including hiring or leasing a sales force, launching and marketing Viibryd in the United States and continuing the development of Viibryd, Stedivazetm (“Stedivaze”) and its other pipeline products, considering (i) the size of the sales force that Clinical Data could reasonably afford to deploy, (ii) the expected ramp in product sales given the size of the sales force, (iii) the execution risks associated with transforming a relatively small biotechnology company focused on product development into a profitable specialty pharmaceutical company with efficient sales execution and (iv) other risks and uncertainties related to Clinical Data’s business plan;

•	the review by Clinical Data’s board of directors of management’s financial projections for Clinical Data as a standalone company, the board of directors’ assessment of Clinical Data’s likely stock trading price if Clinical Data were to perform in accordance with its projections, and the board of directors’ assessment of risks relating to execution of Clinical Data’s strategic plan;

•	the belief of Clinical Data’s board of directors, after a thorough review of strategic alternatives and discussions with Clinical Data management and its advisors, that the value offered to stockholders, warrant holders and note holders pursuant to the Transactions is more favorable to the securityholders of Clinical Data than the potential value that might have resulted from other strategic opportunities reasonably available to Clinical Data, including remaining as a standalone company or pursuing a business combination transaction with another party;

•	the opinion of J.P. Morgan to the effect that as of February 21, 2011, and based upon and subject to the various factors, assumptions, qualifications and limitations described in such opinion, the consideration per share to be paid to the holders of common stock is fair to the stockholders of Clinical Data (excluding Randal J. Kirk and his affiliated entities) from a financial point of view;

•	the fact that the Purchaser must extend the Offer or allow Clinical Data to hold its special stockholder meeting to approve the Transactions until (i) at least May 23, 2011 (the “Initial End Date”), if, on any scheduled expiration date, any of the conditions to the consummation of the Offer is not satisfied and has not been waived, or (ii) at least June 23, 2011, if, by the Initial End Date, the condition relating to the receipt of approval under the HSR Act has not been satisfied or waived (provided that all other conditions have been satisfied or waived);

•	the fact that Parent’s and Purchaser’s obligations under the Merger Agreement, including with respect to the Offer and the Merger, are not subject to any financing conditions, that Parent and Purchaser make representations and warranties in the Merger Agreement about the sufficiency of its financial resources to purchase Shares, In-the-Money Warrants and Clinical Data Notes pursuant to the Offer and to consummate the Merger, and that Forest has guaranteed the obligations of Parent and Purchaser;

•	the terms and conditions of the Merger Agreement, including the following related factors:

•	Parent’s ability to fund the cash portion of the per share consideration with cash;

•	the nature of the conditions to Purchaser’s obligations to consummate the Offer, the Merger and other Transactions and the risks of non-satisfaction of such conditions;

•	the ability of Clinical Data’s board of directors under the Merger Agreement to withdraw or modify its recommendation that Clinical Data’s stockholders, warrant holders and note holders accept the Offer and tender their Shares, In-the-Money Warrants and Clinical Data Notes or vote in favor of adoption of the Merger Agreement and in certain circumstances, including in connection with a superior offer, and Clinical Data’s right to terminate the Merger Agreement in order to accept a superior offer and enter into a definitive agreement with respect to such superior offer, in both cases subject to payment of a termination fee;

•	the conclusion of Clinical Data’s board of directors that the termination fee and the circumstances when such termination fee may be payable, are reasonable in light of the benefit of the Offer, Merger and the other Transactions;

•	the likelihood that the Offer or Merger will be consummated on a timely basis, including the likelihood that the Transactions will receive all necessary regulatory approvals; and

•	the availability of statutory appraisal rights to Clinical Data’s stockholders who do not tender their Shares in the Offer or vote in favor of the Merger and otherwise comply with all required procedures under the DGCL.

Clinical Data’s board of directors also considered a variety of risks and other potentially negative factors of the Merger Agreement and the Transactions, including the following:

•	the fact that Clinical Data’s stockholders, warrant holders and note holders will not participate in any potential future earnings or growth of Clinical Data and will not benefit from any appreciation in the value of the combined company;

•	the effect of the announcement and pendency of the Merger Agreement and the Offer on Clinical Data’s stock price, operations, and employees and its ability to retain key employees;

•	the fact that, if the Offer and the other Transactions are not consummated in a timely manner or at all:

•	the trading price of Shares could be adversely affected;

•	Clinical Data will have incurred significant transaction and opportunity costs attempting to consummate the Transactions;

•	Clinical Data will have to raise capital to fund the commercial launch of Viibryd and to fund its ongoing operations;

•	Clinical Data may have lost employees after announcement of the Merger Agreement;

•	Clinical Data’s business may be subject to significant disruption, including delays in the commercial launch of Viibryd; and

•	Clinical Data’s directors, officers and other employees will have expended considerable time and effort to consummate the Transactions.

•	the fact that the Purchaser is not obligated to purchase any Shares in the Offer or one-step merger unless, among other things, either 90% of the outstanding Shares (determined on a fully diluted basis) have been validly tendered and not properly withdrawn in accordance with the terms of the Offer after taking into account the Shares that can be acquired upon exercise of the Top-Up Option or a majority of the outstanding Shares shall have voted in favor of the one-step merger;

•	the termination fee payable to Purchaser upon the occurrence of certain events, including the potential effect of such termination fee to deter other potential acquirors from making a competing offer for Clinical Data that might be more advantageous to Clinical Data’s stockholders, and the impact of the termination fee on Clinical Data’s ability to engage in another transaction for twelve months if the Merger Agreement is terminated in certain circumstances;

•	the fact that the gain realized by Clinical Data’s stockholders as a result of the Offer and the Merger generally will be taxable to the stockholders for U.S. federal income tax purposes; and

•	the restrictions in the Merger Agreement on the conduct of Clinical Data’s business prior to the consummation of the Merger, which may delay or prevent Clinical Data from undertaking business or other opportunities that may arise prior to the consummation of the Offer or the Merger.

Clinical Data’s board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Offer and Merger were outweighed by the potential benefits of the Offer and Merger.

The foregoing discussion of Clinical Data’s board of directors’ reasons for its recommendation to accept the Offer is not meant to be exhaustive, but addresses the material information and factors considered by the board of directors in consideration of its recommendation. In view of the wide variety of factors considered by board of directors in connection with the evaluation of the Offer and the complexity of these matters, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of the board of directors may have been influenced to a greater or lesser degree by different factors. In arriving at their respective recommendations, the members of the board of directors considered the interests of executive officers and directors of Clinical Data as described under “Interests of Our Directors and Executive Officers in the Merger.”

Unaudited Financial Forecasts

Clinical Data’s management prepares projections of its expected financial performance as a standalone company as part of its ongoing management of the business and updated the projections in connection with its review of strategic alternatives. These projections were also provided to J.P. Morgan for its review and analysis in connection with its fairness opinion and used by the board of directors of Clinical Data in connection with its review of strategic alternatives.

The information set forth below is included solely to give Clinical Data’s stockholders, warrant holders and note holders access to the financial projections that were made available to J.P. Morgan and is not included in this proxy statement in order to influence any stockholder, warrant holder or note holder of Clinical Data to make any investment decision with respect to the or Merger or any other purpose, including whether or not to seek appraisal rights with respect to the Shares.

The financial projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or United States generally accepted accounting principles. Neither Clinical Data’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The financial projections reflect numerous estimates and assumptions made by Clinical Data with respect to general business, economic, competitive, regulatory, market and financial conditions and other future events, as well as matters specific to Clinical Data’s business, such as product pricing and reimbursement rates, product launch dates, market penetration, market exclusivity, receipt of regulatory approvals for Viibryd outside the United States and for other indications, including Generalized Anxiety Disorder, and regulatory approval for Stedivaze, required investments, availability of capital to fund product launches and operations until Clinical Data is cash flow positive and levels of operating expenses, all of which are difficult to predict and many of which are beyond Clinical Data’s control. The financial projections reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, Clinical Data’s performance and ability to achieve project revenue and operating results over the applicable period, risks relating to market penetration and pricing and reimbursement, risks relating to the exclusivity period, regulatory approvals risks for Stedivaze, adverse changes in applicable laws, regulations or rules, and the factors described under “Risk Factors” in Clinical Data’s Annual Report on Form 10-K for the year ended March 31, 2010, and Clinical Data’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010. These financial projections were risk-adjusted based on management’s assessment of the probability of achieving the projections. For this purpose, management assumed a 85% probability of success for Viibryd receiving FDA approval in the United States for the treatment of Generalized Anxiety Disorder (GAD) and a 72% net probability of success for Stedivaze receiving FDA approval. The financial projections were also weighted based on management’s assessment of the probability of retaining product exclusivity for Viibryd. For this purpose, management assumed a 20% probability of retaining exclusivity until 2020 and a 80% probability of retaining exclusivity until 2022. The financial projections cannot, therefore, be considered a guaranty of future operating results, and the projections should not be relied upon as such.

The inclusion of the financial projections should not be regarded as an indication that Clinical Data, J.P. Morgan or anyone who received the projections then considered, or now considers, the projection to be material information of Clinical Data or a reliable prediction of future events, and this information should not be relied upon as such. Clinical Data views the financial projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. None of Clinical Data, J.P. Morgan or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if any of it is or becomes inaccurate (even in the short term).

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Clinical Data contained in Clinical Data’s public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the Transactions. Further, the financial projections do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context. Stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement. The financial projections estimate EBIT (calculated at net revenue minus costs of goods sold (including royalties) minus sales and marketing, research and development, general and administrative, milestone payments pursuant to contracts and ammortization) and EBIT (calculated as EBIT plus depreciation and ammortization).

The non-generally accepted accounting principles (“non-GAAP”) projections provided to J.P. Morgan included the following projections of Clinical Data’s future financial performance:

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
	$ in millions

Viibryd MDD Revenue — US	$38	$118	$251	$392	$535	$630	$668	$708	$749	$714	$692	$729	$79	$60	$53	$0	$0	$0	$0
Viibryd MDD Revenue — RoW	0	0	0	4	14	29	46	62	74	78	83	87	93	7	6	0	0	0	0
Viibryd GAD Revenue	0	0	0	0	76	89	95	100	106	101	98	103	11	8	7	0	0	0	0
Stedivaze Revenue	0	0	0	4	32	66	143	222	277	302	323	347	372	217	41	35	29	24	0
Other Revenue	1	1	0	0	1	1	1	0	2	1	0	0	0	0	0	0	0	0	0

Total Net Revenue	$39	$119	$251	$401	$657	$815	$952	$1,092	$1,207	$1,196	$1,196	$1,267	$555	$293	$107	$35	$29	$24	$0
Growth	NA	206%	111%	60%	64%	24%	17%	15%	11%	(1)%	0%	6%	(56)%	(47)%	(63)%	(68)%	(16)%	(16)%	(100)%
COGS (incl. royalties)	6	20	43	67	106	128	141	155	168	157	159	168	40	25	10	3	2	2	0

Gross Profit	$32	$99	$208	$334	$551	$687	$811	$937	$1,039	$1,038	$1,037	$1,099	$515	$268	$97	$32	$27	$22	$0
Gross margin	83%	83%	83%	83%	84%	84%	85%	86%	86%	87%	87%	87%	93%	91%	91%	92%	92%	92%	NA
Sales and Marketing	$93	$147	$233	$258	$296	$307	$311	$322	$333	$298	$278	$254	$58	$26	$2	$0	$0	$0	$0
% of sales	240%	124%	93%	64%	45%	38%	33%	29%	28%	25%	23%	20%	10%	9%	2%	0%	0%	0%	NA
Research and	$33	$75	$61	$34	$23	$9	$8	$8	$8	$6	$7	$7	$2	$2	$2	$1	$1	$0	$0
Development
% of sales	84.4%	62.9%	24.3%	8.6%	3.5%	1.2%	0.8%	0.7%	0.6%	0.5%	0.6%	0.6%	0.3%	0.6%	1.8%	3.1%	3.1%	1.5%	NA
General and Administrative	$16	$16	$17	$17	$17	$18	$18	$19	$19	$19	$19	$18	$16	$13	$11	$3	$3	$2	$0
% of sales	40.6%	13.6%	6.6%	4.2%	2.6%	2.2%	1.9%	1.7%	1.6%	1.6%	1.6%	1.5%	2.9%	4.4%	10.0%	10.0%	10.0%	10.0%	NA
Milestone payments	28	0	0	1	0	7	10	0	0	0	0	0	0	0	0	0	0	0	0
Amortization	2	2	1	1	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0

EBIT	($139)	($141)	($104)	$23	$214	$347	$464	$589	$679	$715	$734	$819	$439	$227	$83	$27	$23	$20	$0
EBIT margin	NM	NM	NM	6%	33%	43%	49%	54%	56%	60%	61%	65%	79%	77%	77%	79%	79%	81%	NA
Depreciation	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Amortization	2	2	1	1	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0

EBITDA	($137)	($139)	($102)	$23	$214	$347	$464	$589	$679	$715	$734	$819	$439	$227	$83	$27	$23	$20	$0
EBITDA margin	NM	NM	NM	6%	33%	43%	49%	54%	56%	60%	61%	65%	79%	77%	77%	79%	79%	81%	NA

For purposes of evaluating the proposed CVR Agreement, management of Clinical Data also prepared financial projections of revenue of Viibryd in the United States assuming Viibryd is owned by and commercially launched by Forest in 2011. Management prepared a base case, low case and high case of projected revenue, with differing assumptions on the size of Forest’s sales force, expected market penetration, growth in the size of the major depressive disorder market, product price increases and approval of Viibryd for other indications. The projections were provided to J.P. Morgan for its review and analysis in connection with its fairness opinion and used by the board of directors of Clinical Data in connection with its review of strategic alternatives. As in the case of the financial projections of Clinical Data as a standalone company, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, the fact that the management of Clinical Data will not control the commercial launch of Viibryd, the size of the sale force, pricing and reimbursement or other decisions that may impact the rate of product sales or market penetration.

The financial projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. generally accepted accounting principles. Neither Clinical Data’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The inclusion of these financial projections should not be regarded as an indication that the milestones for payments under the CVR Agreement will be achieved or that Clinical Data or J.P. Morgan believes that this information is a reliable prediction of future events, and this information should not be relied upon as such.

The non-GAAP projections provided to J.P. Morgan included the following projections set forth below.

Risk-adjusted Revenue in millions

	2011	2012	2013	2014	2015	2016	2017	2018
Base Case	$59	$281	$596	$936	$1,276	$1,503	$1,590	$1,687

	2011	2012	2013	2014	2015	2016	2017	2018
Low Case	$44	$209	$443	$696	$948	$1,117	$1,181	$1,253

	2011	2012	2013	2014	2015	2016	2017	2018
High Case	$72	$340	$719	$1,130	$1,539	$1,814	$1,918	$2,035

Opinion of the Financial Advisor

Pursuant to an engagement letter dated March 11, 2010 (the “J.P. Morgan Engagement Letter”), Clinical Data retained J.P. Morgan to act as its financial advisor in connection with a possible transaction.

At the meeting of the board of directors of Clinical Data on February 21, 2011, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, to the board of directors of Clinical Data to the effect that, as of such date, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in J.P. Morgan’s written opinion, the Offer Price to be paid to the holders of Shares in the Transactions (other than Randal J. Kirk and entities affiliated with Mr. Kirk) was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated February 21, 2011, which sets forth the assumptions made, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex D to this proxy statement. Clinical Data encourages you to read the opinion carefully in its entirety. J.P. Morgan’s written opinion was addressed to the board of directors of Clinical Data, was directed only to the fairness, from a financial point of view, of the Shares Offer Price to be paid to the holders of Shares in the Transactions (other than Randal J. Kirk and entities affiliated with Mr. Kirk), and does not constitute a recommendation to any Clinical Data stockholder as to whether such stockholder should tender its shares into the Offer or how such stockholder should vote with respect to the Merger or any other matter. The Shares Offer Price to be paid to the holders of Shares in the Transactions was determined in negotiations between Clinical Data and Purchaser, and the decision to approve and declare advisable the Merger Agreement and the CVR Agreement and recommend that the holders of the Shares, In-the-Money Warrants and Clinical Data Notes accept the Offer and tender their Shares, In-the-Money Warrants and

Clinical Data Notes pursuant to the Offer, and that the holders of the Shares adopt the Merger Agreement was made independently by the board of directors of Clinical Data. The issuance of J.P. Morgan’s opinion has been approved by a fairness opinion committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth herein is qualified in its entirety by reference to the full text of the written opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft, dated February 21, 2011, of the Merger Agreement, including the form of CVR Agreement attached as an exhibit thereto;

•	reviewed certain publicly available business and financial information concerning Clinical Data and the industries in which it operates;

•	compared the financial and operating performance of Clinical Data with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Shares and certain publicly traded securities of such other companies;

•	compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions and the consideration paid in such transactions;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Clinical Data relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Clinical Data with respect to certain aspects of the Transaction, and the past and current business operations of Clinical Data, the financial condition and future prospects and operations of Clinical Data, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by Clinical Data or otherwise reviewed by or for it, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct, and was not provided with any valuation or appraisal of any assets or liabilities, nor did it evaluate the solvency of Clinical Data or the Purchaser under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that such analyses and forecasts had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Clinical Data to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Transactions and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and that the definitive Merger Agreement, including the CVR Agreement, would not differ in any material respect from the draft thereof furnished to it. J.P. Morgan also assumed that the representations and warranties made by Clinical Data and the Purchaser in the Merger Agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Clinical Data with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on Clinical Data or on the contemplated benefits of the Transaction.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. Subsequent developments may affect the opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the Shares Offer Price to be paid to the holders of the Shares in the Transactions (other than Randal J. Kirk and entities affiliated with

Mr. Kirk), and J.P. Morgan expressed no opinion as to the fairness of the Transactions to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Clinical Data or as to the underlying decision by Clinical Data to engage in the Transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Shares Offer Price to be paid to the holders of the Shares in the Transactions or with respect to the fairness of any such compensation.

The projections furnished to J.P. Morgan for Clinical Data were prepared by or at the direction of the management of Clinical Data. Clinical Data does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Transaction, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. All market data used by J.P. Morgan in its analyses was as of February 21, 2011.

Analysis of Merger consideration

J.P. Morgan conducted an analysis of the consideration to be received by the holders of Shares in the Transaction. Such consideration is equal to (i) $30.00 per share in cash without interest and subject to any tax withholding plus (ii) a contingent right, pursuant to the CVR Agreement which in the aggregate could result in payments of up to $6.00 per Share in cash if certain conditions are satisfied as described more fully in the section entitled “The Contingent Value Rights Agreement” beginning on page 72. For analytical purposes, J.P. Morgan, utilizing a discount rate of 11.0%, calculated a present value of the Contingent Consideration at approximately $3.14 per share based on a probability-weighted blend of the base, low and high projections prepared by management. These projections assumed that Viibryd is owned by and commercially launched by the Purchaser in 2011. J.P. Morgan noted that the combined value of the Cash Portion and the calculated present value Contingent Consideration totaled approximately $33.14 per share (the “Estimated Shares Offer Price Valuation”). However, there is no guarantee that the conditions triggering the payment of the Contingent Consideration will be satisfied.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow (“DCF”) analysis for the purpose of determining the fully diluted equity value per share of the Shares using financial projections prepared by Clinical Data’s management for each business segment. These projections assumed that Clinical Data continued as a standalone entity. These financial projections were risk-adjusted based on management’s assessment of the probability of achieving the projections. For this purpose, management assumed a 85% probability of success for Viibryd receiving FDA approval in the United States for the treatment of Generalized Anxiety Disorder (GAD) and a 72% net probability of success for Stedivaze receiving FDA approval. The financial projections were also weighted based on management’s assessment of the probability of retaining product exclusivity for Viibryd. For this purpose, management assumed a 20% probability of retaining exclusivity until 2020 and a 80% probability of retaining exclusivity until 2022. The DCF analysis was then prepared by valuing Clinical Data on a “sum of the parts” basis as the sum of the DCF values of the following segments:

Segment	DCF Valuation(1)

Viibryd (projections through lifespan of product — 2025)	$789 million
Stedivaze (projections through lifespan of product — 2028)	$298 million
Net operating loss carryforwards (NOLs) ($316 million balance as of 12/31/10)	$145 million
Corporate and other cash flows	$(94 million	)

(1)	Represent midpoints of ranges calculated at 11.0% weighted average cost of capital.

J.P. Morgan calculated and analyzed the unlevered free cash flows that each of these segments is expected to generate during the forecast period provided by Clinical Data management. The unlevered cash flows were then discounted to present values using a range of discount rates from 10% to 12%. This range of discount rates was based upon an analysis of the weighted average cost of capital of Clinical Data conducted by J.P. Morgan. The present value of unlevered cash flows were then adjusted for Clinical Data’s excess cash. Terminal values were not factored into the DCF analysis as the projections covered the lifespan of the products, and Clinical Data is projected to fully utilize the NOLs.

Based on the foregoing, this analysis indicated an implied range of per share prices for the Shares of approximately $25.89 to $30.66 with a midpoint valuation of $28.16, compared to the Estimated Shares Offer Price Valuation of approximately $33.14 as calculated including the Cash Portion and the present value of the Contingent Consideration. J.P. Morgan noted that, under some circumstances, the conditions required for the payment of the Contingent Consideration would not be met, resulting in a Shares Offer Price of solely the Cash Portion of $30.00 per share.

Public Company Multiples

Solely for reference purposes, using publicly available information, J.P. Morgan compared selected financial data of Clinical Data with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous and most relevant to Clinical Data’s business. The companies selected by J.P. Morgan include the following:

•	Dendreon Corporation,

•	Savient Pharmaceuticals, Inc.

•	AVANIR Pharmaceuticals

•	Cadence Pharmaceuticals, Inc.

•	Allos Therapeutics, Inc.

These companies were selected, among other reasons, because they share similar business characteristics to Clinical Data based on operational characteristics and financial metrics. In addition, each of these companies also received regulatory approval for their lead product since September of 2009 and have or intend to independently commercialize their lead product in the United States. Other categories of publicly traded companies were reviewed by J.P. Morgan for reference purposes only. None of the companies utilized in the analysis were deemed to be identical to Clinical Data. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the companies compared to Clinical Data’s and other factors that could affect the public trading value of the companies and Clinical Data.

Using publicly available information, J.P. Morgan calculated the firm value to revenue multiples for each of the selected companies. For purposes of this analysis, a company’s firm value was calculated as the diluted equity value using the treasury stock method based on options outstanding as of that company’s latest filings as of the date of J.P. Morgan’s opinion plus the value of such company’s indebtedness and minority interests and preferred stock as of that company’s latest filings as of the date of J.P. Morgan’s opinion, minus such company’s cash, cash equivalents and marketable securities as of Clinical Data’s latest filings as of the date of J.P. Morgan’s opinion. The firm value was divided by publicly available consensus estimates of equity research projections of future calendarized year revenues for 2013, which is referred to below as “2013 FV/Revenue,” and 2014, which is referred to below as “2014 FV/Revenue,” to derive trading multiples for each company.

Based on the results of this analysis and other factors which it considered appropriate, J.P. Morgan applied a FV/2013 Revenue multiple reference range of 1.6x to 3.7x to Clinical Data’s 2013 Revenue, a Firm Value/2014 Revenue multiple reference range of 1.2x to 2.8x to Clinical Data’s 2014 Revenue and then calculated Clinical Data’s implied equity value per share. J.P. Morgan based its calculations on non-risk-adjusted management projections provided by Clinical Data. The analysis showed the following:

Implied Equity
Public Company Multiples	per Share Value

1.6x — 3.7x 2013 Revenue	$11.65 — $23.55
1.2x — 2.8x 2014 Revenue	$13.60 — $27.95

Historical Share Price Analysis

J.P. Morgan reviewed, solely for reference purposes, the price performance of the Shares during the 52-week period ending February 18, 2011. J.P. Morgan noted that the low and high trading prices per share during that period were $11.14 and $33.90, respectively, compared to the closing price per share of $33.90 on February 18, 2011 and the Estimated Shares Offer Price Valuation of approximately $33.14. J.P. Morgan also noted that the Estimated Shares Offer Price Valuation of $33.14 represented a premium of 31.7% to the closing price per share of the Shares on January 24, 2011 of $25.17, the date that Clinical Data announced FDA approval for Viibryd and the potential for a change of control transaction, as well as a premium of 17.7% to the volume weighted average price per share of the Shares for the period from January 24, 2011 to February 18, 2011.

Analyst Price Targets

J.P. Morgan reviewed, solely for reference purposes, the price targets for the Shares by certain equity research analysts during the periods both before and after FDA approval for Viibryd. During the pre-approval period between October 1, 2010 and January 21, 2011, the price targets ranged from $23.00 per share to $37.00 per share, and during the post-approval period between January 23, 2011 and February 10, 2011, the price targets ranged from $29.00 per share to $46.00 per share, compared to the closing price per share of $33.90 on February 18, 2011 and the Estimated Shares Offer Price Valuation of approximately $33.14.

Selected Transactions Analysis

J.P. Morgan compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies J.P. Morgan considered potentially relevant and the consideration received for such companies. J.P. Morgan noted specifically that none of the companies acquired in the transactions reviewed by J.P. Morgan had a lead product with a sufficiently comparable market opportunity, which required sufficiently comparable resources to commercialize, or was at a sufficiently comparable stage of development.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented or utilized by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying its analyses and opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the results of all its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Clinical Data. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Clinical Data. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Clinical Data.

The opinion of J.P. Morgan was one of the many factors taken into consideration by the board of directors of Clinical Data in making its determination to approve the Transaction. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of the board of directors of Clinical Data with respect to the value of Clinical Data, or of whether the board of directors of Clinical Data would have been willing to agree to different or other forms of consideration.

As a part of its investment banking and financial advisory business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Clinical Data and deliver an opinion to the board of directors with respect to the Transactions on the basis of such experience and J.P. Morgan’s prior services for Clinical Data.

J.P. Morgan acted as financial advisor to Clinical Data with respect to the proposed Transactions and will receive a fee from Clinical Data for its services, a substantial portion of which will become payable only if the proposed Transactions is consummated. In addition, Clinical Data has agreed to indemnify J.P. Morgan for certain liabilities arising out of our engagement. During the two years preceding the date of its opinion letter, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Purchaser, for which it or such affiliates received customary compensation. Specifically, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under a revolving credit facility of, and performs treasury and cash management services for, the Purchaser (or its affiliates). In addition, J.P. Morgan’s asset management affiliate manages certain investment assets for the Purchaser (or its affiliates). In addition, one of J.P. Morgan’s senior officers, who has been actively involved in J.P. Morgan’s engagement by Clinical Data in connection with the Transaction, owns less than 0.5% of the outstanding shares of the Shares and warrants of Clinical Data, which he has held for approximately five years. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Clinical Data or Purchaser (or its affiliates) for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in those securities.

Pursuant to the J.P. Morgan Engagement Letter, Clinical Data has agreed to pay J.P. Morgan a fee, based upon a percentage of the aggregate Cash Portion, in the amount of approximately $18.9 million, of which $1.0 million was payable at the time J.P. Morgan delivered its opinion to the board of directors of Clinical Data and the balance of which is payable only if the Transactions is consummated. J.P. Morgan will also be entitled to receive additional fees in the future equal to 1.5% of the cash amounts actually paid in respect of the Contingent Consideration, if any, ultimately paid to holders of Shares. In addition, Clinical Data also agreed to reimburse J.P. Morgan for all reasonable and documented out-of-pocket expenses reasonably incurred by J.P. Morgan under the J.P. Morgan Engagement Letter, including the fees and disbursements of its legal counsel. Clinical Data also agreed to indemnify J.P. Morgan and related parties against certain liabilities arising out of its engagement.

Delisting and Deregistration of Clinical Data Common Stock

If the Merger is completed, Clinical Data common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act. Therefore, the provisions of the Exchange Act will no longer apply to Clinical Data, including the requirement that we furnish a proxy or information statement to our stockholders in connection with meetings of our stockholders. We will also no longer be required to file periodic reports with the SEC.

Effects on Clinical Data if the Merger is Not Completed

If Clinical Data’s stockholders do not adopt the Merger Agreement, or if the Merger is not completed for any other reason, stockholders will not receive any payment for their Shares in connection with the Merger. Instead, Clinical Data will remain an independent public company and Clinical Data common stock will continue to be listed and traded on the NASDAQ Global Market. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Clinical Data stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic, regulatory and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares. From time to time, the board of directors of Clinical Data will evaluate and review, among other things, our business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If Clinical Data’s stockholders do not adopt the Merger Agreement, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Clinical Data will be offered, or that the business, prospects or results of operations of Clinical Data will not be adversely impacted. We may also be required to pay Parent’s expenses and the termination fees as described in “The Merger Agreement — Termination Fee; Expense Reimbursement.”

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Clinical Data with respect to the Merger, you should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors of Clinical Data was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Outstanding Shares held by Directors and Executive Officers

Certain of our directors and executive officers own Shares that, upon the Acceptance Time (if tendered in connection with the Offer) or consummation of the Merger, will be converted into the right to receive the Cash Consideration per Share plus Contingent Consideration per Share on the same terms and conditions as the other stockholders of Clinical Data as described under “The Merger Agreement — Treatment of Shares of Common Stock, In-the-Money Warrants and Clinical Data Notes.” As of February 22, 2011, the directors and executive officers of Clinical Data beneficially owned, in the aggregate, 11,271,500 Shares, excluding Shares issuable upon exercise of options to purchase Shares, conversion of deferred stock units, conversion of warrants and conversion of notes, which are all discussed below. The following table sets forth the total number of outstanding Shares beneficially owned by such executive officers and directors on February 22, 2011, the Cash Consideration they would have received in the Merger for such Shares (without taking into account any applicable tax withholdings), and the total number of Shares that would have been entitled to

Contingent Consideration, assuming the Merger was completed on February 22, 2011. No cash value has been attributed to the Contingent Consideration.

				Number of Shares
				Entitled to
	Number of		Cash Value of	Contingent
Name	Shares Owned		Shares Owned	Consideration

Randal J. Kirk	11,010,882	(1)	$330,326,460	11,010,882
Larry Horner	159,522	(2)	$4,785,660	159,522
Burton Sobel	—		—	—
Richard J. Wallace	—		—	—
Andrew Fromkin	9,405		$282,150	9,405
Arthur Malman	66,054		$1,981,620	66,054
Scott Tarriff	16,600	(3)	$498,000	16,600
James Shaffer	1,000		$30,000	1,000
Caesar Belbel	—		—	—
Carol Reed	2,437		$73,110	2,437
C. Evan Ballantyne	5,600		$168,000	5,600
All directors and executive officers as a group (11 persons)	11,271,500		$338,145,000	11,271,500

(1)	Includes Shares owned by affiliates of Mr. Kirk and 7,600 unvested shares of restricted stock

(2)	Includes Shares owned by Mr. Horner’s wife and 3,800 unvested shares of restricted stock

(3)	Includes 3,800 unvested shares of restricted stock

Treatment of Stock Options

As of February 22, 2011, there were 2,831,946 Shares subject to outstanding stock options granted under our Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”), our 2002 Incentive and Stock Plan (the “2002 Plan”) and the Genaissance Pharmaceuticals, Inc. 2000 Amended and Restated Equity Incentive Plan (the “2000 Plan” and, collectively with the 2005 Plan and 2002 Plan, the “Equity Incentive Plans”) to our current executive officers and directors. Similar to the treatment of stock options held by all our other employees, upon the consummation of the Merger, each outstanding stock option granted under our Equity Incentive Plans (whether or not vested) with an exercise price that is less than $36.00 and held by our executive officers and directors, will be canceled and converted automatically into the right to receive (i) cash per share in the amount by which $30.00 exceeds the per share exercise price for such stock option and (ii) the Contingent Consideration with respect to each of the total number of Shares subject to such stock option. If the exercise price of the stock option equal or exceeds $36.00, the holder of such stock option will not be entitled to any consideration in connection with the Merger.

The following table sets forth the total amount of Cash Consideration that our executive officers and directors would have received (without taking into account any applicable tax withholdings) and total number of Shares that would have been entitled to Contingent Consideration, in respect of their vested and unvested stock options assuming the Merger was completed on February 22, 2011 and no vested stock options were disposed of prior to that time. For purposes of this table: (1) out-of-the-money stock options (i.e., those with an exercise price greater than $36.00 per share) are not included; and (2) no cash value has been attributed to the Contingent Consideration.

	Vested Options			Unvested Options
	Number of	Weighted -		Number of	Weighted -			Number of
	Shares	Average	Cash Spread	Shares	Average	Cash Spread		Shares
	Underlying	Exercise	Value from	Underlying	Exercise	Value from	Total Option	Entitled to
	Vested	Price per	Vested	Unvested	Price per	Unvested	Cash Spread	Contingent
Name	Options	Share	Options	Options	Share	Options	Value	Consideration

Randal J. Kirk	—	—	—	—	—	—	—	—
Larry Horner	15,000	$23.03	$104,550	—	—	—	$104,550	15,000
Burton Sobel	82,500	$15.33	$1,210,200	7,500	$16.16	$103,800	$1,314,000	90,000
Arthur Malman	26,250	$15.46	$381,788	7,500	$16.16	$103,800	$485,588	33,750
Richard Wallace	52,500	$17.86	$637,200	7,500	$16.16	$103,800	$741,000	60,000
Scott Tarriff	—	—	—	—	—	—	—	—
Andrew Fromkin	829,729	$13.04	$14,073,033	249,999	$16.10	$3,474,318	$17,547,351	1,079,728
James Shaffer	96,667	$14.51	$1,497,724	123,333	$16.43	$1,673,926	$3,171,650	220,000
Carol Reed	260,054	$14.20	$4,108,554	191,666	$16.13	$2,658,742	$6,767,296	451,720
C. Evan Ballantyne	221,668	$12.31	$3,921,506	163,332	$16.12	$2,267,244	$6,188,750	385,000
Caesar Belbel	329,272	$13.09	$5,567,399	163,332	$16.12	$2,267,244	$7,834,643	492,604
All directors and executive officers as a group (11 persons)	1,913,640		$31,501,954	914,162		$12,652,874	$44,154,828	2,827,802

Treatment of Restricted Stock

Our chairman, Randal J. Kirk, and two of our directors, Larry Horner and Scott Tarriff, hold shares of restricted stock granted under our 2005 Plan that were unvested as of February 22, 2011. Under the terms of each of the restricted stock agreements between Clinical Data and each director, the vesting of the unvested shares of restricted stock held by a director will be accelerated and fully vested upon a change of control of Clinical Data. The consummation of the Merger will constitute a change of control under each of the aforementioned restricted stock agreements. None of our executive officers held any shares of restricted stock as of February 22, 2011.

The following table sets forth the total amount of cash that our directors would have received in respect of their unvested restricted stock (without taking into account any applicable tax withholdings) and the total number of Shares that would have been entitled to Contingent Consideration, assuming the Merger was completed on February 22, 2011 and such Shares were accelerated and fully vested immediately prior to the effective time of the Merger and converted into the right to receive an amount in cash equal to the Cash Consideration and the right to receive Contingent Consideration. No cash value has been attributed to the Contingent Consideration.

	Number of
	Shares of	Value of Cash
	Restricted Stock	Consideration	Number of Shares Entitled to Contingent
	Vesting Upon	Relating to Shares	Consideration Relating to
	Consummation	of Restricted Stock	Shares of Restricted
Name	of the Merger	Vesting	Stock Vesting

Randal J. Kirk	7,600	$228,000	7,600
Larry Horner	3,800	$114,000	3,800
Scott Tarriff	3,800	$114,000	3,800

Treatment of Deferred Stock Units

Larry Horner, one of our directors, holds deferred stock units (“DSUs”) previously granted to him by Clinical Data. As of February 22, 2011, each of Mr. Horner’s DSUs was fully vested. At the effective time of the Merger, each DSU outstanding will be canceled and converted automatically into the right to receive the

Cash Consideration and the Contingent Consideration with respect to each of the total number of Shares issuable upon conversion of such DSU. The following table sets forth the total amount of upfront cash consideration (without taking into account any applicable tax withholdings) that Mr. Horner would have received in respect of his DSUs and the number of Shares that would have been entitled to Contingent Consideration, assuming the Merger was completed on February 22, 2011. No cash value has been attributed to the Contingent Consideration.

Number of Shares
		Total Cash	Entitled to
	Number of	Value of	Contingent
Name	DSUs	DSUs	Consideration

Larry Horner	2,068	$62,040	2,068

Treatment of Warrants

Certain of our directors and their affiliates hold In-the-Money Warrants that were outstanding as of February 22, 2011. Upon the consummation of the Merger, each outstanding warrant with an exercise price that is less than $36.00 will be canceled, as permitted by the terms thereof, and converted into the right to receive cash consideration and the Contingent Consideration for each share issuable upon the exercise of such warrants. The amount of cash consideration each director will receive in the Merger for their In-the-Money Warrants, will depend on the type of warrant they hold.

Mr. Kirk currently owns 2008 Warrants and 2009 Warrants. For each 2008 Warrant Mr. Kirk holds he will receive (i) the product of $13.56 multiplied by the number of Shares subject to such 2008 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the 2008 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable. For each 2009 Warrant Mr. Kirk holds he will receive (i) the product of, in the case of the Series A 2009 Warrants, $21.88, and in the case of the Series B 2009 Warrants, $20.26, multiplied by the number of Shares subject to such 2009 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the 2009 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable.

Messrs. Horner, Tarriff and Malman beneficially own 2005 Warrants. For each 2005 Warrant Messrs. Horner, Tarriff and Malman hold they will receive (i) the product of $14.90 multiplied by the number of Shares subject to such 2005 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the 2005 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable

In addition, Mr. Horner also beneficially owns 2006 Warrants. For each 2006 Warrant Mr. Horner holds, he will receive (i) the product of $17.71 multiplied by the number of Shares subject to such 2006 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of the 2006 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable.

The following table sets forth the total amount of upfront cash consideration (without taking into account any applicable tax withholdings) and the total number of Shares that would have been entitled to Contingent Consideration that our directors and certain of their affiliates holding in-the-Money would have received for the cancellation, if permitted by the terms thereof, and conversion of these In-the-Money Warrants, assuming the Merger was completed on February 22, 2011 and the In-the-Money Warrant, were automatically converted into the right to receive the Merger consideration as described above. No cash value has been attributed to the Contingent Consideration.

			Weighted-		Number of Shares
			Average		Entitled to
	Number of Shares		Exercise Price	Total Warrant	Contingent
Name	Underlying Warrants		per Share	Cash Spread Value	Consideration

Randal J. Kirk	3,812,761	(1)	$10.42	$74,640,232	3,812,761
Larry Horner	10,663	(2)	$13.89	$178,304	10,663
Scott Tarriff	7,500		$15.60	$111,750	7,500
Arthur Malman	3,750		$15.60	$55,875	3,750

(1)	Includes warrants held by affiliates of Mr. Kirk.

(2)	Consists of warrants held by Mr. Horner’s wife.

Treatment of Clinical Data Notes

Through his affiliates, our chairman Randal J. Kirk also holds Clinical Data Notes as of February 22, 2011 in the aggregate principal amount of $50,000,000 that are convertible into 6,110,599 Shares. Upon the consummation of the Merger, all of the outstanding Clinical Data Notes will be converted into the right to receive (i) the product of $30.00 multiplied by the maximum number of Shares into which such Clinical Data Note is convertible immediately prior to the Acceptance Time or the effective time of the Merger, as applicable and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon conversion in full of each Clinical Data Note as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable.

The following table sets forth the total amount of upfront cash consideration (without taking into account any applicable tax withholdings) that Mr. Kirk and his affiliates would have received for the cancellation of the Clinical Data Notes and the number of Shares that would have been entitled to Contingent Consideration, assuming the Merger was completed on February 22, 2011 and the notes were automatically converted into the right to receive the Merger consideration as described above. No cash value has been attributed to the Contingent Consideration.

				Number of
				Shares Entitled
	Number of Shares	Conversion Price		to Contingent
Name	Underlying Notes	per Share	Cash Value	Consideration

Randal J. Kirk	6,110,599(1)	$8.1825	$183,317,970	6,110,599

(1)	Includes notes held by affiliates of Mr. Kirk.

Employment Arrangements

Clinical Data has previously entered into executive employment agreements with Andrew Fromkin, our President and Chief Executive Officer, C. Evan Ballantyne, our Chief Financial Officer and Executive Vice President, Caesar Belbel, our Chief Legal Officer, Secretary and Executive Vice President, Carol Reed, our Chief Medical Officer and Executive Vice President, and James Shaffer, our Chief Commercial Officer and Executive Vice President. All of Clinical Data’s current executive employment agreements provide that the executive’s employment may be terminated with or without cause at any time by Clinical Data, or by the executive with or without good reason (as such terms are defined in the executive employment agreements). The payments due to the executives upon termination by Clinical Data without cause or by the executives for good reason include (1) any salary and vacation accrued and unpaid as well as any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination and any unreimbursed expenses and any other payments and benefits to which the executive may be entitled under Clinical Data’s benefit plans, (2) the amount of the executive’s then current base salary for the twelve months following the date of termination, (3) all premiums for health and other benefits during the twelve month period following the date of termination and (4) immediate vesting of the officer’s unvested equity awards, with an extension of the eligible exercise period. In addition, if the executive’s employment is terminated for any reason other than for cause, the executive may be entitled to receive such additional severance benefits as the board of directors of Clinical Data, in its sole discretion, may decide, including a bonus for the pro-rata portion of the executive’s annual bonus for the performance year in which his or her employment is terminated.

The following table sets forth for each executive officer of Clinical Data the estimated amount of cash severance pay and the value of health, disability and dental benefits to which the executive officer would have been entitled assuming that the Merger was completed on February 22, 2011 and all such executive officers were terminated immediately after the closing without “cause” or for “good reason,” as applicable.

		Estimated
		Payments for
		12 Months	Total Potential Severance
	Estimated Cash	Participation in	Payments (Including Health and
Name	Severance Payments	Health Plans	Other Benefit Payments)

Andrew J. Fromkin	$476,595	$17,198	$493,793
Caesar Belbel	$310,000	$6,512	$316,512
C. Evan Ballantyne	$310,000	$17,198	$327,198
James Shaffer	$300,000	$1,407	$301,407
Carol Reed	$367,200	$6,512	$373,712
All executive officers as a group (5 persons)	$1,763,795	$48,827	$1,812,622

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that, from and after the earlier of the Acceptance Time and the effective time of the Merger, Parent will cause the surviving corporation to fulfill and honor the obligations of Clinical Data pursuant to (i) each indemnification agreement in effect as of February 22, 2011 between Clinical Data and individuals Clinical Data has previously agreed to indemnify, including the executive officers and current directors of Clinical Data, and (ii) for a period of six years from and after the earlier of the Acceptance Time and the effective time of the Merger, any indemnification, expense advancement and exculpation provision set forth in the certificate of incorporation, bylaws, or other organizational documents of Clinical Data. Parent has further agreed during the period of six years from and after the earlier of the Acceptance Time and the effective time of the Merger to not amend, repeal or modify the current indemnification provisions in Clinical Data’s certificate of incorporation, bylaws, or other organizational documents in any manner that could adversely affect an indemnified person’s rights thereunder and to also indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted by applicable law, each director and officer against any costs, fees and expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with (i) any acts or omissions occurring or alleged to occur prior to, or as of, the completion of the Merger in their capacity as a director, officer, employee or agent of Clinical Data or any of its subsidiaries or (ii) any of the transactions contemplated by the Merger Agreement.

For a period of six years after the earlier of the Acceptance Time and the effective time of the Merger, Parent has also agreed to cause the surviving corporation to maintain in effect directors’ and officers’ liability and insurance coverage on terms and conditions that are no less favorable than our current policy. During this six year period, Parent (or the surviving corporation) will only be required to pay aggregate premiums for insurance up to 200% of the current annual premium for Clinical Data’s directors’ and officers’ liability insurance policy. Alternatively, Clinical Data may obtain a prepaid tail policy prior to the consummation of the Merger to provide currently indemnified persons with directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the earlier of the Acceptance Time and the effective time of the Merger for a period of six years following such time, provided that the aggregate premium for such tail policy does not exceed 600% of Clinical Data’s current annual premium for its directors’ and officers’ liability insurance policy.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of Shares that are converted into Cash Consideration and Contingent Consideration in the Merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect or different interpretations. Any such change could alter the tax consequences to our stockholders as described herein. As a result, we cannot assure you that the tax consequences described herein will not be challenged by the Internal Revenue Service (the “IRS”), or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the Merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a Clinical Data stock option or the acquisition or disposition of Shares other than pursuant to the Merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular Clinical Data stockholders in light of their particular circumstances, including stockholders:

•	that are insurance companies;

•	that are tax-exempt organizations;

•	that are financial institutions, regulated investment companies, or brokers or dealers in securities;

•	who hold their common stock as part of a hedge, straddle or conversion transaction;

•	that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	who are liable for the U.S. federal alternative minimum tax;

•	who are partnerships or any other entity classified as a partnership for U.S. federal income tax purposes, S corporations or other pass-through entities or entities that are disregarded for U.S. federal income tax purposes regardless of the location of the jurisdiction of organization;

•	who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation;

•	whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	who do not hold their common stock as a capital asset for federal income tax purposes; or

•	who are U.S. expatriates.

The following summary also does not address the tax consequences for the holders of stock options. This summary addresses only Clinical Data stockholders that are U.S. holders and assumes that Clinical Data stockholders hold their Shares as a “capital asset” (generally, property held for investment).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof (or the District of Columbia);

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

CLINICAL DATA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR OWN RESPECTIVE TAX SITUATIONS.

United States Federal Income Tax Treatment of Exchange of Clinical Data Common Stock for Cash and Contingent Consideration

Generally, Clinical Data stockholders will recognize capital gain or loss as of the effective time of the Merger. The amount of gain or loss, if any, will be equal to the difference between the Clinical Data stockholder’s adjusted basis in the Shares held by the stockholder and the sum of the cash received by the stockholder at the closing and the fair market value of the Contingent Consideration received by the Clinical Data stockholder at the closing. Because Clinical Data stock is publicly traded for the purposes of Section 453(k)(2)(A) of the Code (and assuming that Clinical Data stock continues to be so publicly traded until closing), Clinical Data stockholders generally may not use the installment method to calculate gain on the disposition of Shares in the Merger. A Clinical Data stockholder’s adjusted basis in Clinical Data stock is generally the Clinical Data stockholder’s original cost for the stock. For this purpose, Clinical Data stockholders who acquired different blocks of Shares at different times must calculate gain or loss separately for each identifiable block of Shares surrendered in the Merger. The fair market value of the Contingent Consideration is based, among other factors, on the likelihood that a payment under the CVR Agreement will be made and the application of a time value of money discount factor.

Subject to various exceptions, a Clinical Data stockholder’s capital gain or loss from the exchange of Clinical Data stock for Cash Consideration and Contingent Consideration will be long-term capital gain or loss if the Clinical Data stockholder has held the Clinical Data stock for more than one year as of the effective time of the Merger. Capital losses are subject to limitations on deductibility.

United States Federal Income Tax Treatment of the Contingent Consideration

Upon the receipt, if any, of cash under the CVR Agreement, Clinical Data stockholders would be required to recognize imputed interest (as described in the next paragraph) and gain (or loss) at the time such cash is received, with the gain (or loss) equal to the amount by which the excess of the cash over the imputed interest amount exceeds (or is less than) the Contingent Consideration. There is no clear legal authority dictating whether the receipt of cash (if any) in accordance with the terms of the Contingent Consideration would be treated as a sale or exchange, and the classification of any resulting gain as capital gain or ordinary income for income tax purposes is therefore uncertain. Any loss (including as a result of the non-payment of cash under the CVR Agreement) would be a capital loss. Whether any capital gain or capital loss would be a short-term or a long-term gain or loss is also uncertain, as it is not clear under current legal authority if the holding period is based on the holding period for the Clinical Data stock or the holding period of the Contingent Consideration.

A portion of any cash received under the CVR Agreement would be deemed to be interest income. The imputed interest amount would equal the excess of the cash received over its present value at the effective time of the Merger, calculated using the applicable federal rate, or AFR, as the discount rate. The AFR is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. Any such amount treated as interest would be ordinary income.

Appraisal Rights

The above discussion does not apply to Clinical Data stockholders who properly perfect appraisal rights. Under specified circumstances, a Clinical Data stockholder may be entitled to appraisal rights in connection with the Merger. If a Clinical Data stockholder that is a U.S. holder receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the cash received and such stockholder’s tax basis in the Shares held by the stockholder. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income for U.S. federal income tax purposes. Stockholders of Clinical Data common stock who may exercise appraisal rights are urged to consult their own tax advisors.

Backup Withholding and Information Reporting for U.S. Holders

A Clinical Data stockholder who is a U.S. holder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s Clinical Data common stock in the Merger. The current backup withholding rate for 2011 is 28%, but this rate could change at any time. Backup withholding will generally not apply, however, to a Clinical Data stockholder who is a U.S. holder and who furnishes the paying agent with a correct taxpayer identification number on IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. Clinical Data stockholders who fail to provide their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Each Clinical Data stockholder and, if applicable, each other payee, should complete and sign the IRS Form W-9 included with the letter of transmittal in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Clinical Data stockholders who are subject to backup withholding should consult with their own tax advisors regarding the possibility of obtaining a refund or other tax benefit as a result of such backup withholding.

THE FOREGOING DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR OUR STOCKHOLDERS’ GENERAL INFORMATION ONLY. ACCORDINGLY, OUR STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Regulatory Matters

Under the HSR Act and the related rules and regulations that have been issued by the FTC, certain acquisitions of voting securities or assets may not be consummated until Premerger Notification and Report Forms have been filed for review by the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. These requirements apply to Forest’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Forest and Clinical Data have filed their Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on March 2, 2011, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on March 17, 2011, unless earlier terminated by the FTC and the Antitrust Division, or Forest receives a request for additional information or documentary material prior to that time. If within the 15-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Forest, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10-calendar days following the date of Forest’s substantial compliance with that request. If either waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m., New York City time, of the next day that is not a Saturday, Sunday or legal public holiday. Expiration or termination of the HSR Act’s waiting period is a condition to closing for both us and Forest.

Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 10-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the Antitrust Division routinely evaluate the antitrust laws of proposed transactions such as Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Forest, Clinical Data or any of their respective subsidiaries or affiliates. Private parties as well as State Attorneys General and foreign regulators also may bring legal actions under the antitrust laws under certain circumstances, although here Purchaser has concluded that no foreign competition filings will be required. There can be no assurance that a challenge to the acquisition of the Shares in the Offer and/or the Merger on antitrust grounds will not be made or, if such a challenge is made, what the result will be.

Certain Relationships Between Forest, Parent and Clinical Data

There are no material relationships between Forest, Parent and Purchaser or any of their respective affiliates, on the one hand, and Clinical Data or any of our affiliates, on the other hand, other than in respect of the Merger Agreement and those arrangements described above under “The Merger — Interests of our Directors and Executive Officers in the Merger.”

Litigation Related to the Merger

Between February 22, 2011 and March 7, 2011, six putative class action lawsuits were filed against Clinical Data, members of the board of directors of Clinical Data, Forest, Purchaser and FL Holding CV arising out of the Merger (collectively, the “Lawsuits”). One Lawsuit was filed in the Superior Court of the Commonwealth of Massachusetts, County of Middlesex (entitled Joel Kerr v. Clinical Data, Inc. et al.), another Lawsuit was filed in the United States District Court for the District of Massachusetts (entitled Vinod Podichetty v. Clinical Data, Inc. et al.), and the other four Lawsuits were filed in the Court of Chancery of the State of Delaware (entitled Bradley Wojno v. Andrew Fromkin et al., Douglas Staples v. Clinical Data, Inc. et al., Alla Dorodny v. Clinical Data, Inc. et al., and Michael A. Toht v. Clinical Data, Inc. et al). The Lawsuits generally allege that the members of the board of directors of Clinical Data breached their fiduciary duties of loyalty, care, independence, good faith and fair dealing to our stockholders by entering into the Merger Agreement because they, among other things (i) failed to maximize stockholder value; (ii) used a process that was unfair and inadequate and tailored to better their own interests at the expense of Clinical Data’s public stockholders; (iii) failed to implement a bidding mechanism to foster a fair auction or took steps to avoid competitive bidding; and (iv) agreed to preclusive deal-protection terms. The Lawsuits also allege that Forest, Purchaser and Clinical Data aided and abetted the board of directors of Clinical Data in breaching their fiduciary duties. Plaintiffs in these suits seek to stop or delay the acquisition of Clinical Data by Forest, or rescission of the Merger in the event it is consummated, and seek monetary damages in an unspecified amount to be determined at trial. We believe the allegations in the Lawsuits are entirely without merit and we intend to defend against them vigorously.

APPRAISAL RIGHTS

Under Delaware law, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your Shares as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the Merger Agreement and the CVR Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of Shares unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the Special Meeting to vote on the Merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your Shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your Shares before the vote with respect to the Merger is taken, which must reasonably inform us of the identity of the holder of record who intends to demand appraisal of his, her or its Shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•	You must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the Shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement and the Merger or abstain from voting on the Merger Agreement and the Merger.

•	You must continue to hold of record your Shares through the effective date of the Merger. Therefore, a stockholder who is the record holder of Shares on the date the written demand for appraisal is made but who thereafter transfers the Shares prior to the effective date of the Merger will lose any right to appraisal with respect to such Shares.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Cash Consideration and Contingent Consideration, but you will have no appraisal rights with respect to your Shares. All demands for appraisal should be addressed to Clinical Data, Inc., One Gateway Center, Suite 702, Newton, MA 02458, Attention: Chief Legal Officer, Telephone: (617) 527-9933, and must be delivered before the vote on the Merger Agreement is taken at the Special Meeting and should be executed by, or on behalf of, the record holder of the Shares. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its Shares.

To be effective, a demand for appraisal by a holder of Shares must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s).

Beneficial owners who do not also hold the Shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those Shares. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record, however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds Shares as a nominee for others, may exercise his or her right of appraisal with respect to the Shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of Shares as to which appraisal is sought. Where no number of Shares is expressly mentioned, the demand will be presumed to cover all Shares held in the name of the record owner.

If you hold your Shares in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your brokerage firm, bank, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective date of the Merger, the surviving corporation must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement and the Merger. At any time within 60 days after the effective time of the Merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his, her or its Shares; after this period, the stockholder may withdraw such demand for appraisal only with the written consent of the surviving corporation. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of Shares not voted in favor of the Merger Agreement and the Merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such Shares. A person who is the beneficial owner of Shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of Shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon Clinical Data, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. We have currently have no intention to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such Shares. Accordingly, stockholders who desire to have their

Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their Shares and with whom agreements as to the value of their Shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their Shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their Shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their Shares, the Delaware Court of Chancery will appraise the Shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those Shares.

Upon application by Clinical Data, as the surviving corporation of the Merger or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list filed by Clinical Data (as explained above), as the surviving or resulting corporation of the Merger, and who has submitted such stockholder’s certificates of stock to the Register in Chancery (if required) may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Although we believe the Merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and you should be aware that the fair value of your Shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement. You should also be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the Merger Agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Clinical Data common stock is less than the Merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all Shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote Shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those Shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for Shares of his, her or its Shares pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the Merger Agreement within 60 days after the effective date of the Merger.

Failure to comply with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by the board of directors of Clinical Data for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at our offices at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116-3736 at 10:00 a.m., local time, on April   , 2011.

Purpose of the Special Meeting

You will be asked at the Special Meeting to adopt the Merger Agreement. The board of directors of Clinical Data has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Clinical Data and our stockholders and authorized and approved the execution, delivery and performance of the Merger Agreement by Clinical Data and recommends that our stockholders vote to adopt the Merger Agreement. If necessary, you will also be asked to vote on a proposal to adjourn the Special Meeting for the purpose of soliciting proxies to vote in favor of the adoption of the Merger Agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Clinical Data common stock at the close of business on March 3, 2011 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. Each share of Clinical Data common stock issued and outstanding on the record date is entitled to one vote at the Special Meeting. On the Record Date, 31,090,561 Shares were issued and outstanding and held by 465 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding Shares entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement, it is expected that the meeting will be adjourned to solicit additional proxies if the holders of a majority of the Shares present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment. Holders of record of Clinical Data common stock on the Record Date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares on the Record Date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the Shares present, in person or by proxy, at the Special Meeting. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the approval of an adjournment of the Special Meeting.

Voting of Proxies

All Shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the Merger Agreement and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary.

To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your Shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares represented at the Special Meeting but not voted, including Shares for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only Shares affirmatively voted for the adoption of the Merger Agreement, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and “AGAINST” the proposal to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and “AGAINST” the proposal to grant authority to adjourn the Special Meeting. Brokers who hold Shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such Shares, brokers are not empowered to vote those Shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as Shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” the adoption of the Merger Agreement and on the proposal to adjourn the Special Meeting, if necessary.

No business may be transacted at the Special Meeting other than the proposal to adopt the Merger Agreement and, if necessary, the proposal to adjourn the Special Meeting.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your Shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their Shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares of Common Stock Registered in Your Name

Stockholders of record may go to www.voteproxy.com to grant a proxy to vote their Shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote Shares by calling 1-800-776-9437 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card.

A number of brokers and banks are participating in a program that offers the means to authorize votes over the Internet and by telephone. If your Shares are held in an account with a broker or bank participating in such a program, you may authorize a proxy to vote those Shares over the Internet at the Internet URL specified on the instruction form received from your broker of bank, or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., New York City Time, on April   , 2011. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the Shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your Shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Clinical Data. Our directors, officers and employees may assist in soliciting proxies by personal interview, mail, e-mail, telephone or facsimile. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Shares that the brokers and other custodians, nominees and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of common stock certificates will be mailed to our stockholders as soon as practicable after completion of the Merger.

THE MERGER AGREEMENT

The following description sets forth the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The full text of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. The Merger Agreement should be read in conjunction with the disclosures in our filings with the SEC available at the SEC’s website, www.sec.gov. The provisions contained in the Merger Agreement are intended to govern the contractual rights and relationships and to allocate risks between us and Forest and Parent with respect to the Merger.

Explanatory Note

The Merger Agreement governs the contractual rights among Parent, Purchaser, Forest and Clinical Data in relation to the Offer and the Merger. The Merger Agreement is attached as Annex A to this proxy statement to provide Clinical Data’s stockholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Clinical Data or Forest in Clinical Data’s or Forest’s public reports filed with the SEC. In particular, the Merger Agreement and summary of the Merger Agreement contained in this proxy statement are not intended to be, and should not be, relied upon as disclosures regarding any facts or circumstances relating to Clinical Data or Forest. The representations and warranties contained in the Merger Agreement were not intended, and should not be relied upon, to establish facts. The representations and warranties set forth in the Merger Agreement were negotiated with the principal purposes of (i) establishing the circumstances under which Purchaser may have the right not to consummate the Offer or the Merger, or Parent or Clinical Data may have the right to terminate the Merger Agreement, and (ii) allocating risk between the parties if those representations and warranties should prove to be inaccurate, rather than as statements of fact. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws.

The Offer

The Merger agreement provides that the Purchaser will commence the Offer, as promptly as practicable, but in no event later than March 8, 2011, to purchase (i) all of the outstanding Shares of Clinical Data, (ii) the In-the-Money Warrants, and (iii) the Clinical Data Notes. As promptly as practicable after the later of (i) the earliest date upon which the Purchaser is permitted under applicable legal requirements to accept for payment the Securities tendered (and not validly withdrawn) pursuant to the Offer, and (ii) the earliest date as of which each of the Offer conditions described under “The Merger Agreement — Conditions to the Offer” are satisfied or waived, the Purchaser will (and Parent will cause the Purchaser to) accept for payment all Securities tendered pursuant to the Offer and not validly withdrawn. The obligations of Purchaser to (and the obligations of Parent to cause Purchaser to) commence the Offer and to accept for payment, and pay for, Securities tendered pursuant to the Offer are subject to the satisfaction or waiver of certain conditions that are described under “The Merger Agreement — Conditions to the Offer.” The Offer was commenced pursuant to the Merger Agreement on March 8, 2011.

Upon satisfaction or waiver of all of the conditions to the Offer described under “The Merger Agreement — Conditions to the Offer,” Purchaser shall, and Parent shall cause Purchaser to, accept and pay for all Securities validly tendered and not validly withdrawn pursuant to the Offer. Parent and Purchaser expressly reserve the right to waive any condition to the Offer (described under “The Merger Agreement — Conditions to the Offer”), increase the Offer consideration or to make any other changes to the terms and conditions of the Offer, except that without the prior written consent of Clinical Data, Purchaser and Parent shall not (i) decrease the Offer consideration or change the form of consideration payable in the Offer, (ii) decrease the number of Securities sought to be purchased in the Offer, (iii) impose conditions on the Offer in addition to the conditions described under “The Merger Agreement — Conditions to the Offer”, (iv) waive or amend the Minimum Condition (as defined below), (v) amend any other term of the Offer in a manner that would materially adversely affect the holders of the Securities, or (vi) extend or otherwise change the date on which the Offer expires except to the extent required by the Merger Agreement.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer, however, the Offer is being made separately to the holders of Shares, In-the-Money Warrants and Clinical Data Notes and is not applicable to the Special Meeting. We are soliciting proxies for the Special Meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of the outcome of the Offer.

The Merger

The Merger Agreement provides that the closing of the Merger shall take place, if the acceptance by Parent of Securities validly tendered in the Offer (the “Acceptance Time”) shall have occurred, then as promptly as practicable following the Acceptance Time and the satisfaction or waiver of the conditions to the Merger. If the Offer is not completed, the parties to the Merger Agreement have agreed that the Merger could be completed on the second day following (or at such other time as the parties may agree) the receipt of the required stockholder approval of the adoption of the Merger Agreement that will be considered at the Special Meeting and the satisfaction or waiver of the other conditions to the Merger.

The Merger Agreement provides that at the effective time of the Merger, Purchaser will be merged with and into Clinical Data, with Clinical Data being the surviving corporation (the “Surviving Corporation”). From and following the effective time of the Merger, the separate existence of Purchaser will cease, and Clinical Data will continue as the Surviving Corporation and a wholly-owned subsidiary of Parent.

Merger Consideration — Treatment of Shares of Common Stock, In-the-Money Warrants and Clinical Data Notes

The Merger Agreement provides that at the effective time of the Merger, the following securities will be canceled, as permitted by their terms if applicable, and converted automatically into the right to receive the following:

•	with respect to holders of Shares, $30.00 per share, net to the stockholder in cash, without interest and less any required withholding tax (the “Cash Consideration”), plus the contractual consideration right to receive additional contingent payments of up to $6.00 per share in cash (the “Contingent Consideration”) upon the achievement of certain milestones described in the section below entitled “Contingent Value Rights Agreement”;

•	with respect to holders of warrants to purchase Shares issued by Clinical Data pursuant to the Securities Purchase Agreement, dated as of November 17, 2005, between Clinical Data and certain investors (the “2005 Warrants”), (i) the product of (A) the amount by which $30.50 exceeds the per share exercise price of such 2005 Warrant, multiplied by (B) the number of Shares subject to such 2005 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger (as such terms are defined below), as applicable, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon the exercise in full of such 2005 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable;

•	with respect to holders of warrants to purchase Shares issued by Clinical Data pursuant to the Securities Purchase Agreement, dated as of June 13, 2006, between Clinical Data and certain investors (the “2006 Warrants”), (i) the product of (A) the amount by which $30.68 exceeds the per share exercise price of such 2006 Warrant, multiplied by (B) the number of Shares subject to such 2006 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon the exercise in full of such 2006 Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable;

•	with respect to holders of warrants to purchase Shares (other than 2005 Warrants and 2006 Warrants) that have exercise prices of $36.00 per share or less, (i) the product of (A) the amount by which the Cash Consideration exceeds the per share exercise price of such In-the-Money Warrant, multiplied by

(B) the number of Shares subject to such In-the-Money Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon the exercise in full of such In-the-Money Warrant as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable;

•	with respect to the convertible promissory notes issued by Clinical Data pursuant to the Securities Purchase Agreement, dated February 25, 2009, between Clinical Data and certain investors (the “the Clinical Data Notes”), (i) the product of the Cash Consideration multiplied by the maximum number of Shares into which such Clinical Data Note is convertible immediately prior to the Acceptance Time or the effective time of the Merger, as applicable, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares that would have been issuable upon the conversion in full of such Clinical Data Note as of immediately prior to the Acceptance Time or the effective time of the Merger, as applicable; and

•	each Share held in the treasury of Clinical Data or which is owned by Parent, Purchaser or any wholly owned subsidiary of Parent, Purchaser or Clinical Data immediately prior to the effective time of the Merger shall be canceled and no consideration shall be delivered in respect thereof.

At the effective time of the Merger, all such Securities shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate or other instrument formerly evidencing such Securities shall cease to have any rights with respect thereto, except the right to receive the consideration in the Merger described above, without interest. In addition, at the effective time of the Merger, the Surviving Corporation will assume the following warrants in accordance with the terms of the Merger Agreement: (i) the warrant, dated May 14, 2001, originally issued by Avalon Pharmaceuticals, Inc. to GATX Ventures, Inc., and (ii) the warrants originally issued by Avalon Pharmaceuticals, Inc. pursuant to the Purchase Agreement, dated May 24, 2007, between Avalon Pharmaceuticals, Inc. and the investors named therein.

Merger Consideration — Treatment of Equity Awards

The Merger Agreement provides that at the effective time of the Merger, by virtue of the Merger and without any action on the part of Purchaser, Clinical Data or any of the holders of the following:

•	each then outstanding unexercised stock option (whether or not then vested or exercisable) that represents the right to acquire Shares (each, an “Option”) with an exercise price per share that is less than $30.00 shall be canceled and converted automatically into the right to receive (i) the product of (A) the amount, if any, by which the Cash Consideration exceeds the per share exercise price of such Option, multiplied by (B) the number of Shares subject to such Option as of immediately prior to the effective time of the Merger, and (ii) the right to receive the Contingent Consideration with respect to each of the total number of Shares subject to such Option as of immediately prior to the effective time of the Merger;

•	each Option with an exercise price per share that is less than $36.00 but equal to or greater than $30.00 shall be canceled and converted automatically into the right to receive the Contingent Consideration with respect to each of the total number of Shares subject to such Option as of immediately prior to the effective time of the Merger; provided, that any Contingent Consideration payable with respect to such Option shall be reduced by the aggregate amount by which the total exercise price of Shares subject to such Option exceeds the product of (i) the Cash Consideration, multiplied by (ii) the number of Shares subject to such Option;

•	each Option with an exercise price per share equal to or greater than $36.00 per share will be canceled at the effective time of the Merger without any consideration paid to the holder; and

•	each then outstanding deferred stock unit issued by Clinical Data (whether or not then vested) shall be canceled and converted automatically into the right to receive (i) the product of the Cash Consideration multiplied by the number of Shares issuable upon conversion of such deferred stock unit as of immediately prior to the effective time of the Merger, and (ii) the right to receive the Contingent

Consideration with respect to each of the total number of Shares issuable upon conversion of such deferred stock unit as of immediately prior to the effective time of the Merger.

Expiration; Extensions of the Offer; Subsequent Offering Period

The Merger Agreement provides that the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) business day (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the date that the Offer is commenced unless extended pursuant to the terms of the Merger Agreement. The initial expiration date of the Offer will be midnight, New York City time, at the end of the day on Monday April 4, 2011 (the “Initial Expiration Date”). Under the terms of the Merger Agreement, at the expiration of the Offer on the Initial Expiration Date or any subsequent date on which the Offer is scheduled to expire, if any Offer Condition is not satisfied or waived, then, so long as the Merger Agreement has not been terminated, if requested in writing by Clinical Data prior to the scheduled expiration of the Offer, Purchaser must extend the Offer for up to five business days (or such other period as the parties may agree) per extension until each such condition has been satisfied or waived. Purchaser is also required to extend the Offer, at the request of Clinical Data not less than one business day prior to the scheduled expiration of the Offer, for up to five business days from the date of such request in the event that Clinical Data receives an Acquisition Proposal (as defined below) five or fewer business days prior to the scheduled expiration date of the Offer. Purchaser will not be required to extend the Offer beyond either May 23, 2011 (the “End Date”) or the date on which the Special Meeting is schedule to occur; provided, that if the only condition which has not been satisfied as of the End Date is the Regulatory Condition, the End Date will be June 23, 2011. If the Offer has not been consummated as of the End Date, both Parent and Clinical Data will have the right to terminate the Merger Agreement. Under the Merger Agreement, Purchaser also will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. The Merger Agreement also provides that Purchaser may choose to provide for a subsequent offering period of not less than three nor more than twenty business days in accordance with Rule 14d-11 under the Exchange Act immediately following the expiration of the Offer.

The last date on which the Offer is required to be extended pursuant to the Merger Agreement is referred to as the “Offer End Date.” From and after the Offer End Date, Purchaser shall be entitled to terminate the Offer if the Offer Conditions shall not be satisfied as of the date of the Offer End Date. The termination of the Offer pursuant to the foregoing is referred to herein as the “Offer Termination.”

Top-Up Option

Clinical Data granted Parent and Purchaser an option (the “Top-Up Option”), which may be exercised by Parent or Purchaser, or at the request of Clinical Data, shall be exercised by Parent or Purchaser, following the consummation of the Offer to purchase from Clinical Data up to that number of newly issued Shares that, when added to the number of outstanding Shares owned by Purchaser at the time of the exercise of the Top-Up Option, constitutes one more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option calculated on a fully diluted basis (disregarding, however, any Shares issuable upon conversion of the Clinical Data Notes or exercise of In-the-Money Warrants acquired by Purchaser in the Offer). The exercise price for each Share acquired pursuant to the Top-Up Option is equal to the price per share being paid in the Offer. The Merger Agreement provides that the Top-Up Option will not be exercisable if the number of Shares subject to the Top-Up Option exceeds the number of authorized and unissued Shares available for issuance under Clinical Data’s Certificate of Incorporation, or any law prohibits the exercise or delivery of the Top-Up Option. Payment for Shares to be acquired pursuant to the exercise of the Top-Up Option may be made, at the election of Parent or Purchaser, either in cash or by delivery of a promissory note having a principal amount equal to the aggregate exercise price for Shares issued pursuant to the exercise of the Top-Up Option and bearing interest at the applicable federal rate, which may be prepaid without premium or penalty. Due to restrictions imposed by the number of Shares Clinical Data is authorized to issue under its Certificate of Incorporation, assuming no additional Shares have been issued since February 17, 2011, Parent and Purchaser will only be permitted to exercise the

Top-Up Option if approximately 78.2% of the issued and outstanding Shares (calculated on a fully diluted basis) have been tendered pursuant to the Offer (including any subsequent offering period) and not withdrawn.

Directors after the Acceptance Time

Following the Acceptance Time, Parent has the right to elect or designate such number of directors (the “Parent Designees”), rounded down to the next whole number, on the board of directors of Clinical Data that will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation on the board of directors of Clinical Data equal to the product of (i) the total number of directors on the board of directors of Clinical Data, and (ii) the percentage that the aggregate number of Shares purchased by Purchaser pursuant to the Offer bears to the total number of Shares outstanding at the Acceptance Time; provided, that Parent will not be entitled to designate any directors to serve on the board of directors of Clinical Data unless it is the beneficial owner of Shares entitling it to exercise at least a majority of the voting power of the outstanding Shares. Clinical Data is required under the Merger Agreement, upon request by Parent, to take all actions necessary to enable the Parent Designees to be elected or appointed to the board of directors of Clinical Data, including (i) by promptly filling vacancies or newly created directorships on the board of directors of Clinical Data, (ii) promptly increasing the size of the board of directors of Clinical Data, and/or (iii) promptly securing the resignations of such number of its incumbent directors to the extent necessary to provide Parent with such level of representation.

The Merger Agreement also provides that in the event that the Parent Designees are elected or designated to the board of directors of Clinical Data, then, until the effective time of the Merger, the board of directors of Clinical Data shall have at least two directors who are directors on the date of the Merger Agreement and not affiliates, representatives or designees of Parent or Purchaser (“Continuing Directors”). If the Parent Designees are elected or designated to the board of directors of Clinical Data, the approval of a majority of the Continuing Directors is required prior to the effective time of the Merger, to take certain actions, including (i) amending or terminating the Merger Agreement, (ii) amending Clinical Data’s Certificate of Incorporation or Bylaws, (iii) extending the time for the performance of any of the obligations or other acts of Parent or Purchaser, (iv) waiving compliance with any covenant of Parent or Purchaser or any condition to any obligation of Clinical Data or waiving of any right of Clinical Data under the Merger Agreement, (v) changing the board of directors of Clinical Data’s recommendation regarding the Merger Agreement or the Transactions, (vi) consenting or acting by the board of directors of Clinical Data with respect to the Merger Agreement or the Merger, or (vii) exercising or waiving of any of Clinical Data’s rights or remedies under the Merger Agreement or otherwise with respect to the Transactions.

Directors and Officers after the Effective Time of the Merger

The Merger Agreement provides that the directors and officers of Purchaser immediately prior to the effective time of the Merger will become the directors and officers, respectively, of the Surviving Corporation from and after the effective time of the Merger.

Representations and Warranties

In the Merger Agreement, Clinical Data has made customary representations and warranties to Parent and Purchaser, including representations relating to: the organization, good standing and corporate power of Clinical Data and that of Clinical Data’s subsidiaries; corporate authorization and enforceability of the Merger Agreement; required government approvals, filings and consents; no conflicts with or consents required in connection with the Merger Agreement; capitalization of Clinical Data; Clinical Data’s SEC filings, financial statements, internal controls and compliance with the Sarbanes-Oxley Act; Clinical Data’s indebtedness; information supplied; absence of material adverse effect or certain changes or events; absence of undisclosed liabilities; Clinical Data’s compliance with laws, permits and court orders; litigation; real property; intellectual property; tax matters; employee benefit plans and employment and labor matters; environmental matters; material contracts; regulatory matters; insurance; brokers and finder’s fees; opinion of financial advisor; state anti-takeover statutes; and compliance with Rule 14d-10 under the Exchange Act.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Clinical Data, including representations relating to organization and good standing; corporate authorization with respect to the Merger Agreement; required government authorizations; no conflicts with or consents required in connection with the Merger Agreement; ownership and operations of the Purchaser; information supplied; litigation; brokers and other advisors; sufficiency of funds; and ownership of Shares.

Operating Covenants

The Merger Agreement provides that, from the date of the Merger Agreement to the effective time of the Merger or the earlier termination of the Merger Agreement, except as expressly permitted by the Merger Agreement or unless Parent otherwise consents in writing, Clinical Data shall use commercially reasonable efforts to conduct the business of Clinical Data and its subsidiaries in the ordinary course consistent with past practice, and use commercially reasonable efforts to (i) preserve its assets, properties, contracts and licenses, and (ii) preserve its business organization and maintain existing relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other persons with which Clinical Data has existing business relationships.

From the date of the Merger Agreement to the effective time of the Merger, Clinical Data and its subsidiaries are subject to customary operating covenants and restrictions, including restrictions (subject to qualifications set forth in the Merger Agreement) relating to the following:

•	amending their respective certificates of incorporation and/or bylaws;

•	splitting, combining or reclassifying any shares of capital stock or equity interests;

•	declaring, setting aside or paying any dividend on shares of Clinical Data capital stock;

•	forming any subsidiary or acquiring any equity interests or making any investment in other parties;

•	issuing any additional equity securities or securities convertible or exercisable for equity securities, other than Shares issuable upon exercise or conversion of existing options, warrants or promissory notes, or as otherwise permitted by the Merger Agreement;

•	transferring, leasing, licensing, pledging, disposing of or materially encumbering any material rights or assets,

•	repurchasing, redeeming or otherwise acquiring any Shares;

•	incurring indebtedness for borrowed money;

•	effecting increases in salaries, bonuses, severance or termination pay; announcing new incentive awards, adopting compensation or benefit plans or accelerating the vesting of any right to compensation or benefits;

•	entering into, terminating or materially amending or modifying certain material contracts, entering into or extending the scope of any contract that purports to restrict the business activities of Clinical Data or any of its subsidiaries, or entering into any contract that would be breached by or require the consent of any third party in order to continue in full force following the consummation of the Offer and the Merger;

•	entering into any contract with any stockholder of Clinical Data or any affiliate (other than Clinical Data) of such stockholder;

•	changing financial accounting principles except as required by United States generally accepted accounting principles (“GAAP”);

•	effecting tax election changes, changes to tax accounting methods, settlements or compromises of any tax liability, filing any amended tax return, or consenting to any extension or waivers of the applicable statute of limitations for any tax claim;

•	making capital expenditures, except for capital expenditures required for essential company activities and not exceeding $500,000 in the aggregate;

•	entering into, amending or canceling any insurance policy other than in the ordinary course of business;

•	effecting mergers or consolidations with any other party;

•	failing to maintain Clinical Data intellectual property;

•	entering into, amending or canceling any material insurance policy;

•	approving, permitting or agreeing to any reduction in the applicable exercise or conversion price of any In-the-Money Warrant or Clinical Data Note or increasing the number of Shares issuable upon exercise or conversion thereof or paying any interest accruing under any Clinical Data Note other than as permitted by the Merger Agreement;

•	taking any action that would reasonably be expected to materially delay the obtaining of any required governmental consent to, or materially increase the risk of any governmental authority prohibiting or impeding, the consummation of the Offer or the Merger; or

•	authorizing of any of, or committing or agreeing to take any of, the foregoing actions.

Obligations with Respect to Stockholders’ Meeting and Proxy Statement

The Merger Agreement provides that, as soon as practicable following the date of the Merger Agreement, Clinical Data will take all action necessary to convene the Special Meeting. We will hold this Special Meeting only if Purchaser is unable to complete the Offer for all of the outstanding Shares, In-the-Money Warrants and Clinical Data Notes prior to the date of the Special Meeting. Any adjournment of the Special Meeting will require the prior written consent of the Parent other than in the event that, (i) such adjournment is advisable to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Clinical Data and its counsel reasonably determine is necessary under applicable legal requirements and for such supplemental or amended disclosure to be disseminated and reviewed by the Clinical Data stockholders prior to the Special Meeting, or (ii) such adjournment is required to obtain the Required Stockholder Vote (defined below). Parent may require Clinical Data to adjourn or postpone the Special Meeting one time (for a period of not more than 30 calendar days but not past the date that is two business days prior to the End Date), unless prior to such adjournment Clinical Data has received an aggregate number of proxies voting for the adoption of the Merger Agreement such that the Required Stockholder Vote will be satisfied at such meeting. Once Clinical Data has established a record date for the Special Meeting, Clinical Data cannot change such record date or establish a different record date for the Special Meeting without the prior written consent of Parent, unless required to do so by applicable legal requirements or the Clinical Data’s organizational documents. Unless the Merger Agreement is validly terminated, Clinical Data is required to submit the Merger Agreement to its stockholders at the Special Meeting even if Clinical Data’s board of directors shall have effected a Change in Recommendation (defined below) or proposed or announced any intention to do so.

The Merger Agreement also provides that Clinical Data will prepare and file with the SEC in preliminary form this proxy statement relating to the Special Meeting as soon as practicable, but in no event later than March 8, 2011. The Proxy Statement is subject to the prior review and comment of Parent and was required to include the recommendation of the board of directors of Clinical Data that holders of Securities accept the Offer, tender their Securities pursuant to the Offer, and holders of Shares adopt the Merger Agreement (the “Board Recommendation”), the Fairness Opinion and a copy of Section 262 of the DGCL.

No Solicitation Provisions

The Merger Agreement provides that, subject to certain restrictions, until the Merger Agreement is terminated in accordance with its terms, Clinical Data shall not, nor shall it authorize or permit any of its subsidiaries or any of its or their respective directors, officers or employees or any financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by Clinical Data or any of its subsidiaries to, directly or indirectly through another person, except as otherwise provided in the Merger Agreement, (i) solicit, initiate, or take any action to knowingly facility or encourage the announcement, submission or making of, any Acquisition Proposal, (ii) approve or recommend any Acquisition Proposal or enter into any definitive agreement with respect to or accept any Acquisition Proposal, or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any proposal that constitutes, or could reasonably be expected to lead to the announcement, submission or making of, any Acquisition Proposal. Clinical Data will, and will cause its subsidiaries and their respective representatives to, immediately cease and terminate all existing discussions or negotiations with any person previously conducted with respect to any Acquisition Proposal. Clinical Data also will promptly deny access to any data room (virtual or actual) containing any confidential information previously furnished to any third party relating to any Acquisition Proposal with any such third party.

However, at any time prior to the earlier of the Acceptance Time and the date on which Clinical Data has received the required stockholder approval of the Merger (the “Required Stockholder Vote”), if in response to an Acquisition Proposal made after the date of the Merger Agreement in circumstances not involving a breach of the Merger Agreement, the board of directors of Clinical Data determines in good faith that an Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below) and with respect to which the board of directors of Clinical Data determines in good faith (after consultation with outside counsel and its financial advisor) that the failure to take such action does or could reasonably be expected to constitute a breach of its fiduciary obligations to Clinical Data’s stockholders under Delaware law, then Clinical Data may at any time prior to the earlier of the Acceptance Time or receipt of the Required Stockholder Vote (i) furnish information with respect to Clinical Data and its subsidiaries to the person making such Acquisition Proposal (and its Representatives), but only pursuant to a confidentiality agreement that is no less favorable to Clinical Data than the confidentiality agreement between Parent and Clinical Data, so long as Clinical Data advises Parent concurrently of all such information delivered to such person and concurrently delivers to Parent all such information not previously provided to Parent, (ii) conduct discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal, and (iii) to the extent permitted pursuant to and in compliance with the Merger Agreement, enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal.

Clinical Data must promptly advise Parent in writing no later than 24 hours after receipt of any Acquisition Proposal or inquiries or requests relating to an Acquisition Proposal, and indicate in any such notice to Parent the identity of the person making the Acquisition Proposal or such related inquiries or requests, and the terms and conditions of any such Acquisition Proposal or related inquiries or requests (including with such notice copies of any written materials received from such person). Clinical Data must thereafter promptly keep Parent informed of material developments affecting the status and terms of any such Acquisition Proposal or related inquiries or requests (including promptly providing Parent with copies of any additional written materials received from such person) and of the status of any such discussions or negotiations.

The Merger Agreement prohibits Clinical Data from (i) failing to make, withdrawing, qualifying, or modifying in a manner adverse to Parent or Purchaser the Board Recommendation, (ii) approving or recommending, or proposing publicly to approve or recommend, any Acquisition Proposal (including taking a neutral position or no position with respect to a tender offer other than in compliance with Rule 14d-9(f) under the Exchange Act), (iii) in the event that an Acquisition Proposal is publicly announced or disclosed, fail to publicly reaffirm the Board Recommendation within five business days after Parent’s written request, or (iv) resolving, agreeing or publicly proposing to take any of the foregoing actions (any failure or action described in clauses (i), (ii), (iii) or (iv), a “Change in Recommendation”). Notwithstanding the foregoing, and provided that Clinical Data complies with the requirements set forth in the following paragraph, the board of directors of Clinical Data may, at any time prior to the effective time of the Merger:

1. make a Change in Recommendation in response to an Acquisition Proposal if the board of directors of Clinical Data determines in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law and the board of directors of Clinical Data determines in good faith, after consultation with its outside counsel and its financial advisor of nationally recognized reputation, that the Acquisition Proposal constitutes a Superior Proposal;

2. make a Change in Recommendation in response to the occurrence of an Intervening Event (as defined below) if the board of directors of Clinical Data determines in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law; or

3. terminate the Merger Agreement and enter into a binding agreement concerning a transaction that constitutes a Superior Proposal if the board of directors of Clinical Data determines in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law.

Clinical Data is prohibited from (i) making a Change in Recommendation, or (ii) terminating the Merger Agreement and entering into a binding agreement with respect to a Superior Proposal, as discussed in the preceding paragraph, unless:

•	in the case of the matters referenced in items 1 and 3 of the preceding paragraph, (A) Clinical Data has provided to Parent written notice (a “Recommendation Change Notice”) at least three business days prior to making a Change in Recommendation, which (1) states its intention to make a Change in Recommendation, (2) specifies the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis for the proposed action and identifying the parties thereto, (3) includes copies of any agreement to be entered into giving effect to such Superior Proposal and any other material documents related thereto; (B) at 5:00 p.m., New York City time, at the end of the three business day period following the date of receipt of the Recommendation Change Notice (or, in the event that the applicable Acquisition Proposal has been materially revised or modified, at 5:00 p.m., New York City time, on the second business day following the date of receipt of notice of such material revision or modification, if later), such Acquisition Proposal has not been withdrawn and the board of directors of Clinical Data continues to determine, in good faith, after consultation with outside counsel, that failure to make such a Change in Recommendation could reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law, after taking into account any changes to the terms and conditions of the Merger Agreement offered by Parent so that a Change in Recommendation is no longer necessary; and (C) in the case of the matters referenced in item 3 of the preceding paragraph, (x) the board of directors of Clinical Data determines to accept, or enter into a definitive agreement with respect to, a Superior Proposal, (y) Clinical Data has complied with the matters described in Section 7.4 of the Merger Agreement (relating to non-solicitation and Change in Recommendation), and (z) the board of directors of Clinical Data concurrently with such termination enters into a definitive agreement providing for such Superior Proposal and concurrently with such termination pays the termination fee (as described below) to Parent; and

•	in the case of the matters referenced in item 2 of the preceding paragraph, (A) Clinical Data has provided to Parent a Recommendation Change Notice at least two business days prior to making a Change in Recommendation, which must specify that the board of directors of Clinical Data intends to make a Change in Recommendation and specifying the reasons therefor, (B) at 5:00 p.m., New York City time, at the end of the two business day period following the date of receipt of the Recommendation Change Notice, the board of directors of Clinical Data continues to determine, in good faith, after consultation with outside counsel, that failure to make such a Change in Recommendation could reasonably be expected to constitute a breach of its fiduciary duties to Clinical Data’s stockholders under Delaware law, after taking into account any changes to the terms and conditions of the Merger Agreement offered by Parent so that a Change in Recommendation is no longer necessary.

As used in the Merger Agreement, “Acquisition Proposal” means any proposal or offer made by any third party for: (i) any direct or indirect acquisition by such third party (by means of a merger, tender offer, share exchange, issuance of securities or otherwise), of beneficial ownership or control of more than 15% of the outstanding equity interests in Clinical Data; (ii) any direct or indirect acquisition by such third party of beneficial ownership or control of, or the rights (whether by assignment, lease, license or otherwise) to, rights or assets of Clinical Data and its Subsidiaries representing more than 15% of the consolidated assets of Clinical Data and its Subsidiaries; or (iii) any combination of the foregoing.

As used in the Merger Agreement, “Superior Proposal” means any bona fide written offer obtained after the date hereof and not resulting from a breach of the Merger Agreement by Clinical Data to acquire, directly or indirectly, over 50% of the outstanding voting equity securities of Clinical Data or assets of Clinical Data and its subsidiaries on a consolidated basis, and which is on terms that the board of directors of Clinical Data determines in its good faith judgment (after consultation with its outside counsel and its financial advisor) would result in a transaction that is more favorable to Clinical Data’s stockholders from a financial point of view than the Offer and the Merger, taking into account at the time of determination all relevant circumstances, including the likelihood of completion, any contingencies (including financing contingencies), various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the Merger Agreement; provided, that a transaction may not constitute a Superior Proposal if it relates principally to obtaining a license or sublicense of rights to Viibryd, Stedivaze or any other clinical or pre-clinical products owned by, or licensed to, Clinical Data or any of its subsidiaries, or which Clinical Data or any of its subsidiaries is currently developing, manufacturing, using or holding for use.

As used in the Merger Agreement, “Intervening Event” means a material event or material change in circumstances occurring or arising after the date of the Merger Agreement relating to the business of Clinical Data and its subsidiaries which (i) is materially and disproportionately more favorable to the recurring financial condition and results of operations of Clinical Data and its subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the board of directors of Clinical Data or officers nor reasonably foreseeable as of or prior to the date of the Merger Agreement, and (iii) becomes known to or by the board of directors of Clinical Data or officers prior to the effective time of the Merger; provided, that in no event shall an Intervening Event include events relating to (w) clearance of the Offer and the Merger under the HSR Act, (x) the receipt or announcement of an Acquisition Proposal, (y) any event or change relating to Parent or Purchaser, or (z) in and of itself, any introduction into the marketplace of new or modified products or services by Clinical Data or any of it subsidiaries.

Reasonable Best Efforts

The parties agreed in the Merger Agreement to use their reasonable best efforts to cause to be taken, on a timely basis, all actions necessary or appropriate for the purpose of consummating and effectuating the Offer and the Merger. Each of Clinical Data, Parent and Purchaser agreed also in the Merger Agreement to (i) promptly make and effect all registrations, filings and submissions required to be made or effected by them pursuant to the HSR Act, the Exchange Act and any other applicable law with respect to the Offer and the Merger; (ii) make filings of a Notification and Report Form pursuant to the HSR Act with respect to the Offer and the Merger as promptly as practicable and in no event in more than ten business days following the execution of the Merger Agreement; (iii) promptly deliver all required notices to, and use their commercially reasonable efforts to seek all consents of, any person required in order to permit the acquisition of Shares pursuant to the Offer, the consummation of the Merger and the other transactions contemplated by the Merger Agreement without giving rise to any violation, breach, loss of any benefit under, conflict with, default under, termination or modification of, or the creation of any lien, pursuant to any contract to which Clinical Data or any of its subsidiaries is a party or by which they are bound. However, in complying with the foregoing, Parent and its subsidiaries are not required to agree to or effect (v) any restriction, prohibition or limitation on the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business or assets of Parent, Clinical Data or any of their respective subsidiaries, (w) any disposition of or holding separately all or any portion of the business or assets of Parent, Clinical Data or any of their respective subsidiaries, (x) any restriction, prohibition or limitation on the ability of Parent, Clinical Data or any of their respective subsidiaries to conduct its business or own such assets, (y) any limitation on the ability of Parent or any of its subsidiaries effectively to acquire, hold or exercise full rights of ownership of Shares, including the right to vote any Shares acquired or owned by Parent or any of its subsidiaries on all matters properly presented to the stockholders of Clinical Data, or (z) any divestiture by Parent or any of its subsidiaries of any Shares.

In addition, each party to the Merger Agreement agreed to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental authority with respect to the Offer or the Merger, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding the Offer or the Merger.

Indemnification and Insurance

The Merger Agreement provides that, from and after the earlier of the Acceptance Time and the effective time of the Merger, Parent must cause Clinical Data or its subsidiaries or the Surviving Corporation, to, fulfill and honor any indemnification agreements in effect between Clinical Data or any of its subsidiaries and any of their current or former directors or officers (the “Indemnified Persons”), and to maintain in effect for a period of six years from and after the earlier of the Acceptance Time and the effective time of the Merger, any indemnification, expense advancement and exculpation provisions set forth in the certificates of incorporation, bylaws or other organizational documents of Clinical Data or any of its subsidiaries in effect on the date of Merger Agreement. During the period commencing on the earlier of the Acceptance Time and the effective time of the Merger and ending on the sixth month anniversary of the earlier of the Acceptance Time or effective time of the Merger, Parent will, or shall cause Clinical Data and its subsidiaries to indemnify and hold harmless the Indemnified Persons against and from all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), and losses arising out of or pertaining to any action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of Clinical Data or any of its subsidiaries or other affiliates of Clinical Data, or in connection with the Offer or the Merger. In such event, each Indemnified Person so indemnified by Parent will also be entitled to advancement of expenses to the extent permitted by applicable law.

Parent also must cause the Surviving Corporation to maintain in effect for the benefit of the Indemnified Persons, for a period of six years after the earlier of the Acceptance Time and the effective time of the Merger, directors’ and officers’ liability insurance policies on terms and conditions that are no less favorable than Clinical Data’s current directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement. Parent is not required to expend annually in excess of 200% of the annual premium currently paid by Clinical Data for such coverage. In lieu of the foregoing, Clinical Data may obtain a prepaid tail policy prior to the earlier of the Acceptance Time and the effective time of the Merger, which provides the Indemnified Persons with directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the earlier of the Acceptance Time and the effective time of the Merger for a period of six years following such time, so long as the aggregate premium for such tail policy does not exceed 600% of the annual premium payable by Clinical Data as of the date of the Merger Agreement with respect to its current directors’ and officers’ liability insurance policy.

Employee Matters

All employees of Clinical Data and its subsidiaries who continue employment with Parent, the Surviving Corporation or any of its subsidiaries after the effective time of the Merger (“Continuing Employees”) shall, following the effective time of the Merger, (i) be entitled to receive base pay, bonus and commission targets and benefits that are substantially similar, in the aggregate, to the base pay, bonus and commission targets and benefits provided to such employees immediately prior to the earlier of the Acceptance Time or the effective time of the Merger (other than equity compensation plans, change in control agreements, and employment agreements), or (ii) be eligible to participate in Parent’s employee benefit plans (including equity plans, profit sharing plans, severance plans and health and welfare benefit plans) to substantially the same extent as similarly situated employees of Parent. Parent must recognize the service of Continuing Employees as if such service had been performed with Parent for all purposes of eligibility to participate in, and vesting (but not benefit accrual, except for vacation entitlement) of, Parent’s employee benefit plans other than post-employment health or post-employment welfare.

With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar plan of Clinical Data for the plan year that includes the effective time of the Merger for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the effective time of the Merger occurs.

Nothing in the Merger Agreement will be construed to guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee at any time and for any or no reason.

Access to Information

Clinical Data and its subsidiaries are required, upon reasonable notice from Parent and subject to certain exceptions, to afford Parent’s officers and other authorized Representatives reasonable access during normal business hours to all of its and its subsidiaries’ books and records, and to furnish promptly to Parent all readily available information concerning their business as Parent may reasonably request. Clinical Data may restrict such access if in its reasonable judgment in good faith, disclosure of such information (i) would result in the disclosure of any third party trade secrets, (ii) would violate any obligation of Clinical Data or any of its subsidiaries with respect to confidentiality, (iii) could be expected to result in the waiver of attorney-client privilege or the attorney work product doctrine, (iv) would violate any applicable law, or (v) would materially interfere with the conduct of the business of Clinical Data or any of its subsidiaries, except that in each case Clinical Data must use commercially reasonable efforts to obtain such third party’s consent or develop an alternative to providing such information that is reasonably acceptable to Parent and Clinical Data.

Takeover Statute

The Merger Agreement contains a representation from Clinical Data that its the board of directors of Clinical Data has taken all action necessary so that the anti-takeover restrictions contained in the DGCL will not apply to the execution, delivery or performance of Merger Agreement, the Tender and Support Agreement (see the section below entitled “Tender and Support Agreement”) or the consummation of the Offer or the Merger. In addition, Clinical Data has represented that no other corporate takeover statute or similar applicable law applies to or purports to apply to the Offer or the Merger.

Conditions to Offer

Notwithstanding any other term of the Offer or the Merger Agreement, and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, the Merger Agreement provides that neither Parent nor the Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Securities:

•	unless at the time of the expiration of the Offer, there shall have been tendered and not validly withdrawn Securities that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates (with Clinical Data Notes and In-the-Money warrants calculated on an as-converted to Clinical Data common stock basis) plus the number of all Shares issued or issuable pursuant to the Top-Up Option, represent at least one more than 90% of the sum of (i) the total number of Shares outstanding at the time the Offer expires calculated on a fully-diluted basis plus (ii) the number of all Shares issued or issuable pursuant to the Top-Up Option (the “Minimum Condition”); and

•	(A) the waiting period (and any extension thereof) applicable to the Merger under HSR Act shall have terminated or expired, and (B) all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental authority required to be obtained or made in connection with the purchase of Securities pursuant to the Offer shall have been made or obtained (although no pre-merger notification forms under the antitrust or competition laws of any foreign jurisdiction will be considered a required governmental approval) (the “Regulatory Condition”); and

•	if, upon expiration of the Offer (as it may have been extended pursuant to the terms of the Merger Agreement) and before acceptance of the Securities for payment, any of the following conditions exists and is continuing:

A. (i) the representations and warranties of Clinical Data contained in Section 4.3(a), Section 4.3(b) and Section 4.3(c) and in the first sentence of Section 4.3(e) (all relating to the capitalization of Clinical Data) shall not be true and correct other than in any de minimis respect as of the date of the Merger Agreement and as of the Acceptance Time as if made on such date (except for those representations and warranties which address matters only as of an earlier date which shall be true and correct as of such date); (ii) the representations and warranties of Clinical Data contained in Section 4.1(a) (Organization and Qualification; Company Subsidiaries), Section 4.3 (Capitalization) (other than the representations and warranties described in clause (i)) and Section 4.4 (Authority Relative to this Agreement) shall not be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case in all respects) as of the date of the Merger Agreement and as of the Acceptance Time as if made as of such date; and (iii) each of the other representations and warranties of Clinical Data contained in the Merger Agreement, other than those described in clauses (i) and (ii), shall not be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Material Adverse Effect) as of the date of the Merger Agreement and as of the Acceptance Time, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall not have been true and correct as of such earlier date), and, in the case of this clause (iii), such failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

B. the obligations, covenants and agreements of Clinical Data contained in the Merger Agreement that are required to have been performed or complied with by Clinical Data prior to the Acceptance Time shall not have been performed or complied with in all material respects; or, if not performed or complied with in all material respects, such noncompliance or failure to perform shall have been cured (to the extent curable);

C. any event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of the Merger Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

D. there shall have been issued, since the date of the Merger Agreement, by any court of competent jurisdiction, an injunction (that shall not have been vacated, withdrawn or overturned) that prohibits the acceptance for payment of Shares, Clinical Data Notes or In-the-Money Warrants tendered pursuant to the Offer or that prohibits the consummation of the Merger;

E. any legal requirement shall be in effect that makes illegal or prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued any restraining order, injunction or judgment prohibiting the consummation of the Merger, which restraining order, injunction or judgment shall be in effect; or

F. the Merger Agreement shall have been validly terminated in accordance with its terms; and

G. Clinical Data shall have furnished Parent with a certificate dated as of the date of determination signed on Clinical Data’s behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses (A), (B), and (C) above are satisfied

Conditions to the Merger

The Merger Agreement provides that the obligations of Clinical Data, Parent and Purchaser to complete the Merger are subject to the satisfaction at or prior to the effective time of the Merger of the following conditions:

• if required by applicable law, the approval of the Merger Agreement by Clinical Data’s stockholders;

• no legal requirement shall be in effect that makes illegal or prohibits the consummation of the Merger and no order, injunction or judgment prohibiting the consummation of the Merger shall have been issued and be in effect;

• the Regulatory Condition shall have been satisfied; and

• unless the Offer Termination shall have occurred, Purchaser shall have accepted for payment and paid for all Securities validly tendered and not withdrawn pursuant to the Offer in accordance with the Merger Agreement.

In addition, if the Offer Termination shall have occurred, the obligations of Clinical Data, Parent and Purchaser to complete the Merger are subject to the satisfaction at or prior to the effective time of the Merger of the following additional conditions:

• the representations and warranties of Clinical Data on the one hand, and Parent and Purchaser on the other hand, shall be accurate as of the respective times made, subject to the materiality standards set forth in the Merger Agreement;

• each of Clinical Data, Parent and Purchaser shall have performed or complied with in all material respects their respective obligations, covenants and agreements contained in the Merger Agreement that are required to have been performed or complied with by them at or prior to the effective time of the Merger (or, if not performed or complied with, such failure to perform or noncompliance shall have been cured (to the extent curable));

• no event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of the Merger Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect (as defined below) on Clinical Data; and

• each of Clinical Data and Parent shall have delivered to the other party a certificate certifying as to the satisfaction of the respective conditions described above.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Acceptance Time, as follows:

• by mutual written agreement of Clinical Data and Parent;

• by either Clinical Data or Parent:

(a) if the consummation of the Merger shall not have occurred on or prior to May 23, 2011 (or if the only condition which has not been satisfied is the Regulatory Condition, then June 23, 2011); provided, that this right to terminate the Merger Agreement will not be available to any party if the Acceptance Time shall have occurred or if the failure of such party (or any affiliate of such party) to perform any covenant or other obligation under the Merger Agreement resulted in the failure of the Merger to be consummated on or before the End Date;

(b) if there shall be any legal requirement in effect that makes illegal or prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued any restraining order, injunction or judgment prohibiting the consummation of the Merger and such restraining order, injunction or judgment shall have become final and non-appealable; or

(c) if for any reason other than the occurrence of the Offer Termination, the Offer (as it may have been extended in accordance with the Merger Agreement) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time, without Purchaser having accepted for payment any Securities tendered pursuant to the Offer; provided, that this right to terminate shall not be available to a party if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer is attributable to the failure of such party (or any affiliate of such party) to perform any covenant or other obligation under the Merger Agreement; or

(d) if the Required Stockholder Vote shall not have been obtained at the Special Meeting duly convened therefor or at any adjournment or postponement thereof.

• By Clinical Data:

(a) if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within 10 business days of the date of the Merger Agreement or if, for any reason other than the occurrence of the Offer Termination, Purchaser shall have failed to purchase all Securities validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended in accordance with the Merger Agreement);

(b) if, at any time prior to the earlier to occur of the Acceptance Time or the receipt of the Required Stockholder Vote, (i) the board of directors of Clinical Data determines to accept, or enter into a definitive agreement with respect to, a Superior Proposal, (ii) Clinical Data has complied with Section 7.4 of the Merger Agreement (relating to non-solicitation and Change in Recommendation), and (iii) the board of directors of Clinical Data concurrently with such termination enters into a definitive agreement providing for such Superior Proposal and concurrently with such termination pays the Termination Fee (as defined in the section below entitled “Termination Fee; Expense Reimbursement”) to Parent;

(c) if, at any time prior to the Acceptance Time, (i) there shall have been as of any date an inaccuracy in any representation or warranty as of a particular date, which inaccuracy shall not have been cured in all respects since such date (an “Uncured Inaccuracy”), of Parent or Purchaser contained in the Merger Agreement such that the condition to the closing of the Merger that Parent and Purchaser’s representations and warranties be accurate as of the dates made, subject to the materiality standards set forth in the Merger Agreement, would not be satisfied, (ii) Clinical Data shall have delivered to Parent written notice of such Uncured Inaccuracy, and (iii) if such Uncured Inaccuracy is reasonably capable of cure, at least 45 calendar days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy shall not have been cured to the extent necessary that the foregoing condition described in clause (i) would be satisfied; provided, however, Clinical Data is not permitted to terminate the Merger Agreement due to an Uncured Inaccuracy of Parent or Purchaser if (x) any covenant of Clinical Data contained in the Merger Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects, or (y) there shall be an Uncured Inaccuracy in any representation or warranty of Clinical Data contained such that (I) if the Offer Termination shall not have occurred, the condition set forth in clause “(a)” of Annex A of the Merger Agreement would not be satisfied or (II) if the Offer Termination shall have occurred, the condition set forth in Section 8.2(a) of the Merger Agreement would not be satisfied; or

(d) if, at any time prior to the Acceptance Time, (i) any covenant of Parent or Purchaser contained in the Merger Agreement shall have been breached such that the condition to the closing of the Merger that Parent and Purchaser shall have performed in all material respects their respective obligations, covenants and agreements contained in the Merger Agreement would not be satisfied, (ii) Clinical Data shall have delivered to Parent written notice of such breach, and (iii) if such breach is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured to the extent necessary that the foregoing condition described in clause (i) would be satisfied; provided, however, Clinical Data is not permitted to terminate the Merger Agreement due to such a breach by Parent or Purchaser if (x) any covenant of Clinical Data contained in the Merger Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects, or (y) there shall be an Uncured Inaccuracy in any representation or warranty of Clinical Data contained such that (I) if the Offer Termination shall not have occurred, the condition set forth in clause “(a)” of Annex A of the Merger Agreement would not be satisfied or (II) if the Offer Termination shall have occurred, the condition set forth in Section 8.2(a) of the Merger Agreement would not be satisfied.

• By Parent:

(a) if, at any time prior to the earlier to occur of the Acceptance Time or receipt of the Required Stockholder Vote, a Change in Recommendation shall have occurred;

(b) if, at any time prior to the Acceptance Time, (i) there shall have been as of any date an Uncured Inaccuracy in any representation or warranty of Clinical Data contained in the Merger Agreement such that, (A) if the Offer Termination shall not have occurred, paragraph (a) of the Offer Conditions as set forth in Annex A of the Merger Agreement would not be satisfied, or (B) if the Offer Termination shall have occurred, the condition to the closing of the Merger that Clinical Data’s representations and warranties be accurate as of the dates made, subject to the materiality standards set forth in the Merger Agreement, would not be satisfied, (ii) Parent shall have delivered to Clinical Data written notice of such Uncured Inaccuracy, and (iii) if such Uncured Inaccuracy is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to Clinical Data and such Uncured Inaccuracy shall not have been cured to the extent necessary that the foregoing condition described in clause (i)(A) or (B), as applicable, would be satisfied; provided, however, Parent shall not be permitted to terminate the Merger Agreement due to an Uncured Inaccuracy of Clinical Data if (A) Parent or Purchaser shall then be in breach of any covenant contained in the Merger Agreement such that the condition set forth in Section 8.3(b) of the Merger Agreement would not be satisfied, or (B) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Purchaser such that the condition set forth in Section 8.3(a) of the Merger Agreement would not be satisfied;

(c) if, at any time prior to the Acceptance Time, (i) any covenant of Clinical Data contained in the Merger Agreement shall have been breached such that, paragraph (b) of the Offer Conditions as set forth in Annex A of the Merger Agreement would not be satisfied, or (B) if the Offer Termination shall have occurred, the condition to the closing of the Merger that Clinical Data shall have performed in all material respects with its obligations, covenants and agreements contained in the Merger Agreement would not be satisfied, (ii) Parent shall have delivered to Clinical Data written notice of such breach, and (iii) if such breach is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to Clinical Data and such breach shall not have been cured to the extent necessary that the condition contained in clauses (i)(A) and (B), as applicable, would be satisfied; provided, however, Parent shall not be permitted to terminate the Merger Agreement due to such a breach by Clinical Data if (A) Parent or Purchaser shall then be in breach of any covenant contained in the Merger Agreement such that the condition set forth in Section 8.3(b) of the Merger Agreement would not be satisfied, or (B) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Purchaser such that the condition set forth in Section 8.3(a) of the Merger Agreement would not be satisfied; or

(d) if, at any time prior to the Acceptance Time, Clinical Data shall have breached its obligations under Section 7.4 (relating to non-solicitation and Change in Recommendation) of the Merger Agreement other than an immaterial breach.

As used in the Merger Agreement, “Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, operations or financial condition of Clinical Data and its subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, and no adverse effect directly or indirectly arising or resulting from or relating to any of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect:

(A) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to general economic, business, financial, market or political conditions;

(B) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to facts, circumstances, developments or conditions generally affecting any of the industries or industry sectors in which Clinical Data or any of its subsidiaries operates;

(C) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to fluctuations in the value of any currency;

(D) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any act of terrorism, war, calamity or any other similar event;

(E) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders or any litigation) arising directly from the announcement or pendency of the Merger Agreement, the Offer or the Merger (provided that this exception does not apply with respect to a representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the performance of obligations under the Merger Agreement);

(F) any failure of Clinical Data to meet internal or analysts’ expectations or projections (it being understood and agreed that any occurrence or state of facts that may have caused or contributed to such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(G) any adverse effect arising directly from or otherwise relating directly to (1) any action taken by Clinical Data or any of its subsidiaries at the written direction of Parent, or (2) any action specifically required to be taken by Clinical Data, or the omission of any action by Clinical Data that is specifically prohibited, by the terms of the Merger Agreement (provided that subclause (2) of this exception (G) shall not apply with respect to a representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the performance of obligations under the Merger Agreement);

(H) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any change in any applicable law;

(I) any decline in Clinical Data’s stock price, in and of itself (it being understood that any occurrence or state of facts that may have caused or contribute to such decline may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(J) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any request or requirement by any governmental authority that Parent, Clinical Data or any of its subsidiaries enter into any voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or other agreement or arrangement with respect to any assets or operations of Clinical Data or any of its subsidiaries or any securities of any such subsidiary; and

(K) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any change in accounting principles or the application thereof;

except, in the case of clauses (A), (B), (C), (D), (H) and (K) to the extent that the applicable matter has a disproportionate effect on Clinical Data and its subsidiaries, taken as a whole, relative to other companies in the industry in which Clinical Data and its subsidiaries primarily operate (in which case only the incremental and disproportionate effect on Clinical Data and its subsidiaries, taken as a whole, relative to such other companies shall be taken in account in determining whether there has been a Material Adverse Effect).

Termination Fee; Expense Reimbursement

The Merger Agreement contemplates that Clinical Data may reimburse Parent’s expenses and/or pay Parent a termination fee under any of the following circumstances:

• if Parent validly terminates the Merger Agreement because Clinical Data (i) effected a Change in Recommendation, (ii) breached its obligations under Section 7.4 of the Merger Agreement (relating to non-solicitation and Change in Recommendation), other than an immaterial breach, then, within two business days after such termination, Clinical Data shall cause a termination fee in the amount of $45,000,000 (the “Termination Fee”) to be paid to Parent;

• if Clinical Data validly terminates the Merger Agreement because the board of directors of Clinical Data determined to accept, or enter into a definitive agreement with respect to, a Superior Proposal, then, concurrently with such termination and as a condition to the effectiveness of such termination, Clinical Data shall cause the Termination Fee to be paid to Parent;

• if either Parent or Clinical Data terminates the Merger Agreement pursuant to subsection 2(a), 2(d) or 4(c) of the section above entitled “Termination,” and at or prior to the termination of the Merger Agreement (in the case of termination pursuant to subsection 2(d)), at or prior to the End Date (in the case of termination pursuant to subsection 2(a) or at or prior to the Special Meeting at which the Required Stockholder Vote shall not have been obtained, a third party shall have publicly disclosed an Acquisition Proposal (and such Acquisition Proposal shall not have been withdrawn prior to the time of the termination of the Merger Agreement), then (i) within two business days of such termination, Clinical Data shall reimburse Parent up to a maximum aggregate amount of $7,500,000 for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, consultants and the costs of all filing fees and printing costs) incurred by Parent or its affiliates in connection with the Merger Agreement, the Offer and the Merger (the “Parent Expenses”); and (ii) if, within twelve months after the date of termination of the Merger Agreement, Clinical Data enters into a definitive agreement providing for, or consummates, a transaction within the scope of the definition of “Acquisition Proposal” (provided that each reference in the definition of “Acquisition Proposal” to 15% shall be deemed to be a reference to 50%), then Clinical Data shall within two business days after the entry into such definitive agreement, or concurrently with the consummation of such transaction, as applicable, cause an amount equal to the Termination Fee less any Parent Expenses previously reimbursed by Clinical Data to be paid to Parent.

In the event that Clinical Data fails to pay the Termination Fee or the Parent Expenses when due, Clinical Data is required to reimburse Parent for all reasonable costs and expenses incurred or accrued by it (including reasonable fees and expenses of legal counsel) in connection with the collection under and enforcement of Clinical Data’s obligation to pay the Termination Fee and Parent Expenses, with interest on the amount of the Termination Fee or the Parent Expenses, as the case may be, from the date that such payment was required to be made until the date of actual payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

Amendment

The Merger Agreement may be amended by written agreement of the parties (which, in the case of Clinical Data after the Acceptance Time, shall require the due authorization of the Continuing Directors) at any time prior to the effective time of the Merger; provided that, after the Required Stockholder Vote is obtained, no amendment shall be made which by law requires further approval of the stockholders of Clinical Data without the approval of such stockholders.

Specific Enforcement

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, the parties have agreed that the party seeking to enforce the terms of the Merger Agreement against a non-performing party under the Merger Agreement shall be entitled to injunctive relief to prevent any breach or threatened breach of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Guarantee

Forest has agreed to absolutely, unconditionally and irrevocably guarantee to Clinical Data the obligations of Parent under the Merger Agreement. In the event that Parent fails to perform its obligations under the Merger Agreement, then Clinical Data may enforce and collect from Forest all of Parent’s obligations under the Merger Agreement. To the fullest extent permitted by law, Forest waived any and all rights or defenses arising by reason of any law, promptness, diligence, notice of the acceptance of this guarantee and of the obligation under the Merger Agreement, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and all other notices of any kind.

Governing Law

The Merger Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

THE CONTINGENT VALUE RIGHTS AGREEMENT

The following description sets forth the material provisions of the CVR Agreement but does not purport to describe all of the terms of the CVR Agreement. The full text of the CVR Agreement is attached to this proxy statement as Annex B. You are urged to read the support agreement in its entirety.

Prior to the earlier to occur of the consummation of the Offer or the Merger, Parent and Forest will enter into the CVR Agreement with a bank or trustee designated by Parent (after consultation with and approval of Clinical Data) governing the terms of the Contingent Consideration. The former holders of Shares, deferred stock units and options to acquire Shares, and the former holders of In-the-Money Warrants and the Clinical Data Notes, will be entitled to receive the following cash payments for each share of Clinical Data common stock acquired by Purchaser in the Offer or converted into the right to receive merger consideration in the Merger (or, in the case of deferred stock units, options to acquire Shares, In-the-Money Warrants and the Clinical Data Notes, for each share of Clinical Data common stock that would have been issuable upon the exercise or conversion thereof), with each payment conditioned upon the achievement of the applicable milestone related to the commercialization of Viibryd and other products containing vilazodone hydrochloride (the “Product”) as follows:

Milestone #1.  Parent will be obligated to pay $1.00 in the event that the aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the fifth anniversary of the Merger equal or exceed a total of $800,000,000.

Milestone #2.  Parent will be obligated to pay $2.00 in the event that the aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the sixth anniversary of the Merger equal or exceed a total of $1,100,000,000.

Milestone #3.  Parent will be obligated to pay $3.00 in the event that aggregate net sales of the Product in the United States in any four consecutive calendar quarters occurring between the Merger and the seventh anniversary of the Merger equal or exceed a total of $1,500,000,000.

The five, six and seven year periods described above may be extended in the event that the commercial launch of the Product occurs more than six months after the completion of the Merger in certain circumstances. The terms of the Contingent Consideration described above reflect the parties’ agreement over the sharing of potential economic upside benefits from future net sales of the Product in the United States and do not necessarily reflect anticipated sales of the Product. There can be no assurance that such levels of net sales will occur or that any or all of the Contingent Consideration payments will be made.

The right to the Contingent Consideration as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement.

THE SECURITYHOLDER TENDER AND SUPPORT AGREEMENT

The following description sets forth the material provisions of the Securityholder Tender and Support Agreement but does not purport to describe all of the terms of the voting and support agreement. The full text of the Securityholder Tender and Support Agreement is attached to this proxy statement as Annex C. You are urged to read the support agreement in its entirety.

Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into the Securityholder Tender and Support Agreement, dated as of February 22, 2011 (the “Support Agreement”), with the officers and directors of Clinical Data and certain affiliates thereof (the “Supporting Stockholders”) in their capacities as stockholders of Clinical Data, pursuant to which the Supporting Stockholders have agreed to tender, and not withdraw, all outstanding Shares beneficially owned by them, or acquired by them after such date, and all In-the-Money Warrants and the Clinical Data Notes beneficially owned by them (collectively, “Subject Securities”) in the Offer no later than seven business days after receipt by such Supporting Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer.

The Support Agreement also provides that the Supporting Stockholders, if their Subject Securities have not been previously accepted for payment pursuant to the Offer, will, at the Special Meeting or any meeting of Clinical Data’s stockholders (or in connection with any written consent of such stockholders), vote or cause to be voted such Subject Securities (i) in favor of (A) the adoption of the Merger Agreement, and (B) without limiting the preceding clause (A), the approval of any proposal to adjourn or postpone such stockholders’ meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such stockholders’ meeting is held, and (ii) against any action or agreement that would reasonably be expected to materially impede, hinder, interfere with, prevent, delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including any agreement or arrangement related to an Acquisition Proposal. In furtherance of the Supporting Stockholders’ covenants under the Support Agreement, the Supporting Stockholders agreed to appoint Parent as their attorney-in-fact and proxy to attend all meetings of Clinical Data’s stockholders, and to vote their Subject Securities in favor of adoption of the Merger Agreement and against the actions described in clause (ii) of the immediately preceding sentence (or grant or withhold a written consent in connection therewith).

Each Supporting Stockholder agreed that neither it nor any of its affiliated investment funds or vehicles will, nor will such Supporting Stockholder or any of its affiliated investment funds or vehicles authorize or permit any of its or their respective officers, directors or employees to, and each Supporting Stockholder will use its reasonable best efforts to cause its and its affiliated investment funds and vehicles respective investment bankers, attorneys, accountants, consultants or other agents or advisors, acting on behalf of such Supporting Stockholder, not to, directly or indirectly, (i) submit, solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish any information relating to Clinical Data or any of its subsidiaries or afford access to the business, properties, assets, books or records of Clinical Data or any of its subsidiaries to any third party that is seeking to make, or has made, an Acquisition Proposal, or (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

The Support Agreement limits the ability of the Supporting Stockholders to sell or otherwise transfer, encumber or grant any proxies in respect of their Subject Securities. The Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement or upon notice by Parent.

As of March 3, 2011, the Supporting Stockholders beneficially owned approximately 52.37% of all Shares as of March 3, 2011 calculated on a fully diluted basis (including for this purpose all Shares issuable upon the exercise or conversion of warrants, convertible notes, and stock options held by such parties, whether vested or unvested). The Support Agreement does not require that the Supporting Stockholders exercise their options to purchase Shares, though if exercised, such Shares would become subject to the Support Agreement and would be required to be tendered in the offer and, to the extent necessary, voted in favor of the adoption of the Merger Agreement.

MARKET PRICE AND DIVIDEND DATA

Clinical Data common stock trades on the NASDAQ Global Market under the ticker symbol “CLDA.” The following table sets forth, for the period indicated, the range of high and low sale prices of Clinical Data common stock, as reported by the NASDAQ Global Market.

	Clinical Data Common Stock
	High	Low

Year ending March 31, 2011
Fourth Quarter (through March 7, 2011)	$34.95	$14.41
Third Quarter	$21.54	$15.89
Second Quarter	$17.83	$10.87
First Quarter	$19.97	$12.40
Year ended March 31, 2010
Fourth Quarter	$22.39	$14.65
Third Quarter	$21.94	$14.62
Second Quarter	$17.00	$9.00
First Quarter	$15.94	$10.39
Year ended March 31, 2009
Fourth Quarter	$11.93	$6.38
Third Quarter	$16.46	$7.15
Second Quarter	$19.59	$12.74
First Quarter	$19.68	$14.25

The high and low sales prices per share for Clinical Data common stock as reported by the NASDAQ Global Market on March 7, 2011, the latest practicable trading day before the filing of this proxy statement, were $30.32 and $30.28.

There were 465 stockholders of record of Clinical Data common stock as of March 3, 2011. In addition, we believe that a significant number of beneficial owners of Clinical Data common stock hold their Shares in street name. We have not declared or paid any cash dividends on Clinical Data common stock previously.

Following the Merger, Clinical Data common stock will not be traded on any public market.

RISK FACTORS

In addition to the other information included in this proxy statement, including the matters addressed in “Special Note Regarding Forward-Looking Information,” you should carefully consider the following risks before deciding whether to vote for approval and adoption of the Merger Agreement.

If the Offer is not consummated and the Merger Agreement is not adopted by the stockholders of Clinical Data or if the Merger is not completed for any other reason, we will need to raise additional capital.

Our projected uses of cash include cash to fund operations, including continued research and product development, sales and marketing, capital expenditures and existing debt service costs. We believe that our cash resources will be sufficient to fund our operations into May 2011. We will need additional funds in May 2011 to continue operations and for the commercialization of Viibryd and the development of Stedivaze and other potential products.

Our management is always evaluating additional sources of financing, and would consider any of the following options:

•	license, sublicense, or other relationships where appropriate with third parties including its compounds and/or patents; and/or

•	sale of equity and debt securities.

If we raise additional capital through the sale of equity securities, our existing stockholders will be diluted and earnings per share could decrease. Capital raised through debt financing would require us to make periodic payments of interest and principal and might impose restrictive covenants on the conduct of our business. Furthermore, additional financings might not be available on terms favorable to us, or at all. Moreover, the terms of our outstanding convertible notes restrict our ability to finance our operations through the issuance of additional debt or shares of common stock.

We cannot be certain that additional financing will be available in amounts or terms acceptable to us, if at all. A failure to obtain additional funding could prevent us from making expenditures that might be required to grow or maintain our operations. If we are unable to obtain financing, we may be required to implement cost reduction strategies, including decreasing our expenditures on research and development expenses and sales and marketing expenses in anticipation of development and commercial launch of our products. The postponement or cancellation of any of these development and commercialization efforts could have a material adverse impact on our planned operations and future operating results.

We will incur substantial expenses related to the Merger, and the Merger might not be completed if we, Parent or Purchaser are unable to fulfill all of the closing conditions.

We expect to incur substantial expenses in connection with the Merger whether or not the transaction is consummated. The Merger is subject to closing conditions that could result in the completion of the Merger being delayed or not consummated, which could negatively impact Clinical Data’s stock price and future business and operations. Completion of the Merger is conditioned upon Clinical Data and Forest satisfying closing conditions, including adoption of the Merger Agreement by Clinical Data’s stockholders, all as set forth in the Merger Agreement. See the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 66 of this proxy statement for a discussion of the conditions to the completion of the Merger. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived, and the Merger may not be consummated. If Clinical Data’s stockholders do not adopt the Merger Agreement, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Clinical Data will be offered, or that the business, prospects or results of operations of Clinical Data will not be adversely impacted.

The failure to complete the Merger could negatively affect our stock price and future business and operations.

If the Merger is not completed for any reason, the price of Clinical Data common stock may decline to the extent that the current market price of Clinical Data common stock reflects a positive market assumption that the Merger will be completed. Furthermore, if the Merger Agreement is terminated, we may be unable to find a third party willing to engage in a similar transaction on terms as favorable as those set forth in the Merger Agreement, or at all. Speculation regarding the likelihood of the closing of the Merger could also increase the volatility of our stock price.

Some of our officers and directors have interests in the Merger that may influence them to support or approve the Merger in a manner different than other stockholders.

Some of the directors who recommend that you vote in favor of the Merger, and the officers who provided information to the board of directors of Clinical Data relating to the Merger, have employment, indemnification, stock option, deferred stock units, convertible notes, warrants and bonus arrangements that provide them with interests in the Merger that may differ from yours. The receipt of compensation or other benefits in the Merger may have influenced our directors in making their recommendation that you vote in favor of the transactions called for by the Merger Agreement, and the officers in making recommendations to the board of directors of Clinical Data relating to the Merger.

We will no longer exist as an independent public company following the Merger and our stockholders will forego any increase in our value.

If the Merger is successful, we will no longer exist as an independent public company and our stockholders will forego any increase in our value that might have otherwise resulted from our possible growth.

Upon termination of the Merger Agreement under specified circumstances, we may be required to pay a termination fee to the Purchaser.

The Merger Agreement includes customary termination provisions for both Clinical Data and Purchaser and provides that, in connection with the termination of the Merger Agreement under specified circumstances, Clinical Data will be required to pay to Parent a termination fee of $45,000,000. In addition, in the event that the Merger Agreement is terminated under specified circumstances during the pendency of a publicly disclosed third party proposal to acquire Clinical Data, Clinical Data is required to reimburse Parent for Parent’s fees and expenses incurred in connection with the Merger Agreement, the Offer and the Merger up to an aggregate amount of $7,500,000, and, if Clinical Data enters into an agreement for a third party to acquire Clinical Data within twelve months of such termination, to pay to Parent the balance of the $45,000,000 termination fee less any such reimbursed expenses.

Legal proceedings in connection with the merger, the outcomes of which are uncertain, could delay or prevent the completion of the merger.

Since the day the Merger Agreement was signed, six putative class action lawsuits have been filed against Clinical Data, members of the board of directors of Clinical Data, Forest and Purchaser arising out of the Merger (the “Lawsuits”). The Lawsuits generally allege that the members of the board of directors of Clinical Data breached their fiduciary duties of loyalty, independence, good faith and fair dealing to our stockholders by entering into the Merger Agreement because they, among other things (i) failed to maximize stockholder value; (ii) used a process that was unfair and inadequate and tailored to better their own interests at the expense of Clinical Data’s public stockholders; (iii) failed to implement a bidding mechanism to foster a fair auction or took steps to avoid competitive bidding; and (iv) agreed to preclusive deal protection terms. Plaintiffs seek to stop or delay the acquisition of Clinical Data by Forest or rescission of the Merger in the event it is consummated and seek monetary damages in an unspecified amount to be determined at trial. Such legal proceedings could delay or prevent the Merger from becoming effective. See “The Merger — Litigation Related to the Merger.”

During the pendency of the Merger, Clinical Data may not be able to enter into certain business arrangements with other parties because of restrictions in the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Clinical Data to complete certain transactions that are not, among other things, in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, Clinical Data may be at a disadvantage to its competitors. See the section entitled “The Merger Agreement — Covenants of Clinical”.

Uncertainty regarding the Merger and the effects of the Merger could cause each company’s licensors, collaborators, suppliers or other strategic partners to delay or defer decisions, which could increase costs of the on-going business for Clinical Data.

Clinical Data’s strategy for developing and commercializing many of its products and potential products include entering into agreements with licensors, collaborators, suppliers and other strategic partners. These partners, in response to the announcement of the Merger, may delay or defer decisions regarding their business relationships with Clinical Data, which could increase costs for the business of Clinical Data or Forest and delay, interrupt or terminate the collaborate research, development and commercialization of certain potential products, regardless of whether the Merger is ultimately completed. Any such delay, interruption or termination of the combined company’s relationship with any of these partners could materially harm the combined company’s business and financial condition, and frustrate any commercialization efforts for its product candidates.

Risks Related to the Contingent Consideration

There is no guarantee that our stockholders will receive any amounts pursuant to the CVR Agreement.

Your right to receive any future payment on the Contingent Consideration will be contingent upon the achievement by Forest of certain agreed upon sales of Viibryd (calculated in accordance with the CVR agreement) in excess of the thresholds specified in the CVR agreement within the time periods specified in the CVR agreement. If sales of Viibryd do not exceed the thresholds set forth in the CVR agreement for any reason within the time periods specified in the CVR agreement, no payment will be made under the Contingent Consideration and the Contingent Consideration will expire valueless. Accordingly, the value, if any, of the Contingent Consideration is speculative, and the Contingent Consideration may ultimately have no value. See “Description of the Contingent Consideration.”

The issuance the definitive version of the CVR Agreement could differ materially from the form of CVR Agreement included with this proxy statement and the Contingent Consideration will not be transferable.

Parent, Purchaser and a trustee designated by Parent (after consultation with and approval by Clinical Data) do not intend to enter into the CVR Agreement until the closing of the Merger. Therefore, the definitive version of the CVR Agreement could differ from the form of CVR Agreement attached as Annex B to this proxy statement. Although the definitive version of the CVR Agreement negotiated and entered into is not expected to differ from the form of CVR Agreement included with this proxy statement in any respect that would be material to holders of Contingent Consideration, there can be no assurance that any changes will not, in fact, be material to holders, or that any such changes would not adversely affect the rights of holders of Contingent Consideration, including the value of such Contingent Consideration.

If the definitive version of the CVR Agreement were to differ materially from the form of CVR Agreement included with this proxy statement, Clinical Data expects that a revised proxy statement that includes the definitive form of the CVR Agreement would be redistributed to Clinical Data stockholders sufficiently in advance of the vote by Clinical Data stockholders to adopt the merger agreement in order to provide Clinical Data stockholders with adequate time to consider the revised terms of the CVR Agreement prior to such vote (or that a subsequent vote by Clinical Data stockholders to consider the revised terms of the

CVR agreement would be required if such circumstance were to arise after the vote of Clinical Data stockholders to adopt the merger). If Clinical Data were to redistribute a revised proxy statement, it could result in a delay of the Special Meeting to consider the proposal to adopt the merger agreement (or require a subsequent special meeting of Clinical Data stockholders to adopt the merger agreement), which could result in a material delay in the anticipated closing date of the merger.

Additionally, the Contingent Consideration will not be evidenced by a certificate or other instrument and is not transferable and, accordingly, you may not sell such Contingent Consideration prior to its termination. As a result, you will only realize value from the Contingent Consideration if sales of Viibryd (calculated in accordance with the CVR Agreement) are achieved in excess of the thresholds specified in the CVR Agreement within the time periods specified in the CVR Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Clinical Data common stock as of March 1, 2011 by all persons who, to our knowledge, were the beneficial owners of more than 5% of the outstanding Shares, each of our directors, each of our executive officers (as defined in Item 402(a)(3) of Regulation S-K) and all directors and executive officers as a group.

Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Clinical Data, Inc., One Gateway Center, Suite 702, Newton, Massachusetts 02458.

	Stock and Nature of		Percent of
Name and Address of Beneficial Owner	Ownership		Common Stock

5% Stockholder
FMR LLC	4,493,282	(1)	14.4%
82 Devonshire Street Boston, MA 02109
Merck Kommanditgesellschaft auf Aktien	2,083,555	(2)	6.7%
Frankfurter Strasse 250 64293 Darmstadt, Germany
Directors, Executive Officers and Named Executive Officers
Randal J. Kirk	20,934,242	(3)	51.1%
Andrew J. Fromkin	872,467	(4)	2.7%
Caesar J. Belbel	345,938	(5)	*
Larry D. Horner	185,185	(6)	*
Carol R. Reed, M.D.	291,635	(7)	*
C. Evan Ballantyne	243,934	(8)	*
Arthur B. Malman	96,054	(9)	*
James P. Shaffer	104,334	(10)	*
Burton E. Sobel, M.D.	82,500	(11)	*
Richard J. Wallace	52,500	(12)	*
Scott L. Tarriff	24,100	(13)	*
All Directors, Executive Officers and Named Executive Officers as a Group (11 persons)	23,232,889	(14)	54.0%

*	Indicates ownership of less than 1%

(1)	Based solely on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2011 by FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 4,493,282 Shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 4,493,282 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees.

(2)	Based solely on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2011.

(3)	Consists of shares owned by Mr. Kirk, directly and through Third Security, LLC and its affiliates, including 2,326,687 owned by Mr. Kirk; 1,626,722 shares owned by Kirkfield, L.L.C., a Virginia limited liability company (“Kirkfield”); 1,049,877 shares owned by New River Management II, LP, a Virginia limited partnership (“NRM II”); 290,014 shares owned by New River Management III, LP, a Virginia limited partnership (“NRM III”); 3,380,985 shares owned by New River Management V LP, a Delaware limited partnership (“NRM V”); 1,106,672 shares owned by R.J. Kirk Declaration of Trust (“R.J. Kirk DOT”); 24,240 shares owned by Third Security Incentive 2008 LLC, a Virginia limited liability company

(“Incentive 2008”); 48,478 shares owned by Third Security Senior Staff 2008 LLC, a Virginia limited liability company (“Senior Staff 2008”); 692,617 shares owned by Third Security Staff 2001 LLC, a Virginia limited liability company (“Staff 2001”); 48,478 shares owned by Third Security Staff 2008 LLC, a Virginia limited liability company (“Staff 2008”); 32,500 shares owned by JPK 2008, LLC (“JPK 2008”); 146,900 shares owned by JPK 2009; LLC (“JPK 2009”); 1,212 shares owned by Lotus Capital (2000) Co., Inc. (“Lotus Capital”); 32,500 shares owned by MGK 2008, LLC (“MGK 2008”); 146,900 shares owned by MGK 2009, LLC (“MGK 2009”); 32,500 shares owned by ZSK 2008, LLC (“ZSK 2008”) and 23,600 shares owned by ZSK 2009, LLC (“ZSK 2009”); 3,055,300 shares of common stock issuable upon conversion of the principal amount of notes held by NRM V; 287,943 shares of common stock issuable upon conversion of the principal amount of notes held by JPK 2009; 287,943 shares of common stock issuable upon conversion of the principal amount of notes held by MGK 2009; and 2,479,413 shares of common stock issuable upon conversion of the principal amount of notes held by R.J. Kirk DOT; 212,089 Shares issuable upon exercise of the warrants held by Mr. Kirk; 12,120 Shares issuable upon exercise of the warrants held by Incentive 2008; 302,983 Shares issuable upon exercise of the warrants held by Kirkfield; 1,350,035 Shares issuable upon exercise of the warrants held by R.J. Kirk DOT; 24,239 Shares issuable upon exercise of the warrants held by Senior Staff 2008; 24,239 Shares issuable upon exercise of the warrants held by Staff 2008; 16,300 Shares issuable upon exercise of the warrants held by JPK 2008; 151,300 Shares issuable upon exercise of the warrants held by JPK 2009; 606 Shares issuable upon exercise of the warrants held by Lotus Capital; 16,300 Shares issuable upon exercise of the warrants held by MGK 2008; 151,300 Shares issuable upon exercise of the warrants held by MGK 2009; 1,527,650 Shares issuable upon exercise of the warrants held by NRM V; 16,300 Shares issuable upon exercise of the warrants held by ZSK 2008 and 7,300 Shares issuable upon exercise of the warrants held by ZSK 2009. Mr. Kirk is deemed to have beneficial ownership of all shares owned by Kirkfield, NRM II, NRM III, NRM V, R.J. Kirk DOT, Incentive 2008, Senior Staff 2008, Staff 2001, Staff 2008, JPK 2008, JPK 2009, MGK 2008, MGK 2009, Lotus Capital, ZSK 2008 and ZSK 2009.

(4)	Includes 863,062 shares issuable upon the exercise of stock options exercisable within 60 days after March 1, 2011.

(5)	Consists of 345,938 shares issuable upon the exercise of stock options exercisable within 60 days after March 1, 2011.

(6)	Includes 21,327 shares held by Mr. Horner’s wife as to which Mr. Horner disclaims beneficial ownership. Also includes 15,000 shares issuable upon the exercise of stock options exercisable within 60 days after March 1, 2011 and 10,663 shares issuable upon the exercise of warrants for shares of common stock by Mr. Horner’s wife.

(7)	Includes 289,198 shares issuable upon the exercise of stock options exercisable within 60 days after March 1, 2011.

(8)	Includes 238,334 shares issuable upon the exercise of stock options exercisable within 60 days after March 1, 2011.

(9)	Includes 26,250 shares issuable upon the exercise of stock options exercisable within 60 days after March 1, 2011 and 3,750 shares issuable upon the exercise of warrants for shares of common stock.

(10)	Includes 103,334 shares issuable upon the exercise of stock options exercisable within 60 days after March 1, 2011.

(11)	Consists of 82,500 shares issuable upon the exercise of stock options exercisable within 60 days after March 1, 2011.

(12)	Consists of 52,500 shares issuable upon the exercise of stock options exercisable within 60 days after March 1, 2011.

(13)	Includes 7,500 shares issuable upon the exercise of warrants for shares of common stock.

(14)	See footnotes (3) through (13).

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the Shares present, in person or by proxy, and entitled to vote at the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adopting the Merger Agreement.

The board of directors of Clinical Data recommends that you vote “FOR” the proposal to grant the authority to vote your shares to adjourn the meeting, if necessary, to provide additional time to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

No business may be transacted at the Special Meeting other than the matters set forth in this proxy statement.

Stockholder Proposals

We will hold an Annual Meeting of Stockholders in 2011, or the 2011 Annual Meeting, only if the Merger is not completed. Proposals of stockholders that are intended to be presented at the 2011 Annual Meeting must have been received at our executive offices in Newton, Massachusetts no later than March 31, 2011 to be included in the proxy statement and proxy card related to such meeting.

In addition, our bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give advance written notice to our Secretary no later than June 18, 2011. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for the year ended March 31, 2010 filed with the SEC on June 14, 2010;

•	Our Definitive Proxy Statement on Form 14A filed with the SEC on July 29, 2010;

•	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010, filed with the SEC on August 9, 2010, September 30, 2010, filed with the SEC on November 9, 2010, and December 31, 2010, filed with the SEC on February 9, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on May 17, 2010, May 24 ,2010, May 25, 2010, June 7, 2010, June 8, 2010, June 9, 2010, September 22, 2010, November 15, 2010, November 29, 2010, December 3, 2010, January 3, 2011, January 24, 2011, January 27, 2011, February 9, 2011, February 22, 2011 and February 25, 2011.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at One Gateway Center, Suite 702, Newton, MA 02458, Attention: Chief Legal Officer, Telephone: (617) 527-9933, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. Upon written or telephonic request as provided above, we will, within one (1) business day of receiving such request, mail copies of any or all items incorporated by reference herein, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents, to the requesting party by first class mail or other equally prompt means.

Parent has supplied all information contained in this proxy statement relating to Parent and Purchaser and we have supplied all information relating to Clinical Data.

* * *

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 8, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER
among
FL HOLDING CV,
MAGNOLIA ACQUISITION CORP.,
FOREST LABORATORIES, INC.
and
CLINICAL DATA, INC.
Dated as of February 22, 2011

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 22, 2011 (this “Agreement”), among FL HOLDING CV, an entity organized under the laws of the Netherlands (“Parent”), MAGNOLIA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), FOREST LABORATORIES, INC., a Delaware corporation and the indirect parent of Parent (the “Guarantor”) and CLINICAL DATA, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and Purchaser have proposed to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser make a cash tender offer (as it may be amended from time to time, the “Offer”) to acquire all of the outstanding (a) shares of Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) (shares of Company Common Stock being hereinafter collectively referred to as “Company Shares”) for (i) $30.00 per Company Share (such amount, or any greater amount per Company Share paid pursuant to the Offer, as such amount may be adjusted pursuant to Section 2.1(g), the “Cash Portion”), net to the holder thereof in cash and (ii) the contractual right, pursuant to the Contingent Value Right Agreement, to receive one or more contingent payments upon the achievement of certain milestones as set forth in the Contingent Value Right Agreement (the “CVR Portion” and, together with the Cash Portion, the “Per Share Amount”), (b) the Laurus Warrant, at the price set forth herein; (c) 2005 Warrants, at the price set forth herein; (d) 2006 Warrants, at the price set forth herein; (e) 2008 Warrants, at the price set forth herein; (f) 2009 Warrants, at the price set forth herein; and (g) Company Notes, at a price set forth herein, on the terms and subject to the conditions set forth in this Agreement and the Offer;

WHEREAS, it is proposed that, following the successful completion of the Offer and regardless of whether the Offer is successfully completed, upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law, Purchaser will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), and each Company Share that is not tendered and accepted for payment pursuant to the Offer (other than Appraisal Shares (as defined herein)) will thereupon be canceled and converted solely into the right to receive the same consideration therefor that was payable in the Offer, on the terms and subject to the conditions set forth herein, and each In-the-Money Warrant or Company Note that is not tendered and accepted for payment pursuant to the Offer will thereupon be canceled, as permitted by the terms thereof, and converted solely into the right to receive the consideration set forth herein, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has approved the Offer, the Merger, this Agreement and the Support Agreement, and (i) determined that this Agreement, the Support Agreement and the Transactions are advisable, fair to and in the best interests of the holders of Company Shares, (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company and declared that this Agreement is advisable, and (iii) resolved to recommend that the Company’s stockholders, warrant holders and note holders tender their Company Shares, In-the-Money Warrants and Company Notes pursuant to the Offer and (to the extent necessary) adopt this Agreement;

WHEREAS, the boards of directors of Parent and Purchaser have each approved and declared advisable this Agreement, the Offer and the Merger and authorized and approved the execution and delivery of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Purchaser and certain officers and directors of the Company, in their capacities as stockholders of the Company, are entering into a Tender and Support Agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, such stockholders will (i) tender all of their Company Shares, Company Notes and In-the-Money Warrants into the Offer, and (ii) vote all of such Company Shares (to the extent necessary) in favor of the adoption of this

Agreement, in each case subject to the conditions set forth therein, and the Company Board has approved the execution and delivery of the Support Agreement by such stockholders of the Company.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Guarantor has unconditionally guaranteed all obligations of Parent and Purchaser under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

1.	Definitions.

1.1 Definitions.

(a) For purposes of this Agreement:

“2005 Warrants” shall mean those certain warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of November 17, 2005, between the Company and the Investors named therein.

“2006 Warrants” shall mean those certain warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2006, between the Company and the Investors.

“2007 Warrants” means those certain warrants originally issued by Avalon Pharmaceuticals, Inc. pursuant to that certain Purchase Agreement, dated May 24, 2007, between Avalon Pharmaceuticals, Inc. and the Investors named therein.

“2008 Warrants” means those certain warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated September 26, 2008, between the Company and the Purchasers named therein.

“2009 Warrants” means those certain warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated February 25, 2009, between the Company and the Buyers named therein.

“2005 Warrant Payment Amount” means, with respect to any 2005 Warrant, (i) the product of (a) the amount by which $30.50 exceeds the per share exercise price of the 2005 Warrant, multiplied by (b) the number of Company Shares subject to such 2005 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable and (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon exercise in full of the 2005 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“2006 Warrant Payment Amount” means, with respect to any 2006 Warrant, (i) the product of (a) the amount by which $30.68 exceeds the per share exercise price of the 2006 Warrant, multiplied by (b) the number of Company Shares subject to such 2006 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable and (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon exercise in full of the 2006 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“2008 Warrant Payment Amount” means, with respect to any 2008 Warrant, (i) the product of (a) the amount by which the Cash Portion exceeds the per share exercise price of the 2008 Warrant multiplied by (b) the number of Company Shares subject to such 2008 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable and (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon exercise in full of the 2008 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“2009 Warrant Payment Amount” means, with respect to any 2009 Warrant, (i) the product of (a) the amount by which the Cash Portion exceeds the per share exercise price of the 2009 Warrant multiplied by (b) the number of Company Shares subject to such 2009 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable and (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon exercise in full of the 2009 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“Acceptance Time” means the first time at which Purchaser accepts for payment any Company Shares, In-the-Money Warrants and Company Notes tendered pursuant to the Offer.

“Acquisition Proposal” means any proposal or offer made by any Third Party for: (i) any direct or indirect acquisition by such Third Party (by means of a merger, tender offer, share exchange, issuance of securities or otherwise), of beneficial ownership or control of more than 15% of the outstanding Equity Interests of the Company; (ii) any direct or indirect acquisition by such Third Party of beneficial ownership or control of, or the rights (whether by assignment, lease, license or otherwise) to, rights or assets of the Company and its Subsidiaries representing more than 15% of the consolidated assets of the Company and the Company Subsidiaries; or (iii) any combination of the foregoing.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

“business day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“cGMP” means the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211, all applicable FDA guidance, FDA current review and inspection standards, and current industry standards for the manufacture, warehousing, packaging, and distribution of oral drug products for human use, including all standard operating procedures and quality assurance documents of the Company and its contract manufacturers, and the respective counterpart requirements promulgated by Governmental Authorities in countries outside the United States where any other oral drug product is or was previously manufactured, produced, distributed, marketed, sold or developed by the Company or any Company Subsidiary, including any amendments or revisions thereto.

“Clinical Company Products” means Viibryd, Stedivaze and PRX-8066.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company DSU” means the deferred stock units issued by the Company under the Company Option Plans, pursuant to which Company Shares may be issued.

“Company Intellectual Property” means all Intellectual Property in which the Company or a Company Subsidiary has an ownership interest, a license or other rights.

“Company Notes” means those certain Convertible Notes dated February 25, 2009 issued by the Company pursuant to that certain Securities Purchase Agreement dated February 25, 2009 by and among the Company, New River Management V, LP and RJK, L.L.C. and in an aggregate principal amount of $50,000,000.

“Company Note Payment Amount” means, with respect to a particular Company Note, (a) the product of the Cash Portion multiplied by the maximum number of Company Shares into which such Company Note is convertible immediately prior to the Acceptance Time or the Effective Time, as applicable and (b) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon conversion in full of the Company Note as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“Company Option” means an option to purchase Company Shares from the Company, whether granted by the Company pursuant to a Company Option Plan or otherwise.

“Company Option Payment Amount” means, with respect to a particular Company Option (whether or not then exercisable), (a) the product of (i) the amount, if any, by which (x) the Cash Portion exceeds (y) the per share exercise price of such Company Option, multiplied by (ii) the number of Company

Shares subject to such Company Option as of immediately prior to the Effective Time and (b) the right to receive the CVR Portion with respect to the total number of Company Shares subject to such Company Option as of immediately prior to the Effective Time; provided, however, that, to the extent the amount payable under (a) is zero dollars, the amount payable under (b) shall be reduced by the aggregate amount by which the exercise price of such Company Shares subject to such Company Option is more than the product of the Cash Portion multiplied by the number of shares subject to such Company Option, as provided in the Contingent Value Right Agreement. The Company Option Payment Amount shall be zero with respect to a Company Option that has a per share exercise price that exceeds $36.00.

“Company Option Plans” means, collectively, the Company’s Amended and Restated 2005 Equity Incentive Plan, the Clinical Data, Inc. 2002 Incentive and Stock Plan and the Genaissance Pharmaceuticals, Inc. 2000 Amended and Restated Equity Incentive Plan.

“Company Products” means Viibryd and Stedivaze and any other clinical or pre-clinical products owned by, or licensed to, the Company or any Company Subsidiary, or which the Company or any Company Subsidiary is currently developing, manufacturing, using or holding for use.

“Company Subsidiary” means any direct or indirect subsidiary of the Company.

“Company Warrant” means a warrant to purchase Company Shares from the Company, issued or assumed by the Company.

“Company Warrant Payment Amount” means the Laurus Warrant Payment Amount, 2005 Warrant Payment Amount, 2006 Warrant Payment Amount, 2008 Warrant Payment Amount and 2009 Warrant Payment Amount.

“Contingent Value Right” is the right to receive consideration pursuant to the Contingent Value Right Agreement.

“Contingent Value Right Agreement” is that certain contingent value right agreement in substantially the form attached hereto as Exhibit A, to be executed and delivered by Parent, Guarantor and the Rights Agent at or prior to the earlier to occur of the Acceptance Time and the Effective Time.

“Continuing Director” means any member of the Company Board, while such person is a member of the Company Board, who is not an affiliate, representative or designee of Parent or Purchaser and was a member of the Company Board prior to the date of this Agreement, and any successor of a Continuing Director while such successor is a member of the Company Board, who is not an affiliate, representative or designee of Parent or Purchaser and was recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.

“Contract” means any credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Contract Manufacturing Agreement” means any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses, or any intermediate form of any drug product to which the Company or any Company Subsidiary is a party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyright Rights” means rights with respect to published and unpublished original works of authorship, whether registered or not, including databases and other compilations of information, computer software, middleware, user interface, source code, object code, algorithms, and the like, and user manuals and other training documentation related thereto, copyrights and moral rights therein and thereto, including registrations thereof and applications therefor, and all derivative works, renewals, extensions, restorations and reversions thereof.

“DGCL” means the General Corporation Law of the State of Delaware.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Authority).

“Environmental Laws” means any Legal Requirements relating to: (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment or human health.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor (other than, in each case, investments in marketable securities and cash equivalents).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration or any successor Governmental Authority thereto.

“FDA Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

“FDA Approval” means approval by the FDA of a New Drug Application.

“GATX Warrant” means that certain warrant, dated May 14, 2001, originally issued by Avalon Pharmaceuticals, Inc. to GATX Ventures, Inc.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign governmental authority or body or quasi-governmental authority or body (including any governmental division, department, agency, commission, organization, court or other tribunal).

“Hazardous Substances” means: (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; and (ii) any substance, material, pollutant or waste (A) regulated as a hazardous or toxic substance, material or waste by any Governmental Authority pursuant to any other Environmental Law or (B) that can cause harm to living organisms, human welfare or the environment.

“Health Care Laws” shall mean (a) the FDA Act and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), the regulations promulgated thereunder and comparable state laws, (e) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (g) the Clinical Laboratories Improvement Amendments (42 U.S.C. §263a et seq.), and (h) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Governmental Authorities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Warrant” means the Laurus Warrant, a 2005 Warrant, a 2006 Warrant, a 2008 Warrant or a 2009 Warrant.

“Intellectual Property” means any and all (i) Patent Rights; (ii) Copyright Rights; (iii) Trademark Rights; and (iv) Trade Secret Rights; and (v) all other intellectual property or proprietary rights (in each case whether or not subject to statutory registration or protection).

“Intervening Event” means a material event or material change in circumstances occurring or arising after the date hereof relating to the business of the Company and the Company Subsidiaries which (i) is materially and disproportionately more favorable to the recurring financial condition and results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Company Board or officers of the Company nor reasonably foreseeable as of or prior to the date hereof and (iii) becomes known to or by the Company Board or officers of the Company prior to the Effective Time; provided, however, that in no event shall an Intervening Event include events relating to (w) clearance of the Offer and the Merger under the HSR Act, (x) the receipt or announcement of an Acquisition Proposal, (y) any event or change relating to Parent or Purchaser or (z) in and of itself, any introduction into the marketplace of new or modified products or services by the Company or any Company Subsidiary.

“IP Governmental Authority” means the United States Patent and Trademark Office, the United States Copyright Office, or any foreign equivalent of any of the foregoing, or any other foreign or multinational government, regulatory or administrative agency, commission, authority, or other governmental instrumentality that accepts filings of intellectual property applications or issues or approves registrations of intellectual property.

“IRS” means the United States Internal Revenue Service.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge, of the directors, executive officers and corporate officer with human resources responsibility of the Company after, in the case of such officers, reasonable inquiry; it being understood and agreed that discussions with individuals (whether inside or outside the Company) having primary responsibility for such matter and a review of such officer’s files shall constitute reasonable inquiry. With respect to matters involving Intellectual Property, “reasonable inquiry” does not require the executive officers to conduct or obtain any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to the executive officers or the direct reports of any of the foregoing (other than with respect to any freedom-to-operate or similar opinions or Intellectual Property clearance searches that have been actually conducted, obtained or made by the Company prior to the date hereof).

“Laurus Warrant” shall mean that certain warrant, dated August 31, 2006, issued by the Company to Laurus Master Fund, Ltd.

“Laurus Warrant Payment Amount” means, with respect to the Laurus Warrant, (i) the product of (a) the amount by which the Cash Portion exceeds the per share exercise price of the Laurus Warrant, multiplied by (b) the number of Company Shares subject to the Laurus Warrant as of immediately prior to the Acceptance Time or the Effective Time, as applicable, and (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon exercise in full of the Laurus Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“Legal Proceeding” means any legal claim, suit, action or investigation or administrative, arbitral or other proceeding.

“Legal Requirement” means any law, rule, regulation, statute, code, order, decree, judgment, prohibition, restraint, writ or ordinance enacted, adopted or promulgated by any Governmental Authority, and the common law.

“Lien” means any liens, mortgages, encumbrances, pledges or security interests.

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and no adverse effect directly or indirectly arising or resulting from or relating to any of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to general economic, business, financial, market or political conditions; (B) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to facts, circumstances, developments or conditions generally affecting any of the industries or industry sectors in which the Company or any of the Company Subsidiaries operates; (C) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to fluctuations in the value of any currency; (D) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any act of terrorism, war, calamity or any other similar event; (E) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders or any litigation) arising directly from the announcement or pendency of this Agreement, the Offer or the Merger (it being understood that this clause (E) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the performance of obligations under this Agreement); (F) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood and agreed that any occurrence or state of facts that may have caused or contributed to such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred); (G) any adverse effect arising directly from or otherwise relating directly to (1) any action taken by the Company or any of the Company Subsidiaries at the written direction of Parent or (2) any action specifically required to be taken by the Company, or the omission of any action by the Company that is specifically prohibited, by the terms of this Agreement (it being understood and agreed that subclause (2) of this clause (G) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the performance of obligations under this Agreement); (H) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any change in any Legal Requirement; (I) any decline in the Company’s stock price, in and of itself (it being understood that any occurrence or state of facts that may have caused or contribute to such decline may be taken into consideration when determining whether a Material Adverse Effect has occurred); (J) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any request or requirement by any Governmental Authority that Parent, the Company or any of the Company Subsidiaries enter into any voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or other agreement or arrangement with respect to any assets or operations of the Company or any of the Company Subsidiaries or any securities of any Company Subsidiary; and (K) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any change in accounting principles or the application thereof; except, in the case of clauses (A), (B), (C), (D), (H) and (K) to the extent that the applicable matter has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industry in which the Company and the Company subsidiaries primarily operate (it being understood that only the incremental and disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to such other companies shall be taken in account in determining whether there has been a Material Adverse Effect).

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company and its subsidiaries as of December 30, 2010.

“Nasdaq” means the Nasdaq Global Market.

“on a fully diluted basis” means, as of any date, the number of Company Shares then issued and outstanding plus all Company Shares which the Company may be required to issue as of such date pursuant to options, warrants, rights, convertible or exchangeable securities or similar obligations then outstanding (whether or not then vested or exercisable and regardless of the conversion or exercise price thereof), including Company DSUs, Company Notes, Company Options and Company Warrants, in each case, as of such date.

“Organizational Documents” means (a) with respect to any Entity that is a corporation, such corporation’s certificate or articles of incorporation and by-laws, (b) with respect to any Entity that is a limited liability company, such limited liability company’s certificate or articles of formation and operating agreement, and (c) with respect to any other Entity, such Entity’s organizational or charter documents.

“Patent Rights” means rights with respect to issued patents, utility models and inventor’s certificates, including, in each case, applications therefor (including provisional and Patent Cooperation Treaty applications), supplementary protection certificates, inventors’ certificates, invention disclosures, data package exclusivity, and similar instruments, including divisions, continuations, continuations-in-part, renewals, substitutions, extensions, reissues, and reexaminations of any of the foregoing

“Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable; (b) Liens that are landlord’s, mechanics or other statutory liens that have arisen in the ordinary course of business consistent with past practice; (c) Liens that are transfer restrictions under the Securities Act or under the securities laws of any state of the United States or foreign jurisdiction; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; and (f) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company and its Subsidiaries.

“person” or “Person” means an individual or Entity.

“Proxy Clearance Date” means the date, at least ten calendar days after the filing of the preliminary Proxy Statement with the SEC, on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration or other movement or presence in, into or through the environment (including without limitation, ambient air, surface water, groundwater and surface or subsurface strata) in, at or from any property.

“Representatives” of a particular person means the directors, officers, employees, agents, advisors (including financial and legal advisors) and other representatives of such person.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other Entity means an Entity with respect to which such other Entity directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such other Entity to elect at least a majority of the members of such Entity’s board of directors or comparable governing body, or (b) at least 50% of the outstanding equity interests issued by such Entity.

“Superior Proposal” means any bona fide written offer obtained after the date hereof and not resulting from a breach of this Agreement by the Company to acquire, directly or indirectly, over 50% of the outstanding voting equity securities of the Company or assets of the Company and its subsidiaries on a consolidated basis, and which is on terms that the Company Board determines in its good faith judgment (after consultation with its outside counsel and its financial advisor) would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the Transactions, taking into account at the time of determination all relevant circumstances, including the likelihood of completion, any contingencies (including financing contingencies), various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement; provided, that a transaction that relates principally to obtaining a license or sublicense of rights to a Company Product may not constitute a “Superior Proposal.”

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes.

“Tax Returns” means Tax returns required to be filed by the Company and the Company Subsidiaries with any Governmental Authorities with respect to taxable periods ending before the Acceptance Time.

“Third Party” means any person other than (i) Parent, Purchaser and Parent’s other subsidiaries, (ii) the Company and the Company Subsidiaries, and (ii) the respective Representatives and affiliates of Parent and the Company and their respective subsidiaries.

“Trade Secret Rights” means rights with respect to trade secrets, nonpublic know-how and show-how, and other confidential and proprietary information, including business plans, schematics, algorithms, concepts, research and development information, data, product specifications, processes, records and other documentation outlining manufacturing and other processes, compounds, formulae, ideas, inventions, discoveries, drawings, prototypes, models, designs, software and databases (including middleware, user interface, source code, and object code), and customer, patient, and supplier information and lists.

“Trademark Rights” means rights with respect to trademarks, service marks, certification marks, collective marks, trade names, trade dress, corporate names and domain names, including registrations thereof and applications therefor.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Support Agreement, including the Offer, the Top-Up Option and the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, excise and similar Taxes assessed upon or incurred in connection with the transactions contemplated by this Agreement.

“Uncured Inaccuracy” means, as of a particular date, with respect to a representation or warranty of a party to this Agreement, that such representation or warranty was inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured in all respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another specified date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of such specified date, and the inaccuracy in such representation or warranty shall not have been cured in all respects since such specified date.

The following terms have the meanings given to such terms in the Sections or other provisions set forth below:

Location of
Defined Term	Definition

Agreement	Preamble
Arrangements	4.23
Appraisal Shares	3.8(c)
Capitalization Date	4.3(a)
Cash Portion	Recitals

Location of
Defined Term	Definition

Certificate of Merger	3.2(b)
Certificates	3.9(b)
Change in Recommendation	7.4(d)
Closing	3.2(a)
Closing Date	3.2(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	2.4(a)
Company Common Stock	Recitals
Company Material Contract	4.17(a)(xvi)
Company SEC Documents	4.7(a)
Company Shares	Recitals
Compensation Committee	4.23
Confidentiality Agreement	2.4(c)
Continuing Employees	7.5(a)
Contractors	4.11(f)
CVR Portion	Recitals
Disclosure Schedule	4
Effective Time	3.2(b)
Employment Compensation Arrangement	4.23
End Date	9.1(c)
ERISA	4.10(a)
ERISA Affiliate	4.10(a)
Fairness Opinion	4.22
FDA Ethics Policy	4.21(g)
Filed Company SEC Document	4
Guarantor	Preamble
Indemnified Person	7.6(e)
Initial Expiration Date	2.1(d)
Insurance Policies	4.18
Leased Real Property	4.13
Legal Requirements	2.5(c)
Merger	Recitals
Minimum Condition	Annex A
Multiemployer Plan	4.10(c)
Multiple Employer Plan	4.10(c)
Obligations	10.17
Offer	Recitals
Offer Commencement Date	2.1(a)
Offer Conditions	2.1(b)
Offer Documents	2.2(a)
Offer End Date	2.1(d)
Offer Termination	2.1(e)
Parent	Preamble

Location of
Defined Term	Definition

Parent Expenses	9.3(c)
Paying Agent	3.9(a)
Permits	4.6(a)
Per Share Amount	Recitals
Plans	4.10(a)
Preferred Shares	4.3(a)
Proxy Statement	7.1(b)
Purchaser	Preamble
Recommendation Change Notice	7.4(d)
Registered Company IP	4.14(a)
Regulatory Authorizations	4.21(a)
Required Stockholder Vote	4.4(c)
Required Governmental Approval	Annex A
Rights Agent	3.9(a)
Schedule 14D-9	2.4(a)
Stockholders’ Meeting	7.1(a)
Support Agreement	Recitals
Surviving Corporation	3.1
Tail Policy	7.6(c)
Termination Fee	9.3(a)
Top-Up Option	2.5(a)

2.	The Offer.

2.1 Tender Offer.

(a) Unless this Agreement shall have previously been validly terminated in accordance with Section 9, as promptly as practicable, but in any event within ten business days after the date of this Agreement, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for the following: (i) all of the outstanding Company Shares (including any Company Shares subject to repurchase rights in favor of the Company), at a price per Company Share equal to the Per Share Amount; (ii) all of the outstanding In-the-Money Warrants, at a price per In-the-Money Warrant equal to the applicable Company Warrant Payment Amount; and (iii) all of the outstanding Company Notes, at a price per Company Note equal to the applicable Company Note Payment Amount. (The date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”).

(b) Subject to the Company’s right to require that Purchaser extend the Offer pursuant to Section 2.1(d), as promptly as practicable on the later of (i) the earliest date as of which Purchaser is permitted under applicable Legal Requirements to accept for payment Company Shares, In-the-Money Warrants and Company Notes tendered (and not validly withdrawn) pursuant to the Offer, and (ii) the earliest date as of which each of the conditions set forth in Annex A (the “Offer Conditions”) shall have been satisfied or waived, Purchaser shall (and Parent shall cause Purchaser to) accept for payment all Company Shares, In-the Money Warrants and Company Notes tendered pursuant to the Offer (and not validly withdrawn). The obligation of Purchaser to accept for payment Company Shares, In-the-Money Warrants and Company Notes tendered pursuant to the Offer shall be subject to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after the acceptance for payment of any Company Shares, In-the-Money Warrants and Company Notes tendered pursuant to the Offer, Purchaser shall pay for such Company Shares, In-the-Money Warrants and Company Notes in compliance with Rule 14e-1(c) under the

Exchange Act. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be required (but may elect, in its discretion) to offer to purchase in the Offer, or accept for payment or (subject to the rules and regulations of the SEC) pay for, (x) any Company Warrant that has an expiration date that would occur earlier than the third business days following the expiration date of the Offer (as may be extended pursuant to Section 2.1(d)) or (y) any Company Warrant that is not an In-the-Money Warrant.

(c) Purchaser expressly reserves the right to waive any condition to the Offer (other than the Minimum Condition), to increase the Per Share Amount payable in the Offer and/or to modify the other terms of the Offer. However, notwithstanding the foregoing or anything else to the contrary contained in this Agreement, neither Parent nor Purchaser shall (without the prior written consent of the Company):

(i) change or waive the Minimum Condition (as defined in Annex A);

(ii) decrease the number of Company Shares, In-the-Money Warrants or Company Notes sought to be purchased by Purchaser in the Offer;

(iii) reduce the Per Share Amount to be paid pursuant to the Offer;

(iv) extend or otherwise change the expiration date of the Offer (except to the extent required pursuant to Section 2.1(d));

(v) change the form of consideration payable in the Offer;

(vi) impose any condition to the Offer in addition to the Offer Conditions; or

(vii) amend, modify or supplement any of the terms of the Offer in any manner materially adversely affecting, or that would reasonably be expected to materially adversely affect, any of the holders of Company Shares, Company In-the-Money or Company Notes, in each case, in their capacity as such a holder.

(d) The Offer shall initially expire at midnight, New York City Time, on the date (the “Initial Expiration Date”) that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, subject to Parent’s and the Company’s right to terminate this Agreement pursuant to Section 9, then Purchaser may, and if so requested in writing by the Company prior to the then scheduled expiration of the Offer, Purchaser shall extend the Offer and its expiration date beyond the Initial Expiration Date for one or more periods of not more than five business days each (or such other number of Business Days as the parties may agree) and ending no later than the End Date to permit such Offer Condition to be satisfied; provided, that the Company may not require Purchaser to extend the offer to any date that is later than the date on which the Stockholders’ Meeting is scheduled to occur. In addition, notwithstanding the satisfaction of any or all of the Offer Conditions, if the Company receives an Acquisition Proposal five or fewer business days prior to the Initial Expiration Date or such other subsequent expiration date of the Offer, and the Company provides Parent with a written request not less than one Business Day prior to the then scheduled expiration of the Offer that Purchaser extend the Offer, then Purchaser shall extend the Offer and its expiration date to such date as is necessary to ensure that the Offer does not expire until the earlier of five business days from the date of such request and the End Date, or for such shorter period as may be specified by the Company in such written request. Except as provided in Section 2.1(e), the Offer may not be terminated prior to the Initial Expiration Date, or any subsequent date as of which the Offer is scheduled to expire, unless this Agreement is validly terminated in accordance with Section 9. Notwithstanding anything herein to the contrary, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. The last date on which the Offer is required to be extended pursuant to this Section 2.1(d) is referred to as the “Offer End Date.”

(e) From and after the Offer End Date, Purchaser shall be entitled to terminate the Offer if the Offer Conditions shall not be satisfied as of the date of the Offer End Date. The termination of the Offer pursuant to this Section 2.1(e) is referred to in this Agreement as the “Offer Termination.” The parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 9.1 and that, absent any such termination of this Agreement, the obligations of the parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(f) Purchaser may (and the Offer Documents shall reserve the right of Purchaser to) provide for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 under the Exchange Act of not less than three nor more than 20 business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Purchaser to, and Purchaser shall, accept for payment and pay for all Company Shares, In-the-Money Warrants and Company Notes validly tendered during such subsequent offering period as promptly as practicable after any such Company Shares, In-the-Money Warrants or Company Notes are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) under the Exchange Act.

(g) If, between the date of this Agreement and the Acceptance Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be adjusted to the extent appropriate.

2.2 Actions of Parent and Purchaser.

(a) On the Offer Commencement Date, Parent and Purchaser shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference Purchaser’s offer to purchase and related letter of transmittal (the forms of which shall be reasonably acceptable to the Company) and the related form of summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Company Shares, In-the-Money Warrants and Company Notes to the extent required by applicable Legal Requirements. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company and the Company Subsidiaries required by the Exchange Act to be set forth in the Offer Documents. Parent and Purchaser shall cause the Offer Documents to comply with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to the holders of Company Shares, In-the-Money Warrants and Company Notes. Parent and Purchaser shall promptly provide the Company and its counsel with a copy or a description of any comments received by Parent or Purchaser (or by counsel to Parent or Purchaser) from the SEC or its staff with respect to the Offer Documents. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments proposed to be provided to the SEC or its staff.

(b) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Offer Documents if such information shall have become false or misleading in any material respect, and (ii) each of Parent and Purchaser shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Shares, In-the-Money Warrants and Company Notes. The Company shall promptly furnish to Parent all information concerning the Company that may be reasonably requested by Parent in connection with any action contemplated by this Section 2.2(b).

(c) Without limiting the generality of Section 10.14, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Company Shares, In-the-Money Warrants and Company Notes that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement

(d) If at any time after the purchase of Company Shares pursuant to the Offer by Purchaser, (i) the outstanding Company Shares owned by Purchaser, together with any outstanding Company Shares owned by Parent and Parent’s other affiliates, shall collectively represent less than 90% of the outstanding Company Shares, (ii) for any reason the Top-Up Option is not immediately available to Parent and Purchaser to enable the Merger to become effective as soon as practicable without a meeting of the holders of Company Shares in accordance with Section 253 of the DGCL, and (iii) the conversion of some or all of the Company Notes and exercise of some or all of the In-the-Money Warrants held by Purchaser would result in Purchaser, together with Parent and Parent’s other affiliates, owning sufficient outstanding Company Shares to enable the Merger to become effective without a meeting of the holders of Company Shares in accordance with Section 253 of the DGCL, then Parent and Purchaser shall promptly take such action as is necessary to convert such portion of the Company Notes and as necessary exercise such portion of the In-the-Money Warrants held by Purchaser so as to enable the Merger to become effective without a meeting of the holders of Company Shares in accordance with Section 253 of the DGCL. The Company hereby agrees that so long as Purchaser owns a majority of the outstanding Company Shares on a fully diluted basis (for this purpose disregarding Company Shares issuable upon exercise of the In-the-Money Warrants owned by Purchaser), in connection with any exercise of In-the-Money Warrants by Purchaser for purposes of enabling the Merger to become effective without a meeting of the holders of Company Shares in accordance with Section 253 of the DGCL, Purchaser shall be entitled to pay the applicable exercise price under such In-the-Money Warrant in any manner permitted for payment of the exercise price under the Top-Up Option pursuant to Section 2.5(b).

2.3 Termination of Offer and Return of Tendered Securities.  Unless this Agreement is terminated pursuant to Section 9.1, and except as provided in Section 2.1(e), the Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 9.1, the Purchaser shall promptly (and in any event within 24 hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any Company Shares, In-the-Money Warrants and Company Notes pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of Company Shares, In-the-Money Warrants and Company Notes in the Offer, the Purchaser shall promptly return, or cause any depositary acting on behalf of the Purchaser to return, all tendered Company Shares, In-the-Money Warrants and Company Notes to the tendering stockholders, warrant holders and note holders.

2.4 Actions of the Company.

(a) On the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Shares, In-the-Money Warrants and Company Notes to the extent required by applicable federal securities laws and subject to the final sentence of Section 2.4(b)) disseminate to holders of Company Shares, In-the-Money Warrants and Company Notes a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.4(d), shall contain the recommendation of the Company Board that holders of Company Shares, In-the-Money Warrants and Company Notes accept the Offer and tender their Company Shares, In-the-Money Warrants and Company Notes, respectively, pursuant to the Offer and that holders of Company Shares adopt this Agreement (the “Company Board Recommendation”). Parent and Purchaser shall promptly provide the Company with all information concerning Parent and Purchaser that is required by the Exchange Act to be included in the Schedule 14D-9. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to the holders of Company Shares, In-the-Money Warrants and Company Notes. The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff; provided, however, that, without limiting the Company’s obligations under Section 7.4, the Company need not give Parent and its counsel such opportunity to consult with Parent in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Shares, In-the-Money Warrants and Company Notes (subject to the final sentence of this Section 2.4(b)). Parent and Purchaser shall promptly furnish to the Company all information concerning Parent or Purchaser that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.4(b). To the extent requested by the Company, Parent shall cause the initial Schedule 14D-9 to be filed by the Company with the SEC to be mailed or otherwise disseminated to the holders of Company Shares, In-the-Money Warrants and Company Notes together with the Offer Documents disseminated to the holders of Company Shares, In-the-Money Warrants and Company Notes (it being understood that any amendments or supplements to the Schedule 14D-9 shall only be included with the Offer Documents and mailed or otherwise disseminated to the holders of Company Shares, In-the-Money Warrants and Company Notes to the extent mutually agreed by the Company and Parent). The Company hereby consents, subject to Section 7.4(d), to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(c) In connection with the Offer, the Company shall instruct its transfer agent to furnish to Purchaser a list, as of the most recent practicable date, of the record holders of Company Shares, In-the-Money Warrants and Company Notes and their addresses, as well as mailing labels containing such names and addresses. The Company will furnish Purchaser with such additional information (including updated lists of holders of Company Shares, In-the-Money Warrants or Company Notes, security position listings and computer files in the Company’s possession or control) and assistance as Purchaser may reasonably request for purposes of communicating the Offer to the holders of Company Shares, In-the-Money Warrants and Company Notes. All information furnished in accordance with this Section 2.4(c) shall be held in confidence by Parent and Purchaser in accordance with the requirements of the Non-Disclosure Agreement, dated as of December 11, 2007 and amended as of May 6, 2010, between Parent and the Company (the “Confidentiality Agreement”), and shall be used by Parent and Purchaser only in connection with the communication of the Offer and the dissemination of any proxy or information statement relating to the Merger to the holders of Company Shares, In-the-Money Warrants and Company Notes. If this Agreement shall be terminated in accordance with Section 9.1, Parent and Purchaser shall destroy all electronic copies of such information and destroy or deliver to the Company all other copies of such information then in their possession or under their control.

2.5 Top-Up Option.

(a) Subject to Sections 2.5(b) and 2.5(c), the Company grants to Parent and Purchaser an option (the “Top-Up Option”) to purchase from the Company the number of newly-issued Company Shares equal to the number of Company Shares that, when added to the number of actually outstanding Company Shares owned by Purchaser at the time of exercise of the Top-Up Option, constitutes one more than 90% of the number of Company Shares that would be outstanding immediately after the issuance of all Company Shares subject to the Top-Up Option on a fully diluted basis (but for this purpose disregarding any Company Shares issuable upon conversion of Company Notes or exercise of Company Warrants acquired by Purchaser in the Offer); provided, however, that the Top-Up Option will not be exercisable if the foregoing number is greater than the aggregate number of Company Shares that the Company is authorized to issue under its Restated Certificate of Incorporation, as amended, but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by Parent or Purchaser, or, upon written request of the Company (in accordance with Section 2.5(c)), shall be exercised by Parent or Purchaser, in whole or in part, at any time at or after the Acceptance Time. The aggregate purchase price payable for the Company Shares being purchased by Parent or Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Per Share Amount. Such purchase price may be paid by Parent or Purchaser, at its election, (i) in cash, (ii) by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price or (iii) any combination thereof. Any such promissory note shall bear interest at the applicable federal rate, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event Parent or Purchaser elects or is required to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth (i) the number of Company Shares that Parent or Purchaser intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Purchaser intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such Company Shares by Parent or Purchaser is to take place. In the event the Company elects that Parent or Purchaser exercise the Top-Up Option, the Company shall deliver to Parent and Purchaser a written notice setting forth (A) the number of Company Shares to be purchased by Parent or Purchaser pursuant to the Top-Up Option, and (B) the place and time at which the closing of the purchase of such Company Shares by Parent or Purchaser is to take place, and, promptly following the receipt of such notice, Parent or Purchaser shall deliver to the Company a notice setting forth the manner in which Parent or Purchaser intends to pay the applicable exercise price for such Company Shares. Prior to the closing of the purchase of the Company Shares pursuant to the Top-Up Option, upon Parent’s or Purchaser’s request, the Company shall (i) cause its transfer agent to certify in writing to Parent and Purchaser the number of Company Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the Company Shares to be issued pursuant to the Top-Up Option and (ii) certify in writing to Parent and Purchaser the number of Company Shares issuable pursuant to the exercise of outstanding Company Options. At the closing of the purchase of such Company Shares, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Purchaser (as the case may be) a certificate representing such shares. Notwithstanding anything to the contrary herein, Parent and Purchaser shall not be entitled to exercise the Top-Up Option, and the Company shall not be obligated to issue shares in respect thereof, if the Company reasonably determines that the exercise of the Top-Up Option would violate any Legal Requirement (it being understood and agreed that no securities exchange listing rule shall constitute a “Legal Requirement” for purposes hereof). Parent acknowledges and agrees that the shares issued pursuant to the Top-Up Option will not be registered under the Securities Act.

(d) For the avoidance of doubt, it is acknowledged and agreed that, in any appraisal proceeding with respect to the Appraisal Shares and to the fullest extent permitted by applicable Legal Requirements, the fair value of the Appraisal Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the Company Shares issued pursuant to the Top-Up Option or any promissory note delivered by Parent or Purchaser to the Company in payment for the Company Shares issued pursuant to the Top-Up Option or in payment for the Company Shares issued pursuant to the In-the-Money Warrants.

3.	The Merger

3.1 The Merger.  Upon the terms and subject to the conditions set forth in Section 8, and in accordance with the DGCL, at the Effective Time Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

3.2 Effective Time; Closing.

(a) The closing of the Merger (the “Closing”) shall take place at (i) if the Acceptance Time shall not have occurred at or prior to the Closing, 10:00 a.m., New York City time, on the second business day after the satisfaction or, if permissible, waiver of the conditions set forth in Section 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver, if permissible, thereof), or at such other time as the parties may agree; or (ii) if the Acceptance Time shall have occurred at or prior to the Closing, as promptly as practicable after the Acceptance Time and the satisfaction or, if permissible, waiver of the conditions set forth in Section 8. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, or certificate of ownership and merger if appropriate (in either such case, the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”) and shall make all other filings and recordings required by the DGCL. The Closing shall be held at the offices of Cooley LLP, 500 Boylston Street, Boston, MA 02116, or such other place as the parties hereto shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Section 8.

3.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

3.4 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Legal Requirements and such Certificate of Incorporation.

(b) At the Effective Time, the By-laws of Purchaser as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter amended as provided by Legal Requirements, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

3.5 Directors and Officers.  From and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and, except as determined by Parent or Purchaser prior to the Effective Time, the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.6 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 3.6(g) and any Appraisal Shares) shall be canceled and shall be converted automatically into solely the right to receive an amount in cash, without interest, equal to the Cash Portion, plus the right to receive the CVR Portion with respect to such Company Share, payable to the holder of such Company Share, upon surrender, in the manner provided in Section 3.9, of the certificate that formerly evidenced such Company Share.

(b) Each unexercised Laurus Warrant issued and outstanding immediately prior to the Effective Time, shall be cancelled, as permitted by the terms thereof, and shall be converted automatically into solely the right to receive the Laurus Warrant Payment Amount, without interest, with respect to such Company Warrant, upon surrender, in the manner provided in Section 3.9, of such Company Warrant.

(c) Each unexercised 2005 Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled, as permitted by the terms thereof, and shall be converted automatically into solely the right to receive the 2005 Warrant Payment Amount, without interest, with respect to such Company Warrant, upon surrender, in the manner provided in Section 3.9, of such Company Warrant.

(d) Each unexercised 2006 Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled, as permitted by the terms thereof, and shall be converted automatically into solely the right to receive the 2006 Warrant Payment Amount, without interest, with respect to such Company Warrant, upon surrender, in the manner provided in Section 3.9, of such Company Warrant.

(e) Each unexercised 2008 Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled, as permitted by the terms thereof, and shall be converted automatically into solely the right to receive the 2008 Warrant Payment Amount, without interest, with respect to such Company Warrant, upon surrender, in the manner provided in Section 3.9, of such Company Warrant.

(f) Each unexercised 2009 Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled, as permitted by the terms thereof, and shall be converted automatically into solely the right to receive the 2009 Warrant Payment Amount, without interest, with respect to such Company Warrant, upon surrender, in the manner provided in Section 3.9, of such Company Warrant.

(g) Each unconverted Company Note issued and outstanding immediately prior to the Effective Time shall be canceled and shall be converted automatically into solely the right to receive the Company Note Payment Amount, without interest, with respect to such Company Note, upon surrender, in the manner provided in Section 3.9, of such Company Note.

(h) Each unexercised Company Option (with an exercise price that is less than $36) outstanding immediately prior to the Effective Time (whether or not otherwise vested and exercisable at such time) shall be canceled and shall be converted automatically into solely the right to receive the Company Option Payment Amount, without interest, with respect to such Company Option.

(i) Each Company DSU outstanding (whether or not vested) shall be canceled and shall be converted automatically into solely the right to receive an amount of cash, without interest, equal to the number of Company Shares issuable upon conversion of such Company DSU multiplied by the Cash Portion, plus the right to receive the CVR Portion with respect to each of the total number of Company Shares issuable upon conversion of such Company DSU.

(j) If, between the date of this Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each Company Share is converted in the Merger shall be adjusted to the extent appropriate (taking into account any prior adjustments pursuant to Section 2.1(f)) for all purposes of this Section 3.

(k) Each Company Share held in the treasury of the Company and each Company Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.

(l) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.7 Company Warrants, Company Notes, Company Options and Company DSUs.  The Company shall take all action necessary to ensure that in accordance with the Company Option Plans, employment agreements or other agreements, (i) each unexercised Company DSU shall be canceled at the Effective Time and be converted into solely the right to receive at the Effective Time the consideration set forth in Section 3.6(i), and (ii) each unexercised Company Option (with an exercise price equal to or greater than $36.00) shall be canceled at the Effective Time without consideration therefor. In accordance with the Company Option Plans, as promptly as administratively possible (and in any event no later than the first regular payroll date) after the Effective Time, the Surviving Corporation shall pay to the former holders of Company Options (with an exercise price that is less than $36.00) and former holders of Company DSUs such amounts as such holders shall be entitled to receive pursuant to Section 3.6, reduced by applicable withholding Taxes. At the Effective Time each GATX Warrant and each 2007 Warrant issued and outstanding immediately prior to the Effective Time shall be assumed by the Surviving Corporation pursuant to the terms and conditions set forth therein.

3.8  Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Shares that constitute Appraisal Shares shall not be converted into or represent the right to receive payment in accordance with Section 3.6(a), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then such Appraisal Shares shall be treated as if they had been converted as of the Effective Time into, and shall thereafter represent only, the right to receive (upon the surrender of the Certificate(s) previously representing such Appraisal Shares) payment of the Per Share Amount in accordance with Section 3.6(a), without interest.

(b) The Company (i) shall give Parent prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Shares pursuant to Section 262 of the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of Parent.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Shares outstanding immediately prior to the Effective Time that are held by stockholders who are entitled to demand and have properly demanded appraisal of the Company Shares in accordance with Section 262 of the DGCL.

3.9 Surrender of Securities; Stock Transfer Books.

(a) Prior to the Effective Time, Parent (after consultation with and approval of the Company) shall designate a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of funds to which holders of Company Shares, In-the-Money Warrants and Company Notes shall become entitled pursuant to Section 3.6, and to act as rights agent (in such capacity, the “Rights Agent”) under the Contingent Value Right Agreement. At or prior to the earlier to occur of the Acceptance Time and the Effective Time, Parent, Guarantor and the Rights Agent shall enter into the Contingent Value Right Agreement. At or prior to the Effective Time, Parent shall deposit, or cause Purchaser to deposit, with the Paying Agent the aggregate amount payable pursuant to Section 3.6 to holders of Company Shares, In-the-Money Warrants and Company Notes outstanding immediately prior to the Effective Time upon surrender of Certificates, In-the-Money Warrants and Company Notes, respectively, in accordance with this Section 3.9 provided, that Parent shall not be required to deposit the funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the Contingent Value Right Agreement. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Parent shall ensure that the Paying Agent makes payment of the funds to holders of Company Shares, In-the-Money Warrants and Company Notes in accordance with this Section 3.9. Such funds shall be invested by the Paying Agent as directed by Parent, and any and all interest earned on the funds shall be paid by the Paying Agent to Parent. Parent shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of funds as described above.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of Company Shares entitled to receive a cash payment pursuant to Section 3.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and properly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Amount for each Company Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. Parent shall ensure that, upon surrender to the Paying Agent of each such Certificate, together with a properly executed letter of transmittal, the holder of such Certificate (or, under the circumstances described below, the transferee of the Company Shares previously represented by such Certificate) shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 3.6(a). No interest shall accrue or be paid on the cash amount payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of such cash amount is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of such cash amount to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. The cash amount paid upon the surrender for exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights of such holder pertaining to the Company Shares theretofore represented by such Certificates.

(c) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of In-the-Money Warrants entitled to receive a cash payment pursuant to Section 3.6(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such In-the-Money Warrants shall pass, only upon proper delivery of such In-the-Money Warrants to the Paying Agent) and instructions for use in effecting the surrender of such In-the-Money Warrants pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a In-the-Money Warrant, together with such letter of transmittal, duly completed and properly executed in accordance with the instructions thereto, the holder of such In-the-Money Warrant shall be entitled to receive in exchange therefor the Company Warrant Payment Amount for such In-the-Money Warrant, and such In-the-Money Warrant shall then be canceled. Parent shall ensure that, upon surrender to the Paying Agent of each such In-the-Money Warrant, together with a properly executed letter of transmittal, the holder of such In-the-Money Warrant shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 3.6(b). No interest shall accrue or be paid on the cash amount payable upon the surrender of any In-the-Money Warrant for the benefit of the holder of such In-the-Money Warrant. The cash amount paid upon the surrender for exchange of a In-the-Money Warrant shall be deemed to have been paid in full satisfaction of all rights of such holder pertaining to such In-the-Money Warrant.

(d) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of Company Notes entitled to receive a cash payment pursuant to Section 3.6(c) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Company Notes shall pass, only upon proper delivery of such Company Notes to the Paying Agent) and instructions for use in effecting the surrender of such Company Notes pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Company Note, together with such letter of transmittal, duly completed and properly executed in accordance with the instructions thereto, the holder of such Company Note shall be entitled to receive in exchange therefor the Company Note Payment Amount for such Company Note, and such Company Note shall then be canceled. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Note, together with a properly executed letter of transmittal, the holder of such Company Note shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 3.6(c). No interest shall accrue or be paid on the cash amount payable upon the surrender of any Company Note for the benefit of the holder of such Company Note. The cash amount paid upon the surrender for exchange of a Company Note shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Note.

(e) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Shares, In-the-Money Warrants and

Company Notes (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to any cash amounts that may be payable upon due surrender of the Certificates held by them. If any Certificates, In-the-Money Warrants or Company Notes shall not have been surrendered prior to the date on which any consideration payable therefor pursuant to the terms and conditions of this Agreement would otherwise escheat to or become the property of any Governmental Authority, any such consideration shall, to the extent permitted by applicable Legal Requirements, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Company Share, In-the-Money Warrant or Company Note for any cash amount properly delivered in respect of such Company Share, In-the-Money Warrant or Company Note to a public official pursuant to any abandoned property, escheat or other similar law.

(f) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Section 3.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against claims that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash amount payable in respect thereof, pursuant to Section 3.6(a).

3.10 Withholding Rights.  Each of Purchaser, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, In-the-Money Warrants, Company Notes, Company Options, Company DSUs or other securities of the Company such amounts as Parent, Purchaser, Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or other securities of the Company in respect of which such deduction and withholding was made.

3.11 Further Action.  If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Purchaser, in the name of the Company or otherwise) take such action.

4.	Representations and Warranties of the Company

The Company represents and warrants to Parent and Purchaser, except as set forth in (i) any Company SEC Document filed with the SEC on or after January 1, 2009 and prior to the date of this Agreement and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (a “Filed Company SEC Document”) (excluding any disclosures that constitute general cautionary, predictive or forward-looking statements set forth in any section of Filed Company SEC Document entitled “risk factors” or characterized therein as “forward-looking statements” or any other statements that are similarly forward-looking in nature, in each case, other than factual disclosures contained therein), or (ii) the disclosure schedule delivered to Parent on the date of this Agreement in accordance with Section 10.15 (the “Disclosure Schedule”), as follows:

4.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is being conducted as of the date of this Agreement. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 4.1(b) of the Disclosure Schedule lists the name and jurisdiction of organization of each Company Subsidiary, the ownership interest of the Company and of any other persons in each such Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is being conducted as of the date of this Agreement. All of the issued and outstanding shares of capital stock or other Equity Interests of each Company Subsidiary are duly authorized, fully paid, validly issued, nonassessable and free of preemptive rights and are owned (directly or indirectly) beneficially and of record by the Company free and clear of all Liens. Each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for the ownership of Equity Interests of the Company Subsidiaries, none of the Company or any of the Company Subsidiaries owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

4.2 Organizational Documents.  The Company has made available to Parent or Parent’s legal advisor a copy of the Organizational Documents, each as amended to date, of the Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 1,500,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”). As of February 17, 2011 (the “Capitalization Date”): (i) 31,034,621 Company Shares were issued and outstanding; (ii) no Preferred Shares were outstanding; (iii) 4,625,595 Company Shares were issuable upon exercise of outstanding Company Options granted pursuant to the Company Option Plans; (iv) 4,129,912 Company Shares were issuable upon exercise of Company Warrants that were issued and outstanding; (v) 6,110,599 Company Shares were issuable upon exchange of Company Notes that were issued and outstanding; and (vi) up to 2,068 Company Shares were potentially issuable pursuant to outstanding Company DSUs. As of the Capitalization Date, 1,363,846 Company Shares were reserved for future issuance pursuant to the Company Option Plans. The Company has made available to Parent or Parent’s legal advisor copies of (A) the Company Option Plans, which govern all Company Options granted by the Company that are outstanding as of the date of this Agreement, (B) the forms of all stock option agreements evidencing such options and (C) the forms of all Company Warrants and Company Notes. All such outstanding shares of capital stock or other Equity Interests of the Company are, and all shares which may be issued prior to the Effective Time will be, when issued in accordance with the terms thereof, duly authorized, validly issued and fully paid, non-assessable and free of preemptive rights.

(b) Section 4.3(b) of the Disclosure Schedule sets forth a complete and correct list, as of the close of business on the Capitalization Date, of the holders of each outstanding Company Option, Company Warrant, Company Note and Company DSU, and the number of Company Shares issuable thereunder and the dates of grant, expiration dates and the exercise or conversion prices thereof. All In-the-Money Warrants and Company Notes acquired by Purchaser in the Offer will be immediately exercisable by Purchaser for Company Shares following the Acceptance Time, subject only to the payment of the applicable exercise price in respect of

In-the-Money Warrants in any manner permitted for payment of the exercise price under the Top-Up Option pursuant to Section 2.5(b).

(c) Except for options, rights, securities and plans referred to in Section 4.3(a), as of the date of this Agreement, there is no: (i) outstanding option or right to acquire from the Company or any of the Company Subsidiaries any shares of the capital stock of the Company or Equity Interests of any of the Company Subsidiaries; or (ii) outstanding security of the Company or any of the Company Subsidiaries that is convertible into or exchangeable for any Company Shares or Equity Interests of any of the Company Subsidiaries. There are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or Equity Interests of any of the Company Subsidiaries (except pursuant to the forfeiture of Company Options and Company DSUs or the acquisition by the Company of Company Shares in settlement of the exercise price of a Company Option or the tax withholding obligations of holders of Company Options and Company DSUs, in each case in accordance with their terms as in effect on the date of this Agreement). There are no outstanding stock appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or any of the Company Subsidiaries (other than under the Company Option Plans).

(d) There are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any debt, Company Shares or other Equity Interests of the Company or any Company Subsidiary. There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company’s stockholders may vote.

(e) From the close of business on the Capitalization Date through and including the date of this Agreement, there have been no issuances of Equity Interests of the Company or any other securities of the Company other than issuances of Company Shares pursuant to the exercise of Company Options or Company DSUs outstanding as of the Capitalization Date under the Company Option Plans or pursuant to the exercise of Company Warrants outstanding as of the Capitalization Date. Immediately prior to the Effective Time, the Company will provide to Parent a complete and correct list, as of the Effective Time, of the outstanding Company Options, Company Warrants, Company Notes and Company DSUs and the number of Company Shares issuable thereunder and the dates of grant, expiration dates and the exercise or conversion prices thereof.

4.4 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Stockholder Vote if required under the DGCL, to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Required Stockholder Vote, if required under the DGCL, and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming its due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Prior to the execution of this Agreement, the Company Board approved the Offer, the Merger and this Agreement, and (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the holders of Company Shares, (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company and declared that this Agreement is advisable, and (iii) resolved to make the Company Board Recommendation.

(c) Subject to the accuracy of the representations set forth in Section 5.9 hereof, if required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the Company Shares outstanding on the relevant record date (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

4.5 No Violation; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company, the acquisition of Company Shares, Company Notes and In-the-Money Warrants pursuant to the Offer and the consummation by the Company of the Merger and the other Transactions will not: (i) cause a violation of any of the provisions of the Organizational Documents of the Company or any of the Company Subsidiaries; (ii) cause a violation by the Company or any of the Company Subsidiaries of any Legal Requirement applicable to the Company or any of the Company Subsidiaries; or (iii) violate, breach, result in the loss of any benefit under, conflict with any provisions of, or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under, result in the termination or modification of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, to which the Company or any of its Subsidiaries is a party, or by which they and any of their respective properties or assets may be bound or affected, except in the case of clauses (ii) and (iii), for such violations, breaches, losses, conflicts, defaults, terminations, modifications, cancellations, accelerations or Liens that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Except as may be required by the Exchange Act, the DGCL, the rules and regulations of Nasdaq, the HSR Act or the antitrust or competition laws of foreign jurisdictions, the Company is not required to make any filing with or to obtain any consent from any person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.6 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is being conducted as of the date of this Agreement (the “Permits”), except where the failure to hold such Permits, individually or in the aggregate, would not have a Material Adverse Effect. Since January 1, 2008, neither the Company nor any of the Company Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit, which amendment, termination, revocation or cancellation, individually or in the aggregate, would have a Material Adverse Effect. The execution and delivery of this Agreement and the Support Agreement and the consummation of the Transactions will not cause the revocation or cancellation of any Permit, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Since January 1, 2008, the Company and the Company Subsidiaries are and have been in compliance with all Legal Requirements and Permits applicable to them, any of their properties or other assets or any of their businesses or operations, except where any such failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or threatened that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary has between January 1, 2008 and the date of this Agreement (i) received any written notice from any Governmental Authority regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement or Permit, except for notices of violations that have been cured and notices that have been withdrawn or are no longer pending, or (ii) filed with or otherwise provided to any Governmental Authority any written notice regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement or Permit, except for notices of violations that have been cured or notices that have been withdrawn or are no longer pending.

(d) To the knowledge of the Company, between January 1, 2008 and the date of this Agreement, neither the Company nor any of the Company Subsidiaries has: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977.

4.7 SEC Filings; Financial Statements.

(a) All reports, statements, schedules, forms and other documents required to be filed by the Company with the SEC on or after January 1, 2008 (collectively, together with all exhibits and schedules thereto, the “Company SEC Documents”) have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The financial statements (including any related notes) contained in the Company SEC Documents fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end audit adjustments).

(c) Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP (or in the notes thereto), except for: (i) liabilities reflected on the Most Recent Balance Sheet (or disclosed in any related notes thereto) contained in the Filed Company SEC Documents; (ii) liabilities incurred since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice (none of which, individually or in the aggregate, would have a Material Adverse Effect); or (iii) liabilities that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s consolidated financial statements or Company SEC Documents.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of the Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act of 2002, as amended, and the SEC.

4.8 Absence of Certain Changes or Events.  Between the date of the Most Recent Balance Sheet and the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice. Between the date of the Most Recent Balance Sheet and the date of this Agreement, there has not been any event, occurrence, development or circumstance, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Between the date of the Most Recent Balance Sheet and the date of this Agreement, neither the Company nor any of the Company Subsidiaries has: (a) amended its Organizational Documents; (b) incurred any material indebtedness for borrowed money or guaranteed any such indebtedness, except in the ordinary course of business; (c) changed, in any material respect, its accounting methods, principles or practices except as required or permitted by GAAP; (d) sold or otherwise transferred any material portion of its assets, except for sales and transfers between the Company and any Company Subsidiary or between Company Subsidiaries and sales in the ordinary course of business; (e) declared, set aside or paid any dividend with respect to the outstanding Company Shares; (f) acquired any material equity interest or voting interest in any Entity, other than a Company Subsidiary disclosed in Section 4.2(b) of the Disclosure Schedule and except for short-term investments; (g) taken any action which, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.1; or (h) entered into any binding agreement to take any of the actions referred to in clauses “(c)” through “(g)” of this sentence.

4.9 Absence of Litigation.  There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments, writs, injunctions, decrees or orders of any Governmental Authority against or binding on the Company or the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. There are no internal investigations or internal inquiries that, since January 1, 2008, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

4.10 Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedule contains a true and complete list of each material pension, profit sharing, 401(k), retirement, employee stock ownership, deferred compensation, stock purchase, stock option or other equity based compensation plans, incentive, bonus, vacation, employment, change in control, severance, indemnification, loan, disability, hospitalization, sickness, death, medical insurance, dental insurance, life insurance and any other material employee or fringe benefit plan, agreement, program, policy, trust, fund, contract or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company or any of the Company’s ERISA Affiliates or pursuant to which the Company or any of the Company’s ERISA Affiliates has or could have any liability with respect to an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, with the exception of any plans or programs not subject to United States law, the “Plans”). The Company has made available to Parent or Parent’s legal advisor a copy of each Plan. “ERISA Affiliate” means with respect to any entity (1) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that entity is also a member, (2) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that entity, or (3) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that entity is also a member.

(b) With respect to each Plan, the Company has made available to Parent or Parent’s legal advisor true and complete copies of (i) the plan document(s), as amended through the date of this Agreement, or a written summary of any unwritten Plan, (ii) the summary plan description (if required) and any other summaries or material employee communications, (iii) the annual reports on Form 5500 for the last three plan years to the extent required under applicable Legal Requirements, (iv) any actuarial valuations, (v) material Contracts including trust agreements, insurance contracts, administrative services agreements, (vi) the most recent determination or opinion letters for any plan intended to be qualified under section 401(a) of the Code, and (vii) any correspondence with the Department of Labor, the IRS, or any other Governmental Authority regarding the Plan.

(c) None of the Plans is, and neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to or been required to contribute to, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) or a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA) (a “Multiple Employer Plan”). No Plan that is an “employee welfare benefit plan” under Section 3(2) of ERISA is (i) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (ii) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits, or (iii) self-insured by the Company or any Company Subsidiaries. Except as required under state or federal benefits continuation laws, neither the Company nor any Company Subsidiaries have any liability or obligation to provide retiree medical, disability or life insurance benefits to any employee, former employee, officer or director or any dependent or beneficiary thereof, of the Company or any Company Subsidiary.

(d) Prior to the Closing Date, the Company and the Company Subsidiaries shall have made all contributions required to be made to or with respect to each Plan as of the Closing Date and paid or accrued all liabilities on account of any Plan in existence on or before the Closing Date. All contributions that are due have been made within the time periods, if any, prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of the Company and any applicable accounting requirements.

(e) All assets of any Plan holding assets consist of cash, actively traded securities, or other similarly liquid assets.

(f) Each Plan has been, in all material respects, established, maintained and administered in accordance with its terms and all applicable Legal Requirements including ERISA and the Code. No Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with the applicable Legal Requirements. As of the date of this Agreement, no actions, investigations, Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan, and to the Company’s knowledge there are no facts that reasonably would be expected to give rise to any such actions, suits or claims against any Plan, any fiduciary with respect to a Plan or the assets of a Plan (other than claims for benefits in the ordinary course of business).

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter or opinion letter from the IRS on which the Company is entitled to rely covering all of the provisions applicable to the Plan for which determination letters or opinion letters are available as of the date of this Agreement that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or tax under ERISA, the Code or other applicable Legal Requirements. Each Plan that is a health or welfare plan has been amended and administered in all material respects accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

(h) The Company has not engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, and, to the Company’s knowledge, there has not been any such prohibited transaction. No Plan is, and neither the Company nor any of its ERISA Affiliates has ever sponsored or been obligated to contribute to an employee benefit plan that is or was, subject to Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any material accrued liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan.

(i) Each individual who has been classified by the Company or any Company Subsidiaries as a non-employee (such as an independent contractor, leased employee or consultant) has been properly classified, and no such individual shall have a valid claim against the Company or any Company Subsidiaries for eligibility to participate in any Plan if such individual is later reclassified as an employee of the Company or any Company Subsidiaries. No employee of the Company or any Company Subsidiaries is a “leased employee” within the meaning of Section 414(n) of the Code. None of the Company or any Company Subsidiaries have ever been bound by any collective bargaining agreement or similar agreement to maintain or contribute to any employee plan, program, policy or arrangement.

(j) Each Plan may be amended or terminated as of the Closing without resulting in any liability to the Company or any Company Subsidiaries or to Parent for any additional funding, contributions, penalties, premiums, fees, fines, excise taxes, or any other charge or liabilities.

(k) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code.

(l) Except as set forth on Section 4.10(l)(1) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the Transactions will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of the Company or any Company Subsidiary, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefit under any Plan. Except as set forth on Section 4.10(l)(2) of the Disclosure Schedule, (A) neither the Company nor any Company Subsidiary is a party to any contract or arrangement that would be expected to result in, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in connection with the Transactions, (B) the consummation of the Transactions will not be a factor causing payments to be made by the Company or any Company Subsidiary to be non-deductible (in whole or in part) under Section 280G of the Code, and (C) the consummation of the Transactions will not entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.

(m) The treatment of the Company Options and Company DSUs contemplated by the Transactions shall not violate the terms of the Company Option Plans or any agreement governing the terms of such Company Options or Company DSUs, and each outstanding Company Option has an exercise price equal to or above the fair market value on the date of grant (within the meaning of Section 409A of the Code) and each Company Option and Company DSU is not subject to Section 409A of the Code. Except as set forth on Section 4.10(m) of the Disclosure Schedule, each Company Option outstanding is not an “incentive stock option” within the meaning of Section 422 of the Code.

4.11 Labor and Employment Matters.

(a) Section 4.11(a)(1) of the Disclosure Schedule separately sets forth all of the Company’s and Company Subsidiaries’ employees as of the date of the Most Recent Balance Sheet, including for each such employee: name, job title, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on a separate list on Section 4.11(a)(2) of the Disclosure Schedule) and visa and green card application status. To the Company’s knowledge, no employee of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties.

(b) To the Company’s knowledge, each employee of the Company and the Company Subsidiaries is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the Untied States either specifically for the Company or any of its Subsidiaries or for any United States employer. The Company and the Company Subsidiaries have completed a currently valid Form I-9

(Employment Eligibility Verification) for each employee of the Company or any of the Company Subsidiaries. No employee of the Company or any of the Company Subsidiaries has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States.

(c) The Company and the Company Subsidiaries have, or will have no later than the Closing Date, paid all accrued salaries, bonuses and commissions (subject to time of payment provisions of the applicable commission or bonus plan or agreement, if any), wages, severance (subject to the terms of the applicable severance plan or agreement, if any),and accrued vacation pay of the employees of the Company and the Company Subsidiaries for which the employees may have earned through the Closing Date. Each of the Company and the Company Subsidiaries is and at all times has been in material compliance with all Legal Requirements governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Legal Requirements relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes. None of the Company and the Company Subsidiaries is, and in the last three years has been, a government contractor.

(d) As of the date of this Agreement: (i) neither the Company nor any Company Subsidiary has, at any time, been a party to or had any obligations under any collective bargaining agreement or any other labor union contract applicable to employees or former employees of the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there as of the date of this Agreement, any activities or proceedings of any labor union to organize any such employees; (ii) there are no unfair labor practice investigation, complaint or proceeding pending, or to the Company’s knowledge threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees or former employees of the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary received any notice from any Governmental Authority indicating an intention to conduct the same; (iii) there is no strike, slowdown, work stoppage, picketing, union activity or lockout pending, or, to the knowledge of the Company, threatened, by the employees or former employees of the Company or any Company Subsidiary; and (iv) no union or other collective bargaining unit or employee organizing entity has been certified or recognized by the Company or any Company Subsidiary as representing any of their employees.

(e) As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to any labor, safety or discrimination matters. There has been no “mass layoff” or “plant closing” as defined in the Worker Adjustment and Retraining Notification Act and any similar state or local law with respect to the Company or any Company Subsidiary within the six (6) months prior to the date of this Agreement.

(f) To the Company’s knowledge, no contractor, consultant, freelancer to other service provider (collectively, “Contractors”) currently used by the Company or any Company Subsidiary is a party to, or its otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way prohibits the Contractor from performance of the duties that Contractor is performing for the Company or any Company Subsidiary.

4.12 Schedule 14D-9.  The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the holders of Company Shares, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied in writing by or on behalf of Parent or Purchaser expressly for inclusion in the Schedule 14D-9.

4.13 Property and Leases.  The Company or one of the Company Subsidiaries owns, and has good title to, or in the case of assets leased to the Company or one of the Company Subsidiaries, leases and has a valid leasehold interest in, each of the tangible assets reflected as owned or leased by the Company or the Company Subsidiaries on the Most Recent Balance Sheet (except for tangible assets sold or disposed of or leases that have terminated since that date) free of any Liens (other than Permitted Encumbrances). Neither the Company nor any Company Subsidiary owns any real property or interest in real property, except for the leaseholds created under lease agreements. Section 4.13 of the Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of the Company Subsidiaries as tenant, subtenant or occupant (collectively, the “Leased Real Property”). The Company has heretofore made available to Parent correct and complete copies of the lease agreements pertaining to the Leased Real Property.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property (other than standard, off-the-shelf software) that is registered, filed, certified or otherwise perfected or recorded with or by any IP Governmental Entity or is subject to an application for registration, filing, certification or other perfection or recordation (“Registered Company IP”) and is (i) owned by the Company or a Company Subsidiary, or (ii) licensed on an exclusive basis with respect to any field to the Company or a Company Subsidiary or (iii) used or held for use in connection with any clinical stage Company Product and licensed on a non-exclusive basis with respect to any field to the Company or a Company Subsidiary, in each case indicating for each item (as applicable) the holder of the registration or application, whether such Company Intellectual Property is owned by the Company or a Company Subsidiary, exclusively licensed to the Company or a Company Subsidiary or non-exclusively licensed to the Company or a Company Subsidiary, the registration, serial and application numbers, the filing and registration, issue or application dates, the applicable filing jurisdiction(s), and all co-owners, if any, of such Company Intellectual Property. Except as disclosed in Section 4.14(a)(iii) of the Disclosure Schedule, documentation evidencing the true and complete chain of title with respect to any patents and patent applications included in the Registered Company IP has been properly recorded with all applicable IP Governmental Entities.

(b) With respect to all Company Intellectual Property covering or related to the Company Products:

(i) (A) the Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in Company Intellectual Property owned by the Company or a Company Subsidiary, free and clear of all Liens, and (B) other than any Liens created pursuant to the terms of the Contract under which the applicable license is granted, the Company or a Company Subsidiary holds all right, title and interest in and to Company Intellectual Property licensed to the Company or a Company Subsidiary, free and clear of all Liens (other than Permitted Encumbrances);

(ii) to the Company’s knowledge, the operation and conduct of the business and the operations of the Company and the Company Subsidiaries as currently conducted, and the practice of the Company Intellectual Property in connection therewith and the development, manufacture, use, marketing, offer for sale, exploitation or importation of the Company Products in the manner and in the countries in which such activity is currently conducted by the Company and the Company Subsidiaries do not infringe, violate, misappropriate or otherwise conflict with the Intellectual Property rights of any Person, and there is no proceeding pending and served or to the Company’s knowledge, pending and not served or threatened, by any Person, nor has the Company or any Company Subsidiary received written notice since January 1, 2008, (A) claiming that the Company or the Company Subsidiaries infringe, violate, misappropriate or otherwise conflict with the Intellectual Property rights of any Person in connection with the operation and conduct of the business of the Company and the Company Subsidiaries or the development, manufacture, use, offer for sale or importation of the Company Products in the manner and in the countries in which such activity is currently conducted by the Company and the Company Subsidiaries, or (B) challenging the validity, scope, priority, duration, use, or registrability of any Company Intellectual Property or the ownership by the Company or the Company Subsidiaries or co-owners (if applicable) of such Company Intellectual Property or the right of the Company or any of the Company Subsidiaries to use such Company Intellectual Property.

(iii) none of the Company Intellectual Property is subject to any outstanding written injunction, decree, order, or judgment, binding upon the Company, any Company Subsidiary or any co-owner of such Company Intellectual Property, that adversely restricts the use, transfer, registration, or licensing thereof by the Company or any of the Company Subsidiaries, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company Intellectual Property;

(iv) there is no litigation, interference, reissue, reexamination, opposition, invalidity or cancellation proceeding or other Legal Proceeding pending (or to the Company’s knowledge threatened) against the Company or any Company Subsidiary concerning the ownership, validity, scope, registrability, priority, duration, enforceability or infringement or use of any of the Company Intellectual Property; and

(v) to the knowledge of the Company, all Company Intellectual Property is valid, subsisting, and enforceable and in full force and effect.

(c) To the knowledge of the Company, the Company and the Company Subsidiaries do not use or hold for use any Intellectual Property with respect to the Clinical Company Products other than the Company Intellectual Property. The Company or a Company Subsidiary has obtained an assignment of or license under all Patent Rights included in the Company Intellectual Property. Except as disclosed in Section 4.14(c) of the Disclosure Schedule, to the Company’s knowledge, all assignments of issued patents included in such patent rights have been duly recorded with the applicable IP Governmental Entity.

(d) The Company and the Company Subsidiaries have a policy of requiring their respective employees and consultants to execute an agreement obligating such employee or consultant to assign to the Company or the applicable Company Subsidiary all right, title and interest in and to the Patent Rights claiming inventions made by such employee or consultant in the course of their employment by the Company or such Company Subsidiary.

(e) The execution, delivery and performance of this Agreement and the consummation of the Transactions will not cause: (A) a loss of any Company Intellectual Property relating to the Company Products; (B) the release, disclosure or delivery of any Company Intellectual Property relating to the Company Products by or to any Person; (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property relating to the Company Products; or (D) any conflict with, or any other alteration or impairment of, or Lien upon, any Company Intellectual Property relating to the Company Products.

(f) Except as disclosed in Section 4.14(f) of the Disclosure Schedule, to the Company’s knowledge, no Person is currently infringing in any material respect, misappropriating or otherwise violating, any Company Intellectual Property relating to the Company Products, by the development, manufacture, use, sale, offer for sale or import of any products competitive with the Company Products, in each case of the foregoing, in any material respect.

(g) Section 4.14(g)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts (other than Contracts for standard, off-the-shelf software commercially available on standard terms from third party vendors; non-material Contracts for any other Intellectual Property licensed or otherwise made available pursuant to a click-wrap or shrink-wrap agreement or on a subscription basis, non-material material transfer agreements, non-material clinical trial agreements and non-material non-disclosure agreements entered into in the ordinary course of business) pursuant to which the Company or any of the Company Subsidiaries licenses in or otherwise is authorized to practice any Company Intellectual Property of a Person other than the Company or a Company Subsidiary with respect to the research, development, manufacture and commercialization of the Company Products or that is otherwise material to the conduct of the business and operations of the Company or any of the Company Subsidiaries as presently conducted by the Company and the Company Subsidiaries as of the date of this Agreement. Section 4.14(g)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts pursuant to which the Company or any of the Company Subsidiaries licenses or otherwise provides a right to practice any material Company Intellectual Property to any Person other than the Company or a Company Subsidiary (other than non-material material transfer agreements, non-material clinical trial agreements and non-material non-disclosure agreements entered into in the ordinary course of business). With respect to each Contract required to be listed on Section 4.14(g)(i) or (ii) of the Disclosure Schedule: (1) the Company has made available to Parent and Purchaser in the online data room for “Project Torchlight” prior to the date hereof correct, complete and current copies of such Contracts representing the complete agreement among the applicable parties thereto with respect to Company Intellectual Property that is the subject matter thereof; (2) such Contract has not been modified, supplemented or amended as of the date hereof, other than by any amendments thereto provided to Parent or Purchaser prior to the date hereof; (3) unless such Contract expires pursuant to its terms or is terminated in compliance with Section 6.1, such Contract is in full force and effect, all payments to date required to be made by the Company or the Company Subsidiaries thereunder have been made, and each party is in compliance in all material respects with its obligations thereunder; (4) neither the Company nor any Company Subsidiary is in breach or default thereunder in any material respect, and to the knowledge of the Company, no party thereto other than the Company or any Company Subsidiary is in each breach or default thereunder in any material respect, and none of the Company, any Company Subsidiary or any other party thereto has claimed or has grounds upon which to claim that any other party is in breach or default thereunder in any material respect; (5) to the Company’s knowledge, the rights of the Company and the Company Subsidiaries thereunder were not and are not subject to any restrictions or limitations except as expressly set forth in the copy of such Contract included in the “Project Torchlight” dataroom; (6) neither the Company nor any Company Subsidiary has waived or allowed to lapse, in any respect that would reasonably be expected to be material to the Company or such Company Subsidiary’s use of such Contract, any of its rights under such Contract, and no such rights have lapsed or otherwise expired or been terminated, in any respect that would reasonably be expected to be material to the Company or such Company Subsidiary’s use of such Contract. Except for the Contracts set forth on Section 4.14(g)(i) or (ii) of the Disclosure Schedule, there is no agreement to which the Company or any Company Subsidiary has a license, or an option to obtain a license, or holds an immunity from suit, with respect to any Patent Rights that but for the Company’s and the Company Subsidiaries’ rights under such Contracts, could be asserted by Third Parties to be infringed by the research, distribution, manufacturing use or sale of the Company Products. The Company has disclosed and made available to Parent and Purchaser in the online data room for “Project Torchlight” full and complete copies of all material agreements with Third Parties related to the Clinical Company Products, including agreements related to the development, manufacture and commercialization of the Clinical Company Products. To the knowledge of the Company, there are no Contracts required to be listed on Section 4.14(g)(i) or (ii) of the Disclosure Schedule between the Company or any of the Company Subsidiaries and any Third Party relating to Intellectual Property of a Third Party or Company Intellectual Property under which there is, as of the date of this Agreement, any material dispute that is evidenced in writing addressed to or by the Company or any of the Company Subsidiaries regarding the scope of the performance of such agreement.

(h) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of its confidential information relating to the material Company Intellectual Property or the Company Products. Each past or present employee or consultant of the Company, and any other person involved in the creation or development of any Company Intellectual Property, performing material activities relevant to the manufacture, use, sale, offer for sale or importation of Company Products has entered into a proprietary information and confidentiality agreement, which contains provisions assigning to the Company or applicable Company Subsidiary all right, title and interest in and to the Patent Rights claiming inventions made by such employees, consultants or other persons in the course of their employment by, provision of consulting services to, or other involvement with the Company or such Company Subsidiary. Each such proprietary information and confidentiality agreement is substantially in the Company’s standard form applicable to employees, consultants and such other persons, as the case may be.

(i) To the knowledge of the Company, the Company has disclosed to Parent and Purchaser all material information known to the Company with respect to the Clinical Company Products, including with respect to the safety and efficacy of the Clinical Company Products.

(j) Except as disclosed in Section 4.14(j) of the Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority or educational institution were used, directly or indirectly, to develop or create in whole or in part, any of the Company Intellectual Property. The Company and the Company Subsidiaries have complied with any and all obligations pursuant to the Bayh-Dole Act, including with respect to any Patent Rights that are part of the Company Intellectual Property.

4.15 Taxes.

(a) (i) All material Tax Returns that are required to have been filed by the Company and each Company Subsidiary have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), (ii) the Taxes shown to be due on such Tax Returns have been timely paid in full, (iii) any material deficiencies resulting from examinations of such Tax Returns have either been paid or are being contested in good faith, and (iv) no waivers of statutes of limitation that are still in effect have been given by or are subject to pending requests with respect to any Taxes of the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries have withheld and paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Tax laws.

(c) Neither the Company nor any Company Subsidiary has received written notice of any claim made by a Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns, that the Company or a Company Subsidiary is required to file Tax Returns or to pay Taxes to that jurisdiction, except for notices that have been withdrawn or are no longer pending.

(d) Neither the Company nor any Company Subsidiary has received written notice that any federal, state, local or foreign audit, examination or other administrative proceeding is pending with regard to any material Tax Returns with respect to Taxes of the Company or any Company Subsidiary, except for notices that have been withdrawn or are no longer pending.

(e) The Most Recent Balance Sheet reflects an adequate accrual for all Taxes payable by the Company for taxable periods and portions thereof through September 30, 2010.

(f) None of the Company or the Company Subsidiaries has any obligation to contribute to the payment of any Tax of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as transferee, as successor, by contract or otherwise.

(g) None of the Company or the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

4.16 Environmental Matters.  To the knowledge of the Company, except as described in Section 4.16 of the Disclosure Schedule: (a) the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws in all material respects; (b) between January 1, 2008 and the date of this Agreement, neither the Company nor any Company Subsidiary has received from any Governmental Authority any written notice that it is liable for any contamination by Hazardous Substances at any site containing Hazardous Substances generated, transported, stored, treated or disposed of by the Company or any Company Subsidiary, except for notices of liability that have been cured, notices that have been withdrawn or are no longer pending; and (c) neither the execution of this Agreement by the Company nor the acceptance for payment of Company Shares pursuant to the Offer or the consummation by the Company of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities, pursuant to any applicable Environmental Law or Permit.

4.17 Material Contracts.

(a) Section 4.17 of the Disclosure Schedule contains a list of each of the following contracts to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any Company Subsidiary is bound, and which continues to be in effect as of the date of this Agreement:

(i) each contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act (if such registration statement or report was filed by the Company with the SEC on the date of this Agreement);

(ii) each contract that purports to restrict in any material respect the ability of the Company or any of the Company Subsidiaries to compete in any material geographic area or line of business;

(iii) each material joint venture agreement with a third party;

(iv) each indemnification or employment contract with any director or officer of the Company or the Company Subsidiaries;

(v) each loan or credit agreement, indenture, mortgage, note or other contract evidencing indebtedness for money borrowed by the Company or any of the Company Subsidiaries from a third party lender, and each contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of the Company Subsidiaries;

(vi) each customer or supply contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Company Subsidiary paid or received in excess of $250,000 in fiscal year 2010, or is expected to pay or receive in excess of $250,000 in fiscal year 2011;

(vii) each material “single source” supply contract pursuant to which goods or materials are supplied to the Company or any Company Subsidiary from an exclusive source;

(viii) each material exclusive sales representative or distribution contract;

(ix) each lease of real property pursuant to which the Company or any of the Company Subsidiaries is required to pay a monthly rental in excess of $20,000;

(x) each lease of personal property (not relating primarily to real property) pursuant to which the Company or any of the Company Subsidiaries is required to make rental payments in excess of $250,000 per year;

(xi) each contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property, other than confidentiality agreements, employment agreements, consulting agreements, clinical trial agreements and license agreements for off-the-shelf Software licensed for an aggregate fee of not more than $100,000, in each case entered into in the ordinary course of business;

(xii) each Contract (A) requiring or otherwise involving the obligation (including any contingent obligation) to make payment(s) by or to the Company or any Company Subsidiary of more than an aggregate of $100,000, (B) in which the Company or any Company Subsidiary have granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate or (C) in which the Company or any Company Subsidiary have agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(xiii) each Contract involving a standstill or similar obligation of the Company or any Company Subsidiary to a third party or of a third party to the Company or any Company Subsidiary;

(xiv) each material consulting contract that is not terminable by the Company or any of the Company Subsidiaries (without penalty) on notice of 60 days or less;

(xv) each Contract involving a transaction between the Company or the Company Subsidiaries, on the one hand, and any stockholder of the Company or affiliate (other than the Company) of any such stockholder, on the other hand, other than any employment agreement, indemnification agreement, consulting Contract, Contract not to compete with the Company, Contract to maintain the confidential information of the Company or Contract assigning Intellectual Property rights to the Company, the Company Option Plans and any Contracts relating to Company Options or Company DSUs, in each case, of which complete and correct copies have been made available to Parent and Purchaser in the online data room for “Project Torchlight” prior to the date hereof; and

(xvi) each contract relating to the acquisition, sale or disposition of any material business unit or product line of the Company and the Company Subsidiaries (each contract required to be listed in

Section 4.17 of the Disclosure Schedule, together with each Contract entered into after the date hereof that would have been required to be listed in Section 4.17 of the Disclosure Schedule if it had been entered into as of the date hereof, being referred to as a “Company Material Contract”).

(b) (i) each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, and is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in default under any Company Material Contract and none of the Company Material Contracts has been prematurely canceled by the other party; (iii) to the Company’s knowledge, no other party is in default under any Company Material Contract; (iv) between January 1, 2008 and the date of this Agreement, the Company has not received any written notice of default under any Company Material Contract from the other party thereto, except for notices of default that have been cured, notices that have been withdrawn or are no longer pending and immaterial notices containing allegations or claims that are no longer being actively pursued; and (v) neither the execution of this Agreement nor the acceptance for payment of Company Shares pursuant to the Offer or the consummation by the Company of the Merger shall constitute a default, give rise to cancellation rights or otherwise adversely affect any of the Company’s or the Company Subsidiaries’ rights under any Company Material Contract. As of the date hereof the Company has made available to Parent or Parent’s legal advisor correct and complete copies of all Company Material Contracts required to be set forth on Section 4.17 of the Company Disclosure Schedule and will make available to Parent or Parent’s legal advisor copies of all Company Material Contracts entered into after the date hereof, in each case including any amendments thereto.

4.18 Insurance.  The Company has made available to Parent or Parent’s legal advisor complete and correct copies of all material insurance policies of the Company and its subsidiaries (the “Insurance Policies”). Between January 1, 2008 and the date of this Agreement, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Company Subsidiary, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company or any Company Subsidiary, except for notices that have been withdrawn or are no longer pending. As of the date of this Agreement, there is no pending material claim by the Company or any Company Subsidiary under any insurance policy held by the Company or any Company Subsidiary.

4.19 Brokers.  No broker, finder or investment banker (other than J.P. Morgan Securities LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent or Parent’s legal advisor copies of all agreements between the Company and J.P. Morgan Securities LLC pursuant to which such firm would be entitled to any payment relating to the Transactions.

4.20 Takeover Laws.  Subject to the accuracy of the representations set forth in Section 5.9 hereof, the Company Board has taken all action necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Support Agreement or the consummation of the Transactions. No other corporate takeover statute or similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) applies to or purports to apply to the Transactions.

4.21 Regulatory Matters.

(a) (i) The Company and its subsidiaries are in compliance in all material respects with all Legal Requirements, including all applicable Health Care Laws, which affect the business, properties, assets and activities of the Company and its subsidiaries, (ii) no written notice, charge or assertion has been received by the Company or any of its subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries alleging any violation of or seeking to investigate any of the foregoing and (iii) all Company and Company Subsidiary products subject to the jurisdiction of the FDA or Governmental Authorities in other jurisdictions are being developed, manufactured, labeled, stored, tested and otherwise produced by or on behalf of the Company in compliance in all respects with all applicable requirements under

Health Care Laws. Section 4.21(a) of the Disclosure Schedule sets forth a complete and correct list of all Regulatory Authorizations from the FDA, or any other Governmental Authority which administers Health Care Laws, held by the Company or the Company Subsidiaries, and there are no other Regulatory Authorizations required for the Company, the Company Subsidiaries or the Company Products in connection with the conduct of the business of the Company and the Company Subsidiaries as currently conducted. For purposes of this Agreement, “Regulatory Authorizations” means any approval, clearances, authorizations, registrations, certifications and licenses granted by any Governmental Authority which administers Health Care Laws, including the FDA and other equivalent agencies.

(b) All applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for or submitted in connection with any and all regulatory consents, approvals, authorizations, filings, registrations, notifications, permits and licenses from the FDA or other Governmental Authority relating to the Company, its business operations and product candidates, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports and statistics and other data have been submitted to the FDA or other Governmental Authority.

(c) All preclinical and clinical trials in respect of the activities of the Company and the Company Subsidiaries being conducted by or on behalf of the Company and the Company Subsidiaries are being or have been conducted in compliance with the required experimental protocols, procedures and controls, and all applicable Health Care Laws, including but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and all Applicable Laws of the relevant Governmental Authorities outside the United States. No clinical trial conducted by or on behalf of the Company or any of the Company Subsidiaries has been terminated or suspended by the FDA or any other applicable Governmental Authority, and neither the FDA nor any other applicable Governmental Authority has commenced or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or any of the Company Subsidiaries.

(d) No product or product candidate manufactured, tested, distributed, held or marketed by the Company or any of the Company Subsidiaries has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending, or to the knowledge of the Company, threatened, against the Company or any of its affiliates, nor have any such proceedings been pending at any time. The Company has, prior to the execution of this Agreement, provided or made available to Parent all information about adverse drug experiences obtained or otherwise received by the Company and the Company Subsidiaries from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by the Company, any of the Company Subsidiaries or any of their licensors or licensees in the possession of the Company or any of the Company Subsidiaries (or to which any of them has access). In addition, the Company (and each of the Company Subsidiaries, as applicable) has filed all annual and periodic reports, amendments and safety reports required for any of its products or product candidates required to be made to the FDA or any other Governmental Authority.

(e) All batches and doses of any drug product that is or was previously marketed, sold, or distributed by the Company or any of the Company Subsidiaries have been manufactured in conformance with cGMP and the product specifications set forth in any applicable Contract Manufacturing Agreements. To the extent any batches or doses of any drug product deviated from cGMP and the product specifications, all such batches or doses were destroyed in accordance with applicable industry standards and the terms of any applicable Contract Manufacturer Agreements, and the Company possesses written records documenting any such destruction.

(f) (i) The clinical testing services offered by the Company and the Company Subsidiaries are compliant in all material respects with the Clinical Laboratory Improvement Amendments and the implementing regulations at 42 CFR Part 493; (ii) each Company laboratory or Company subsidiary laboratory is fully accredited by a recognized accreditation body for the test protocols and procedures it offers; and (iii) each Company laboratory or Company subsidiary laboratory is fully licensed by the Governmental Authority in the jurisdiction where it resides and offers services.

(g) Neither the Company nor any of the Company Subsidiaries nor any officer, employee or agent of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”) or any similar policy. The Company and the Company Subsidiaries are not the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of any Company employee, officer or agent by the FDA pursuant to the FDA Ethics Policy. Neither the Company nor any of the Company Subsidiaries nor any of their respective officers, employees or agents, has been debarred, suspended or excluded under 21 U.S.C. Section 335a or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment, suspension or exclusion under 21 U.S.C. Section 335a, or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Authority. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the knowledge of the Company, threatened against the Company, or any of the Company Subsidiaries or its or their officers, consultants, employees or agents. The Company is not enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third party payment program or a party to any participation agreement for payment by any such governmental health care program and third party payment program.

4.22 Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Company Board received the written opinion (the “Fairness Opinion”) from J.P. Morgan Securities LLC to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Amount was fair to the stockholders of the Company (other than the stockholders set forth in such opinion) from a financial point of view and such opinion has not been withdrawn, revoked or modified in any material respect on or prior to the date hereof. The Company will furnish a complete and correct copy of such opinion promptly after receipt thereof by the Company for informational purposes only.

4.23 Rule 14d-10 Matters.  All amounts payable to holders of Company Shares and other securities of the Company (the “Covered Securityholders”) pursuant to the Plans, any employment agreement and any other compensation or benefit plan, program, policy or arrangement of the Company or the Company Subsidiaries for the benefit of any of their respective directors, officers, employees or agents (collectively, together with the Plans, the “Arrangements”) (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of NASDAQ Rule 4200(a)(15) and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (A) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Company Option Plan, (2) the treatment of Company Options and Company DSUs in accordance with the terms set forth in this Agreement, the applicable Company Option Plan and any applicable Arrangements, (3) the terms of Section 7.6 and (4) each other

Arrangement, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

5.  Representations and Warranties of Parent and Purchaser

Parent and Purchaser hereby jointly and severally represent and warrant to the Company as follows:

5.1 Corporate Organization.  Parent is an entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the Netherlands. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Purchaser has the requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as it is being conducted as of the date of this Agreement.

5.2 Authority Relative to this Agreement.

(a) Each of Parent and Purchaser has all necessary corporate or other entity power and authority to execute and deliver this Agreement, and, subject to the adoption of this Agreement by the sole stockholder of Purchaser (which shall occur immediately after the execution and delivery of this Agreement), to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate or other entity action on the part of Parent and Purchaser, and, subject to the adoption of this Agreement by the sole stockholder of Purchaser, no other corporate or other entity proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The governing body of Parent and the board of directors of Purchaser, respectively, have (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Parent and Purchaser and their respective stockholders, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent and Purchaser and declared that this Agreement is advisable.

5.3 No Violation; Required Filings and Consents.

(a) Except for violations and defaults that would not have an adverse effect on the ability of Parent or Purchaser to accept for payment or pay for Company Shares tendered pursuant to the Offer or consummate the Merger, the execution and delivery of this Agreement by Parent and Purchaser, the acquisition of Company Shares by Purchaser pursuant to the Offer and the consummation by Parent and Purchaser of the Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any Legal Requirement applicable to Parent or Purchaser; or (c) cause a default on the part of Parent or Purchaser under any material contract to which it is a party.

(b) Except as may be required by the Exchange Act, the DGCL, the HSR Act or the antitrust or competition laws of foreign jurisdictions, neither Parent nor Purchaser is required to make any filing with or to obtain any consent from any person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by Parent and Purchaser, the acceptance for payment of and payment for Company Shares pursuant to the Offer or the consummation by Parent and Purchaser of the Merger, except where the failure to make any such filing or obtain any such consent would not have an adverse effect on the ability of Parent or Purchaser to accept for payment or pay for Company Shares tendered pursuant to the Offer or consummate the Merger.

5.4 Sufficient Funds.  Parent has and, at the expiration of the Offer and at the Effective Time, either Purchaser will have available or Parent will make available to Purchaser sufficient funds necessary to make all the payments required pursuant to the Offer and the Merger as provided herein and to pay all fees and expenses in connection therewith.

5.5 Offer Documents; Proxy Statement; Schedule 14D-9.

(a) The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to holders of Company Shares and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to any information supplied by the Company in writing expressly for inclusion in the Offer Documents.

(b) None of the information supplied or to be supplied by or on behalf of Parent or Purchaser in writing expressly for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is mailed to holders of Company Shares, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Purchaser in writing expressly for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to holders of Company Shares or at the time of such Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

5.6 Absence of Litigation.  As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent and Purchaser, threatened against Parent or Purchaser that (i) individually or in the aggregate would have a material adverse effect on the ability of Parent or Purchaser to accept for payment or to pay for Company Shares tendered pursuant to the Offer or consummate the Merger or (ii) seeks to materially delay or prevent the consummation of any of the Transactions.

5.7 Purchaser.  All of the outstanding capital stock of Purchaser is owned directly or indirectly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

5.8 Vote Required.  No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement or any of the Transactions.

5.9 Ownership of Company Common Stock.  Neither Parent nor Purchaser is, nor at any time since January 1, 2008 has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of Parent’s affiliates directly or indirectly owns, and at all times since January 1, 2008, neither Parent nor any of Parent’s affiliates has owned, beneficially or otherwise, any Company Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Shares.

5.10 Brokers.  No broker, finder or investment banker (other than Morgan Stanley, whose fees and expenses will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

5.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including pursuant to Section 7.3) from the Company and its affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company or any of the Company Subsidiaries, or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, with respect thereto. Accordingly, Parent and Purchaser hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

6.  Conduct of Business Prior to Acceptance Time

6.1 Conduct of Business by the Company Prior to Effective Time.  The Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time and the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 6.1(a) of the Disclosure Schedule, or (iii) as expressly required by this Agreement: (1) the Company will use commercially reasonable efforts to conduct the business of the Company and the Company Subsidiaries in the ordinary course consistent with past practice; (2) the Company will use commercially reasonable efforts to preserve intact the material assets, properties, contracts, licenses and business organizations of the Company and the Company Subsidiaries and to preserve their respective current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or a Company Subsidiary currently has business relations; and (3) except as set forth in Section 6.1(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries shall:

(a) amend their respective Organizational Documents;

(b) split, combine or reclassify any shares of the Company’s capital stock or any Equity Interests of any Company Subsidiary;

(c) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock;

(d) form any subsidiary or acquire any Equity Interest or make, by contribution to capital, property transfers, purchase of securities or otherwise, any investment (other than investments in marketable securities and cash equivalents) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned subsidiary of the Company in the ordinary course of business and consistent with past practice;

(e) issue any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other Equity Interests, other than (i) Company Shares issuable upon exercise of Company Options outstanding on the date of this Agreement, (ii) Company Shares issuable upon exercise of Company Warrants outstanding on the date of this Agreement; (iii) Company Shares issuable upon exchange of Company Notes outstanding on the date of this Agreement; and (iv) Company Shares required to be issued pursuant to the agreements set forth in Section 6.1(e)(iv) of the Disclosure Schedule, in each case as in existence as of the date of this Agreement;

(f) transfer, lease, license, pledge, dispose of or materially encumber or subject to any material Lien (other than Permitted Encumbrances), any material rights or assets of the Company or any of the Company Subsidiaries other than (i) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement and listed in Section 4.17 of the Disclosure Schedule, or (iii) transfers among the Company and the Company Subsidiaries;

(g) (i) repurchase, redeem or otherwise acquire any Company Shares, except Company Shares repurchased from employees or consultants or former employees or consultants of the Company or any of the Company Subsidiaries pursuant to the exercise of repurchase rights in force on the date of this Agreement, or (ii) enter into any Contract with respect to the sale, voting, registration or repurchase of any Company Shares or Equity Interests of any Company Subsidiary;

(h) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any Person) (or enter into a “keep well” or similar agreement), including through borrowings under any of the Company’s existing credit facilities, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, except for (i) debt incurred in the ordinary course of business on commercially reasonable arms’-length terms (and in any event, subject to prepayment without notice, premium or penalty) under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, which shall not exceed $5,000,000 in the aggregate; provided, that Parent shall have the right but not the obligation to provide, or cause an affiliate to provide, such financing on such terms; and (ii) loans or advances between the Company and any Company Subsidiaries, or between any Company Subsidiaries.

(i) except as otherwise required to ensure that any Plan is not then out of compliance with applicable Legal Requirements or to comply with any Contract or Plan entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore made available to Parent), (A) except as contemplated by Section 7.5, adopt, enter into, terminate or amend any Plan, or any plan or program that would be a Plan (as defined in Section 4.10(a)) once adopted, (B) increase in any manner the compensation, bonuses, fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to any director, officer, employee, former employee or consultant of the Company or the Company Subsidiaries, except for (i) increases required pursuant to any contract or benefit plan of the Company in effect on the date hereof, (ii) in connection with the hiring of new employees who are not members of the board of directors or executive officers in the ordinary course of business consistent with past practice, or (iii) in connection with annual performance-based compensation paid pursuant to any Plan in the ordinary course of business, (C) except as required by any Contract in effect on the date hereof and except in the ordinary course of business with respect to any employee or independent contractor who is not a member of the board of directors or executive officer, grant any severance or termination benefits to any director, officer, employee, former employee or consultant of the Company or the Company Subsidiaries, (D) other than as permitted by clause (B) above, pay any benefit or amount not required under any Plan as in effect on the date of this Agreement, (E) except as required by any Contract in effect on the date hereof, grant or pay any change of control, severance, retention or termination compensation or benefits to, or increase in any manner the change of control, severance or termination compensation or benefits of, any director, officer, employee, former employee or consultant of the Company or the Company Subsidiaries, (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Plan except as provided in this Agreement, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Plan, (H) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Plan or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined, (I) hire any officer or other employee or, except to the extent necessary to fulfill an essential function and only on commercially reasonable terms permitting termination without penalty upon 30 days’ notice or less, retain any independent contractor, or, except in the ordinary course of business, terminate the employment of any director, officer, employee or consultant of the Company or the Company Subsidiaries, (J) grant any awards under any Company Option Plan, or (K) induce or attempt to induce, any director, officer, employee or consultant of the Company or the Company Subsidiaries, whether directly or indirectly, to terminate his or her employment;

(j) (A) enter into or terminate any Company Material Contract or other Contract that would constitute a Company Material Contract if entered into as of the date of this Agreement, (B) materially modify, amend, waive any right under or renew any Company Material Contract, other than (in the case of this clause (B)), in the ordinary course of business consistent with past practice, (C) enter into or extend the term or scope of any Contract that purports to restrict the Company or any of the Company Subsidiaries or their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, (D) enter into any Contract that would be breached by, or require the consent of any Third Party in order to continue in full force following, consummation of the Transactions, or (E) enter into any Contract with any stockholder of the Company or affiliate (other than the Company) of any such stockholder;

(k) change any of its methods of accounting or accounting practices in any material respect other than as required by GAAP;

(l) (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes, in each case, to the extent such action could have a materially adverse affect on Parent, the Company, or any of their subsidiaries in a taxable period (or portion thereof) ending after the Closing;

(m) make or commit to any capital expenditures, except for capital expenditures required for essential company activities and not exceeding $500,000 in the aggregate; provided, that no capital expenditures shall be made involving the purchase of real property;

(n) enter into any material joint venture, license, alliance, joint promotion, co-marketing or development agreement or arrangement with any other Person, including with respect to any products or products in development with any other Person;

(o) merge or consolidate the Company or any of the Company Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(p) fail to pay any required filing, prosecution, maintenance, or other fees, or otherwise fail to make any document filings or payments required to maintain any Company Intellectual Property in full force and effect or to diligently prosecute applications for registration of Company Intellectual Property;

(q) enter into any new insurance policy (other than an insurance policy replacing an existing policy and containing substantially similar terms as such existing policy), or amend or cancel any Insurance Policies (except if the cancelled policy is replaced by a policy containing substantially similar terms to such cancelled policy), other than in ordinary course of business;

(r) approve, adopt, permit or agree to any reduction in the then applicable exercise or conversion price of any Company Warrant or any Company Note or any increase in the number of Company Shares issuable upon exercise or conversion thereof or pay any interest accruing under any Company Note other than as provided in Section 3 thereof;

(s) take any action that (A) would reasonably be expected to (1) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, or (2) would be reasonably expected to increase in any material respect the risk of any Governmental Authority entering an order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) prohibiting or impeding the consummation of the Transactions; or

(t) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions described in Section 6.1(a) through Section 6.1(s).

6.2 No Control by Parent or Purchaser.  The parties hereto acknowledge and hereby agree that the restrictions set forth in Section 6.1 are not intended to give Parent or Purchaser, directly or indirectly, the right to control or direct the business or operations of the Company or the Company Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and the Company Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, control and supervision over their own business and operations.

7.  Additional Agreements

7.1 Stockholders’ Meeting.

(a) As soon as practicable following the date hereof, the Company will (subject to applicable Legal Requirements and the requirements of its Organizational Documents) take all action necessary to convene a meeting of the stockholders of the Company (the “Stockholders’ Meeting”) to vote upon the adoption of this Agreement. Any adjournment of the Stockholders’ Meeting shall require the prior written consent of the Parent other than in the event that, (i) such adjournment is advisable to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company and its counsel reasonably determine is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting, or (ii) such adjournment is required to obtain the Required Stockholder Vote. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders’ Meeting one time (for a period of not more than 30 calendar days but not past the date that is two business days prior to the End Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the condition in Section 8.1(a) will be satisfied at such meeting. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Legal Requirements or the Company’s Organizational Documents. Unless this Agreement is validly terminated in accordance with Section 9.1, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected a Change in Recommendation or proposed or announced any intention to do so. During the last seven business days prior to the date of the Stockholders’ Meeting, the Company shall, upon the reasonable request of Parent and at reasonable intervals, advise Parent as to the aggregate tally of proxies received by the Company with respect to the Required Stockholder Vote. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting. Parent shall ensure that all outstanding Company Shares owned by Parent, Purchaser or any of Parent’s other affiliates entitled to vote at the Stockholders’ Meeting will be voted in favor of the adoption of this Agreement at such meeting in accordance with applicable Legal Requirements.

(b) Subject to Section 7.4(d), the Company Board shall recommend adoption of this Agreement by the stockholders of the Company and the Company shall promptly take all lawful action to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements and all Nasdaq rules. As soon as practicable after the date of this Agreement (and in any event, subject to Parent’s obligations in the immediately following sentence, within 10 business days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent will furnish to the Company all information regarding Parent and its affiliates that may be required (pursuant to the Exchange Act and other applicable Legal Requirements) to be set forth in the Proxy Statement. Except as expressly contemplated by Section 7.4(d), the Proxy Statement shall include, in addition to such other matters as are required by applicable Legal Requirements, the Company Board Recommendation with respect to the Merger, the Fairness Opinion and a copy of Section 262 of the DGCL. The Company will not file the Proxy Statement with the SEC, and will not amend or supplement the Proxy Statement, without (i) providing Parent and its counsel an opportunity to review and comment on such document (including the proposed final version of such document), and (ii) giving due consideration to any reasonable comments made by Parent or its counsel to such document (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Purchaser and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give due consideration to any reasonable comments made by Parent and its counsel (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable). Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Proxy Statement if and to the extent that such information contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Legal Requirements.

(c) Notwithstanding anything to the contrary contained in this Agreement and subject to Section 2.2(d), if, at any time after the purchase of Company Shares pursuant to the Offer by Purchaser, the number of actually outstanding Company Shares owned by Purchaser, together with any outstanding Company Shares owned by Parent and Parent’s other affiliates, shall collectively represent at least 90% of the actually outstanding Company Shares, then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the holders of Company Shares in accordance with Section 253 of the DGCL.

7.2 Company Board Representation; Section 14(f).

(a) Following the Acceptance Time, Parent shall be entitled to elect or designate such number of directors to the Company Board so that the total number of such persons equals that number of directors, rounded down to the next whole number, determined by multiplying (i) the total number of directors on the Company Board by (ii) the percentage that the number of Company Shares purchased by Purchaser pursuant to the Offer bears to the total number of Company Shares outstanding at the Acceptance Time; provided, however, that in no event shall Parent be entitled to designate any directors to serve on the Company Board unless it is the beneficial owner of Company Shares entitling it to exercise at least a majority of the voting power of the outstanding Company Shares. After the Acceptance Time, the Company shall, upon request by Parent, take all actions as are necessary to enable Parent’s designees to be so elected or appointed to the Company Board, including by promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board and/or promptly securing the resignations of such number of the Company’s incumbent directors to the extent necessary to permit Parent’s designees to be elected or appointed to the Company Board in accordance with this Section 7.2(a); provided, however, that prior to the Effective Time, the Company Board shall always have at least two Continuing Directors.

(b) The Company’s obligation to cause Parent’s designees to be elected or appointed to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 7.2, so long as Parent shall have provided to the Company all information with respect to Parent and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall promptly supply to the Company in writing, and shall be solely responsible for, all such information.

(c) Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 7.2(a), and until the Effective Time, effectuation of any of the following shall require (A) there to be in office at least two Continuing Directors and (B) the approval of a majority of the Continuing Directors:

(i) any amendment to or termination of this Agreement by the Company, (ii) any amendment to the Organizational Documents of the Company or any Company Subsidiary, (iii) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser, (iv) any waiver of compliance with any covenant of Parent or Purchaser or any condition to any obligation of the Company or any waiver of any right of the Company under this Agreement, (v) any Change in Recommendation, (vi) any other consent or action by the Company Board with respect to this Agreement or the Merger, or (vii) the exercise or waiver of any of the Company’s rights or remedies under this Agreement or otherwise with respect to the Transactions. Except for the matters described in clause (ii) of this Section 7.2(c), to the fullest extent permitted by applicable Legal Requirements, the authorization of any such matter described in the immediately foregoing sentence by a majority of the Continuing Directors shall constitute the authorization of such matter by the Company Board, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include counsel to the Company as of the date of this Agreement) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute or commence any Legal Proceeding or other action on behalf of the Company to enforce any provision of this Agreement.

7.3 Access to Information; Confidentiality.

(a) Upon reasonable notice, the Company shall afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company’s books and records and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company in good faith (i) would result in the disclosure of any trade secrets of a Third Party, (ii) would violate any obligation of the Company or any Company Subsidiary with respect to confidentiality, (iii) could be expected to result in the waiver of protections afforded the Company or any Company Subsidiary under the attorney-client privilege or the attorney work product doctrine, (iv) would violate any Legal Requirement, or (v) would materially interfere with the conduct of the business of the Company or any Company Subsidiary; and provided, further, that with respect to clauses (i) through (v) of this Section 7.3(a), the Company shall use commercially reasonable efforts to (A) obtain the required consent of any Third Party to provide such access or disclosure, or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company.

(b) All information obtained by Parent or Purchaser pursuant to this Section 7.3 shall be kept confidential in accordance with the Confidentiality Agreement.

7.4 Solicitation of Acquisition Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, or take any action to knowingly facilitate or knowingly encourage the announcement, submission or making of, any Acquisition Proposal, (ii) approve or recommend any Acquisition Proposal, enter into any definitive agreement with respect to or accept any Acquisition Proposal, or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any proposal that constitutes, or could reasonably be expected to lead to the announcement, submission or making of, any Acquisition Proposal; provided, however, that if in response to an Acquisition Proposal made after the date hereof in circumstances not involving a breach of this Agreement, the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and with respect to which the Company Board determines in good faith, after consulting with its outside counsel, that the failure to take such action does or could reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under Delaware law, then the Company may at any time prior to the earlier of the Acceptance Time or receipt of the Required Stockholder Vote (x) furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal and its Representatives, but only pursuant to a confidentiality agreement that is no less favorable with respect to the confidentiality and use of such information to the Company than the Confidentiality Agreement; provided, however, that the Company advises Parent of all such information delivered to such person concurrently with its delivery to such person and concurrently with its delivery to such person the Company delivers to Parent all such information not previously provided to Parent, (y) conduct discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal, and (z) to the extent permitted pursuant to and in compliance with Section 9.1(f), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal.

(b) The Company shall, and shall cause its subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted heretofore with respect to an Acquisition Proposal. The Company shall promptly deny access to any data room (virtual or actual) containing any confidential information previously furnished to any Third Party relating to the consideration of any Acquisition Proposal by any such Third Party.

(c) The Company shall promptly advise Parent, in writing, and in no event later than 24 hours after receipt, if any proposal, offer or inquiry is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in each case in respect of any Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the person making such proposal, offer, inquiry or request and the terms and conditions of any proposals or offers or the nature of any inquiries or requests (and shall include with such notice copies of any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall promptly provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Except as permitted by this Section 7.4(d), neither the Company Board nor any committee thereof shall (i) fail to make, or withdraw, qualify or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation (including any failure to include the Company Board Recommendation in each of the Schedule 14D-9 and the Proxy Statement), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (it being understood that, with respect to a tender offer or exchange offer, taking a neutral position or no position (other than in a communication made in compliance with Rule 14d-9(f) promulgated under the Exchange Act) with respect to any Acquisition Proposal shall be considered a breach of this clause (ii)), (iii) in the event that an Acquisition Proposal is publicly announced or disclosed, fail to publicly reaffirm the Company Board Recommendation within five business days after Parent’s written request, or (iv) resolve, agree or publicly propose to take any such actions (any failure or action described in clauses (i) through (iv) being referred to as a “Change in Recommendation”). Notwithstanding the foregoing, the Company Board may, prior to the Effective Time, (x) make a Change in Recommendation, or (y) to the extent permitted pursuant to and in compliance with Section 9.1(f), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, in each case, the Company Board determines in good faith, after consulting with outside counsel, that the failure to make such Change in Recommendation would reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the Company’s stockholders under Delaware law, provided, however, that: (A) if such Change in Recommendation is in response to an Acquisition Proposal, such Change in Recommendation may only be made if (1) the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal, (2) the Company has provided Parent with at least three business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis for the proposed action by the Company Board and identifying the parties thereto, together with copies of any agreement to be entered into giving effect to such Superior Proposal and any other material documents related thereto (the “Recommendation Change Notice”), and (3) at 5:00 p.m., New York time, on the date that is three business days following the date on which Parent received the Recommendation Change Notice (or, in the event that the applicable Acquisition Proposal has been materially revised or modified, at 5:00 p.m., New York time, on the second business day following the date of receipt of notice of such material revision or modification, if later), such Acquisition Proposal has not been withdrawn and the Company Board continues to determine, in good faith, after consultation with outside counsel, that failure to make such a Change in Recommendation could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the Company’s stockholders under Delaware law, after taking into account any changes to the terms and conditions of this Agreement offered by Parent so that a Change in Recommendation is no longer necessary; and (B) if such Change in Recommendation is other than in response to an Acquisition Proposal, such Change in Recommendation may only be made if (x) such Change in Recommendation is made in response to one or more Intervening Events, (y) the Company has provided Parent with at least two business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor, and (z) at 5:00 pm, New York time, on the date that is two business days following the date on which Parent received the notice specified in the foregoing clause (y), the Company Board continues to determine, in good faith, after consultation with outside counsel, that failure to make such a Change in Recommendation could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the Company’s stockholders under Delaware law, after taking into account any changes to the terms and conditions of this Agreement offered by Parent so that a Change in Recommendation is no longer necessary.

(e) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any required disclosure to the Company’s stockholders, if in each case the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such position or the failure to make such disclosure could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to its stockholders under Delaware law; provided, that this Section 7.4(e) shall not affect the rights of Parent or Purchaser hereunder.

7.5 Employee Benefits Matters.

(a) Parent agrees that all employees of the Company and the Company Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall, following the Effective Time, (i) be entitled to receive base pay, bonus and commission targets and benefits that are substantially similar, in the aggregate, to the base pay, bonus and commission targets and benefits provided to such employees of the Company and the Company Subsidiaries immediately prior to the earlier of the Acceptance Time or the Effective Time (other than equity compensation plans, change in control agreements, and employment agreements), or (ii) be eligible to participate in Parent’s employee benefit plans (including equity plans, profit sharing plans, severance plans and health and welfare benefit plans) to substantially the same extent as similarly situated employees of Parent.

(b) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent for all purposes of eligibility to participate in, and vesting (but not benefit accrual, except for vacation entitlement) of, Parent’s employee benefit plans other than post-employment health or post-employment welfare. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

(c) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all Plans listed on Section 4.10(a) of the Disclosure Schedule applicable to Continuing Employees.

(d) Parent and the Company shall use reasonable good faith efforts in making any and all filings and/or notices required by the IRS, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect to any transfer of assets and liabilities occurring pursuant to this Agreement. Parent and the Company shall each use reasonable good faith efforts to cooperate in making any required communications with Continuing Employees as they relate to any employee benefit plan, program, policy, or arrangement maintained for the benefit of Continuing Employees or the transactions contemplated by this Agreement. No such communication shall be distributed without the consent of Parent.

(e) Notwithstanding anything to the contrary set forth in this Agreement, but without limiting any existing rights of the Continuing Employees under any Plans, no provision of this Section 7.5 shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee at any time and for any or no reason, or (ii) require Parent or the Surviving Corporation to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time. Neither the Company nor Parent intends this Section 7.5 to create any rights or interests, except as between the Company and Parent, and no person shall be treated as a third party beneficiary by, in or under this Section 7.5 or any related document. Nothing in this agreement shall constitute an amendment to any Plan, and no Plan shall be amended absent a separate written amendment that complies with such Plan’s amendment procedures.

(f) This Section 7.5 shall survive the consummation of the Merger and the Effective Time.

7.6 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the earlier of the Acceptance Time and the Effective Time, Parent shall, or shall cause the Company and the Company Subsidiaries and the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company or any of the Company Subsidiaries and any Indemnified Person as of the date hereof, and (ii) for a period of six years from and after the Acceptance Time, any indemnification, expense advancement and exculpation provision set forth in the Organizational Documents of the Company or any of the Company Subsidiaries as in effect on the date of this Agreement. The Organizational Documents of the Surviving Corporation shall contain the provisions with respect to indemnification, expense, advancement and exculpation from liability set forth in the Company’s Organizational Documents on the date of this Agreement, and, for a period of six years from and after the earlier of the Acceptance Time and the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Person. Nothing in this Section 7.6(a) shall restrict the ability of the Surviving Company to undertake any merger, consolidation or liquidation following the Effective Time so long as Parent provides the indemnification contemplated in Section 7.6(b).

(b) Without limiting the provisions of Section 7.6(a), during the period commencing at the earlier of the Acceptance Time and the Effective Time and ending on the sixth anniversary of the earlier of the Acceptance Time and the Effective Time to the fullest extent permitted by applicable Legal Requirements, Parent shall or shall cause the Company and the Company Subsidiaries, and the Surviving Corporation and its subsidiaries to, indemnify and hold harmless each Indemnified Person against and from all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative that arises directly or indirectly out of or pertains directly or indirectly to (1) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other affiliates of the Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Acceptance Time) or (2) any of the Transactions. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within 10 business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Section 7.6(b), Parent agrees that it will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Legal Proceeding, arbitration, investigation or inquiry for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, Legal Proceeding, arbitration, investigation or inquiry.

(c) From the earlier of the Acceptance Time and the Effective Time through the sixth anniversary of the earlier of the Acceptance Time and the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Persons, directors’ and officers’ liability insurance coverage on terms and conditions (including with respect to coverage, deductibles and amounts) that are no less favorable than the Company’s current directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided, however, that (i) in no event shall Parent be required pursuant to this Section 7.6(c) to expend in any one year an amount in excess of 200% of the annual premium payable by the Company as of the date of this Agreement with respect to such current policies, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount, and (ii) in lieu of the foregoing, and notwithstanding anything to the contrary contained in clause “(i)” above or elsewhere in this Agreement, the Company may obtain a prepaid tail policy (the “Tail Policy”) prior to the earlier of the Acceptance Time and the Effective Time, which provides the Indemnified Persons with directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the earlier of the Acceptance Time and the Effective Time for a period ending no earlier than the sixth anniversary of the earlier of the Acceptance Time and the Effective Time; provided, that the aggregate premium for the Tail Policy shall not exceed 600% of the annual premium payable by the Company as of the date of this Agreement with respect to its current directors’ and officers’ liability insurance policy.

(d) This Section 7.6 shall survive the Acceptance Time and shall also survive consummation of the Merger and the Effective Time. This Section 7.6 is intended to benefit, and may be enforced by, the Indemnified Persons and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. The obligations set forth in this Section 7.6 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the Company’s current directors’ and officers’ liability insurance policies or the Tail Policy (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under such insurance policies or the Tail Policy (and their heirs and representatives). In the event of any merger, consolidation or other similar transaction involving Parent or the Surviving Corporation, or in the event of any sale by Parent or the Surviving Corporation of all or substantially all of its assets, proper provision shall be made so that the successors and assigns shall assume all of the obligations thereof set forth in this Section 7.6.

(e) For purposes of this Agreement, each individual who is or was an officer or director of the Company or any of the Company Subsidiaries at or at or at any time prior to the earlier of the Acceptance Time or the Effective Time shall be deemed to be an “Indemnified Person.”

7.7 Filings; Consents and Approvals.

(a) Each of the Company, Parent and Purchaser shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Offer and the Merger; (ii) in furtherance and not in limitation of the foregoing, both the Company and Parent agree to make filings of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions contemplated hereby as promptly as practicable and in no event in more than ten business days following the execution of this Agreement; (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions; and (iv) without limiting the foregoing clause (iii), promptly deliver all required notices to, and use their commercially reasonable efforts to seek all consents of, any Person required in order to permit the acquisition of Company Shares pursuant to the Offer, the consummation of the Merger and the other Transactions without giving rise to any violation, breach, loss of any benefit under, conflict with the provisions of, or default (or event which, with the giving of notice or passage of time, would constitute a default) under, termination or modification of, or right of termination or modification of, or the creation of any Lien on any asset of the Company or any Company Subsidiary, pursuant to any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (with the understanding and agreement that obtaining such consents is not a condition under Annex A or a condition under Section 8.2). Without limiting the generality of the foregoing, each of Parent and Purchaser (A) shall promptly provide all information requested by any Governmental Authority in connection with the Transactions, and (B) shall use reasonable best efforts to promptly take, and cause its affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Authority in connection with the Transactions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Purchaser be obligated to, and the Company and the Company Subsidiaries shall not, without the prior written consent of Parent, agree to or proffer (u) any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain the consents contemplated by clause (iv) above, (v) any restriction, prohibition or limitation on the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, (w) any disposition of or holding separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, (x) any restriction, prohibition or limitation on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, (y) any limitation on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the stockholders of the Company, or (z) any divestiture by Parent or any of its Subsidiaries of any shares of Company Common Stock.

(b) Without limiting the generality of anything contained in Section 7.7(a), each party hereto shall (1) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Authority with respect to the Transactions, (2) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (3) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Authority or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Legal Proceeding.

7.8 Rule 16b-3.  Parent and Purchaser shall take all commercially reasonable actions as may be required to cause any dispositions of equity securities of the Company by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act.

7.9 Further Assurances.  Each of the parties to this Agreement shall use commercially reasonable efforts to effect the Transactions. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for the purpose of facilitating the consummation of the Transactions.

7.10 Public Announcements.  The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Transactions and prior to making any filings with any Governmental Authority with respect to the Transactions; provided, however, that the Company need not consult with Parent in connection with (i) any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or with respect to any Change in Recommendation, (ii) any disclosure to be filed by the Company with the SEC that is substantially identical to a disclosure previously filed by the Company with the SEC with Parent’s approval; (iii) any disclosure which is a public statement made in response to questions from the press, analysts, investors or those attending industry conferences that is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually by the Company, if approved by Parent) and (iv) any disclosure to employees of the Company or Company Subsidiaries that is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually by the Company, if approved by Parent).

7.11 Interim Operations of Purchaser.  During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Purchaser shall not engage in (and Parent shall not authorize or permit Purchaser to engage in) any activities of any nature except as expressly provided in or contemplated by this Agreement.

7.12 Stock Exchange Delisting.  Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to cause the delisting of the Company Shares from Nasdaq as promptly as practicable after the Effective Time and deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

7.13 Transfer Taxes.  Except as provided in Section 3.9(b), all Transfer Taxes, whether imposed on the holders of Company securities, the Company, Parent, Purchaser, or a Subsidiary shall be paid by Parent or the Company, and all Tax Returns required to be filed in connection with any Transfer Taxes shall be prepared and filed by Parent or the Company.

8.  Conditions to the Merger

8.1 Conditions to the Obligations of the Parties.  The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Required Stockholder Approval.  If the adoption of this Agreement by the stockholders of the Company is required by applicable Legal Requirements, the Required Stockholder Vote shall have been obtained;

(b) No Injunctions; Legal Requirements.  No Legal Requirement shall be in effect that makes illegal or prohibits the consummation of the Merger, and no court of competent jurisdiction shall have issued any restraining order, injunction or Judgment prohibiting the consummation of the Merger, which restraining order, injunction or Judgment shall be in effect;

(c) Regulatory Approvals  The waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger shall have expired or otherwise been terminated and all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Authority and required to be obtained or made in connection with the consummation of the Merger shall have been made or obtained by Parent, Purchaser or the Company, as the case may be, although no pre-merger notification forms under the antitrust or competition laws of any foreign jurisdiction will be considered required to be obtained or made in connection with the consummation of the Merger; and

(d) Completion of the Offer.  Unless the Offer Termination shall have occurred, Purchaser shall have accepted for payment all Company Shares, In-the-Money Warrants or Company Notes validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that neither Parent nor the Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Company Shares, In-the-Money Warrants or Company Notes validly tendered (and not validly withdrawn) pursuant to the Offer.

8.2 Conditions to the Obligations of Parent and Purchaser.  Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representation and Warranties.  The representations and warranties of the Company (i) set forth in Section 4.3(a), Section 4.3(b), Section 4.3(c) and in the first sentence of Sections 4.3(e) shall be true and correct other than in any de minimis respect as of the date of this Agreement and as of the Closing Date as if made on such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); (ii) set forth in Section 4.1(a) (Organization and Qualification; Company Subsidiaries), Section 4.3 (Capitalization) (other than the representations and warranties described in clause (i)) and Section 4.4 (Authority Relative to this Agreement) shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case in all respects) as of the date of this Agreement and as of the Closing Date as if made as of such date; and (iii) all other representations set forth in this Agreement, other than those described in clauses (i) and (ii), shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except, in the case of this clause (iii), where the matters giving rise to the failure of such representations and warranties to be true and correct would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Performance of Obligations.  The obligations, covenants and agreements of the Company contained in this Agreement that are required to have been performed or complied with by the Company prior to the Closing shall have been performed or complied with in all material respects, or, if not performed or complied with in all material respects, such noncompliance or failure to perform shall have been cured (to the extent curable);

(c) No Material Adverse Effect.  No event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of this Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect; and

(d) Certificate.  Parent shall have received a certificate dated as of the Closing Date signed on the Company’s behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

8.3 Conditions to the Obligations of the Company.  Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the obligations of the Company to effect the Merger shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality) as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where matters giving rise to the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the Merger;

(b) Performance of Obligations.  Parent and Purchaser shall have performed or complied in all material respects with their respective obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing, or, if not performed or complied with in all material respects, such noncompliance or failure to perform shall have been cured (to the extent curable); and

(c) Certificate.  The Company shall have received a certificate dated as of the Closing Date signed on Parent’s behalf by a duly authorized executive officer thereof certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

8.4 Frustration of Closing Conditions.  Neither Parent nor Purchaser may rely on the failure of any condition set forth in Section 8.02 to be satisfied if such failure was caused by the failure of Parent or Purchaser to perform any of their respective obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.03 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

9.  Termination of Agreement

9.1 Termination.  This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Required Stockholder Vote has been obtained:

(a) by mutual consent of the Company (duly authorized by the Company Board) and Parent at any time prior to the Acceptance Time;

(b) by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a) or if, for any reason other than the occurrence of the Offer Termination, Purchaser shall have failed to purchase all Company Shares, In-the-Money Warrants or Company Notes validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended);

(c) by Parent or the Company, at any time after May 23, 2011 (provided that if (i) (A) the Offer Termination shall not have occurred and (B) each of the conditions set forth in Annex A (other than the conditions set forth in clause “(2)” or clause “(3)” of Annex A shall have been satisfied or waived or are reasonably capable of being satisfied as of such date, or (ii) (X) the Offer Termination shall have occurred and (Y) in the case of Parent, each of the conditions set forth in Section 8.1 and 8.2 (other than the condition set forth in Section 8.1(c)) and (Z) in the case of the Company, each of the conditions set forth in Section 8.1 and 8.3 (other than the condition set forth in Section 8.1(c)) shall have been satisfied or waived or are reasonably capable of being satisfied as of such date, such date shall automatically be extended to June 23, 2011) (such applicable date, the “End Date”)), if the consummation of the Merger shall not have occurred on or before the close of business on the End Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party if (i) the Acceptance Time shall have occurred, or (ii) the failure of such party (or any affiliate of such party) to perform any covenant or other obligation under this Agreement has resulted in the failure of the Merger to be consummated on or before the End Date;

(d) by Parent or the Company if (i) there shall be any Legal Requirement in effect that makes illegal or prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued any restraining order, injunction or Judgment prohibiting the consummation of the Merger and such restraining order, injunction or Judgment shall have become final and non-appealable;

(e) by Parent or the Company if for any reason other than the occurrence of the Offer Termination, the Offer (as it may have been extended pursuant to Section 2.1(d)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time, without Purchaser having accepted for payment any Company Shares tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer is attributable to the failure of such party (or any affiliate of such party) to perform any covenant or other obligation under this Agreement;

(f) by the Company, at any time prior to the earlier to occur of the Acceptance Time or receipt of the Required Stockholder Vote, if (i) the Company Board determines to accept, or enter into a definitive agreement with respect to, a Superior Proposal, (ii) the Company has complied with Section 7.4, (iii) the Company Board concurrently with such termination enters into a definitive agreement providing for such Superior Proposal and concurrently with such termination pays the Termination Fee to Parent;

(g) by Parent, at any time prior to the earlier to occur of the Acceptance Time or receipt of the Required Stockholder Vote, if a Change in Recommendation shall have occurred;

(h) by Parent, at any time prior to the Acceptance Time if (i) there shall have been as of any date an Uncured Inaccuracy in any representation or warranty of the Company contained in Section 4 such that, (A) if the Offer Termination shall not have occurred, the condition set forth in clause “(a)” of Annex A would not be satisfied or (B) if the Offer Termination shall have occurred, the condition set forth in Section 8.2(a) would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy, and (iii) if such Uncured Inaccuracy is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy shall not have been cured to the extent necessary that the condition contained in clause “(a)” of Annex A, or Section 8.2(a), as applicable, would be satisfied;

(i) by the Company at any time prior to the Acceptance Time if (i) there shall have been as of any date an Uncured Inaccuracy in any representation or warranty of Parent or Purchaser contained in Section 5 such that the condition set forth in Section 8.3(a) would not be satisfied, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy, and (iii) if such Uncured Inaccuracy is reasonably capable of cure, at least 45 calendar days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy shall not have been cured to the extent necessary that the condition contained in Section 8.3(a) would be satisfied;

(j) by Parent at any time prior to the Acceptance Time if (i) any covenant of the Company contained in this Agreement shall have been breached such that, (A) if the Offer Termination shall not have occurred, the condition set forth in clause “(b)” of Annex A would not be satisfied or (B) if the Offer Termination shall have occurred, the condition set forth in Section 8.2(b) would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such breach, and (iii) if such breach is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured to the extent necessary that the condition contained in clause “(b)” of Annex A, or Section 8.2(b), as applicable, would be satisfied;

(k) by the Company at any time prior to the Acceptance Time if (i) any covenant of Parent or Purchaser contained in this Agreement shall have been breached such that the condition set forth in Section 8.3(b) would not be satisfied, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) if such breach is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured to the extent necessary that the condition contained in Section 8.3(b) would be satisfied;

(l) by Parent at any time prior to the Acceptance Time if the Company shall have breached its obligations under Section 7.4 other than an immaterial breach; or

(m) by Parent or the Company if the Required Stockholder Vote shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

provided, however, that notwithstanding anything to the contrary contained in this Section 9.1: (1) Parent shall not be permitted to terminate this Agreement pursuant to Section 9.1(h) or Section 9.1(j) if (A) Parent or Purchaser shall then be in breach of any covenant contained in this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied, or (B) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Purchaser contained in Section 5 such that the condition set forth in Section 8.3(a) would not be satisfied; and (2) the Company shall not be permitted to terminate this Agreement pursuant to Section 9.1(i) or Section 9.1(k) if (x) any covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects, or (y) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in Section 4 such that (I) if the Offer Termination shall not have occurred, the condition set forth in clause “(a)” of Annex A would not be satisfied or (II) if the Offer Termination shall have occurred, the condition set forth in Section 8.2(a) would not be satisfied.

9.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 7.3(b), this Section 9.2, Section 9.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any willful and intentional breach of any covenant contained in this Agreement. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

9.3 Termination Fee; Expenses.

(a) If this Agreement is validly terminated by Parent pursuant to Section 9.1(g) or Section 9.1(l), then, within two business days after such termination, the Company shall cause to be paid to Parent, by wire transfer of immediately available funds, a termination fee in the amount of $45,000,000 (the “Termination Fee”).

(b) If this Agreement is validly terminated by the Company pursuant to Section 9.1(f) then, concurrently with such termination and as a condition to the effectiveness of such termination, the Company shall cause to be paid to Parent, by wire transfer of immediately available funds, the Termination Fee.

(c) If (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 9.1(c), Section 9.1(j) or Section 9.1(m), and (ii) at or prior to the termination of this Agreement (in the case of termination pursuant to Section 9.1(j)), or at or prior to the End Date (in the case of termination pursuant to Section 9.1(c)) or the Stockholders’ Meeting at which the Required Stockholder Vote shall not have been obtained (in the case of termination pursuant to Section 9.1(m)), a Third Party shall have publicly disclosed an Acquisition Proposal (and such Acquisition Proposal shall not have been withdrawn prior to the time of the termination of this Agreement), then (A) within two business days of such termination the Company shall reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, consultants and the costs of all filing fees and printing costs) incurred by Parent or its affiliates in connection with this Agreement or the Transactions (the “Parent Expenses”); provided, that the Company’s maximum aggregate reimbursement obligation pursuant to this clause (A) shall be $7,500,000, and (B) if, within 12 months after the date of termination of this Agreement, the Company enters into a definitive agreement providing for, or consummates, transaction within the scope of the definition of “Acquisition Proposal” (provided that for purposes of this clause (B), each reference in the definition of “Acquisition Proposal” to 15% shall be deemed to be a reference to 50%), then the Company shall within two business days after the entry into such definitive agreement, or concurrently with the consummation of such transaction, as applicable, cause to be paid to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee less any Parent Expenses previously reimbursed by the Company.

(d) Subject to Section 9.3(c) and Section 9.3(e), all costs and expenses incurred in connection with this Agreement, the Support Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

(e) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee or the Parent Expenses when due, the Company shall reimburse Parent for all reasonable costs and expenses incurred or accrued by it (including reasonable fees and expenses of legal counsel) in connection with the collection under and enforcement of this Section 9.3 with interest on the amount of the Termination Fee or the Parent Expenses, as the case may be, from the date that such payment was required to be made until the date of actual payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

(f) In the event that Parent shall receive the Termination Fee pursuant to this Section 9.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by

Parent, Purchaser or any of their respective affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of the Company Subsidiaries or any of their respective affiliates arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination.

10.  General Provisions

10.1 Amendment.  Subject to Section 7.2, this Agreement may be amended with the approval of the respective parties (which in the case of the Company prior to the Acceptance Time shall be duly authorized by the Company Board and after the Acceptance Time shall be required to be duly authorized by the Continuing Directors) at any time prior to the Effective Time; provided, however, that after any adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. Without limiting the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.3 No Survival of Representations and Warranties.  None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the earlier of the Acceptance Time and the Effective Time. This Section 10.3 shall not limit the survival of any covenant or agreement of the Company in this Agreement which by its terms contemplates performance after the Acceptance Time and the Effective Time.

10.4 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

Clinical Data, Inc. One Gateway Center, Suite 702 Newton, MA 02458 Facsimile No: 617-663-6458 Attention:	Caesar J. Belbel, Esq., Executive Vice President and Chief Legal Officer

with a copy (which shall not constitute notice) to:

Cooley LLP 500 Boylston Street Boston, MA 02116 Facsimile No: 617-937-2400 Attention:	Marc A. Recht Barbara L. Borden

if to Parent or Purchaser:

FL Holding CV
c/o Cox Hallett Wilkinson
Cumberland House, 9th Floor
1 Victoria Street
HM 11 Hamilton, Bermuda
Facsimile No: 441-292-7880
Attention: Howard Solomon, President

with copies (which shall not constitute notice) to:

Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022
Facsimile No: 212-224-6740

Attention: Herschel S. Weinstein, Vice President — General Counsel

and

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Facsimile No: 646-441-9012
Attention: Andrew W. Ment

if to the Guarantor:

Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Facsimile No: 212-224-6740
Attention: Howard Solomon, President

with copies (which shall not constitute notice) to:

Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022
Facsimile No: 212-224-6740
Attention: Herschel S. Weinstein, Vice President — General Counsel

and

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Facsimile No: 646-441-9012
Attention: Andrew W. Ment

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

10.5 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.6 Entire Agreement.  This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Purchaser acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, and that no Representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; and (b) the Company acknowledges and agrees that Parent and Purchaser have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 5, and that no Representative of Parent or Purchaser has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

10.7 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, solely after the Effective Time, Sections 3.6 and 7.6 to the extent provided therein; provided, however, that the Company shall be entitled and have the right to pursue and recover damages in the name of and on behalf of its securityholders (including damages based on the loss of the economic benefits of the Transactions to the securityholders) in the event of any breach by Parent or Purchaser of this Agreement, which right is hereby acknowledged and agreed by Parent and Purchaser.

10.8 Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto.

10.9 Specific Performance.  Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, and notwithstanding any other provision of this Agreement (including Section 9), any party hereto shall be entitled to injunctive relief to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions hereof.

10.10 Governing Law.  This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.4. Nothing in this Section 10.10, however, shall affect the right of any person to serve legal process in any other manner permitted by law.

10.11 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

10.12 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(d) Unless otherwise indicated, all references herein to Sections, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(e) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(f) Unless the context otherwise specifies, all references to a document or instrument having been made available to Parent shall be deemed to mean that such document or instrument has been made available to Parent, to Parent’s legal advisor or to any other Representative of Parent by posting such document in the electronic dataroom for “Project Torchlight” hosted by Merrill Corporation.

(g) All references in this Agreement to “$” are intended to refer to U.S. dollars.

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.13 Counterparts.  This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14 Obligation of Parent.  Parent shall cause each of Purchaser and the Surviving Corporation to (or shall do so on their behalf) duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and agreements of Purchaser and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Purchaser and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

10.15 Disclosure Schedule.  The Disclosure Schedule has been arranged, for purposes of convenience only, as separate sections and subsections corresponding to the Sections and subsections of Section 4. Any information set forth in any section or subsection of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections and subsections of the Disclosure Schedule as though fully set forth in such other sections and subsections to the extent that it is readily apparent from such disclosure on its face that such disclosure is applicable to such other section or subsection. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

10.16 Disclosure.  Nothing contained in this Agreement shall be deemed to limit the ability of the Company or the Company Board to make any disclosure if the Company Board determines in good faith (after consultation with counsel) that failure to do so would be reasonably expected to result in either (a) a breach by the Company Board of its fiduciary duties to holders of Company Shares or (b) a violation of any Legal Requirement; provided, that this Section 10.16 shall not affect the rights of Parent or Purchaser hereunder.

10.17 Guarantee.  Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent pursuant to this Agreement (the “Obligations”). If Parent fails to pay or perform the Obligations when due, then all of the Guarantors’ liabilities to the Company hereunder in respect of such Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time take any and all actions available hereunder or under applicable law to enforce and collect the Obligations from the Guarantor. In furtherance of the foregoing, Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent. To the fullest extent permitted by law, the Guarantor hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any law, promptness, diligence, notice of the acceptance of this guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FL HOLDING CV

By: FL International LLC, its General Partner

By	/s/ Howard Solomon
Name:     Howard Solomon

Title:	President

MAGNOLIA ACQUISITION CORP.

By	/s/ David F. Solomon
Name:     David F. Solomon

Title:	Vice-President

FOREST LABORATORIES, INC.

By	/s/ Howard Solomon
Name:     Howard Solomon

Title:	Chairman, Chief Executive Officer and President

CLINICAL DATA, INC.

By	/s/ Andrew Fromkin
Name:     Andrew Fromkin

Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Schedules, Annexes and Exhibits

Schedules
Section 4.1 — Organization and Qualification; Subsidiaries
Section 4.3 — Capitalization
Section 4.5 — No Violation; Required Filings and Consents
Section 4.7 — SEC Filings; Financial Statements
Section 4.8 — Absence of Certain Changes or Events
Section 4.9 — Absence of Litigation
Section 4.10 — Benefit Plans
Section 4.11 — Labor and Employment Matters
Section 4.13 — Property and Leases
Section 4.14 — Intellectual Property
Section 4.15 — Taxes
Section 4.17 — Material Contracts
Section 4.21 — Regulatory Matters
Section 6.1 — Conduct of Business by the Company Prior to the Acceptance Time
Annexes
Annex A — Conditions to Offer
Exhibits
Exhibit A — Form of Contingent Value Rights Agreement

*	The Company has omitted certain schedules in accordance with Item 601(b)(2) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

ANNEX A

Conditions of the Offer

Notwithstanding any other term of the Offer or the Agreement, Purchaser shall not be obligated to, and Parent shall not be obligated to cause Purchaser to, accept for payment, and (subject to the rules and regulations of the SEC) Purchaser shall not be obligated to, and Parent shall not be obligated to cause Purchaser to, pay for, any Company Shares, In-the-Money Warrants or Company Notes tendered pursuant to the Offer (and not theretofore accepted for payment and paid for) unless:

(1) at the time of the expiration of the Offer (as it may have been extended pursuant to Section 2.1(d) of the Agreement), there shall have been tendered and not validly withdrawn Company Shares, Company Notes and In-the-Money Warrants, that, considered together with all other Company Shares (if any) beneficially owned by Parent and its affiliates (with Company Notes and In-the-Money Warrants calculated on an as-converted to Company Common Stock basis) plus the number of all Company Shares issued or issuable pursuant to the Top-Up Option, represent one more than 90% of the sum of (x) the total number of Company Shares outstanding at the time of the expiration of the Offer (calculated on a fully diluted basis) plus (y) the number of all Company Shares issued or issuable pursuant to the Top-Up Option;

(2) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Company Shares pursuant to the Offer or the consummation of the Merger shall have expired or otherwise been terminated;

(3) any Required Governmental Approval (as defined below) shall have been made or obtained by Parent, Purchaser or the Company, as the case may be; and

(4) the Company shall have furnished Parent with a certificate dated as of the date of determination signed on the Company’s behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clause “(a)”, “(b)” and “(c)” of this Annex A are satisfied;

For purposes of the Agreement and this Annex A, the condition set forth in clause “(1)” above is referred to as the “Minimum Condition” and for purposes of clause “(3)” above “Required Governmental Approval” shall mean any authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Authority required to be obtained or made in connection with the purchase of Company Shares pursuant to the Offer, the consummation of the Merger or the other transactions contemplated hereby, although no pre-merger notification forms under the antitrust or competition laws of any foreign jurisdiction will be considered a Required Governmental Approval.

Furthermore, notwithstanding any other term of the Offer or the Agreement, Purchaser shall not be required to, and Parent shall not be obligated to cause Purchaser to, accept for payment, and (subject to the rules and regulations of the SEC) Purchaser shall not be obligated to, and Parent shall not be obligated to cause Purchaser to, pay for, any Company Shares, In-the- Money Warrants or Company Notes tendered pursuant to the Offer (and not theretofore accepted for payment and paid for) if, upon the expiration of the Offer (as it may have been extended pursuant to Section 2.1(d) of the Agreement) and before acceptance of such Company Shares, In-the-Money Warrants and Company Notes for payment, any of the following conditions exists and is continuing:

(a) (i) the representations and warranties of the Company contained in Section 4.3(a), Section 4.3(b) and Section 4.3(c) and in the first sentence of Section 4.3(e) shall not be true and correct other than in any de minimis respect as of the date of the Agreement and as of the Acceptance Time as if made on such date (except for those representations and warranties which address matters only as of an earlier date which shall be true and correct as of such date); (ii) the representations and warranties of the Company contained in Section 4.1(a) (Organization and Qualification; Company Subsidiaries), Section 4.3 (Capitalization) (other than the representations and warranties described in clause (i)) and Section 4.4

(Authority Relative to this Agreement) shall not be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case in all respects) as of the date of the Agreement and as of the Acceptance Time as if made as of such date; and (iii) each of the other representations and warranties of the Company contained in the Agreement, other than those described in clauses (i) and (ii), shall not be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Material Adverse Effect) as of the date of the Agreement and as of the Acceptance Time, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall not have been true and correct as of such earlier date), and, in the case of this clause (iii), such failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) the obligations, covenants and agreements of the Company contained in the Agreement that are required to have been performed or complied with by the Company prior to the Acceptance Time shall not have been performed or complied with in all material respects; or, if not performed or complied with in all material respects, such noncompliance or failure to perform shall have been cured (to the extent curable

(c) any event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of the Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

(d) there shall have been issued, since the date of the Agreement, by any court of competent jurisdiction, an injunction (that shall not have been vacated, withdrawn or overturned) that prohibits the acceptance for payment of Company Shares, Company Notes or In-the-Money Warrants tendered pursuant to the Offer or that prohibits the consummation of the Merger;

(e) any Legal Requirement shall be in effect that makes illegal or prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued any restraining order, injunction or Judgment prohibiting the consummation of the Merger, which restraining order, injunction or Judgment shall be in effect; or

(f) the Agreement shall have been validly terminated in accordance with Section 9 of the Agreement.

The conditions set forth in this Annex A are for the sole benefit of Parent and Purchaser, and may be asserted by either Parent or Purchaser, regardless of the circumstances giving rise to any such conditions, and, except for the Minimum Condition, may be waived by Parent or Purchaser in whole or in part at any time and from time to time, subject to the terms of the Agreement and applicable Legal Requirements. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

Annex B

[Form of]

CONTINGENT VALUE RIGHTS AGREEMENT

This Contingent Value Rights Agreement, dated as of [ • ], 2011 (this “Agreement”), is entered into by and between FL HOLDING CV, an entity organized under the laws of the Netherlands (“Parent”), FOREST LABORATORIES, INC., a Delaware corporation (the “Guarantor”) and [          ], as Rights Agent (the “Rights Agent”).

Recitals

A. Parent, Guarantor, Magnolia Acquisition Corp., a Delaware corporation (“Purchaser”), and Clinical Data, Inc., a Delaware corporation (“Company”), have entered into an Agreement and Plan of Merger dated as of February 21, 2011 (as amended from time to time, the “Merger Agreement”), pursuant to which Purchaser (a) will launch a tender offer (the “Offer”) to acquire all of the outstanding (i) shares of common stock, par value $0.01 per share, of Company (“Company Common Stock”), (ii) all of the outstanding Company Notes and (iii) all of the outstanding In-the-Money Warrants, and (b) will merge with and into Company, with Company surviving the Merger as a subsidiary of Parent.

B. Pursuant to the Merger Agreement, in each of the Offer and the Merger, Parent has agreed to provide to Company’s stockholders (and holders of Company Warrants, Company Notes, Company DSUs and Company Options) the right to receive contingent cash payments as hereinafter described.

Agreement

The parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

Section 1  Definitions

1.1 Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Acting Holders” means, at the time of determination, Holders of at least twenty percent (20%) of the CVRs.

“Adjusted Effective Time” means if Commercial Launch occurs after the six month anniversary of the Effective Time in circumstances constituting an Unexcused Delay, the date that is the same number of days following the Effective Time as the number of days that occur between the six month anniversary of the Effective Time and Commercial Launch.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or licensing transaction), other than a Change of Control, pursuant to which a substantial portion of the Intellectual Property (including without limitation, any data, marketing authorizations and applications for marketing authorization) and/or Material Contracts held or owned by the Surviving Corporation immediately after the Effective Time and necessary for the production, development and sale of the Product are sold or licensed (directly or indirectly, including through sale of or license by any Subsidiary of the Surviving Corporation) to or acquired by, directly or indirectly, a Person other than Parent or a Subsidiary of Guarantor.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either of the Payors on a consolidated basis (other than to any Subsidiary (direct or indirect) of Guarantor), (b) a merger or consolidation involving either of the Payors in which the applicable Payor is not the surviving entity, and (c) any other transaction involving either of the Payors in which the applicable Payor is the surviving entity but in which the stockholders of such Payor immediately prior to such transaction own less than fifty percent (50%) of such Payor’s voting power immediately after the transaction.

“Combination Product” means any product that includes the Product and another therapeutically active pharmaceutical ingredient that is not a Product, either packaged together or in the same formulation, and sold as a single unit.

“Commercial Launch” means the date on which the Company or any of its Affiliates first commences the promotion of Product to prescribing physicians in the United States with a sales force which is significant taking into consideration the sales force committed by the Guarantor to its and its Affiliates’ other leading pharmaceutical products.

“DTC” means The Depository Trust Company.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Milestone” means each of

(a) Milestone #1,

(b) Milestone #2, and

(c) Milestone #3.

“Milestone #1” means the first instance in which the aggregate Product Sales in the United States during any Milestone Measuring Period equals or exceeds a total of eight hundred million dollars ($800,000,000); provided that the final Milestone Measuring Period with respect to Milestone #1 shall end on the fifth anniversary of the Reference Date.

“Milestone #2” means the first instance in which the aggregate Product Sales in the United States during any Milestone Measuring Period equals or exceeds a total of one billion one hundred million dollars ($1,100,000,000); provided that the final Milestone Measuring Period with respect to Milestone #2 shall end on the sixth anniversary of the Reference Date.

“Milestone #3” means the first instance in which the aggregate Product Sales in the United States during any Milestone Measuring Period equals or exceeds a total of one billion five hundred million dollars ($1,500,000,000); provided that the final Milestone Measuring Period with respect to Milestone #3 shall end on the seventh anniversary of the Reference Date.

“Milestone Measuring Period” means any four consecutive calendar quarters ending and measured as of March 31, June 30, September 30 and December 31 during the period in which a Milestone can be attained.

“Milestone Payment” means, without any aggregation:

(a) one dollar ($1.00) per CVR, with respect to achieving Milestone #1;

(b) two dollars ($2.00) per CVR, with respect to achieving Milestone #2; and

(c) three dollars ($3.00) per CVR, with respect to achieving Milestone #3.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Payors” means the Parent and/or the Guarantor.

“Permitted Transfer” means: a transfer of CVRs (a) on death by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner, to the extent allowable by DTC; or (f) as provided in Section 2.6.

“Product” means the product currently named and to be marketed as Viibryd and any product containing vilazodone hydrochloride, in each case regardless of delivery system or dosage form.

“Product Sales” means the aggregate gross amounts invoiced for the Product sold by the Company, its Affiliates or licensees of the Company and its Affiliates to third parties (other than the Company, its Affiliates or licensees of the Company and its Affiliates), including to distributors and end-users, less the following items (i) through (v) below as applicable to the Product sales to the extent actually taken or incurred with respect to such sales (the “Permitted Deductions”) and all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, in accordance with GAAP (except as otherwise provided below):

(i) credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions or billing corrections;

(ii) freight, postage, shipping and insurance, handling and other transportation costs with respect to such sale of Product;

(iii) taxes on sales or delivery of the Product (such as sales, use, and value added taxes (excluding income taxes), tariffs and customs duties);

(iv) any quantity, cash or other trade discounts, rebates, returns, refunds, charge backs, fees, credits or allowances (including amounts incurred in connection with government-mandated rebate and discount programs, third party rebates and charge backs, and hospital buying group/group purchasing organization administration fees and payor organizations), fees for services provided to wholesalers and warehousing chains related to the distribution of Products, (collectively, “Discounts”), including the portion reasonably allocated to the Product (as opposed to other products or services) of Discounts taken or incurred with respect to sales of the Product with other products or services to third parties, including distributors and end-users such as hospitals and clinics, as part of bundling or other forms of multi-product purchase agreements; and

(v) deductions for bad debts (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the Company in a quarter, net of any recoveries of previously written off bad debts from current or prior quarters).

Sales or other commercial dispositions of a Product among the Company, its Affiliates and licensees of the Company or its Affiliates shall be excluded from the computation of Product Sales, except where such an Affiliate or licensee is an end-user of, and does not further sell, the Product. For the avoidance of doubt, use of the Product for clinical testing in which the cost of the Product is not reimbursed shall not make an Affiliate or licensee an end-user of the Product (but use of the Product for clinical testing in which the cost of the Product is reimbursed by third-party payors (which, for the avoidance of doubt, shall include governments and insurance companies) shall be included in Product Sales).

Notwithstanding the foregoing, the following will not be included in Product Sales: (i) Product provided by Company or its Affiliate for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no or nominal charge to eligible patients in conjunction with a patient assistance program or (ii) commercially reasonable quantities of Product Sales used as samples to promote additional Product Sales.

Notwithstanding the foregoing, in the event that a Product is sold as a Combination Product (a “Combination Sale”), the Product Sales amount for the Product sold in such a Combination Sale shall be determined as follows:

(i) Except as provided below, the Product Sales amount for a Combination Sale shall be calculated by multiplying the gross amount invoiced for the Combination Sale (“Gross Combination Sale Amount”) (less all Permitted Deductions) by the fraction A/(A+B), where A is the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates for the Product if the Product is sold separately by the Company, its Affiliates or licensees of the Company or its Affiliates, and B is the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates for the other product(s) or active ingredients/components included in the Combination Product if such other product(s) or active ingredients/components are sold separately by the Company, its Affiliates or licensees of the Company or its Affiliates.

(ii) In the event that the Company, its Affiliates or licensees of the Company and its Affiliates sell the Product included in a Combination Sale as a separate product, but do not separately sell all of the other product(s) or active ingredients/components, as the case may be, included in such Combination Product, the calculation of Product Sales resulting from such Combination Sale shall be determined by multiplying the Gross Combination Sale Amount (less all Permitted Deductions) by the fraction A/C where A is the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates for the Product sold separately, and C is the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates for such Combination Product.

(iii) In the event that the Company, its Affiliates or licensees of the Company and its Affiliates do not sell the Product included in a Combination Sale as a separate product where such Combination Sale occurs, but do separately sell all of the other products or active ingredients/components, as the case may be, included in the Combination Sale, the calculation of Product Sales resulting from such Combination Sale shall be determined by multiplying the Gross Combination Sale Amount (less all Permitted Deductions) by the fraction (C-D)/C, where C is the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates for such Combination Product, and D is the aggregate of the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates, as applicable, of such other product(s) or active ingredients/components, as the case may be, included in the Combination Product and sold separately.

If the calculation of Product Sales resulting from a Combination Sale cannot be determined by any of the foregoing methods, the calculation of Product Sales for such Combination Sale shall be calculated in a manner determined by the Parent in good faith based upon the relative value of the active components of such Combination Product.

“Reference Date” means (i) if (A) Commercial Launch occurs on or prior to the six month anniversary of the Effective Time or (B) Commercial Launch occurs after the six month anniversary of the Effective Time but not in circumstances constituting an Unexcused Delay, then, if the Effective Time occurs on or prior to the 45th calendar day of a given calendar quarter, the last calendar day of the calendar quarter immediately preceding the calendar quarter in which the Effective Time occurs, and if the Effective Time occurs after the 45th calendar day of a given calendar quarter, the last calendar day of the calendar quarter in which the Effective Time occurs; and (ii) if Commercial Launch occurs after the six month anniversary of the Effective Time in circumstances constituting an Unexcused Delay, then, if the Adjusted Effective Time occurs on or prior to the 45th calendar day of a given calendar quarter, the last calendar day of the calendar quarter immediately preceding the calendar quarter in which the Adjusted Effective Time occurs, and if the Adjusted

Effective Time occurs after the 45th calendar day of a given calendar quarter, the last calendar day of the calendar quarter in which the Adjusted Effective Time occurs.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Unexcused Delay” means any failure of Commercial Launch to occur on or prior to the six month anniversary of the Effective Time that results proximately from either (i) acts, or omissions to act, that were primarily within the control of Guarantor or its Affiliates and not due to the acts or omissions to act of third parties; or (ii) any investigation of the Guarantor or its Affiliates by the FDA that is not related to the Company Products or to any other business or asset of the Company acquired by Guarantor and its Affiliates through the Transactions.

Section 2  Contingent Value Rights

2.1 CVRs.  Each Holder shall be entitled to one CVR for each Company Share outstanding or underlying each Company Warrant, Company Note, Company DSUs and Company Option (a) that the Purchaser accepts for payment from such Holder pursuant to the Offer or (b) is owned by or has been issued to such Holder as of immediately prior to the Effective Time and is converted into the right to receive merger consideration pursuant to the Merger Agreement.

2.2 Nontransferable.  The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will show one position for Cede & Co representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time. Additionally, the CVR Register shall reflect (i) those Holders who are former holders of Company Options with exercise prices equal to or greater than $30 per share, and (ii) the actual exercise price of such Company Options. The Rights Agent will have no responsibility whatsoever directly to the street holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any street holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regards to distribution of payments by DTC to such street holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent, duly executed by the Holder thereof, his, her or its attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax) to the Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If a Milestone is attained, then within 30 days following the attainment of a Milestone (the “Milestone Payment Date”), Parent shall deliver to the Rights Agent (i) a certificate (the “Milestone Compliance Certificate”) certifying the date of the satisfaction of the applicable Milestone and that the Holders are entitled to receive the applicable Milestone Payment and (ii) cash in the aggregate amount of the Milestone Payment payable to the Holders. Notwithstanding anything in this Agreement to the contrary, with respect to any CVR issued pursuant to Section 3.6(h) of the Merger Agreement in respect of a Company Option having an exercise price greater than $30 per share of Company Common Stock, Parent shall be entitled to deduct from the Milestone Payments to the applicable Holder in respect of such CVR, the amount by which the exercise price per share of Company Common Stock under such Company Option exceeded $30.

(b) If a Milestone is not attained on or before the end of the applicable Milestone Measuring Period, then on or before the date that is 30 days after the applicable Milestone Measuring Period, Parent shall deliver to the Rights Agent a certificate (the “Milestone Payment Non-Compliance Certificate”) certifying the Milestone(s) that have not occurred and that Parent has complied with its obligations under this Agreement.

(c) The Rights Agent shall promptly, and in no event later than ten Business Days after receipt, send each Holder at its registered address a copy of any certificate delivered by Parent pursuant to this Section 2.4. If in such certificate Parent certifies that a Milestone Payment is payable to the Holders, then at the time the Rights Agent sends a copy of such certificate to the Holders, the Rights Agent shall also pay the Milestone Payment to each of the Holders (the amount to which each Holder is entitled to receive will be based on the Milestone Payment multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to the Milestone Payment Date.

(d) Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts.

(e) Any portion of the Milestone Payment that remains undistributed to the Holders for six months after the Milestone Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent or Guarantor for payment of such Milestone Payment, but shall have no greater rights against Parent or Guarantor than may be accorded to general unsecured creditors of Parent under applicable law.

(f) Neither Parent nor the Rights Agent shall be liable to any person in respect of the Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any portion of a Milestone Payment made by Parent remains unclaimed by a Holder prior to two years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which the Milestone Payment would otherwise escheat to or become the property of any Governmental Entity), despite the Rights Agent’s commercially reasonable efforts to deliver the payment to a Holder, any such Milestone Payment shall, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g) Product Sales for one or more quarterly periods may be used as part of multiple Milestone Performance Periods (assuming such use satisfies the criteria requiring four consecutive quarters). For example, the results for the quarter ended December 31, 2012 may be part of the Milestone Performance Period ending on such date, or such quarter may be the first, second or third quarter of a different Milestone

Performance Period. A single Milestone Performance Period can be used to measure the attainment of more than one Milestone. If a single Milestone Performance Period reflects Product Sales that would satisfy more than one Milestone, then the Milestone Payment with respect to all Milestones achieved during the Milestone Performance Period shall be paid. For example, if no Milestones have been attained prior to December 31, 2014, but the Product Sales for the Milestone Performance Period ending on December 31, 2014 are $1.5 billion, then the Milestone Payments associated with Milestone #1, Milestone #2 and Milestone #3 shall be paid ($6 per CVR).

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder, except as specifically provided herein.

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger.

2.6 Ability To Abandon The CVR.  The Holder of a CVR may at any time at its option abandon all of its remaining rights in a CVR by transferring the CVR to Parent without consideration therefor. Nothing in this Section 2.6 is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

Section 3  The Rights Agent

3.1 Certain Duties And Responsibilities.  The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

3.2 Certain Rights of Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful misconduct; and

(g) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and

(ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

3.3 Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified. Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(b) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give notice of each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Holders of not less than a majority of the outstanding CVRs, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

3.4 Acceptance of Appointment By Successor.  Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

Section 4  Covenants

4.1 List of Holders.  Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 30 Business Days of the Effective Time.

4.2 Payment of Milestone Payments.  Parent shall duly and promptly deposit with the Rights Agent for payment to each Holder the Milestone Payments, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3 Fundamental Transactions

(a) In the event that Parent or Guarantor desire to consummate a Change of Control or Carve-Out Transaction after the Effective Date while any Milestone has not been attained but remains eligible to be attained, Parent, Guarantor or the Surviving Corporation, as applicable depending upon the structure of the Change of Control or Carve-Out Transaction, shall cause the Person acquiring Parent or Guarantor (or acquiring substantially all of their assets or otherwise licensing rights to the Products) with respect to a Change of Control or the Person acquiring the subject Intellectual Property rights, Material Contracts and/or Subsidiaries with respect to a Carve-Out Transaction to assume Parent’s, Guarantor’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control or Carve-Out Transaction) obligations, duties and covenants under this Agreement, subject to all the limitations and qualifications contained in this Section 4.3. No later than five Business Days prior to the consummation of any Change of Control or Carve-Out Transaction, Parent and Guarantor, as the case may be, shall deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control or Carve-Out Transaction complies with this Section 4.3(a) and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Parent shall maintain (and shall cause its affiliates to maintain) records relating to the Product in sufficient detail to permit the Holders to confirm whether any Milestone has been achieved.

4.4 Notice of Reference Date and Unexcused Delay.  Within five (5) Business Days of the determination of the Reference Date, Parent shall notify the Rights Agent in writing of such date. If the Reference Date has not been determined within six months following the Effective Time, but such delay in determination of the Reference Date is not due to an Unexcused Delay, Parent shall notify the Rights Agent in writing setting forth in reasonable detail the reasons for such delay. The Rights Agent shall promptly, and in no event later than ten Business Days after receipt, send each Holder at its registered address a copy of any notice delivered by Parent pursuant to this Section 4.4.

Section 5  Amendments

5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that, such provisions shall not materially adversely affect the interests of the Holders; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2 Amendments With Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the written consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3 Execution of Amendments.  In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4 Effect of Amendments.  Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Section 6  Audit Rights

(a) Upon the written request of the Acting Holders (but no more than once during any period of four consecutive calendar quarters), and upon reasonable notice, Parent shall provide an independent certified public accounting firm of nationally recognized standing jointly agreed upon by the Acting Holders and Parent (failing agreement on which each shall designate an independent public accounting firm of its own selection, which firms shall in turn appoint an independent public accounting firm for such purpose) (the “Independent Accountant”) with access during normal business hours to such of the records of Parent as may be reasonably necessary to verify Product Sales within the preceding three (3) years that has not previously been audited in accordance with this Section 6(a) (or such shorter period occurring since the Effective Time). The fees charged by such accounting firm shall be paid by Parent. The Independent Accountant shall disclose to the Acting Holders only whether the applicable Milestone Payment was due and such additional information directly related to its findings. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders. The initiation of a review by the Acting Holders as contemplated by this Section 6(a) shall not relieve Parent of its obligation to pay any Milestone Payment for which notice of achievement has been given.

(b) If the Independent Accountant concludes that any Milestone Payment should have been paid but was not paid when due, Parent shall pay to the Rights Agent or to each Holder of a CVR the amount of such Milestone Payment (to the extent not paid on a subsequent date), as applicable, plus interest on such Milestone Payment, as applicable, at the “prime rate” as published in the Wall Street Journal from time to time, from when the Milestone Payment Date should have occurred (if Parent had given notice of achievement of such Milestone pursuant to the terms of this CVR Agreement), as applicable, to the date of actual payment (such amount including interest being the “CVR Shortfall”). Parent shall pay the CVR Shortfall to the Holders of record as of a date that is three (3) Business Days prior to a payment date selected by Parent, which date must be within sixty (60) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report (the “Shortfall Report”). The decision of such Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review.

(c) Upon the expiration of one (1) year following the end of any Milestone Measuring Period, the Milestone Payment calculations shall be conclusive and binding on each Holder.

(d) Each person seeking to receive information from Parent in connection with a review or audit shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement and not use such information for any purpose other than the completion of such review or audit.

(e) Parent shall not, and shall cause its Affiliates not to, enter into any transaction causing a Change of Control or enter into a Carve-Out Transaction with respect to the Product unless such agreement contains provisions that would allow any Independent Accountant appointed pursuant to this Section 6 such access to the records of the other party to such transaction as may be reasonably necessary to perform its duties.

Section 7  Miscellaneous Provisions

7.1 Entire Agreement; Counterparts.  This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

7.2 Notices To Rights Agent, Guarantor and Parent.  Any notice or other communication required or permitted to be delivered to Parent, Guarantor or Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after sent by registered mail or by courier or express delivery service or (c) upon receipt when received by email or facsimile prior to 6:00 p.m. recipient’s local time, else on the business day following such date of receipt, provided that in each case the notice or other communication is sent to the physical address, email address or facsimile telephone number set forth beneath the name of such party below (or to such other physical address, email address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Howard Solomon
President
FL Holding CV
c/o Cox Hallett Wilkinson

Cumberland House, 9th Floor
1 Victoria Street
HM 11 Hamilton, Bermuda
Facsimile No: (441) 292-7880

with copies (that shall not constitute notice) to:

David F. Solomon
Senior Vice President, Corporate Development
and Strategic Planning
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Facsimile No. (212) 224-6740

and

Herschel S. Weinstein
Vice President — General Counsel
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Facsimile No. (212) 224-6740

and

Andrew W. Ment
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Facsimile No. (646) 441-9012

if to Guarantor:

David F. Solomon
Senior Vice President, Corporate Development
and Strategic Planning
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Facsimile No. (212) 224-6740

with copies (that shall not constitute notice) to:

Herschel S. Weinstein
Vice President — General Counsel
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Facsimile No. (212) 224-6740

and

Andrew W. Ment
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Facsimile No. (646) 441-9012

if to the Rights Agent:

Facsimile No.
Email:

7.3 Guarantee.  Guarantor absolutely, unconditionally and irrevocably guarantees to the Rights Agent and the Holders, as third party beneficiaries of this Agreement, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent pursuant to this Agreement, including the obligation of Parent to pay the full Milestone Payments as set forth therein (the “Obligations”).

If Parent fails to pay or perform the Obligations when due, then all of the Guarantors’ liabilities to the Rights Agent and the Holders, as third party beneficiaries of this Agreement, hereunder in respect of such Obligations shall, at the Rights Agent option, become immediately due and payable and the Rights Agent may at any time and from time to time take any and all actions available hereunder or under applicable law to enforce and collect the Obligations from the Guarantor. In furtherance of the foregoing, Guarantor acknowledges that the Rights Agent may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent.

To the fullest extent permitted by law, the Guarantor hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any law, promptness, diligence, notice of the acceptance of this guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and this Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

7.4 Notice To Holders.  Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

7.5 Successors and Assigns; Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by Parent or Guarantor without the prior written consent of the Holders of not less than a majority of the outstanding CVRs, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.

7.6 Benefits of Agreement.  Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

7.7 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.8 Legal Holidays.  In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable Milestone Payment Date.

7.9 Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.10 Termination.  This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made, upon the earlier to occur of (a) the payment of all Milestone Payments required to be paid under the terms of this Agreement and (b) December 31, 2019. The termination of this Agreement shall not affect or limit the right (i) to receive Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement, or (ii) inspect or receive payment set forth in Section 6, and such provisions shall survive the expiration or termination of this Agreement.

7.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.12  No Obligation.  Notwithstanding anything in this Agreement to the contrary, in no event shall Parent, Guarantor or any of their Affiliates, be required to undertake any level of efforts, or employ any level of resources, to develop, market, or commercialize the Product.

[Signature Page Follows]

In Witness Whereof, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FL HOLDING CV

By:
Name:
Title:

FOREST LABORATORIES, INC.

By:
Name:
Title:

[Rights Agent]

By:
Name:
Title:

Annex C

Execution Version

SECURITYHOLDER TENDER AND SUPPORT AGREEMENT

This Securityholder Tender and Support Agreement dated as of February 22, 2011 (this “Agreement”) is among each of the individuals or entities listed on a signature page hereto (each, a “Securityholder”), FL HOLDING CV, an entity organized under the laws of the Netherlands (“Parent”) and, MAGNOLIA ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”) . Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”) among Parent, Purchaser and CLINICAL DATA, INC., a Delaware corporation (the “Company”).

WHEREAS, each Securityholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) shares of common stock, $0.01 par value, of the Company (“Shares”), and, as applicable, the Company Notes, the 2005 Warrants, 2006 Warrants, 2008 Warrants, 2009 Warrants (the “In-the-Money Warrants”), deferred stock units and/or options to purchase Shares (“Company Options”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into the Merger Agreement, which provides for, among other things, the making of a tender offer by Purchaser for all of the outstanding Shares, the Company Notes and the In-the-Money Warrants, and the merger of Purchaser with and into the Company, upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that each Securityholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties hereby agree as follows:

Section 1.  Agreement to Tender.  Each Securityholder hereby agrees to validly tender or cause to be tendered in the Offer (i) any and all Shares currently beneficially owned by such Securityholder (excluding for purposes of this Section 1 any Shares that are the subject of unexercised In-the-Money Warrants or Company Options or unconverted Company Notes or deferred stock units, as applicable), (ii) any additional Shares with respect to which such Securityholder becomes the beneficial owner (including, without limitation, whether by purchase, by the exercise of In-the-Money Warrants or Company Options or conversion of Company Notes or otherwise) after the date of this Agreement (collectively, but excluding any shares that are disposed of in compliance with Section 9, the “Subject Shares”), (iii) any and all Company Notes beneficially owned by such Securityholder (excluding for purposes of this Section 1 any Company Notes that are converted into Shares after the date of this Agreement) (the “Subject Notes”) and (iv) any and all In-the-Money Warrants beneficially owned by such Securityholder (excluding for purposes of this Section 1 any In-the-Money Warrants that are exercised for Shares after the date of this Agreement) (the “Subject Warrants” and, together with the Subject Shares and Subject Notes, the “Subject Securities”), in each case pursuant to and in accordance with the terms of the Offer no later than seven (7) Business Days after the receipt by such Securityholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, including but not limited to the letter of transmittal in the case of certificated Subject Securities. In furtherance of the foregoing, at the time of such tender, each Securityholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to its Subject Securities complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Securities or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any Subject Securities and (C) all other documents or instruments, to the extent applicable, required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Securities to tender such Subject Securities pursuant to and in accordance with the terms of the Offer. Each Securityholder agrees that once its Subject Securities are tendered, such Securityholder will not withdraw or cause to be withdrawn any of such Subject Securities from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 14(d). If the Offer is terminated by Parent or Purchaser, or this Agreement is terminated in accordance with its terms, Parent and Purchaser shall cause the depository acting on behalf of Parent and Purchaser to return all tendered Securities to the Securityholders promptly.

Section 2.  Documentation and Information.  Each Securityholder (i) consents to and authorizes the publication and disclosure by Parent of such Securityholder’s identity and holding of Subject Securities, the nature of such Securityholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by Applicable Law in any press release, the Offer Documents, any Company proxy statement (if approval of the Company’s stockholders is required under Delaware law), including all schedules and documents filed with the SEC, or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Securityholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Securityholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 3.  Voting Agreement.  Each Securityholder agrees that if such Securityholder’s Subject Securities have not been previously accepted for payment pursuant to the Offer, such Securityholder hereby agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Shares, however called (each, a “Company Securityholders Meeting”), or in connection with any written consent of the holders of Shares, such Securityholder shall, unless Parent votes the Shares directly pursuant to the proxy granted by Section 4 below, vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to all such Securityholder’s Subject Securities, in each case, to the fullest extent that such Subject Securities are entitled to be voted at the time of any vote or action by written consent:

(a) in favor of (i) the adoption of the Merger Agreement and (ii) without limitation of the preceding clause (i), the approval of any proposal to adjourn or postpone the Company Securityholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Securityholders Meeting is held; and

(b) against any action or agreement that would reasonably be expected to materially impede, hinder, interfere with, prevent, delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including, but not limited to, any agreement or arrangement related to an Acquisition Proposal.

Subject to the proxy granted under Section 4 below, each Securityholder shall retain at all times the right to vote the Subject Securities in such Securityholder’s sole discretion and without any other limitation on those matters other than those set forth in Sections 3(a) and 3(b) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 4.  Irrevocable Proxy.  Each Securityholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Securityholder, for and in the name, place and stead of such Securityholder, to:

(a) attend any and all Company Securityholder Meetings;

(b) vote, express consent or dissent or issue instructions to the record holder to vote such Securityholder’s Subject Securities in accordance with the provisions of Section 3 at any such meeting; and

(c) grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Section 3, all written consents with respect to the Subject Securities.

The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Securityholder) until the end of the Agreement Period (as defined below) and shall not be terminated by operation of any Legal Requirement or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 14(d). Each Securityholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Securityholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Securityholder under Section 3 hereof. Parent covenants and agrees with each Securityholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 3 hereof.

Section 5. Representations and Warranties of Each Securityholder.  Each Securityholder, severally but not jointly as to any other Securityholder, represents and warrants to Parent as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Section 5 shall be made as of the date hereof, as of the Acceptance Time and, if such Securityholder’s Subject Securities have not been previously accepted for payment pursuant to the Offer, as of the date of each Company Securityholders Meeting):

(a) Organization.  If such Securityholder is not an individual, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization.  If such Securityholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If such Securityholder is an individual, such Securityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Securityholder’s obligations hereunder. If such Securityholder is not an individual, the execution, delivery and performance by such Securityholder of this Agreement and the consummation by such Securityholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Securityholder. This Agreement has been duly executed and delivered by such Securityholder and constitutes a valid and legally binding obligation of such Securityholder (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) No Violation.

(i) The execution and delivery of this Agreement by such Securityholder does not, and the performance by such Securityholder of such Securityholder’s obligations hereunder will not, (A) if such Securityholder is not an individual, contravene, conflict with, or result in any violation or breach of any provision of its articles of incorporation, bylaws or similar organizational documents, (B) assuming compliance with the matters referred to in Section 5(c)(ii), contravene, conflict with, or result in a violation or breach of any provision of Applicable Law or any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction or (C) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Securityholder is entitled under any provision of any agreement or other instrument binding upon such Securityholder, except, in the case of clauses (B) and (C), for such matters as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Securityholder’s ability to perform its obligations under this Agreement.

(ii) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to such Securityholder in connection with the execution and delivery of this Agreement by such Securityholder or the performance by such Securityholder of such Securityholder’s obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to

Schedules 13D or 13G and filings under Section 16 of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby, compliance with and filings that may be required under the Hart-Scott-Rodino Act or other competition laws and except for any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Securityholder’s ability to perform its obligations under this Agreement.

(iii) If the Securityholder is married and the Subject Securities of the Securityholder constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Securityholder’s spouse, enforceable against such spouse in accordance with its terms.

(iv) No trust of which the Securityholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(d) Ownership of Subject Securities.  As of the date hereof, such Securityholder is, and (except with respect to any Subject Securities Transferred in accordance with Section 9 hereof or accepted for payment pursuant to the Offer) at all times during the Agreement Period will be, the beneficial owner of such Securityholder’s Subject Securities with no restrictions on such Securityholder’s rights of disposition pertaining thereto, except for any applicable restrictions on Transfer under the 1933 Act. Except to the extent of any Subject Securities acquired after the date hereof (which shall become Subject Securities upon that acquisition), the number of Shares, Company Notes and In-the-Money Warrants set forth on the signature page hereto executed and delivered by each Securityholder are the only Shares, Company Notes and In-the-Money Warrants beneficially owned by such Securityholder on the date of this Agreement. Other than the Subject Securities and any Shares that are the subject of unexercised In-the-Money Warrants or Company Options or unconverted Company Notes or deferred stock units held by such Securityholder (the number of which is set forth on the signature page hereto executed and delivered by such Securityholder), such Securityholder does not own any Shares, Company Notes, In-the-Money Warrants or any other options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company.

(e) Proxy.  None of such Securityholder’s Subject Securities are subject to any voting agreement on the date of this Agreement, except pursuant to this Agreement. Such Securityholder further represents that any proxies heretofore given in respect of the Subject Securities, if any, are revocable, and hereby revokes such proxies.

(f) Absence of Litigation.  With respect to such Securityholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Securityholder, threatened against or otherwise affecting, such Securityholder or any of its or his properties or assets (including such Securityholder’s Subject Securities) that could reasonably be expected to impair the ability of such Securityholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Reliance.  Such Securityholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Securityholder’s execution, delivery and performance of this Agreement.

(h) Finders’ Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Securityholder in his capacity as such (and, for the avoidance of doubt, not as a director or officer of the Company).

Section 6.  Representations and Warranties of Parent and Purchaser.  Each of Parent and Purchaser, jointly and severally, hereby represents and warrants, as of the date hereof and as of the Acceptance Time, to the Securityholders as follows:

(a) Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Purchaser is a corporation duly incorporated, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to carry on its business as now conducted. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby are within the corporate powers of Parent and Purchaser and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) Governmental Authorization.  The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (iii) compliance with and filings under the Hart-Scott-Rodino Act and other competition laws, and (iv) any actions or filings the absence of which would not have, individually or in the aggregate, a material adverse effect on the ability of Parent and Purchaser to perform their obligations under this Agreement.

(c) Non-Contravention.  The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other governance documents of Parent or Purchaser, (ii) assuming compliance with the matters referred to in Section 6(b), contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6(b), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not have, individually or in the aggregate, a material adverse effect on the ability of Parent and Purchaser to perform their obligations under this Agreement.

Section 7.  Acquisition Proposals.  Each Securityholder hereby agrees, subject to Section 14(n), that neither it nor any of its affiliated investment funds or vehicles shall, nor shall such Securityholder or any of its affiliated investment funds or vehicles authorize or permit any of its or their officers, directors or employees to, and each Securityholder shall use its reasonable best efforts to cause its and its affiliated investment funds and vehicles respective investment bankers, attorneys, accountants, consultants or other agents or advisors, acting on behalf of such Securityholder, not to, directly or indirectly, (i) submit, solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party that is seeking (to the knowledge of such Securityholder) to make, or has made, an Acquisition Proposal or (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

Section 8.  Merger Completed after Termination of Offer.

(a) Each Securityholder hereby agrees, if the Merger is completed:

(i) to accept in full satisfaction for each 2005 Warrant held by such Securityholder (other than any 2005 Warrants previously tendered and accepted in the Offer): (A) an amount in cash equal to the amount, if any, by which $30.50 exceeds the exercise price of such 2005 Warrant, multiplied by the number of Company Shares subject to such 2005 Warrant, and (B) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon conversion in full of such 2005 Warrant as of immediately prior to the Acceptance Time or Effective Time, as the case may be. Effective upon the consummation of the Merger, each Securityholder will surrender each 2005 Warrant held by it, for no consideration except as specified in this Section 8(a)(i);

(ii) to accept in full satisfaction for each 2006 Warrant held by such Securityholder (other than any 2006 Warrants previously tendered and accepted in the Offer): (A) an amount in cash equal to the amount, if any, by which $30.68 exceeds the exercise price of such 2006 Warrant multiplied by the number of Company Shares subject to such 2006 Warrant, and (B) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon conversion in full of such 2006 Warrant as of immediately prior to the Acceptance Time or Effective Time, as the case may be. Effective upon the consummation of the Merger, each Securityholder will surrender each 2006 Warrant held by it, for no consideration except as specified in this Section 8(a)(ii);

(iii) to accept in full satisfaction for each 2008 Warrant held by such Securityholder (other than any 2008 Warrants previously tendered and accepted in the Offer): (A) an amount in cash equal to the amount, if any, by which $30.00 exceeds the exercise price of such 2008 Warrant multiplied by the number of Company Shares subject to such 2008 Warrant, and (B) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon conversion in full of such 2008 Warrant as of immediately prior to the Acceptance Time or Effective Time, as the case may be. Effective upon the consummation of the Merger, each Securityholder will surrender each 2008 Warrant held by it, for no consideration except as specified in this Section 8(a)(iii); and

(iv) to accept in full satisfaction for each 2009 Warrant held by such Securityholder (other than any 2009 Warrants previously tendered and accepted in the Offer): (A) an amount in cash equal to the amount, if any, by which $30.00 exceeds the exercise price of such 2009 Warrant multiplied by the number of Company Shares subject to such 2009 Warrant, and (B) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon conversion in full of such 2009 Warrant as of immediately prior to the Acceptance Time or Effective Time, as the case may be. Effective upon the consummation of the Merger, each Securityholder will surrender each 2009 Warrant held by it, for no consideration except as specified in this Section 8(a)(iv).

(b) Each Securityholder hereby irrevocably consents, effective upon the Effective Time, to the cancellation of each of their Company Notes and the conversion of each such Company Note into the right to receive only the Company Note Payment Amount as provided in the Merger Agreement. Each Securityholder hereby agrees, if the Merger is completed, to accept in full satisfaction for each Company Note held by such Securityholder (other than any Company Notes previously tendered and accepted in the Offer): (i) an amount in cash equal to $30.00 multiplied by the number of Company Shares that would have been issuable upon conversion in full of such Company Note immediately prior to the Effective Time, (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon conversion in full of the Company Note as of immediately prior to the Effective Time, and (iii) an amount equal to any accrued but unpaid interest thereon. Effective upon the consummation of the Merger, each Securityholder will surrender each Company Note held by it, for no consideration except as specified in this Section 8(b).

Section 9.  No Proxies for or Encumbrances on Subject Securities.

(a) Except pursuant to the terms of this Agreement, during the Agreement Period, no Securityholder shall (nor permit any Person under such Securityholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal or enter into any voting trust, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”), (iii) otherwise permit any Liens to be created on, or (iv) enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of, any Subject Securities. No Securityholder shall, and shall not permit any Person under such Securityholder’s control or any of its or their respective representatives to, seek or solicit any such Transfer or any such contract, agreement, option, instrument or other arrangement or understanding.

(b) Notwithstanding the above, Section 9(a) shall not prohibit a transfer of Subject Securities by Securityholder: (a) if Securityholder is an individual (i) to any member of Securityholder’s immediate family, or to a trust for the benefit of Securityholder or any member of Securityholder’s immediate family, or for purely charitable purposes, or (ii) upon the death of Securityholder; (b) if Securityholder is a limited partnership or limited liability company, to a partner or member of Securityholder or (c) if Securityholder is a corporation, to an affiliate under common control with Securityholder; provided, however, that a transfer referred to in this Section shall be permitted only if, as a precondition to such transfer, the transferee executes a joinder to this Agreement pursuant to which such transferee agrees to be bound by all of the terms of this Agreement.

(c) Each Securityholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement.

Section 10.  Waiver of Appraisal Rights.  Each Securityholder hereby irrevocably waives any and all rights such Securityholder may have as to appraisal, dissent or any similar or related matter with respect to any of such Securityholder’s Subject Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement, including, without limitation, under Section 262 of Delaware Law.

Section 11.  Notices of Certain Events.  Each Securityholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Securityholder set forth in Section 5. Parent shall notify each Securityholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of Parent set forth in Section 6.

Section 12.  Further Assurances.   Parent and each Securityholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations, to perform their respective obligations under this Agreement.

Section 13.  Certain Adjustments.   In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged.

Section 14.  Miscellaneous.

(a) Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Purchaser:

David F. Solomon
Senior Vice President, Corporate Development
and Strategic Planning
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Facsimile No. (212) 224-6740

with copies (that shall not constitute notice) to:

Herschel S. Weinstein
Vice President — General Counsel
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Facsimile No. (212) 224-6740

and

Andrew W. Ment
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Facsimile No. (646) 441-9012
If to a Securityholder, to his, her or its address set forth on a signature page hereto, with a copy to:
[•]

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(b) Amendment and Waivers.

(i) Any provision of this Agreement may be amended or waived during the Agreement Period if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(c) Binding Effect; Benefit; Assignment.

(i) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(ii) Neither any Securityholder, on the one hand, nor Parent, on the other hand, may assign this Agreement or any of his or its rights, interests or obligations hereunder (whether by operation of Applicable Law or otherwise) without the prior written approval of Parent or such Securityholder, as applicable, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent of its obligations under this Agreement.

(d) Termination.  This Agreement shall automatically terminate and become void and of no further force or effect on the earlier of (i) the termination of this Agreement by written notice from Parent to the Securityholders or (ii) the termination of the Merger Agreement (the period from the date hereof through such time being referred to as the “Agreement Period”); provided that (A) Sections 14(a), 14(b), 14(e), 14(h), 14(m) and (14)(n) shall survive such termination and (B) no such termination shall relieve or release any Securityholder or Parent from any obligations or liabilities arising out of his or its breach of this Agreement prior to its termination. For the avoidance of doubt, this Agreement does not terminate upon a Change in Recommendation unless the Merger Agreement is terminated.

(e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 14(a). Nothing in this Section 14(e)(i), however, shall affect the right of any person to serve legal process in any other manner permitted by law.

(ii) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 14(e).

(f) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(g) Specific Performance.  Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, and notwithstanding any other provision of this Agreement, any party hereto shall be entitled to injunctive relief to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions hereof.

(h) Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense.

(i) Counterparts; Effectiveness.  This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

(k) Interpretation.

(i) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(ii) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(iii) Unless otherwise indicated, all references herein to Sections, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(iv) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(v) All references in this Agreement to “$” are intended to refer to U.S. dollars.

(l) No Presumption.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(m) Obligations.  The obligations of each Securityholder under this Agreement are several and not joint, and no Securityholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Securityholder.

(n) Securityholder Capacity.  Each Securityholder is signing and entering this Agreement solely in his capacity as the beneficial owner of Subject Securities, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him in his capacity as an employee, officer or director of the Company or any Subsidiary of the Company.

(o) Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

(p) Waiver.  Each Securityholder hereby irrevocably waives the right to receive any accrued and unpaid interest on the Conversion Amounts (as defined in the Company Notes) upon any conversion of such Company Notes whether prior to, at, or following the Acceptance Date or the Effective Time.

[The next page is the signature page]

The parties hereto have executed this Tender and Support Agreement as of the date first written above.

FL HOLDING CV

By: FL International LLC, its General Partner

By:	/s/ Howard Solomon
Name:     Howard Solomon

Title:	President

MAGNOLIA ACQUISITION CORP.

By:	/s/ David F. Solomon
Name:     David F. Solomon

Title:	Vice-President

[Securityholder Signatures Begin on the Next Page]

SECURITYHOLDER:

	KIRKFIELD, L.L.C.	R.J. KIRK DECLARATION OF TRUST

/s/ Randal J. Kirk Name: Randal J. Kirk Address: 1881 Grove Ave. Radford, VA 24141	By: /s/ Randal J. Kirk Name: Randal J. Kirk Title: Manager, Third Security, LLC, which is the Manager of Kirkfield, L.L.C. Address: 1881 Grove Ave. Radford, VA 24141	By: /s/ Randal J. Kirk Name: Randal J. Kirk Title: Trustee Address: 1881 Grove Ave. Radford, VA 24141

NEW RIVER MANAGEMENT II, LP	NEW RIVER MANAGEMENT III, LP	NEW RIVER MANAGEMENT V, LP

By: /s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC,
which is the Manager of Third Security Capital Partners, LLC, which is the General Partner of New River Management II, LP
Address: 1881 Grove Ave.
Radford, VA 24141	By:/s/Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC,
which is the Manager of Third Security Capital Partners III, LLC, which is the General Partner of New River Management III, LP
Address: 1881 Grove Ave.
Radford, VA 24141	By: /s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC,
which is the Manager of Third Security Capital Partners V, LLC, which is the General Partner of New River Management V, LP
Address: 1881 Grove Ave.
Radford, VA 24141

THIRD SECURITY INCENTIVE 2008 LLC	THIRD SECURITY STAFF 2008 LLC	THIRD SECURITY SENIOR STAFF 2008 LLC

By: /s/ Randal J. Kirk Name: Randal J. Kirk Title: Manager Address: 1881 Grove Ave. Radford, VA 24141	By: /s/ Randal J. Kirk Name: Randal J. Kirk Title: Manager Address: 1881 Grove Ave. Radford, VA 24141	By:/s/ Randal J. Kirk Name: Randal J. Kirk Title: Manager Address: 1881 Grove Ave. Radford, VA 24141

THIRD SECURITY STAFF 2001 LLC	JPK 2008, LLC	JPK 2009, LLC

By: /s/ Randal J. Kirk Name: Randal J. Kirk Title: Manager Address: 1881 Grove Ave. Radford, VA 24141	By: /s/ Randal J. Kirk Name: Randal J. Kirk Title: Manager, Third Security, LLC, which is the Manager of JPK 2008, LLC Address: 1881 Grove Ave. Radford, VA 24141	By: /s/: Randal J. Kirk Name: Randal J. Kirk Title: Manager, Third Security, LLC, which is the Manager of JPK 2009, LLC Address: 1881 Grove Ave. Radford, VA 24141

MGK 2008, LLC	MGK 2009, LLC	ZSK 2008, LLC

By: /s/ Randal J. Kirk Name: Randal J. Kirk Title: Manager, Third Security, LLC, which is the Manager of MGK 2008, LLC Address: 1881 Grove Ave. Radford, VA 24141	By: /s/ Randal J. Kirk Name: Randal J. Kirk Title: Manager, Third Security, LLC, which is the Manager of MGK 2009, LLC Address: 1881 Grove Ave. Radford, VA 24141	By: /s/ Randal J. Kirk Name: Randal J. Kirk Title: Manager, Third Security, LLC, which is the Manager of ZSK 2008, LLC Address: 1881 Grove Ave. Radford, VA 24141

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER:

ZSK 2009, LLC	LOTUS CAPITAL (2000) COMPANY INC.
By: /s/ Randal J. Kirk	By: /s/ Randal J. Kirk

Name: Randal J. Kirk	Name: Randal J. Kirk
Title: Manager, Third Security, LLC,	Title: President
which is the Manager of ZSK 2009,	Address: Dept 391, 2644 Capitol Trl.
LLC	Suite 300
Address: 1881 Grove Ave.	Newark, DE 19711
Radford, VA 24141

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER

By:	/s/ Larry D. Horner
Name:     Larry D. Horner
Address:

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER

By:	/s/ Burton Sobel
Name:     Burton Sobel
Address:

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER

By:	/s/ Andrew Fromkin
Name:     Andrew Fromkin
Address:

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER

By:	/s/ Arthur Malman
Name:     Arthur Malman
Address:

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER

By:	/s/ Richard Wallace
Name:     Richard Wallace
Address:

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER

By:	/s/ Scott Tarriff
Name:     Scott Tarriff
Address:

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER

By:	/s/ James P. Shaffer
Name:     James P. Shaffer
Address:

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER

By:	/s/ Carol R. Reed
Name:     Carol R. Reed
Address:

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER

By:	/s/ C. Evan Ballantyne
Name:     C. Evan Ballantyne
Address:

[Tender and Support Agreement — Securityholder Signature Page]

SECURITYHOLDER

By:	/s/ Caesar J. Belbel
Name:     Caesar J. Belbel
Address:

[Tender and Support Agreement — Securityholder Signature Page]

Name of Signatory: Randal J. Kirk, including all affiliates listed below

			Number of Shares
	Principal	Exercise/	Subject to Subject
Subject Security	Amount	Conversion Price	Security

Shares	N/A	N/A	11,010,882
Company Notes	$50,000,000	$8.1825	6,110,599
2005 Warrants	N/A	N/A	N/A
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	$16.44	757,461
2009 Warrants	N/A	$8.120 / $9.744	3,055,300
Options	N/A	N/A	N/A
Total			20,934,242

Randal J. Kirk affiliates:

New River Management V, LP

RJK, L.L.C.

R.J. Kirk Declaration of Trust

JPK 2008, LLC

JPK 2009, LLC

MGK 2008, LLC

MGK 2009, LLC

Randal J Kirk (2000) Limited Partnership

ZSK 2008, LLC

ZSK 2009, LLC

Lotus Capital (2000) Co., Inc.

Kirkfield, LLC

Third Security Incentive 2008 LLC

Third Security Senior Staff 2008 LLC

Third Security Staff 2008 LL

Name of Signatory: Larry Horner

Number of Shares
	Principal	Exercise/	Subject to Subject
Subject Security	Amount	Conversion Price	Security

Shares	N/A	N/A	159,522
Company Notes	N/A	N/A	N/A
2005 Warrants	N/A	N/A	N/A
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	N/A	N/A
2009 Warrants	N/A	N/A	N/A
Options	N/A	$23.03	15,000
Total			174,522

Name of Signatory: Burton E. Sobel

Number of Shares
	Principal	Exercise/	Subject to Subject
Subject Security	Amount	Conversion Price	Security

Shares	N/A	N/A	N/A
Company Notes	N/A	N/A	N/A
2005 Warrants	N/A	N/A	N/A
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	N/A	N/A
2009 Warrants	N/A	N/A	N/A
Options	N/A		90,000

	Exercise	# of
	Price	Options

	$11.93	15,000
	$9.87	15,000
	$23.03	15,000
	$16.00	15,000
	$15.41	15,000
	$16.16	15,000
	Option Total	90,000
Total			90,000

Name of Signatory: Andrew Fromkin

		Exercise/	Number of Shares
	Principal	Conversion	Subject to Subject
Subject Security	Amount	Price	Security

Shares	N/A	N/A	9,405
Company Notes	N/A	N/A	N/A
2005 Warrants	N/A	N/A	N/A
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	N/A	N/A
2009 Warrants	N/A	N/A	N/A
Options	N/A		1,079,728

	Exercise	# of
	Price	Options

	$11.93	75,000
	$12.37	225,000
	$12.37	231,773
	$10.73	7,955
	$14.99	120,000
	$16.95	100,000
	$8.78	100,000
	$18.39	110,000
	$16.54	110,000
	Option Total	1,079,728
Total			1,089,133

Name of Signatory: Arthur B. Malman

			Number of Shares
	Principal	Exercise/	Subject to Subject
Subject Security	Amount	Conversion Price	Security

Shares	N/A	N/A	66,054
Company Notes	N/A	N/A	N/A
2005 Warrants	N/A	$15.60	3,750
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	N/A	N/A
2009 Warrants	N/A	N/A	N/A
Options	N/A		33,750

	Exercise	# of
	Price	Options

	$14.23	3,750
	$15.41	15,000
	$16.16	15,000
	Option Total	33,750
Total			103,554

Name of Signatory: Richard Wallace

Number of Shares
	Principal	Exercise /	Subject to Subject
Subject Security	Amount	Conversion Price	Security

Shares	N/A	N/A	N/A
Company Notes	N/A	N/A	N/A
2005 Warrants	N/A	N/A	N/A
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	N/A	N/A
2009 Warrants	N/A	N/A	N/A
Options	N/A		60,000

	Exercise	# of
	Price	Options

	$23.03	15,000
	$16.00	15,000
	$15.41	15,000
	$16.16	15,000
	Option Total	60,000
Total			60,000

Name of Signatory: Scott Tarriff

Number of Shares
	Principal	Exercise/	Subject to Subject
Subject Security	Amount	Conversion Price	Security

Shares	N/A	N/A	16,600
Company Notes	N/A	N/A	N/A
2005 Warrants	N/A	$15.60	7,500
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	N/A	N/A
2009 Warrants	N/A	N/A	N/A
Options	N/A	N/A	N/A
Total			24,100

Name of Signatory: James Shaffer

Number of Shares
	Principal	Exercise /	Subject to Subject
Subject Security	Amount	Conversion Price	Security

Shares	N/A	N/A	1,000
Company Notes	N/A	N/A	N/A
2005 Warrants	N/A	N/A	N/A
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	N/A	N/A
2009 Warrants	N/A	N/A	N/A
Options	N/A		220,000

	Exercise	# of
	Price	Options

	$14.73	67,500
	$22.63	7,500
	$8.78	25,000
	$18.39	15,000
	$18.97	20,000
	$14.91	10,000
	$16.54	75,000
	Option Total	220,000
Total			221,000

Name of Signatory: Carol Reed

Number of Shares
	Principal	Exercise /	Subject to Subject
Subject Security	Amount	Conversion Price	Security

Shares	N/A	N/A	2,437
Company Notes	N/A	N/A	N/A
2005 Warrants	N/A	N/A	N/A
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	N/A	N/A
2009 Warrants	N/A	N/A	N/A
Options	N/A		455,864

	Exercise	# of
	Price	Options

	$133.54	975
	$46.15	146
	$46.97	975
	$26.25	4,778
	$38.36	2,048
	$22.57	1,194
	$22.57	7,092
	$11.93	18,000
	$11.93	10,656
	$12.37	45,000
	$14.99	45,000
	$16.95	75,000
	$8.78	75,000
	$18.39	85,000
	$16.54	85,000
	Option Total	455,864
Total			458,301

Name of Signatory: C. Evan Ballantyne

Number of Shares
	Principal	Exercise/	Subject to Subject
Subject Security	Amount	Conversion Price	Security

Shares	N/A	N/A	5,600
Company Notes	N/A	N/A	N/A
2005 Warrants	N/A	N/A	N/A
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	N/A	N/A
2009 Warrants	N/A	N/A	N/A
Options	N/A		385,000

	Exercise	# of
	Price	Options

	$8.65	75,000
	$14.99	45,000
	$16.95	50,000
	$8.78	65,000
	$18.39	75,000
	$16.54	75,000
	Option Total	385,000
Total			390,600

Name of Signatory: Caesar Belbel

Number of Shares
	Principal	Exercise/	Subject to Subject
Subject Security	Amount	Conversion Price	Security

Shares	N/A	N/A	N/A
Company Notes	N/A	N/A	N/A
2005 Warrants	N/A	N/A	N/A
2006 Warrants	N/A	N/A	N/A
2008 Warrants	N/A	N/A	N/A
2009 Warrants	N/A	N/A	N/A
Options	N/A		492,604

	Exercise	# of
	Price	Options

	$3.21	1,059
	$14.23	12,000
	$11.93	75,000
	$12.37	90,000
	$10.73	4,545
	$14.99	45,000
	$16.95	50,000
	$8.78	65,000
	$18.39	75,000
	$16.54	75,000
	Option Total	492,604
Total			492,604

Annex D

February 21, 2011

The Board of Directors

Clinical Data, Inc.
One Gateway Center
Suite 702
Newton, MA 02458

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Clinical Data, Inc. (the “Company”), other than Randal J. Kirk and entities affiliated with Mr. Kirk (the “Excluded Parties”), of the consideration to be paid to such holders in the proposed Transaction (as defined below) pursuant to the merger agreement (the “Agreement”), among the Company, FL Holding CV (the “Acquiror”), its wholly-owned subsidiary, Magnolia Acquisition Corp. (“Acquisition Sub”) and Forest Laboratories, Inc. (“Guarantor”). Pursuant to the Agreement, the Acquiror will cause Acquisition Sub or another direct or indirect wholly-owned subsidiary of the Acquiror to commence a tender offer to acquire all outstanding shares of the Company Common Stock (the “Tender Offer”) for consideration per share equal to (i) $30.00 payable in cash (the “Cash Consideration”) plus (ii) a contingent value right (a “CVR”) entitling the holder thereof to a potential payment of up to $6.00 in cash to be issued pursuant to, and in the time frame set forth in, the Contingent Value Rights Agreement (as defined in the Agreement) (the “CVR Consideration” and, together with the Cash Consideration, the “Consideration”). The Agreement further provides that, following completion of the Tender Offer, Acquisition Sub will be merged with and into the Company (the “Merger” and together with the Tender Offer, the “Transaction”) and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and other than Appraisal Shares (as defined in the Agreement), will be converted into the right to receive the Consideration. We also understand that, concurrently with the execution of the Agreement, Acquisition Sub and certain officers and directors of the Company, in their capacities as stockholders of the Company, will enter into a Tender and Support Agreement pursuant to which such stockholders will agree, subject to the terms thereof, to tender their shares of Company Common Stock in the Tender Offer and vote their shares of Company Common Stock in favor of adoption of the Agreement.

In connection with preparing our opinion, we have (i) reviewed a draft, dated February 21, 2011, of the Agreement, including the form Contingent Value Rights Agreement attached as an exhibit thereto; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions and the consideration paid in such transactions; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement and that the definitive Agreement, including the Contingent Value Rights Agreement, will not differ in any material respect from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction, other than the Excluded Parties, and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Specifically, our commercial banking affiliate is an agent bank and a lender under a revolving credit facility of, and performs treasury and cash management services for, the Acquiror. In addition, our asset management affiliate manages certain investment assets for the Acquiror. In addition, one of our senior officers, who has been actively involved in our engagement by the Company in connection with the Transaction, owns less than 0.5% of the outstanding shares of the Company Common Stock and warrants of the Company, which he has held for approximately five years. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders, other than the Excluded Parties.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender its shares into the Tender Offer or how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC

Annex E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW RIGHTS OF

APPRAISAL

Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF CLINICAL DATA, INC. April _, 2011 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in COMPANY NUMBER the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and ACCOUNT NUMBER Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Special Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.clda.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00030003000000000000 8 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 22, 2011, among Clinical Data, FL Holding CV, Magnolia Acquisition Corp., and Forest Laboratories, Inc. (the “Merger Agreement”), under which Magnolia Acquisition Corp will merge with and into Clinical Data (the “Merger”), which will survive the merger and become a wholly-owned subsidiary of FL Holding CV. . 2. To consider and vote upon a proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the Merger Agreement. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and in dicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 CLINICAL DATA, INC. SPECIAL MEETING OF STOCKHOLDERS THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Clinical Data, Inc. hereby appoints Andrew J. Fromkin, C. Evan Ballantyne and Caesar J. Belbel, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the special meeting of stockholders (the “Special Meeting”) to be held at 10:00 a.m., local time, at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116-3736, and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given. This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted FOR the adoption of the Merger Agreement and FOR the approval to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the Merger Agreement, and in accordance with the determination of a majority of the Board of Directors as to any other matters. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary of Clinical Data, Inc., or by attending the Special Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement for the Special Meeting. If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. (Continued and to be signed on the reverse side) 14475

SPECIAL MEETING OF STOCKHOLDERS OFCLINICAL DATA, INC.April _, 2011NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.clda.comPlease sign, date and mail your proxy card in the envelope provided as soon as possible.Please detach along perforated line and mail in the envelope provided.00030003000000000000 8THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xFOR AGAINST ABSTAIN1.To consider and vote upon a proposal to approve the Merger and adopt the Agreement and Plan of Merger, dated as of February 22, 2011, among Clinical Data, FL Holding CV, Magnolia Acquisition Corp., and Forest Laboratories, Inc. (the “Merger Agreement”), under which Magnolia Acquisition Corp will merge with and into Clinical Data (the “Merger”), which will survive the merger and become a wholly-owned subsidiary of FL Holding CV.2.To consider and vote upon a proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the Merger Agreement.To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.Signature of StockholderDate:Signature of StockholderDate:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full 3 title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.